AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1996
                                                     REGISTRATION NO. 333-11987

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

             INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          4812                       94-3248701
 (State or other jurisdiction of   (Primary Standard Industrial       (IRS Employer
  incorporation or organization)    Classification Code Number)     Identification No.)

                                                 DOUGLAS S. SINCLAIR
                                               EXECUTIVE VICE PRESIDENT
                                             AND CHIEF FINANCIAL OFFICER
  400 SOUTH EL CAMINO REAL, SUITE 1275   400 SOUTH EL CAMINO REAL, SUITE 1275
      SAN MATEO, CALIFORNIA 94402            SAN MATEO, CALIFORNIA 94402
             (415) 548-0808                         (415) 548-0808

   (Address, including zip code, and     (Name, address, including zip code,
 telephone number, including area code,  and telephone number, including area
  of registrant's principal executive        code, of agent for service)
                offices)

                               ---------------

                                   COPY TO:
                              Brooks Stough, Esq.
                           Gunderson Dettmer Stough
                    Villeneuve Franklin and Hachigian, LLP
                         600 Hansen Way, Second Floor
                          Palo Alto, California 94304
                                (415) 843-0500

                               ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration number for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS    SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1996

              INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

              OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS
                   14% SENIOR SECURED DISCOUNT NOTES DUE 2001
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
               EACH $1,000 IN PRINCIPAL AMOUNT OF ITS OUTSTANDING
                   14% SENIOR SECURED DISCOUNT NOTES DUE 2001

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON DECEMBER  , 1996, UNLESS EXTENDED.

                                  ----------

  International Wireless Communications Holdings, Inc., a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") its new 14% Senior Secured Discount Notes due 2001 (the "Exchange Notes") for its outstanding 14% Senior Secured Discount Notes due 2001 (the "Old Notes"and, together with the Exchange Notes, the "Notes") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Old Notes have an aggregate principal amount of approximately $196.7 million and, based upon the allocation of the purchase price between the Old Notes and the Warrants (as defined) in the Unit Offering (as defined), were initially offered and sold to certain institutional and accredited investors at a price of 35.43% of the principal amount thereof.

  The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Old Notes under the Registration Rights Agreement (as defined). The Exchange Notes will be issued under the Indenture governing the Old Notes (the "Indenture"). See "Risk Factors--Financing Risks--Ability to Realize on Collateral; No Assurance as to Value of Assets." The Exchange Notes will be, and the Old Notes are, senior secured obligations of the Company, secured by a pledge of the capital stock and Intercompany Notes (as defined) of International Wireless Communications, Inc. ("IWC"), a wholly owned subsidiary through which the Company holds all of its existing assets. Lenders under a Permitted Bank Facility (as defined) will have the right to share on a pari passu basis in any proceeds from the sale of the collateral securing the Notes. The Exchange Notes will rank, and the Old Notes rank, pari passu in right of payment with all senior Indebtedness (as defined) of the Company and will rank, and the Old Notes rank, senior in right of payment to all future Subordinated Indebtedness (as defined) of the Company. The Exchange Notes will be, and the Old Notes are, effectively subordinated to other liabilities (including accounts payable and trade debt) of the Company. The Exchange Notes will be, and the Old Notes are, effectively subordinated to all Indebtedness and other liabilities (including accounts payable and trade debt) of the Company's subsidiaries and affiliated companies. As of June 30, 1996, the Company's subsidiaries and operating affiliates had indebtedness for borrowed money of approximately $117.2 million. As of September 30, 1996, the Company had no Indebtedness other than the Notes and IWC had outstanding Indebtedness of approximately $4.0 million which has been subsequently repaid. Subject to certain exceptions, the Indenture limits the ability of the Company and its Restricted Subsidiaries (as defined) and Restricted Affiliates (as defined) to incur additional Indebtedness but does not limit the ability of Unrestricted Subsidiaries (as defined) of the Company or its Unrestricted Affiliates (as defined) to incur Non-Recourse Debt (as defined). In certain circumstances, the Indenture permits the Company to create Indebtedness that is senior to, or pari passu with, the Exchange Notes, including Indebtedness permitted under the Permited Bank Facility. For a complete description of the terms of the Exchange Notes, see "Description of Exchange Notes." There will be no cash proceeds to the Company from the Exchange Offer.

                                                        (Continued on Next Page)


                                  ----------

  HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 22 OF THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE EXCHANGE OFFER.

                                  ----------

 THESE SECURITIES HAVE  NOT  BEEN  APPROVED  OR DISAPPROVED BY  THE SECURITIES
  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO  THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

(Cover Page Continued)

  Certain defined terms used herein are set forth in "Description of Exchange Notes--Certain Definitions" commencing on page 121 of this Prospectus.

  The Exchange Notes will accrete at a rate of 14%, compounded semi-annually. There will be no scheduled interest payments on the Exchange Notes and there is no requirement that the Company make any sinking fund payments with respect to the principal of or the interest on the Exchange Notes.

  The Notes are not redeemable at the option of the Company prior to maturity. Upon a Change of Control (as defined), the Company will be required to make an offer to repurchase the Exchange Notes at a price equal to 101% of the Accreted Value (as defined) thereof to the date of repurchase. In addition, subject to certain conditions, the Company will be obligated to make an offer to repurchase the Exchange Notes at 100% of the Accreted Value thereof to the date of repurchase with the net cash proceeds of certain Asset Sales (as defined). See "Description of Exchange Notes--Repurchase at the Option of Holders."

  The Old Notes were originally issued and sold on August 15, 1996 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided by the staff of the Securities and Exchange Commission (the "Commission"), the Company believes that Exchange Notes will be freely transferable by holders thereof other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that Participating Broker-Dealers (as defined) receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of the Exchange Notes. The Commission has taken the position that the Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Notes, as a result of market making or other trading activities, may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after this Registration Statement is declared effective by the Commission, it will make this Prospectus available to any broker-dealer and other persons, if any, with similar prospectus delivery requirements for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes and any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  The Old Notes were issued in the form of a single global note that was deposited with the Depositary Trust Company, as depository ("DTC"), and registered in the name of a nominee of DTC. The Exchange Notes exchanged for Old Notes represented by the global note will be issued in the form of a single global Exchange Note that will be deposited with DTC and registered in the name of a nominee of DTC. Exchange Notes issued in exchange for Old Notes held by Non-Global Purchasers (as defined) will be issued certificated notes registered in the name of DTC or its nominee and deposited with or on behalf of DTC. See "Book-Entry; Delivery and Form."

  The Old Notes and the Exchange Notes constitute new issues of securities with no established public trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holder of any remaining Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes except under certain limited circumstances. See "Old Notes Registration Rights" and "Old Notes Transfer Restrictions." No assurance can be given as to the liquidity of the trading market for either the Old Notes or the Exchange Notes.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on December , 1996, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Old Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Old Notes. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made.

  The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the effectiveness of the Registration Statement or, if earlier, the Shelf Registration Statement (as defined), the Company will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all reports and other information required by the Commission. The Registration Statement as well as periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 5670 Wilshire Blvd., 11th Floor, Los Angeles, California, 90036-3648 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of the Registration Statement, periodic reports, proxy statements and other information also can be obtained from the Company upon request. Any such request should be addressed to the Company's principal office at 400 South El Camino Real, Suite 1275, San Mateo, California, 94402 Attention: Secretary (telephone number (415) 548-0808).

  The Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Notes are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, other than the fiscal year in which the Registration Statement or the Shelf Registration Statement becomes effective. However, the Company has agreed, pursuant to the Indenture that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of such securities and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all current reports that would be required to be filed on Form 8-K if the Company were required to file such reports. In addition, for as long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of any such securities, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  UNTIL FEBRUARY , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used herein, the term the "Company" refers to International Wireless Communications Holdings, Inc. ("IWC Holdings") and its subsidiaries, including International Wireless Communications, Inc. ("IWC"), unless the context otherwise requires or unless otherwise expressly stated. An operating company refers to a wireless communications company in which the Company has invested that commenced providing wireless communications service on a commercial basis. A developmental stage project refers to a wireless communications company or project in which the Company has made or proposes to make an investment, but which has not commenced providing service or with respect to which the Company's current participation is both limited in scope and in its initial stages. Reference to "dollars" and "$" refer to United States dollars, unless otherwise expressly stated. Certain of the demographic and statistical data appearing in this Prospectus have been derived from the sources set forth under "Business--Background--Demand For Communications Services In Developing Countries." Certain defined terms used herein are set forth in "Description of Exchange Notes--Certain Definitions" commencing on page 121 of this Prospectus.

                                  THE COMPANY

  The Company is a leading developer, owner and operator of wireless communications companies and projects in emerging markets in Asia and Latin America. These companies and projects provide or are developing a variety of wireless communications services, including cellular telephone, wireless local loop ("WLL"), enhanced capacity trunked radio ("ECTR"), paging and wireless cable television. The Company currently has interests in seven operating companies in Brazil, Indonesia, Malaysia, Mexico, New Zealand and the Philippines. In addition, the Company has interests in six developmental stage projects in China, India, Indonesia, Mexico, Pakistan, Peru, Taiwan and Thailand and is actively pursuing other development and acquisition opportunities. As of September 30, 1996, the Company's operating companies had licenses covering an estimated 370 million people ("POPs") which, based on the Company's equity interests in these operating companies, represented an estimated 90 million equity POPs. As of September 30, 1996, the Company's operating companies, which are generally in the early stages of operating and expanding their networks, served approximately 50,000 subscribers.

  The Company operates primarily in countries in Asia and Latin America where there exists substantial unmet demand for communications services, attractive license opportunities and political and regulatory environments which encourage foreign investment in private communications companies. These markets are generally characterized by substantial populations, growing economies and inadequate local land-line telephone service. According to industry data, in many of the countries where the Company has established operating companies or is pursuing developmental stage projects, there were less than 10 telephone lines per 100 POPs in 1994 (compared to 59 telephone lines per 100 POPs in the United States) and significant waiting times for installation of land-line telephone service. The Company believes that existing and emerging wireless technologies generally offer comparable functionality to, and lower construction costs and more rapid deployment than, land-line technologies. As a result, the Company believes that wireless communications services will frequently be used in these markets as a substitute for traditional land-line telephone service.

  A large and growing number of wireless technologies are available to address communications needs in the Company's target markets. The Company's operating companies and developmental stage projects provide or are developing the following services: cellular telephone, using both analog and digital technologies; WLL, which provides wireless cellular-like transmission from the home or business into the local telephone network; ECTR, which combines the attributes of cellular and dispatch radio; paging; and wireless cable television, which uses multi-point, multi-channel distribution system ("MMDS") technology. Once the Company enters a market with a wireless communications service, it generally seeks to develop additional wireless communications services. This strategy is expected to allow the Company to build on its expertise in the host country as well as to achieve cost savings and operating efficiencies through the sharing of cell sites, microwave transmission networks and marketing and administrative functions.

                            OWNERSHIP AND MANAGEMENT

  Vanguard Cellular Systems, Inc. (together with its wholly owned operating company, "Vanguard"), one of the largest independent cellular operators in the United States, is the Company's principal strategic partner as well as its largest stockholder. As of September 30, 1996, Vanguard beneficially owned approximately 39% of the Company's equity on an as-converted basis. Vanguard has provided and continues to provide a number of services relating to the formation, development and operation of the Company's wireless communications businesses, including identification and evaluation of wireless communications opportunities, review of business and technical plans, and assistance in training operating company personnel. Haynes G. Griffin, Chairman of the Board of Directors of the Company, is President, Chief Executive Officer and a director of Vanguard. In addition, as of September 30, 1996, the seven senior executive officers of the Company beneficially owned approximately 12.5% of the Company's equity, on an as-converted basis.

  The Company's senior management has extensive experience in developing and operating wireless communications networks and managing international operations. Collectively, the seven members of the Company's senior management have over 83 years of experience in the wireless communications industry and over 65 years of experience conducting business in the Company's existing markets.

                         RECENT OPERATING DEVELOPMENTS

  Since June 30, 1996, the Company has initiated five of its seven developmental stage projects, including the Taiwan National ECTR project, the India, Indonesia, Taiwan and Thailand paging projects, the China Regional Cellular project, the Pakistan National ECTR project and the Mexico National WLL project. In July 1996, the Company acquired the 50% interest in TeamTalk Limited ("TeamTalk"), its New Zealand national ECTR operating company, that it did not already own for a purchase price of approximately $3.2 million.

  In July 1996, the Malaysian government announced that it did not intend to proceed with its previously announced program of consolidating the Malaysian telecommunications industry. As a result, the Malaysian government ceased efforts to cause the sale of the Company's Malaysia national WLL operating company to another Malaysian telecommunications company. See "Risk Factors-- Project Level Risks--Risks Inherent in Foreign Investment." Further, in October 1996, a consortium led by Rosli Bin Man, the former president of Cellular Communications Network SDN BHD ("Celcom"), the largest cellular operator in Malaysia, acquired a controlling interest in Shubila Holding SDN BHD, the Company's principal strategic partner in STW. Also in October 1996, the Board of Directors of STW appointed a management team consisting of Rosli Bin Man and other former members of the management of Celcom to be the senior management team of STW. In November 1996, the Company notified Laranda SDN BHD ("Laranda"), the Company's other partner in STW, of the Company's intent to exercise its option to purchase 50% of Laranda for a purchase price of $7.2 million, thereby increasing its aggregate direct and indirect interest in STW to 35%. The Company is currently in the process of conducting its financial and legal due diligence and applying for certain governmental approvals with respect to such proposed purchase.

  In August 1996, the Company funded a 70% interest in Star Telecom Overseas (Cayman Islands) Limited ("STOL"), which holds minority equity interests in paging projects in India and Taiwan and which is currently pursuing additional paging opportunities in Indonesia and Thailand, for an aggregate purchase price of $13.5 million. The Company's partner in STOL is Star Telecom Holding Limited ("STHL"), a company that owns one of the largest paging operators in Hong Kong and one of the largest internet service providers in Hong Kong.

  In November 1996, the Company acquired a 40% equity interest in Star Digitel Limited ("SDL"), a wholly owned subsidiary of STHL, the Company's partner in STOL, for an aggregate purchase price of $20 million. SDL is engaged in various cellular projects in China.

                               BUSINESS STRATEGY

  The Company's principal business objective is to become a pre-eminent provider of wireless communications services in selected developing countries. Key elements of the Company's strategy for achieving this objective include:

  Develop Long-Term Relationships With Strong Local Partners. The Company seeks to develop long-term relationships with financially strong and strategically well-positioned local partners. These partners often own or have access to an existing telecommunications asset base (such as cell sites and microwave/fiber optic transmission networks) that can be used by the Company's operating companies to reduce capital expenditures, operating costs and deployment time. Local partners frequently play an active role in securing licenses and obtaining necessary regulatory approvals, assisting in arranging and providing local financing and identifying opportunities for additional wireless projects.

  Obtain Licenses With Broad Frequency Ranges and Substantial Geographic Coverage. The Company seeks to obtain licenses with broad frequency ranges, substantial geographic coverage and flexible operating terms. The Company believes that continuing advances in wireless technologies will allow numerous technologies to provide services with similar functionality. As a result, the Company believes that market opportunities for such services will be determined predominantly by license terms rather than by technological factors. Licenses with broad frequency allocation and flexible operating terms also enable the Company to provide additional services and facilitate the adoption of new technologies. In addition, the ability to provide service over a broad geographic area is frequently an important selling point for users of services such as cellular telephone and ECTR.

  Offer Multiple Wireless Services in Existing Markets. The Company seeks to expand by developing multiple wireless services in those countries where it has existing operations. This strategy is intended to allow the Company to build on its expertise in the host country as well as to achieve cost savings and operating efficiencies through the sharing of cell sites, microwave transmission networks and marketing and administrative functions. For example, in Indonesia and Mexico, the Company initially established a national or large regional ECTR business that is providing opportunities for developing additional services, such as cellular, WLL and/or wireless cable television services.

  Remain Technology and Vendor Independent. The Company seeks to obtain licenses that do not stipulate the type of technology to be used in the provision of a particular communications service. This flexibility allows the Company to match appropriate technology to a given business opportunity on the basis of cost, capacity, reliability, functionality and availability. It also allows operating companies to migrate to superior technologies as they develop. Where possible, the operating companies use non-proprietary or open-standard technologies with multiple vendor sources, thereby reducing their dependence on any single supplier.

  Pursue Low Cost Structure. The Company pursues strategies designed to allow its operating companies to reduce capital expenditures and operating costs. First, it seeks to form partnerships with local partners that have existing telecommunications assets, including licenses, that can be used to reduce the costs of developing and operating its wireless networks. Second, where appropriate, the Company seeks to obtain initial or additional licenses through private negotiation, rather than competitive bidding. Third, the Company seeks to provide multiple wireless services within an existing market to generate economies of scale. Fourth, when a common technology is selected for multiple operating companies, the Company seeks to secure global purchasing discounts with selected vendors.

  Actively Manage Operating Companies. The Company typically plays an active role in the development and management of its operating companies. Its local country managers and corporate staff provide technical, financial and administrative support to most of these companies, including serving as senior executives of operating companies and/or serving on the boards of directors of these companies. Moreover, shareholder agreements often provide the Company with the right to approve key decisions at the operating company level, including approval of operating budgets, business plans and major corporate transactions, even though the Company may own less than 50% of the equity of the operating company.

  Promote Flexible Management Structure. The Company relies heavily on local country managers to develop existing operating companies and identify new wireless communications opportunities. These managers are often natives of the local country with significant managerial and operating experience. Although Company employees, they typically serve as senior executives of operating companies. They are supported by a corporate staff located primarily in the United States with extensive experience in wireless communications and international operations. The Company believes that the use of local country managers, supported by the Company's experienced corporate staff, allows it to rapidly and effectively respond to operational matters, develop and maintain close working relationships with local partners and capitalize on wireless communications opportunities.

                         FINANCING STRATEGY AND HISTORY

  The Company generally seeks to finance its operating companies and developmental stage projects at the project level. Initial funding is typically provided by equity contributions from the Company and its project partners. During the initial construction and expansion of the wireless network, debt financing may be provided by equipment vendors, commercial banks and other third parties. Such financing may be guaranteed by the Company and its local partners. Once the project becomes operational, the Company seeks to obtain long-term project financing with limited or no recourse to the Company or its partners. In addition, shareholder agreements for many of the Company's projects provide for raising public equity at the operating company level, subject to market conditions and the status of the project.

  As of September 30, 1996, the Company had directly raised an aggregate of approximately $132.5 million in equity capital through private placements, including approximately $250,000 in March 1992, $780,000 in May 1993, $3.9 million in January and February 1994, $14.6 million in September and October 1994, $7.5 million in July 1995 and $50.2 million in December 1995. This amount also includes approximately $25.0 million of value which the Company has allocated to assets contributed by an affiliate of Vanguard in connection with the Vanguard Exchange (as defined) in December 1995 and approximately $30.3 million that the Company has allocated to the issuance of Warrants (as defined) in August 1996 included in the Unit Offering (as defined).

  On August 15, 1996, the Company completed the offer and sale (the "Unit Offering") of 196,720 Units (the "Units") consisting of $196,720,000 aggregate principal amount of 14% Senior Secured Discount Notes due 2001 (the "Old Notes") and 196,720 Warrants (the "Warrants") to purchase in the aggregate 2,289,428 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), representing the right to purchase approximately 10% of the Common Stock outstanding on August 15, 1996 on a fully diluted basis. The exercise price of the warrants is $.01 per share of Common Stock. On or after the occurrence of an Exercise Event (as defined), each Warrant entitles the holder thereof to purchase 11.638 shares of Common Stock. In the event that a Threshold Initial Public Offering (as defined) or a Qualified Reorganization (as defined) has not occurred on or prior to the IPO Contingency Date (as defined), each unexercised Warrant will entitle the holder thereof to purchase, on or after the occurrence of an Exercise Event, 14.283 shares of Common Stock, which will represent the right to purchase (assuming no Warrants have been previously exercised) in the aggregate 2,809,752 shares of Common Stock, or approximately 12% of the Common Stock outstanding on August 15, 1996 on a fully diluted basis.

                               THE EXCHANGE OFFER

The Exchange Offer............  The Company is offering to exchange up to
                                $196,720,000 aggregate principal amount of Ex-change Notes for up to $196,720,000 aggregate principal amount of the Old Notes. The Old Notes were initially offered and sold by BT Se-curities Corporation, Toronto Dominion and Sal-omon Brothers Inc as the initial purchasers of the Old Notes (the "Initial Purchasers"), to certain "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and institutional accredited investors at a price of 35.43% of the principal amount there-of, based upon the allocation of the purchase price for the Units between the Old Notes and the Warrants. The form and terms of the Ex-change Notes are substantially identical (in-cluding principal amount, interest rate, matu-rity, security and ranking) to the form and terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, ex-cept that the Exchange Notes are freely trans-ferable by holders thereof except as provided herein (see "The Exchange Offer--Terms of the Exchange" and "Terms and Conditions of the Let-ter of Transmittal") and are not entitled to certain registration rights and certain addi-tional interest provisions which are applicable to the Old Notes under a registration rights agreement dated as of August 15, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchasers. See "Old Notes Registration Rights."

                                Based upon its view of interpretations provided by the staff of the Commission, the Company be-lieves that Exchange Notes will be freely transferable by holders thereof other than af-filiates of the Company after the Exchange Of-fer without further registration under the Se-curities Act if the holder of the Exchange Notes represents that it is acquiring the Ex-change Notes in the ordinary course of busi-ness, that it has no arrangement or understand-ing with any person to participate in the dis-tribution of the Exchange Notes and that is its not an affiliate of the Company, as such terms are interpreted by the Commission; provided that Participating Broker-Dealers receiving Ex-change Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of the Exchange Notes. See "The Ex-change Offer--Terms of the Exchange."

Minimum Condition.............  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

Expiration Date...............  The Exchange Offer will expire at 5:00 p.m, New
                                York City time, on December , 1996, unless ex-tended.

Exchange Date.................  The first date of acceptance for exchange for the Old Notes will be the business day follow-ing the Expiration Date.

Conditions to the Exchange
 Offer........................  The obligation of the Company to consummate the
                                Exchange Offer is subject to certain condi-tions. See "The Exchange Offer--Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights.............  Tenders of Old Notes pursuant to the Exchange
                                Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering Old
 Notes........................  See "The Exchange Offer--How to Tender."

Federal Income Tax
 Consequences.................  The exchange of Old Notes for Exchange Notes by tendering holders will not be a taxable ex-change for federal income tax purposes, and such holders should not recognize any taxable gain or loss as a result of such exchange. See "Certain Income Tax Considerations."

Use of Proceeds...............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Of-fer.

Effect on Holders of Old
 Notes........................  As a result of the making of this Exchange Of-
                                fer, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement, and accordingly, the holders of the Old Notes will have no further registra-tion or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Old Note Registration Rights." Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the re-strictions on transfer provided for in the Old Notes and the Indenture. See "Old Note Transfer Restrictions." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "Risk Factors--Financing Risks--Conse-quences of Failure to Exchange Old Notes."

                          TERMS OF THE EXCHANGE NOTES

Securities Offered............  $196,720,000 aggregate principal amount of 14%
                                Senior Secured Discount Notes due 2001.

Issuer........................  International Wireless Communications Holdings,
                                Inc.

Maturity Date.................  August 15, 2001.

Accretion and Interest
 Payments.....................  The Exchange Notes will accrete at a rate of
                                14%, compounded semi-annually. There will be no scheduled cash interest payments on the Ex-change Notes.

Ranking.......................  The Exchange Notes will be senior secured obli-
                                gations of the Company and will rank pari passu in right of payment with all existing and fu-ture senior Indebtedness of the Company and se-nior to all subordinated Indebtedness of the Company. The Exchange Notes will be effectively subordinated to all Indebtedness and other lia-bilities (including trade payables) of the Company's subsidiaries and affiliated compa-nies. As of June 30, 1996 the Company's subsid-iaries and operating affiliates had Indebted-ness for borrowed money of approximately $117.2 million. See "Risk Factors--Financing Risks-- Holding Company Structure; Limitations on Ac-cess to Cash Flow of Operating Companies."

Security......................  The collateral securing the Exchange Notes will consist of a pledge of all of the capital stock and Intercompany Notes of IWC, a wholly owned subsidiary through which the Company holds all of its existing assets. The Indenture will pro-hibit the Company from making any Investment (as defined) other than through IWC. The Inden-ture provides that lenders under a Permitted Bank Facility will have the right to share on a pari passu basis in any proceeds from the sale of the collateral securing the Notes.

Sinking Fund..................  None.

Change of Control.............  Upon the occurrence of a Change of Control, each holder of the Exchange Notes will have the option to require the Company to repurchase all or a portion of such holder's Exchange Notes at 101% of the Accreted Value thereof to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Exchange Notes upon a Change of Control. See "Description of Ex-change Notes--Repurchase at the Option of Hold-ers."

Certain Covenants.............  The Indenture contains certain covenants that, among other things, will limit the ability of the Company, its Restricted Subsidiaries and its Restricted Affiliates to incur additional Indebtedness; limit the ability of the Company to merge, consolidate or sell all or substantially all of its assets; and limit the ability of the Company and its Restricted Subsidiaries to make Investments. In addition, the Indenture prohibits the Company and its Restricted Subsidiaries from making any Restricted Payments (as defined) and from creating certain Liens (as defined). Under certain circumstances, the Company will be required to offer to purchase the Exchange Notes at a price equal to 100% of the Accreted Value thereof to the date of repurchase with the proceeds of certain Asset Sales. As of September 30, 1996, only IWC, TeamTalk and New Zealand Wireless Limited constituted Restricted Subsidiaries or Restricted Affiliates. Accordingly, none of the Company's remaining operations are conducted through entities that are subject to the covenants contained in the Indenture. See "Description of Senior Notes--Certain Covenants."

Original Issue Discount.......  For federal income tax purposes, Exchange Notes will be treated as having been issued with "original issue discount" equal to the differ-ence between the issue price of the Old Notes and the stated redemption price of the Exchange Notes at maturity. Each holder of an Exchange Note will be required to include in gross in-come for federal income tax purposes a portion of such original issue discount for each day during the accrual period in which a Note is held in advance of receipt of cash payments on the Notes to which income is attributable, even though no cash payments will be received until maturity. See "Risk Factors--Financing Risks-- Classification of Exchange Notes as Debt; Orig-inal Issue Discount" and "Certain Income Tax Considerations."


                                  RISK FACTORS

  Holders of Old Notes should consider carefully the specific factors set forth under "Risk Factors," as well as the other information set forth in this Prospectus, before making an investment decision with respect to the Exchange Offer.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data as of and for the years ended December 31, 1993, 1994 and 1995 have been derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's investment in PT Rajasa Hazanah Perkasa ("RHP") as of and for the year ended December 31, 1995. The audited financial statements of RHP as of and for the year ended December 31, 1995, together with the independent auditors' reports thereon, are included elsewhere in this Prospectus. The summary consolidated financial data as of and for the year ended December 31, 1992 were derived from financial statements which have been audited by other auditors. The Company was incorporated in January 1992. The following summary consolidated financial data as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 have been derived from unaudited financial statements that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The unaudited pro forma consolidated financial data for the year ended December 31, 1995 and for the nine months ended September 30, 1996, give effect to the Unit Offering and the acquisitions and mergers as described in "Unaudited Pro Forma Consolidated Condensed Financial Statements" included elsewhere in this Prospectus as if such transactions had occurred on January 1, 1995 for purposes of the statement of operations data and as of September 30, 1996 for purposes of the balance sheet data. The unaudited pro forma financial data do not purport to represent what the Company's results of operations would have been if the Unit Offering had in fact occurred as of the beginning of the period or on the date indicated, as applicable, or to project the Company's financial position or results of operations for any future date or period. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The data set forth below are qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 YEARS ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------- --------------------------------------
                                                           PRO FORMA                          PRO FORMA
                         1992   1993    1994      1995      1995(1)     1995       1996        1996(1)
                         -----  -----  -------  --------  ----------- ---------  ----------  ---------------
                                (IN THOUSANDS)            (UNAUDITED)    (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenue................. $ --   $ --   $   --   $    --    $    369   $     --   $      532   $      814
Cost of sales...........   --     --       --        --         785         --          541          879
                         -----  -----  -------  --------   --------   ---------  ----------   ----------
Gross margin............   --     --       --        --        (416)        --           (9)         (65)
General and
 administrative
 expenses...............   169    809    2,481     6,365      8,698       3,565      10,610       11,369
Equity in losses of
 affiliates.............   --     --       --      3,756      4,201       1,171       5,507        9,232
                         -----  -----  -------  --------   --------   ---------  ----------   ----------
Loss from operations....  (169)  (809)  (2,481)  (10,121)   (13,315)     (4,736)    (16,126)     (20,666)
                         -----  -----  -------  --------   --------   ---------  ----------   ----------
Interest income.........     5      2      106       232        232         130         937          937
Interest expense........   --     (33)    (115)   (1,354)   (18,397)       (785)     (2,663)     (15,961)
Other expense...........   --      (1)     (13)      (28)       (28)        (10)          1            1
                         -----  -----  -------  --------   --------   ---------  ----------   ----------
Net loss................ $(164) $(841) $(2,503) $(11,271)  $(31,508)    $(5,401)   $(17,851)  $  (35,689)
                         =====  =====  =======  ========   ========   =========  ==========   ==========
Ratio of earnings to
 fixed charges(2).......   --     --       --        --         --          --          --           --

                                                                   AS OF
                                                                SEPTEMBER
                              AS OF DECEMBER 31,                    30,
                         --------------------------------  -----------------------
                                                                        PRO FORMA
                         1992   1993     1994      1995       1996       1996(1)
                         ----  -------  -------  --------  ----------- -----------
                                (IN THOUSANDS)             (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Total assets............ $536  $ 2,640  $18,424  $ 95,643   $183,475    $183,475
Long-term debt, net.....  --       --       --        --      71,623      71,623
Redeemable convertible
 preferred stock........  --       --    19,578    98,845    102,519     102,519
Total stockholders'
 equity (deficit).......  486      425   (3,154)  (14,759)    (3,563)     (3,563)
Working capital.........  (46)  (1,514)  10,580    15,294     79,272      51,516

-------
(1) Pro forma financial data for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the Unit Offering and the acquisitions and mergers as described in "Unaudited Pro Forma Consolidated Condensed Financial Statements" included elsewhere in this Prospectus, as if such transactions had occurred on January 1, 1995 for purposes of the statement of operations data and as of September 30, 1996 for purposes of the balance sheet data. Pro forma adjustments to statement of operations data for the year ended December 31, 1995 and for the nine months ended September 30, 1996 include (i) adjustments to interest expense reflecting the addition of interest expense associated with the Unit Offering; (ii) amortization of debt issuance costs associated with the Unit Offering, (iii) the consolidation of Teamtalk, (iv) the amortization of licenses and other intangibles for consolidated subsidiaries, (v) the amortization of the excess of the cost of the Company's investments over its proportionate interest in the net assets in entities accounted for by the equity method, and (vi) the additional equity in net losses of STW and RHP assuming the Company's investments for ownership interest of 35% and 29.2%, respectively, had been made on January 1, 1995. Pro forma adjustments to balance sheet data as of September 30, 1996 include (i) reductions in cash and deposits, (ii) increases in investments in affiliates for the Company's investments in RHP, SDL and STW which occurred or are expected to occur after September 30, 1996.

(2) In calculating the ratio of earnings to fixed charges, earnings consist of
    (i) net loss before income tax expense and fixed charges plus (ii) the losses recognized in an entity of which less than 50% is owned by the Company and is accounted for under the equity method when there is no guarantee, directly or indirectly, to service the debt of such entities. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of the Company's last four fiscal years and for the nine months ended September 30, 1995 and 1996. Earnings available for fixed charges were thus inadequate to cover fixed charges. The coverage deficiency for the years ended December 31, 1992, 1993, 1994 and 1995 was $164,000, $841,000, $2,503,000 and $11,128,000 respectively.
    The coverage deficiency for the nine months ended September 30, 1995 and 1996 was $5,033,000 and $19,620,000, respectively. The coverage deficiency for the December 31, 1995 and September 30, 1996 pro forma periods are $48,408,000 and $50,757,000, respectively.

              OPERATING COMPANIES AND DEVELOPMENTAL STAGE PROJECTS

  As of September 30, 1996, the Company had direct or indirect interests in seven operating companies and six developmental stage projects in eight countries in Asia, three countries in Latin America and in New Zealand. The following table indicates the country, project type and the Company's actual or proposed equity interest in these operating companies and developmental stage projects. The information set forth below is qualified by reference to and should be read in conjunction with the more complete descriptions of the operating companies and developmental stage projects set forth under "Business--Operating Companies" and "--Developmental Stage Projects."

                                                                       ACTUAL
                                                                       EQUITY
   OPERATING COMPANY                                                  INTEREST
   -----------------                                                  --------
   Malaysia National WLL (STW).......................................  30.0%(1)
   Indonesia National Cellular (Mobisel).............................  17.5%(2)
   Indonesia National ECTR (Mobilkom)................................  15.0%
   Philippines Regional ECTR (UTS)...................................  20.3%(3)
   New Zealand National ECTR (TeamTalk)..............................   100%(4)
   Brazil Regional ECTR (Via 1)......................................  65.1%(5)
   Mexico Regional ECTR (Mobilcom Mexico)............................  2.23%(6)

--------
 (1) Does not give effect to an option held by a bank syndicate that has provided project financing to STW and an option acquired by the Company in October 1996 to purchase 50% of Laranda SDN BHD, one of the Company's local partners in STW that currently holds a 10% interest in STW. If both such options are exercised in their entirety, the Company's interest in STW would be 32.4%.
 (2) Does not reflect the acquisition by the Company in October 1996 of an additional 4.2% of PT Rajasa Hazanah Perkasa, the company that holds a 70% interest in Mobisel, thereby increasing the Company's indirect equity interest in Mobisel to 20.4%.
 (3) Assumes the completion of certain technical formalities in connection with the Company's acquisition of approximately 6% of the UTS stock, and excludes an additional 3.0% of UTS' stock which will vest upon completion of certain performance milestones.
 (4) Effective April 30, 1996, the Company acquired the remaining 50% of TeamTalk. See "--Recent Operating Developments".
 (5) Reflects the Company's anticipated equity interest in Via 1, a joint venture to be formed. Does not give effect to exercise of options presently being negotiated with the Company's local partners that, if exercised in their entirety, would reduce the Company's interest in Via 1 below 50%.
 (6) Subject to receipt of certain governmental approvals, Mobilcom Mexico anticipates selling additional shares to an existing stockholder, thereby diluting the Company's interest in Mobilcom Mexico to 1.84%.

                                                                   PROPOSED
   DEVELOPMENTAL                                                    EQUITY
   STAGE PROJECT                                                  INTEREST(7)
   -------------                                                  -----------
   Taiwan National ECTR..........................................    20.0%
   India (Regional), Indonesia (National), Taiwan (National) and
    Thailand Paging..............................................    70.0%(8)
   China Regional Cellular.......................................    40.0%(9)
   Pakistan National ECTR........................................    90.0%(10)
   Mexico WLL....................................................    40.0%(11)
   Peru National ECTR............................................    98.0%

--------
 (7) The developmental stage projects are typically governed by memoranda of understanding ("MOUs") rather than definitive agreements and are generally subject to ongoing negotiations, compliance with local law, receipt of necessary governmental licenses and approvals and receipt of necessary corporate and other third party approvals. Accordingly, the Company's proposed equity interest and investment in the developmental stage projects, as well as the nature and scope of the projects themselves, are subject to change. Likewise, there can be no assurance that necessary licenses and other approvals will be received for these developmental stage projects, and the Company otherwise may elect not to pursue one or more of these developmental stage projects.
 (8) Represents the Company's equity interest in this developmental stage project, which in turn owns or proposes to own a 10%, 25%, 20% and 25% interest in paging businesses in India, Indonesia, Taiwan and Thailand, respectively. Pursuant to an agreement with its local partner, the Company's interest in this developmental stage project may be reduced to approximately 57.1%. See "Business--Developmental Stage Projects." In addition, the Company also holds a separate 10% economic interest in the paging business in Taiwan through certain contractual arrangements with an existing partner in such business.
 (9) In November 1996, the Company acquired a 40% equity interest in this project for an aggregate purchase price of $20 million.
(10) Reflects the anticipated sale of a 10% interest in this developmental stage project to the Company's local partner.
(11) Under the terms of an MOU, the Company's proposed equity interest in this developmental stage project may be increased to 49%.

                         SUMMARY OF OPERATING COMPANIES

  The Company has ownership interests in seven operating companies. The following briefly describes these operating companies and sets forth the amount of the Company's investment and its equity interest in the operating companies as of September 30, 1996, and its anticipated additional investment in the operating companies through December 31, 1997. See "Use of Proceeds." The aggregate amount of the Company's investment in the following operating companies includes Preferred Stock with an aggregate liquidation preference of $19.1 million that was issued by the Company to acquire equity interests in such operating companies pursuant to the Vanguard Exchange (as defined). See "Certain Transactions--The Vanguard Exchange." This summary is qualified by reference to, and should be read in conjunction with, the more complete descriptions of the operating companies set forth below in "Business--Operating Companies." The actual additional amount invested by the Company may vary significantly from the anticipated amount indicated below. See "Risk Factors-- Project Level Risks."

                                      ANTICIPATED
                                       ADDITIONAL
                           COMPANY      COMPANY
                         INVESTMENT    INVESTMENT
                            AS OF       THROUGH
OPERATING               SEPTEMBER 30, DECEMBER 31,             DESCRIPTION OF
COMPANY                     1996          1997               OPERATING COMPANY
---------               ------------- ------------ --------------------------------------
                              (IN MILLIONS)
Syarikat Telefon            $22.2        $12.0     The Company holds a 30% equity
 Wireless (M) SDN                                  interest in STW, a provider of WLL
 BHD ("STW")                                       communications services in Malaysia.
 (Malaysia National                                The Company's partners, Shubila
 WLL)                                              Holding SDN BHD and Laranda SDN BHD
                                                   ("Laranda"), own 60% and 10% of STW,
                                                   respectively. The Company's
                                                   Anticipated Additional Investment in
                                                   STW through December 31, 1997,
                                                   includes $1 million paid by the
                                                   Company in October 1996 to acquire an
                                                   option to purchase 50% of Laranda and
                                                   $7.2 million which constitutes the
                                                   exercise price of such option. In
                                                   November 1996, the Company notified
                                                   Laranda of its intent to exercise such
                                                   option, which, upon exercise, would
                                                   increase the Company's direct and
                                                   indirect equity interest in STW to
                                                   35%. STW holds a national license to
                                                   provide telephone services in
                                                   Malaysia. STW commenced operations in
                                                   Northern Malaysia in late 1993 and, as
                                                   of September 30, 1996, served
                                                   approximately 2,200 subscribers.

PT Mobile Selular           $25.5        $ 8.6     Mobisel is a provider of cellular
 Indonesia                                         services in Indonesia. In October
 ("Mobisel")                                       1996, the Company increased its
 (Indonesia National                               indirect equity interest in Mobisel
 Cellular)                                         from 17.5% to 20.4% by purchasing an
                                                   additional 4.2% equity interest in PT
                                                   Rajasa Hazanah Perkasa ("RHP"), a 70%
                                                   shareholder of Mobisel. The $8.6
                                                   million purchase price for such
                                                   additional equity interest is included
                                                   in the Company's Additional
                                                   Anticipated Investment

                                       ANTICIPATED
                                        ADDITIONAL
                            COMPANY      COMPANY
                          INVESTMENT    INVESTMENT
                             AS OF       THROUGH
OPERATING                SEPTEMBER 30, DECEMBER 31,             DESCRIPTION OF
COMPANY                      1996        1997(1)              OPERATING COMPANY
---------                ------------- ------------ --------------------------------------
                               (IN MILLIONS)
                                                    in Mobisel through December 31, 1997.
                                                    RHP was formed in 1985 to provide cel-
                                                    lular services in Indonesia and, in
                                                    1995, RHP contributed its cellular op-
                                                    erations to Mobisel in return for a
                                                    70% interest in Mobisel. The Company's
                                                    partners in Mobisel include
                                                    PT (Persero) Telekomunikasi Indonesia
                                                    ("Telkom Indonesia"), the state-owned
                                                    telecommunications company. Mobisel
                                                    holds a provisional license covering
                                                    all of Indonesia, one of the most pop-
                                                    ulous countries in the world. As of
                                                    September 30, 1996, Mobisel served ap-
                                                    proximately 17,000 subscribers.

PT Mobilkom Telekomindo      $1.5         $ 0.8     The Company indirectly owns a 15%
 ("Mobilkom")                                       equity interest in Mobilkom, a
 (Indonesia National                                provider of ECTR services in
 ECTR)                                              Indonesia. The Company's partners in
                                                    Mobilkom include PT Telekomindo Prima
                                                    Bhakti, the investment subsidiary of
                                                    Telkom Indonesia, PT Inka Forindo
                                                    Jaya, an Indonesian telecommunications
                                                    and engineering company, and Jasmine
                                                    International Public Company Limited,
                                                    a Thai telecommunications company with
                                                    operations throughout Asia. Mobilkom's
                                                    five-year license covers all of
                                                    Indonesia and its ECTR system is
                                                    operational in the three largest
                                                    cities of Java, including Jakarta.
                                                    Mobilkom commenced operations in
                                                    September 1995 and, as of September
                                                    30, 1996, had over 3,500 subscribers.

Universal                    $1.9         $ 1.8     The Company owns a 20.3% beneficial
 Telecommunications                                 interest in UTS, a provider of ECTR
 Service, Inc. ("UTS")                              services in the Philippines. The
 (Philippines Regional                              Company's partners in UTS include
 ECTR)                                              Marsman-Drysdale Corporation, a large
                                                    Philippine company in the
                                                    agribusiness, food processing, tourism
                                                    and communications businesses, and
                                                    Filinvest Development Corporation, a
                                                    large Philippine real estate
                                                    investment company. UTS operates under
                                                    a provisional license permitting it to
                                                    provide ECTR services in the Visayas
                                                    and Mindanao regions of the country
                                                    and has applied for the authority to
                                                    extend its provisional license and
                                                    expand service into other parts of the
                                                    country,including metropolitan Manila.
                                                    UTS

                                        ANTICIPATED
                                         ADDITIONAL
                             COMPANY      COMPANY
                           INVESTMENT    INVESTMENT
                              AS OF       THROUGH
OPERATING                 SEPTEMBER 30, DECEMBER 31,             DESCRIPTION OF
COMPANY                       1996        1997(1)              OPERATING COMPANY
---------                 ------------- ------------ --------------------------------------
                                (IN MILLIONS)
                                                     commenced its operations in July 1996
                                                     and as of September 30, 1996 had over
                                                     40 subscribers.

TeamTalk Limited              $ 8.3        $ 1.3     The Company provides ECTR services in
 (New Zealand                                        New Zealand through its wholly owned
 National ECTR)                                      subsidiary, TeamTalk. The licenses
                                                     under which TeamTalk operates permit
                                                     ECTR coverage in the major population
                                                     centers throughout the North Island of
                                                     New Zealand as well as in the city of
                                                     Christchurch, the largest city on the
                                                     South Island. TeamTalk commenced
                                                     operations in the North Island of New
                                                     Zealand in 1994 and, as of September
                                                     30, 1996, served approximately 4,500
                                                     subscribers.

Via 1                         $14.8        $ 1.7     The Company has the right to acquire a
 (Brazil Regional ECTR)                              65.1% equity interest in Via 1, a
                                                     joint venture to be formed to hold and
                                                     develop certain existing ECTR
                                                     operations in Brazil. The Company's
                                                     primary partner is Rede Brasil Sul
                                                     ("RBS"), one of Brazil's largest media
                                                     companies, with operations in
                                                     television and radio broadcasting and
                                                     newspaper publishing. The licenses
                                                     under which Via 1 will operate cover
                                                     major cities in Southern and Central
                                                     Brazil, including Rio de Janeiro,
                                                     Curitiba and Sao Paulo. In October
                                                     1996, in anticipation of the formation
                                                     of Via 1, SRC Servicos de Rario
                                                     Comunicacoes Ltda, the Company's
                                                     wholly owned Brazilian subsidiary
                                                     entered into a contract with Nokia
                                                     whereby Nokia will provide equipment
                                                     for the project. Via 1 commenced
                                                     operations in July of 1996 and, as of
                                                     September 30, 1996, served
                                                     approximately 190 subscribers.

Corporacion Mobilcom,         $ 2.1        $   0     The Company owns a 2.23% equity
 S.A. de C.V. ("Mobilcom                             interest in Mobilcom Mexico, a
 Mexico")                                            provider of ECTR services in Mexico.
 (Mexico Regional ECTR)                              The Company's partners in Mobilcom
                                                     Mexico include Grupo Comunicaciones
                                                     San Luis S.A. de C.V. and NEXTEL
                                                     Communications, Inc. ("NEXTEL"), one
                                                     of the largest ECTR operators in the
                                                     world. Mobilcom Mexico operates under
                                                     licenses covering the major cities in
                                                     Northern Mexico and Central Mexico,
                                                     including Mexico City. Mobilcom Mexico
                                                     commenced commercial service in 1993
                                                     and, as of September 30, 1996, served
                                                     approximately 22,000 subscribers.

                    SUMMARY OF DEVELOPMENTAL STAGE PROJECTS

  The Company is currently involved in six developmental stage projects. The following summarizes the status of these projects, the Company's proposed equity interest as of September 30, 1996 and the amount of the Company's proposed investment in these projects through December 31, 1997. This summary is qualified by reference to, and should be read in conjunction with, the more complete descriptions of the developmental stage projects set forth below in "Business--Developmental Stage Projects." The Company's developmental stage projects are typically governed by MOUs rather than definitive agreements and are generally subject to ongoing negotiations, compliance with local law, receipt of necessary licenses and governmental approvals and receipt of necessary corporate and other third party approvals. Accordingly, the Company's proposed equity interest and investment in the developmental stage projects, as well as the nature and scope of the projects themselves, are subject to change. Likewise, there can be no assurance that necessary licenses and other approvals will be received for these developmental stage projects and the Company otherwise may elect not to pursue one or more of these developmental stage projects.

                           PROPOSED
                            COMPANY
                          INVESTMENT   PROPOSED
                            THROUGH    COMPANY
                         DECEMBER 31,   EQUITY
PROJECT                      1997      INTEREST       STATUS OF DEVELOPMENTAL STAGE PROJECT
-------                  ------------- --------       -------------------------------------
                         (IN MILLIONS)
Taiwan National ECTR....     $ 3.0(1)    20.0%(2) The Company and its Taiwanese partner are
                                                  preparing a joint application for a variety
                                                  of voice and data licenses to provide
                                                  national ECTR services in Taiwan. License
                                                  awards are expected to be announced in the
                                                  first quarter of 1997. Based on its
                                                  experience in providing ECTR services, the
                                                  Company believes that it is well-positioned
                                                  to receive a number of these licenses,
                                                  although there can be no assurance in this
                                                  regard. Taiwan's 1995 GDP per capita of
                                                  approximately $12,485 is one of the highest
                                                  in Southeast Asia.
India (Regional),
 Indonesia (National),
 Taiwan (National) and
 Thailand Paging........     $13.5(3)    70.0%(4) In August 1996, the Company funded a 70%
                                                  interest in Star Telecom Overseas (Cayman
                                                  Islands) Limited ("STOL"). STOL has developed
                                                  and is pursuing projects with strategic
                                                  partners throughout Asia, including in India,
                                                  Indonesia, Taiwan and Thailand. As of
                                                  September 30, 1996, the India regional paging
                                                  project provided service to approximately
                                                  30,000 subscribers. In Indonesia, STOL has
                                                  entered into an MOU with an Indonesian
                                                  company which has obtained a license to
                                                  provide national paging services in
                                                  Indonesia. In Taiwan and Thailand, STOL,
                                                  together with its local partners, is pursuing
                                                  additional paging licenses. The Company
                                                  believes that its investment in STOL will
                                                  provide it with an attractive opportunity to
                                                  build a transnational paging business.

                            PROPOSED
                             COMPANY
                           INVESTMENT    PROPOSED
                             THROUGH     COMPANY
                          DECEMBER 31,    EQUITY
PROJECT                       1997       INTEREST     STATUS OF DEVELOPMENTAL STAGE PROJECT
-------                   -------------  --------     -------------------------------------
                          (IN MILLIONS)
China Regional              $20.0(5)       40.0%  In November 1996, the Company acquired a 40%
 Cellular...............                          equity interest in Star Digitel Limited
                                                  ("SDL"), a Hong Kong corporation engaged in
                                                  various cellular projects in China. Given
                                                  that foreign ownership of telecommunications
                                                  ventures is prohibited in China, SDL has
                                                  entered into agreements with various business
                                                  entities affiliated with the People's
                                                  Liberation Army to provide equipment and
                                                  certain services relating to the development
                                                  and operation of a cellular network in
                                                  several major provinces of China, covering
                                                  over 200 million POPS.

Pakistan National ECTR..    $12.8(6)       90.0%  The Company's subsidiary, Mobilcom (Private)
                                                  Limited ("Mobilcom Pakistan"), has been
                                                  awarded a national license to provide ECTR
                                                  services in Pakistan. The Company intends to
                                                  build regional networks covering most of the
                                                  major population centers of the country,
                                                  including Karachi, Lahore and Islamabad.
                                                  Pakistan has a population of approximately
                                                  130 million.

Mexico WLL..............       $18.5       40.0%  The Company has entered into an MOU with a
                                                  prominent Mexican businessperson (the
                                                  "Mexican Partner") to provide national WLL
                                                  services in Mexico. It is the parties' intent
                                                  to operate the WLL business in alliance with
                                                  an existing telecommunications business of
                                                  the Mexican Partner, whereby the Company
                                                  believes it will be able to realize
                                                  operational and marketing advantages.

Peru National ECTR......       $17.6       98.0%  The Company currently owns a 98% equity
                                                  interest in PeruTel S.A. ("PeruTel"), which
                                                  has been awarded a national license to
                                                  provide ECTR services in Peru. With a
                                                  population of approximately 24 million, real
                                                  GDP growth of 6.6% during the year ended
                                                  December 31, 1995 (according to industry
                                                  data) and one of the least developed
                                                  telephone networks in Latin America, the
                                                  Company believes there exists a significant
                                                  opportunity to provide ECTR services in Peru.

--------
(1) As part of the application process and in accordance with applicable regulations, the Company has deposited its proposed investment in a Taiwanese bank account as a license deposit to support the joint application discussed above.
(2) In order to comply with foreign ownership restrictions on Taiwanese telecommunications ventures, the Company's interest in the Taiwan National ECTR project is anticipated to be structured in part as a direct equity investment and in part through contractual agreements that, taken as a whole, will give the Company a 20% aggregate interest in the project.

(3) Represents $13.5 million paid by the Company to fund its 70% interest in STOL in August, 1996.
(4) Represents the Company's current equity interest in STOL which in turn owns or proposes to own a 10%, 25%, 20% and 25% interest in paging businesses in India, Indonesia, Taiwan and Thailand, respectively. Pursuant to an agreement with its local partner, the Company's interest in STOL may be reduced to approximately 57.1% upon the exercise, in their entirety, of certain options held by the Company's local partner and certain options that may in the future be granted to members of the senior management of STOL. In addition, the Company also holds a separate 10% economic interest in the Taiwan paging business in which STOL has invested through certain contractual arrangements with an existing partner in such business.
(5) Represents $20 million paid by the Company to acquire its 40% interest in SDL in November 1996.
(6) Includes Preferred Stock with an aggregate liquidation preference of $5.4 million that was issued by the Company to acquire its interest in this developmental stage project pursuant to the Vanguard Exchange. See "Certain Transactions--The Vanguard Exchange."

                                     OTHER

  IWC was incorporated in Delaware in January 1992. In July 1996, IWC Holdings was formed as a holding company with no business operations of its own. Its primary assets consist of all of the outstanding capital stock of IWC, its wholly owned subsidiary, and an intercompany note executed by IWC in a principal amount equal to the net proceeds of the Unit Offering. The Company's principal executive offices are located at 400 South El Camino Real, Suite 1275, San Mateo, California 94402. Its telephone number at this address is
(415) 548-0808. The Company also has offices in Sao Paulo, Brazil; Jakarta, Indonesia; Kuala Lumpur, Malaysia; Singapore and Hong Kong.

  All information contained in this Prospectus about the number of issued and outstanding shares and share prices gives effect to the conversion of each share of IWC capital stock into forty (40) shares of the corresponding class and series of IWC Holdings capital stock in August 1996.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, before tendering their Old Notes for the Exchange Notes offered hereby, holders of Old Notes should consider carefully the following factors, which may be generally applicable to the Old Notes as well as to the Exchange Notes:

PROJECT LEVEL RISKS

 Early Stage of Development of Wireless Projects

  Most of the Company's wireless projects are in the early stages of development. Only the seven operating companies, Mobilcom Mexico, Mobilkom and Mobisel in Indonesia, STW in Malaysia, TeamTalk in New Zealand, UTS in the Philippines and Via 1 in Brazil, currently provide wireless communications services on a commercial basis, and most of these operating companies have only recently initiated providing such commercial service and generally have a limited number of subscribers. Although memoranda of understanding ("MOUs") have been signed with strategic partners in most of the operating companies and developmental stage projects, in many cases definitive joint venture and shareholder agreements have not been prepared or signed, definitive legal entities have not been formed and/or required equity and debt financing has not been secured. Even where an MOU or definitive joint venture or shareholder agreement has been signed, there can be no assurance that the terms of the Company's participation in an operating company or developmental stage project will not be modified in a manner that is materially adverse to the Company, particularly because the Company usually holds a minority interest. The successful development and commercialization of these projects will depend on a number of significant financial, logistical, technical, marketing, legal and other factors, the outcome of which cannot be predicted. Virtually all of the operating companies are, and in the future will be, newly-formed entities that have a limited operating history and that operate at a loss for a substantial period of time. These operating companies will require significant amounts of additional financing to fund capital expenditures, working capital requirements and other cash needs, including the costs of obtaining additional licenses. In addition, there can be no assurance that these projects will not encounter engineering, design or other operational problems. For example, STW, the Company's Malaysian WLL operating company, has experienced significant delays in network deployment and its marketing plans primarily as a result of adverse effects on STW of the Malaysian government's recent attempt to consolidate the Malaysian telecommunications industry and its related adverse effects. See "--Risks Inherent in Foreign Investment." As a result, IWC and its principal strategic partner in STW have recently undertaken an extensive review of STW's business plan and strategy, which is expected to be completed by the end of 1996. There can be no assurance that the Company can successfully develop any of its existing or planned developmental stage projects or that any of these projects or any of its operating companies will achieve commercial success. Further, the Company's current and anticipated ownership interests in the operating companies and developmental stage projects are subject to modification and may even be eliminated completely due to the occurrence of certain events such as the re-negotiation of existing MOUs and/or agreements, changes in foreign laws or regulations affecting foreign ownership, government expropriation, financing contingencies and other factors. Likewise, the Company may voluntarily withdraw from one or more operating companies or developmental stage projects.

 Risks Inherent in Foreign Investment

  The Company has invested substantial resources outside of the United States and plans to continue to do so in the future. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. For example, foreign ownership of telecommunications ventures is prohibited in China. In addition, in some cases, the government owns or controls companies that are or may in the future become competitors of the Company or companies (such as national telephone companies) upon which the operating companies and developmental stage projects may depend for required interconnections to land-line telephone networks and other services. Accordingly, government actions in the future could have a significant effect on economic conditions in a developing country and otherwise have a material adverse effect on the Company and its operating companies and developmental stage projects. Expropriation, confiscatory taxation, nationalization, political, economic or social instability or other developments could materially adversely affect the Company's interest in operating companies and developmental stage projects in particular developing countries.

  For example, in early 1996 the Malaysian government announced a program designed to consolidate the Malaysian telecommunications industry which, if completed, would have forced the sale of STW, the Company's Malaysian operating company, to one of a limited number of surviving telecommunications companies. Although the Malaysian government announced in July 1996 that it did not intend to proceed with this program, the activities of the Malaysian government in connection with such program resulted in significant delays in STW's network deployment and marketing plans and contributed to a 37% decrease in subscribers experienced by STW during the quarter ended September 30, 1996. There can be no assurance that the Malaysian government will not initiate similar programs in the future. There can also be no assurance that the Malaysian national telephone company will not otherwise impose restrictions on STW, including restrictions on the ability of STW to interconnect its wireless network with the national telephone company's system, which could have a material adverse effect on the Company. See "Business--Operating Companies--Malaysia National WLL." Moreover, there can be no assurance that other countries where the Company has operating companies or developmental stage projects will not initiate similar programs or impose other restrictions, which could have a material adverse effect on the Company.

  The Company also may be adversely affected by political or social unrest or instability in foreign countries. There can be no assurance that unrest or instability resulting from political, economic, social or other conditions in foreign countries would not have a material adverse effect on the Company.

  The Company does not have political risk insurance in the countries in which it currently conducts business. Moreover, applicable agreements relating to the Company's interests in its operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for the Company to enforce its rights. Accordingly, the Company may have little or no recourse upon the occurrence of any of these developments or if any of its partners seek to re-negotiate existing or future MOUs and/or other agreements. To the extent that any of the operating companies seeks to make a dividend or other distribution to the Company, or to the extent that the Company seeks to liquidate its investment in an operating company or developmental stage project and repatriate monies from a relevant country, local taxes, foreign exchange controls or other restrictions may effectively prevent the transfer of funds to the Company or the exchange of local currency for U.S. dollars.

 Technological Risk; Risk of Obsolescence

  The Company's operating companies and developmental stage projects generally use new and emerging technologies. For example, in the Company's China Regional Cellular developmental stage project, the Chinese government requires the migration to CDMA, a technology that is not widely deployed on a commercial basis at the present time. Additionally, the MPT 1327 technology selected by a number of the Company's ECTR operating companies is currently operational in many countries but has had limited deployment for public use in developing countries. Although many of the technologies currently in use and to be used in the future by the Company have been developed by international telecommunications companies such as Nokia, Philips, Motorola, Ericsson, Lucent Technologies and Nortel, most are generally advanced technologies which have only recently been developed and commercially introduced. There can be no assurance that the operating companies and developmental stage projects will not experience technical problems in the commercial deployment of these technologies, particularly because they are being introduced in developing countries. In addition, the technology used in wireless communications is evolving rapidly and one or more of the technologies currently utilized or planned by the Company may not be preferred by its customers or may become obsolete, which in either case would likely have a material adverse effect on the Company. There can be no assurance that the Company will be able to keep pace with ongoing technological changes in the wireless telecommunications industry.

 Risk of Modification or Loss of Licenses; Uncertainty as to the Availability, Cost and Terms of Licenses; Restrictions on Licenses

  The Company's ability to retain and exploit its existing telecommunications licenses and to renew them when they expire, and to obtain new licenses in the future, is essential to the Company's operations. However, these licenses are typically granted by governmental agencies in developing countries, and there can be no assurance that these governmental agencies will not seek to unilaterally limit, revoke or otherwise adversely modify the terms of these licenses in the future, any of which could have a material adverse effect on the Company, and the Company may have limited or no legal recourse if any of these events were to occur. In addition, there can be no assurance that renewals to these licenses will be granted or, if renewed, that the renewal terms will not be substantially less favorable to the Company than the original license terms, any of which could have a material adverse effect on the Company. Likewise, many of the Company's operating companies and developmental stage projects have not yet obtained all of the licenses necessary for their proposed operations, and no assurance can be given that any such licenses will be obtained. The failure to obtain such licenses would have a material adverse effect on such operating companies and developmental stage projects.

  The Company believes that the opportunity to acquire substantial new wireless licenses in developing countries will exist only for a limited time. Further, although the Company's operating companies and developmental stage projects have, to date, obtained many of their operating licenses through private negotiations without having to participate in competitive bidding processes, the Company anticipates that governments of developing countries will increasingly discover the value of new wireless technologies and may require bidding for licenses, which would likely increase the cost of these licenses, perhaps substantially. In addition, the operating companies and developmental stage projects may be required to purchase licenses from other license holders in certain circumstances, including, for example, to gain network capacity or to increase geographic coverage. Furthermore, relevant governmental authorities may grant telecommunications licenses covering the same geographical areas as the operating companies' and developmental stage projects' licenses and otherwise grant licenses which allow other companies to compete directly with such operating companies and developmental stage projects for wireless subscribers. Although the availability of only limited frequency ranges may provide some protection against the issuance of competing licenses, there can be no assurance that such competitive licenses will not be granted or that they will not have a material adverse effect on the Company. In addition, licenses may be subject to significant operating restrictions or conditions, including restrictions on interconnection to the public telephone system or requirements that the operating companies or developmental stage projects complete construction or commence commercial operation of the networks by specified deadlines, which conditions, if not satisfied, may result in loss or revocation of the license. Accordingly, there can be no assurance that even if an operating company or developmental stage project is able to obtain a required license, such operating conditions will be satisfied and, as a result, that such license will not be lost or revoked or that the restrictions imposed upon such license will permit the commercial exploitation of such license, which could have a material adverse effect on the Company.

 Dependence on Other Telecommunications Providers

  The success of the Company's wireless systems will in many cases depend upon services provided by other telecommunications providers, some of which are competitors of the Company, the operating companies and/or the developmental stage projects. For example, the Company's operating companies and developmental stage projects generally require interconnection agreements with national or regional telephone companies in order for its wireless systems to connect with land-line telephone systems, and may require the use of other microwave or fiber optic networks to link its wireless systems. Although a number of operating companies have entered into required interconnection agreements or have interconnection arrangements in place, the revocation, loss or modification of any of these existing agreements or arrangements or the failure to obtain necessary agreements and/or arrangements in the future could have a material adverse effect on the Company.

 Dependence on Partners

  The Company will generally continue to depend on its local partners to obtain required licenses in all of its wireless projects. In addition, the Company is often dependent on strategic partners with resources beyond those of the Company to pursue, among other things, WLL and MMDS projects. In WLL projects, the Company may require the participation of a larger telecommunications company possessing the substantial capital and operating resources required to finance and deploy a WLL system. In MMDS television projects, the Company requires the participation of a television programming company capable of providing the television content required for wireless cable television. The failure of the Company to identify and enter into relationships with strong partners, or the failure of those partners to provide these resources, would have a material adverse effect on the Company.

 Construction Risks

  The operating companies and developmental stage projects in which the Company invests typically require substantial construction of new wireless networks and additions to existing wireless networks. Construction activity will require the operating companies and developmental stage projects to obtain qualified subcontractors and necessary equipment on a timely basis, the availability of which varies significantly from country to country. Construction projects are subject to cost overruns and delays not within the control of the operating company or the developmental stage project or its subcontractors, such as those caused by acts of governmental entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Accordingly, there can be no assurance that the operating companies or developmental stage projects will be able to complete current or future construction projects for the amount budgeted or within the time periods projected, or at all. Failure to complete construction for the amount budgeted or on a timely basis could jeopardize subscriber contracts, franchises or licenses and could have a material adverse effect on the Company. In particular, telecommunications licenses often are granted on the condition that network construction be completed or commercial operations be commenced by a specified date. Failure to comply with these deadlines could result in the loss or revocation of the licenses. In that regard, certain operating companies have failed to meet such deadlines in the past. Specifically, UTS, which provides ECTR services in the Visayas and Minandao regions of the Philippines, failed to comply with the service date requirement contained in its provisional authority and is currently in the process of applying for a second extension of such service date deadline. Similarly, in the Via 1 Project, because the Company and its proposed partners were unable to comply with operations commencement deadlines with respect to their licenses, they had to apply for and received extensions of such deadlines. Although such failures have not to date led to the loss of any licenses to date, there can be no assurance that the relevant governmental authorities will not seek to revoke licenses as a result of these past defaults or refuse to grant deadline extensions or that similar defaults will not occur in the future, which could have a material adverse effect on the Company.

 Operating Losses and Negative Cash Flow; Dependence on Additional Financing/Capital

  Most of the existing operating companies have generated operating losses and negative cash flow from operations, and the Company expects that most of its operating companies will continue to generate operating losses and negative cash flow from operations for the foreseeable future. The business of the operating companies and developmental stage projects, particularly WLL projects, is capital intensive and, in light of such anticipated negative cash flow from operations, will require continuing sources of outside financing to fund working capital needs, capital expenditures and other cash requirements. The Company's strategy is for such additional financing to be obtained by the operating companies primarily from third parties and not from the Company or its strategic partners. However, there can be no assurance that the operating companies and developmental stage projects will be able to obtain the financing required to make planned capital expenditures, provide working capital or meet other cash needs. Failure to obtain such financing could have a material adverse effect on the Company and, among other things, could result in the loss or revocation of licenses held by the operating companies or developmental stage projects or require that certain planned projects be delayed or abandoned. In particular, at September 30, 1996 a significant portion of the Company's investments had been made in two operating companies (namely STW, which is developing a national WLL system in Malaysia; and Mobisel, which is developing a national cellular system in Indonesia), and both of these operating companies will be required to obtain substantial additional financing in order to complete planned capital expenditures. Moreover, as noted above, the Company and its principal strategic partners in STW have recently undertaken an extensive review of STW's business plan and strategy. There can be no assurance that STW's business plan will not be revised to require capital expenditures that are significantly higher than those contemplated by STW's current business plan.

  In most cases, under agreements with its local partners, the Company and its partners may be required to make additional equity investments in operating companies or developmental stage projects, and the Company's or such partners' inability or unwillingness to do so could result in the dilution of such party's equity interest or a significant impairment or loss of the value of the Company's investment. Moreover, the Company and its other strategic partners have in the past been required, and in the future likely will be required, to guarantee and/or pledge their respective equity interests to secure certain indebtedness of the operating companies and developmental stage projects and otherwise to provide certain assurances to their lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." The Indenture contains certain restrictions on the ability of the Company to make investments in, or guarantee the indebtedness of, the operating companies and developmental stage projects that are designated as Unrestricted Subsidiaries or Unrestricted Affiliates. See "Description of Exchange Notes--Certain Covenants."

  In addition, there can be no assurance that the operating companies or developmental stage projects will be able to pay their indebtedness or other liabilities when due. Any failure to pay such indebtedness or other liabilities when due could have a material adverse effect on the Company. See "--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Financing; No Commitments For Additional Financing" below.

  To date, most of the debt financing obtained by the operating companies has been secured by assets of the respective operating companies, and it is likely that any debt financing the operating companies or developmental stage projects obtain in the foreseeable future will also be secured. The pledge of assets to secure debt financing may limit the operations of the operating companies and make it substantially more difficult to obtain additional financing from other sources.

 Substantial Leverage

  As discussed above, the business of the operating companies and developmental stage projects will require continuing sources of additional financing. Certain of the operating companies have substantial indebtedness and, to the extent that additional debt financing is available, other operating companies or developmental stage projects may in the future incur substantial indebtedness, in relation to their respective equity capital. To the extent that any of the operating companies or developmental stage projects now has or in the future incurs a high level of indebtedness, such indebtedness will have important consequences to holders of the Exchange Notes, including that (i) such entity's ability to pay dividends or make other distributions to the Company may be restricted, (ii) such entity's ability to obtain additional debt financing may be limited and (iii) such entity's ability to react to changes in the industry and economic conditions generally may be impaired.

 Competition

  Although the implementation of advanced wireless technologies is in the early stages of deployment in most developing countries, the Company believes that its business will become increasingly competitive, particularly as businesses and foreign governments realize the market potential of these wireless technologies. A number of large American, Japanese and European companies, including U.S.-based regional Bell operating companies ("RBOCs") and large international telecommunications companies, are actively engaged in programs to develop and commercialize wireless technologies in developing countries. In many cases, the Company will also compete against land-line carriers, including government-owned telephone companies. Most of these companies have substantially greater financial and other resources, research and development staffs and technical and marketing capabilities than the Company. The Company anticipates that there will be increasing competition for additional licenses and increased competition to the extent such licenses are obtained by others. Although the Company intends to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies which may render the technologies employed by the Company obsolete.

 Regulation

  The wireless services of the Company's operating companies and developmental stage projects are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing or future operating companies or developmental stage projects will not occur in the future. To date, certain operating companies and developmental stage projects have been subject to service requirements, restrictions on interconnection of wireless systems to government-owned or private telephone networks, subscriber rate-setting, technology and construction requirements, among others. These regulations may be difficult to comply with, particularly given demographic, geographic or other issues in a particular market. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's or developmental stage project's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses or otherwise could have a material adverse effect on the Company.

 Inflation; Currency Devaluations and Fluctuations

  Many developing countries have experienced substantial, and in some periods extremely high, rates of inflation and resulting high interest rates for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain developing countries and could have an adverse effect on the operating companies and developmental stage projects in those countries, including an adverse effect on their ability to obtain financing.

  The value of the Company's investment in an operating company or developmental stage project is partially a function of the currency exchange rate between the dollar and the applicable local currency. In addition, the operating companies will report their results of operations in the local currency and, accordingly, the Company's results of operations will be affected by changes in currency exchange rates between those currencies and U.S. dollars. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss with respect to its investments and fluctuations in its results of operations solely as a result of currency exchange rate fluctuations. For example, the Company experienced a significant decline in the value of its investment in Mobilcom Mexico, its ECTR operating company in Mexico, as a result of the 1994 devaluation of the Mexican peso and the resulting economic instability in Mexico. Many of the currencies of developing countries have experienced steady devaluations relative to the U.S. dollar, and major adjustments have been made in the past and may again occur in the future, any of which could have a material adverse effect on the Company.

  To the extent that the operating companies commence or have commenced commercial operations, any revenues they generate will generally be paid to the operating companies in the local currency. By contrast, many significant liabilities of the operating companies (such as liabilities for the financing of telecommunications equipment) may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on the Company.

 Foreign Corrupt Practices Act

  The Company is subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or licenses or otherwise obtaining favorable treatment. Although the Company has taken precautions to comply with the FCPA, there can be no assurance that such precautions will protect the Company against liability under the FCPA, particularly as a result of actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries for whose actions the Company may be held liable under the FCPA. In particular, the Company may be held responsible for actions taken by its strategic or local partners even though such strategic or local partners are themselves typically foreign companies which are not subject to the FCPA; and the Company has no ability to control such strategic or local partners. Any determination that the Company has violated the FCPA could have a material adverse effect on the Company.

 International Tax Risks

  Distributions of earnings and other payments received from the Company's operating subsidiaries and affiliates are likely to be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and foreign taxes paid directly by corporate entities in which the Company owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax paying position in the United States.

  Special U.S. tax rules apply to U.S. taxpayers that own stock in a "passive foreign investment company" (a "PFIC") that could also increase the Company's effective rate of taxation. In general, a non-U.S. corporation will be treated as a PFIC if at least 75 percent of its income is "passive income" or if at least 50 percent of its assets are held for the production of "passive income." A non-U.S. corporation that owns 25 percent or more of the stock of a non-U.S. subsidiary is treated as receiving a proportionate share of the income of, and as owning a proportionate share of the assets of, such subsidiary.

  It is possible that certain operating companies in which the Company owns an equity interest are PFICs. Generally, except to the extent the Company makes an election to treat a PFIC in which it owns stock as a "qualified electing fund" (a "QEF") in the first taxable year in which the Company owns the PFIC's stock, (i) the Company would be required to allocate gain recognized upon the disposition of stock in the PFIC and income recognized upon receiving certain dividends ratably over the Company's holding period for the stock in the PFIC,
(ii) the amount allocated to each year other than the year of the disposition or dividend payment would be taxable at the highest U.S. tax rate applicable to corporations, and an interest charge for the deemed deferral benefit would be imposed with respect to the tax attributable to each year, and (iii) gain recognized upon disposition of PFIC shares would be taxable as ordinary income.

  If the Company were to make the QEF election, as described above, the Company would be required in each year that the PFIC qualification tests are met to include its pro rata share of the QEF's earnings as ordinary income and its pro rata share of the QEF's net capital gain as long-term capital gain, whether or not such amounts are actually distributed. The Company has not made any QEF election with respect to any non-U.S. corporation in which it holds stock.

  The Company may also be required to include in its income for U.S. income tax purposes its proportionate share of the earnings of those foreign corporate subsidiaries that are classified as "controlled" foreign corporations without regard to whether distributions have been received from such companies.

 Reporting Standards; Financial Statements of Operating Companies; Timely
   Compliance with Informational and Filing Requirements

  Companies in developing countries are subject to accounting, auditing and financial standards and requirements that differ, in some cases significantly, from those applicable to U.S. companies. In addition, there may be substantially less publicly available information about companies in a developing country than there is about U.S. companies. The Company's ability to comply with the informational and filing requirements of the

Indenture and the Exchange Act to which it is or will be subject will depend on the timely receipt of accurate and complete financial and other information from the Company's operating companies and developmental stage projects. The failure to receive such information on a timely basis could have a material adverse effect on the Company, including preventing it from satisfying the informational and filing requirements of the Indenture and the Exchange Act.

COMPANY LEVEL RISKS

 Limited Operating History; Continuing Losses

  The Company has a limited operating history. Since its inception in January 1992, the Company's activities have been concentrated primarily on the early stage development of its wireless projects, including the selection of local partners, the formation of operating companies and the pursuit of operating licenses. The Company has incurred net losses since its inception and had an accumulated stockholders' deficit of approximately $34.8 million at September 30, 1996. The Company anticipates that its net losses will increase significantly in the foreseeable future, and there can be no assurance as to whether or when the Company's operations will become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Negative Operating Cash Flow; Dependence on Additional Financing; No
   Commitments for Additional Financing

  The Company has generated negative cash flow from operations of $7.4 million for the nine months ended September 30, 1996 and $2.0 million for the year ended December 31, 1995, and expects such negative cash flows to continue and likely increase in the foreseeable future. Because of such negative cash flow and the capital intensive nature of the Company's business, the Company will require continuing sources of outside debt and equity financing to fund its working capital needs, investments and other cash requirements.

  Moreover, although the Company anticipates that its cash balance is sufficient to meet its cash requirements for approximately 12 months, there can be no assurance that the Company will not require additional financing prior to such time. In addition, the Company intends to pursue aggressively additional investment opportunities for wireless projects and anticipates that it will require additional sources of financing in order to pursue those investments. However, the Company has no commitments or arrangements for additional financing, and there can be no assurance that any additional debt or equity financing will be available to the Company on acceptable terms when required by the Company or at all. If adequate sources of additional financing are not available, the Company will be forced to delay, scale back or eliminate one or more of its projects or to liquidate one or more of its investments, may be unable to repay the Exchange Notes or other liabilities as they become due, and may be unable to meet its working capital and other cash requirements. Accordingly, the Company's inability to obtain such additional financing would have a material adverse effect on the Company.

 Restrictions on Transfer of Ownership Interests

  The Company's ability to sell or transfer its ownership interests in its operating companies and developmental stage projects is generally subject to
(i) limitations contained in the agreements between the Company and its local partners including, in certain cases, complete prohibitions on sales or transfers for a period of years, co-sale rights and/or rights of first refusal and (ii) provisions in local operating licenses and local governmental regulations that, in certain cases, prohibit or restrict the transfer of the Company's ownership interests in such operating companies and developmental stage projects. Moreover, the Company and its local partners have in the past been required to pledge their capital stock in certain operating companies to secure credit facilities obtained by those operating companies, and the Company may be prohibited from transferring or otherwise disposing of such capital stock so long as it is pledged as collateral for those credit facilities. In addition, none of the operating companies or developmental stage projects currently has any publicly traded securities and there can be no assurance that there will in the future be either a public or private market for the securities of the Company's operating companies or developmental stage projects. As a result, the Company's ability to liquidate any or all of its investments may be substantially limited and there can be no assurance that the Company will be able to do so in a timely manner or at all in the event of an acceleration of the Exchange Notes prior to their maturity or in order to satisfy its obligations in respect of such securities in the event of a Change of Control or to repay the Exchange Notes upon their maturity. Moreover, even if any sales are completed, the prices realized on those sales could be less than the Company's investment, and there may be substantial local taxes imposed on the Company in the case of any such sales and, in any event, there can be no assurance that there will not be substantial taxes or other restrictions on the ability of the Company to repatriate any amounts realized upon the sale of any such investments. In addition, certain of the operating companies and developmental stage projects are or may be parties to credit agreements that restrict their ability to pay dividends or make other distributions to their equity investors, and the Company's local partners, by virtue of their majority ownership interest in the operating companies and developmental stage projects, generally have the right to determine the timing and amount of any such dividends or distributions.

 Lack of Control of Operating Companies and Developmental Stage Projects

  The Company anticipates that it will often have a minority interest in its operating companies and developmental stage projects, in part because applicable laws often limit foreign investors to minority equity positions. Although the Company is actively involved in the management of most of the operating companies and developmental stage projects in which it has an ownership interest and intends to invest in the future in operating companies and developmental stage projects in which it can participate in management, its minority voting positions may preclude it from controlling such entities and implementing strategies that it favors, including strategies involving the expansion or development of projects or the pursuit of certain financing alternatives. In addition, the Company may be unable to access the cash flow, if any, of its operating companies. See "--Financing Risks--Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies."

 Risks Inherent in Growth Strategy

  The Company has grown rapidly since inception, and as of September 30, 1996 had operating companies or developmental stage projects in 12 foreign countries. Subject to the availability of additional financing, the Company anticipates that it will make additional investments in wireless projects in other foreign countries and is actively seeking and evaluating new investment opportunities in foreign countries where it currently has operating companies or developmental stage projects. The growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of development opportunities, in evaluating the costs and uncertain returns of building and expanding the facilities for operating systems and in integrating and managing the operations of additional operating systems. The Company's growth strategy will place significant demands on the Company's operational, financial and marketing resources. Any failure to manage the Company in an efficient manner would have a material adverse effect on the Company.

 Risk of Registration Under Investment Company Act of 1940

  Because the Company often acquires minority ownership positions in operating companies and development stage projects, there is a risk that these ownership positions could be deemed to be investment securities and that the Company could be characterized as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"). Due to the Company's active role in developing and managing the operating companies, the Company believes that a substantial majority of its interests in the operating companies are the equivalent of joint venture interests rather than investment securities. Therefore, the Company believes that it is not an investment company and intends to continue its business and conduct its operations so as not to become subject to the Investment Company Act. If the Commission or its staff were to take the position, or if it were otherwise asserted, that the Company is an investment company, the Company could be required either (i) to liquidate its investments in one or more operating companies or developmental stage projects and change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company. If the Company were required to register under the Investment Company Act, it would be subject to substantive regulations with respect to capital structure, operations, transactions with affiliates and other matters. In addition, a determination that the Company is subject to the Investment Company Act would constitute an event of default under the Indenture and permit acceleration of the Notes. If the Company were found to be an investment company but was not registered under the Investment Company Act, the Company would be prohibited from, among other things, conducting public offerings in the United States or engaging in interstate commerce in the United States, would be subject to monetary penalties and injunctive relief in an action brought by the Commission, and might render contracts to which the Company is a party (including the Indenture and the Notes) unenforceable or subject to rescission by either party thereto. As a result, any determination that the Company is an investment company would have a material adverse effect on the Company.

 Control of the Company

  At September 30, 1996, Vanguard beneficially owned approximately 39% of the Company's equity on an as converted basis. Vanguard has provided and continues to provide a number of services to the Company relating to the formation, development and operation of wireless communications services, including identification and evaluation of wireless communications opportunities, review of business and technical plans and assistance in training operating company personnel. Vanguard has the right to elect three directors to the Company's Board of Directors and has three representatives on such Board, including Haynes G. Griffin, Chairman of the Board of Directors. As a result, Vanguard may have the ability to effectively control the Company and direct its business and affairs. See "Management--Arrangements Concerning Election of Directors."

 Conflicts of Interest

  Vanguard is not precluded from competing with the Company by itself or through affiliates by developing, owning and/or operating international wireless communications businesses, including businesses that use the same or similar technologies or provide the same services as the Company's existing and future operating companies. This is true even though the Company acquired substantially all of Vanguard's interests in certain of its international wireless projects in December 1995. Although the directors designated by Vanguard have fiduciary duties to the Company in their capacity as such and may abstain from voting on matters in which the interests of the Company and Vanguard are in conflict, they are not obligated to do so, and the Company has not adopted any formal policies or procedures designed to prevent actual conflicts of interest from occurring. As a result, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations. There can be no assurance that such conflicts of interest will not materially adversely affect the Company. See "Business--Strategic Relationships," "Certain Transactions--Private Placement Transactions--The Series F Financing," "Certain Transactions--The Vanguard Exchange" and "Description of Capital Stock."

 Dependence on Key Personnel

  The success of the Company and its growth strategy depends in large part on the ability of the Company to attract and retain key management, marketing and operating personnel, both at the Company and operating company and developmental stage project levels. There can be no assurance the Company will continue to attract and retain the qualified personnel needed for its business, particularly because of the amount of international travel required of the Company's managers and because experienced local managers are often unavailable. In addition, the loss of the services of one or more members of its senior management team, particularly John D. Lockton or Hugh B. L. McClung, could have a material adverse effect on the Company.

FINANCING RISKS

 Consequences of Failure to Exchange Old Notes

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Old Notes under the Securities Act. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer," "Old Notes Registration Rights" and "Old Notes Transfer Restrictions."

 Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies

  The Exchange Notes will be the exclusive obligation of the Company, which is a holding company with no business operations of its own. All of the operations of the Company are conducted through its subsidiaries and affiliated companies, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes or to make any funds available to the Company to enable it to make payments on the Exchange Notes or make investments in operating companies or developmental stage projects, meet working capital needs or other liabilities of the Company, or for any other reason. In addition, most of the operating companies have generated negative cash flow from operations, and the Company expects that most operating companies will continue to generate negative cash flow from operations in the foreseeable future. Further, to the extent that any of the operating companies generates positive cash flow, the Company may be unable to access such cash flow because (i) its owns 50% or less of the equity of most of such entities and, therefore, does not have the requisite control to cause such entities to pay dividends to their equity holders; (ii) certain of such entities are currently or may become parties to credit or other borrowing agreements that restrict or prohibit the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future; (iii) the Company expects that its operating companies will generally reinvest all of their cash flow in development opportunities for the foreseeable future; and (iv) some of the countries in which such entities conduct business tax the payment and repatriation of dividends or otherwise restrict the repatriation of funds. As a result, the Company does not expect that it will be able to generate any significant cash through dividends or other distributions from the operating companies in the foreseeable future, and there can be no assurance that the Company will be able to generate any significant cash flow from the operating companies at any time in the future.

 Effective Subordination

  The Company's assets consist primarily of its ownership interests in its operating companies. The Exchange Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries and affiliated companies because the Company's right to receive the assets of any such entities upon their liquidation or reorganization will be effectively subordinated to the claims of such entities' creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of any such entity, in which case the claims of the Company would still be subordinated to any indebtedness of such entity that is senior in right of payment to the Company's claim or that is secured by the assets of any such entity. The operating companies have substantial indebtedness and other liabilities.

 Restrictive Covenants

  The covenants set forth in the Indenture governing the Exchange Notes impose restrictions affecting, among other things, the ability of the Company and its Restricted Subsidiaries, Restricted Affiliates and Restricted Subsidiaries or Restricted Affiliates to incur additional indebtedness, create liens on assets, make loans or other investments and effect other corporate actions. However, the covenants set forth in the Indenture are not generally be applicable to most of the operating companies because such entities will not be deemed to be "Restricted Subsidiaries" or "Restricted Affiliates" for purposes of the Indenture. As a result, the ability of such operating companies to incur additional indebtedness, to impose restrictions on their ability to pay dividends to the Company, to sell assets or to engage in other transactions that may be detrimental to the interests of creditors of the Company, including the holders of Exchange Notes, is not restricted. In addition, under certain limited circumstances, the Company will be entitled to designate certain of its Restricted Subsidiaries and Restricted Affiliates as Unrestricted Subsidiaries and Unrestricted Affiliates, respectively, which are not subject to many of the restrictions set forth in the Indenture. However, the Company's ability to make future Investments in Unrestricted Subsidiaries and Unrestricted Affiliates are limited by the Indenture. See "Description of Exchange Notes--Certain Covenants."

 Substantial Leverage; Inability to Cover Fixed Charges

  The Company is highly leveraged and has indebtedness that is substantial in relation to its stockholders' equity. In addition, the Indenture permits the Company to incur additional indebtedness in the future, including indebtedness to which the Exchange Notes will be effectively subordinated and indebtedness ranking pari passu with the Exchange Notes. The high level of the Company's indebtedness will have important consequences to holders of the Exchange Notes, including (i) the Company's ability to obtain additional debt financing in the future may be limited, and (ii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, most of the existing operating companies and developmental stage projects will not be subject to any limitations under the Indenture on the incurrence of additional indebtedness, and, to the extent that the Company is successful in its strategy of obtaining additional financing at the operating company or developmental stage project level, the amount of such indebtedness could increase substantially, which will have consequences similar to those described in clauses (i) and (ii) above with respect to the Company.

  For the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company's earnings were insufficient to cover fixed charges by $11.1 million and $19.6 million, respectively (computed as described in note 2 to "Prospectus Summary--Summary Historical and Unaudited Pro Forma Consolidated Financial Data"). The Company anticipates that its earnings will continue to be insufficient to cover fixed charges for the foreseeable future. See "-- Company Level Risks--Limited Operating History; Continuing Losses."

 No Assurance of Repayment of Exchange Notes at Maturity

  For each of the three years ended December 31, 1995 and the nine months ended September 30, 1996, the Company had net losses and did not generate positive cash flow from operations and, as discussed above under "Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies," the Company does not expect that it will generate positive cash flow from operations for the foreseeable future. Accordingly, the Company's ability to repay the Exchange Notes at maturity will be dependent on developing one or more sources of cash prior to the maturity of the Exchange Notes. The Company may, among other things, (i) seek to refinance all or a portion of the Exchange Notes at maturity through sales of additional debt or equity securities of the Company, (ii) seek to sell all or a portion of its interests in one or more of its operating companies or developmental stage projects (subject to the restrictions described above under "--Company Level Risks-- Restrictions on Transfer of Ownership Interests") or (iii) negotiate with its financial and strategic partners to permit the cash, if any, produced by the operating companies to be distributed to equity holders. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially acceptable terms or in an amount that will be sufficient to repay the Exchange Notes when due, (iii) the Company will be able to obtain the consents and approvals required in order to sell its interests in its operating companies or developmental stage projects or (iv) that the operating companies will in fact generate positive cash flow or that any such cash flow will be distributed to equity holders (particularly since the Company expects that its operating companies will generally reinvest all of their cash flow in development opportunities for the foreseeable future). In addition, default under the Exchange Notes could in turn permit lenders under STW's $36.4 million credit facility, and possibly under other debt instruments of the operating companies, to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses, permitting the lenders under such debt instruments to proceed against any collateral pledged as security therefor. See "Operating Companies--Malaysia National WLL--Investment and Budgeted Capital Expenditures." Any failure by the Company to repay the Exchange Notes when due would have a material adverse effect on the Company.

 Ability to Realize on Collateral; No Assurance as to Value of Assets

  The collateral securing the Exchange Notes will consist solely of all of the issued and outstanding capital stock of IWC, which owns equity interests in the Company's operating subsidiaries and affiliates, and any Intercompany Notes of IWC. The ability of the holders of the Exchange Notes to realize upon such collateral may be limited and subject to substantial delays. In certain instances, the foreclosure by the Collateral Agent (as defined) on its security interest in the capital stock of IWC may require the prior approval of local government regulatory authorities and agreements to which the Company, IWC or the operating companies are parties. For example, a foreclosure could implicate transfer restrictions contained in agreements between IWC or the Company and its operating company partners. See "--Company Level Risks--Restrictions on Transfer of Ownership Interests." In addition, under many of the credit and other agreements of the operating companies, the foreclosure by the Collateral Agent on its security interest in capital stock of IWC, would cause such operating companies to be in default of such credit agreements. If any event of default occurs with respect to the Exchange Notes, there can be no assurance that the liquidation of the Collateral securing the Exchange Notes would produce proceeds in an amount sufficient to pay the Accreted Value of the Exchange Notes. In addition, the Indenture provides that the lenders under a Permitted Bank Facility will be entitled to share, on a pari passu basis, in any proceeds from any foreclosure upon the Collateral securing the Exchange Notes. See "Description of Exchange Notes--Certain Covenants."

 Certain Bankruptcy Considerations

  The right of the Collateral Agent, as agent for the holders of the Exchange Notes, to repossess and dispose of the collateral securing the Exchange Notes (the "Collateral") upon the occurrence of an Event of Default is likely to be significantly impaired by the Bankruptcy Code (as defined) if a bankruptcy proceeding were to be commenced by or against the Company prior to the Collateral Agent's having disposed of the Collateral. Under the Bankruptcy Code, a secured creditor, such as the Collateral Agent, is prohibited from disposing of security repossessed from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, bankruptcy law prohibits a secured creditor from disposing of collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but this concept is intended in general to protect the value of the secured creditor's interest in the collateral and this term may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, to compensate for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could dispose of the Collateral or whether or to what extent holders of Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." See "Description of Exchange Notes--Ranking and Security." Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes would hold "undersecured claims." Applicable bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

 Risk of Inability to Finance a Change of Control Offer

  Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all of the outstanding Exchange Notes at a price equal to 101% of the Accreted Value to the date of repurchase. The Company's failure to purchase the Exchange Notes would result in a default under the Indenture. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Indenture. Future debt of the Company may also contain prohibitions of certain events or transactions which would constitute a Change of Control or require the obligations thereunder to be retired upon a Change of Control. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control."

 Classification of Exchange Notes as Debt; Original Issue Discount

  Although the Company intends to treat the Exchange Notes as debt for all purposes, there can be no assurance that the Internal Revenue Service will agree that the Exchange Notes qualify as debt for federal income tax purposes. If the Exchange Notes are not respected as debt for such purposes, they would likely be recharacterized as an equity interest in the Company and the interest that accretes on the Exchange Notes would not be deductible by the Company when accrued or paid. Loss of such interest deductions would increase income taxes ultimately payable by the Company, and thus, reduce cash flow otherwise available to repay the Exchange Notes, which would have a material adverse effect on the Company. Recharacterization of the Exchange Notes as equity could also adversely affect non-corporate holders as well as non-United States holders (as that term is defined in "Certain Income Tax Considerations") of the Exchange Notes.

  Assuming the Exchange Notes are respected as debt for federal income tax purposes, they will be subject to the original issue discount provisions of the Code because they will have been issued at a non-de minimis discount from their principal amount. Consequently, the holders of the Exchange Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. For more detailed discussion of the federal income tax consequences of the exchange of Old Notes pursuant to the Exchange Offer and ownership and disposition of the Exchange Notes, see "Certain Income Tax Considerations."

  If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Exchange Notes, the claim of a holder of any of the Exchange Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the Exchange Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

 Absence of Public Market for Exchange Notes

  The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in August 1996 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

  The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates, the markets for similar securities, and the financial performance of the Company and its subsidiaries. Although there is currently no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activities will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of an applicable Shelf Registration Statement (as defined).

  The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading market independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

  There will be no cash proceeds to the Company resulting from the Exchange Offer. The net proceeds from the Unit Offering were approximately $94.2 million after deduction of placement agent fees and offering expenses. As of September 30, 1996, the Company had used portions of such net proceeds and its existing cash and cash equivalents (i) to repay in full on August 15, 1996 all borrowings, interest and fees under the 1996 TD Loan Agreement, which totalled $7.4 million, (ii) to make investments in its existing operating companies and developmental stage projects; and (iii) for general corporate purposes. The remaining balance of the net proceeds from the Unit Offering will be used to make investments in its existing operating companies and developmental stage projects and for general corporate purposes that may include investments in additional development and acquisition opportunities.

  The following table summarizes the Company's anticipated remaining investments in its operating companies and its proposed investments in developmental stage projects through December 31, 1997, based on its current estimate of funding requirements of such operating companies and developmental stage projects as of September 30, 1996. Because of the Company's operating losses, the proceeds from the Unit Offering plus cash on hand will not be sufficient to make all of the investments in the full amounts set forth below. To fully fund its anticipated future investments, the Company will be required to find additional sources of capital. Although the Company currently anticipates funding the amounts set forth below, there can be no assurance that the Company's investments will not vary significantly from the currently anticipated amounts. In particular, it may be necessary for the Company to make additional capital contributions to the operating companies and developmental stage projects. See "Risk Factors--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Capital Financing; No Commitments for Additional Financing." The covenants set forth in the Indenture will, however, significantly limit the Company's ability to make investments in operating companies or developmental stage projects that constitute Unrestricted Subsidiaries or Unrestricted Affiliates, including any investments made from the net proceeds of the Unit Offering. See "Description of Exchange Notes--Certain Covenants--Restricted Payments."

                                                                                         REMAINING
                                                                                        ANTICIPATED
                                                                                         ADDITIONAL
                                              TOTAL ANTICIPATED                           COMPANY
                                                   COMPANY               COMPANY         INVESTMENT
                                                  INVESTMENT           INVESTMENT         THROUGH
                                                   THROUGH                AS OF         DECEMBER 31,
LOCATION                TYPE OF PROJECT      DECEMBER 31, 1997(1) SEPTEMBER 30, 1996(1)     1997
--------                ---------------      -------------------- --------------------- ------------
                                                                      (IN MILLIONS)
Operating Company:
  Malaysia              National WLL                $ 34.2                $22.2            $12.0
  Indonesia             National Cellular             34.1                 25.5              8.6(2)
  Indonesia             National ECTR                  2.3                  1.5              0.8
  Philippines           Regional ECTR                  3.7                  1.9              1.8
  New Zealand           National ECTR                  9.6                  8.3              1.3
  Brazil                Regional ECTR                 16.5                 14.8              1.7
  Mexico                Regional ECTR                  2.1                  2.1              0.0
Developmental Stage
 Project:
  Taiwan                National ECTR                  3.0                  3.0              0.0
                        India (Regional)
                        Indonesia (National)
  Star Telecom Overseas Taiwan (National)
   (Paging)             Thailand                      13.5                 13.5              0.0
  China                 Regional Cellular             20.0                  9.0(3)          11.0(3)
  Pakistan              National ECTR                 12.8                  5.4              7.4
  Mexico                WLL                           18.5                  0.0             18.5
  Peru                  National ECTR                 17.6                  0.2             17.4
                                                    ------               ------            -----
                            Total...........        $187.9               $107.4            $80.5
                                                    ======               ======            =====

-------
(1) Includes Preferred Stock with aggregate liquidation preferences of $19.1 million and $5.4 million that was issued by the Company to acquire interests in certain operating companies and one developmental stage project, respectively, pursuant to the Vanguard Exchange. See "Certain Transactions--The Vanguard Exchange."

(2) Represents $4.3 million that was expended to repay outstanding indebtedness including accrued interest to Bell Atlantic Indonesia, Inc. and $8.6 million expended to purchase an additional interest of 2.9% in this project in October 1996, thereby increasing the Company's aggregate indirect interest in this project to 20.4%.

(3) In September 1996, the Company placed $9 million in escrow pending the closing of the Company's proposed purchase of a 40% equity interest in this project. The Company's Investment as of September 30, 1996 represents this escrowed amount. In November 1996, in connection with the closing of such purchase, the escrowed funds were released, and the Company funded an additional $11 million to purchase its 40% interest in SDL. The Company's Remaining Anticipated Additional Investment through December 31, 1997 represents this additional $11 million.

  Pending use of the net proceeds from the Unit Offering as described above, the Company intends to hold such proceeds in short-term investments.

  The business of the Company and its operating companies and developmental stage projects is capital intensive and will require continuing sources of outside financing. There can be no assurance that the Company or the operating companies or developmental stage projects will be able to obtain any such additional financing on acceptable terms or at all. See "Risk Factors--Project Level Risks--Operating Losses and Negative Cash Flow; Dependence on Additional Financing/Capital" and "--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Financing; No Commitments for Additional Financing."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the registration of the Old Notes.

  The Old Notes were originally issued and sold on August 15, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. In connection with the sale of the Old Notes, the Company agreed, for the benefit of the holders of the Old Notes, that it would, at its own cost, (i) within 45 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer Exchange Notes which would have terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions), (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 90 days after the Issue Date, (iii) use its best efforts to consummate the Exchange Offer within 135 days after the Issue Date, and
(iv) upon the Exchange Offer Registration Statement being declared effective, offer the Exchange Notes in exchange for surrender of the Old Notes. If
(i) because of any change in law or in currently prevailing interpretations of the Staff, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 135 days of the Issue Date, (iii) any holder of Private Exchange Notes (as defined) so requests at any time within one year after the consummation of the Private Exchange, (iv) the holders of not less than a majority in aggregate principal amount of the Old Notes reasonably determine that the interests of the holders of Old Notes would be materially adversely affected by consummation of the Exchange Offer or (v) in the case of any holder of Old Notes that participates in the Exchange Offer, such holder of Old Notes does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder of Old Notes as an affiliate of the Company) then the Company shall promptly deliver written notice thereof (the "Shelf Notice") to the Trustee and in the case of clauses (i), (ii) and (iv), all Holders, in the case of clause (iii), the holders of the Private Exchange Notes and in the case of clause (v), the affected Holder, and shall file with the Commission a registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes. In the event that (i) the Company fails to file the Registration Statement, (ii) the Registration Statement or, if applicable, the Shelf Registration Statement, is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement ceases to be effective, in each case within specified time periods, Additional Interest shall accrue and be paid according to the terms and conditions of the Registration Rights Agreement. See "Old Notes Registration Rights."

TERMS OF THE EXCHANGE

  The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Old Notes. The terms of the Exchange Notes are substantially identical to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Old Notes) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Old Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable.

  Based on its view of interpretations provided by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes will be freely transferable by holders thereof other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that Participating Broker-Dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after the Registration Statement is declared effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Tendering holders of Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on December , 1996 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Bankers Trust Company (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

  The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Old Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for Old Notes on the Exchange Date.

  This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Old Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

HOW TO TENDER

  The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

 General Procedures

  A holder of an Old Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

  If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such holder promptly and instruct such holder to tender Old Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

 Book-Entry Transfer

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide a taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

 Guaranteed Delivery Procedures

  If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received as its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Old Notes being tendered, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely Book-Entry Confirmation).

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding.

The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

  By tendering Old Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate of the Company, that it is not a broker-dealer that owns Old Notes acquired directly from the Company or an Affiliate of the Company, that is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor is not engaged in and does not intend to engage in and has no arrangement with any person to participate in the distribution of such Exchange Notes, (b) that it is an Affiliate of the Company or of the initial purchaser of the Old Notes in the Offering and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extend applicable to it, or (c) that it is a broker dealer which is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of Exchange Notes received by such broker dealer in the Exchange Offer (a "Participating Broker-Dealer") and that it will deliver a prospectus in connection with any resale of such Exchange Notes. By tendering Old Notes and executing a Letter of Transmittal, the Transferor further certifies that it is not engaged in and does not intend to engage in a distribution of the Exchange Notes.

WITHDRAWAL RIGHTS

  Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered holder of such Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company had given written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving Exchange Notes from the Company and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes. Old Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgement of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the reasonable judgement of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Staff referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer prior to the Expiration Date.

  Any determination by the Company concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Old Notes tendered and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

  Bankers Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at:

         By Mail:                            By Hand:                   By Overnight Mail or Courier:

  BT Services Tennessee, Inc.         Bankers Trust Company             BT Services Tennessee, Inc.
     Reorganization  Unit        Corporate Trust and Agency Group     Corporate Trust and Agency Group
       P.O. Box 292737             Receipt & Delivery Window               Reorganization Unit
       Nashville, TN              123 Washington St., 1st Floor          648 Grassmere Park Road
        37229-2737                     New York, NY 10006                  Nashville, TN 37211

                                    Confirm: (615) 835-3572
                                      Fax: (615) 835-3701

  Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, legal fees and miscellaneous expenses will be paid by the Company and are estimated to be approximately $235,000.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

  The exchange of Old Notes for Exchange Notes by tendering holders should not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss as a result of such exchange. See "Certain Income Tax Considerations."

OTHER

  Participation in the Exchange Offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Old Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange Old Notes" and "Old Note Registration Rights."

  Subject to the restrictions contained in the Indenture, the Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization as of September 30, 1996.

                                                             SEPTEMBER 30, 1996
                                                             ------------------
                                                                (UNAUDITED)
                                                               (IN THOUSANDS)
Long-term debt(1)..........................................       $ 71,623
Redeemable convertible preferred stock, $0.01 par value per
 share; 21,541,480 shares designated; 15,973,200 shares is-
 sued and outstanding; net of note receivable from stock-
 holder of $26(2)..........................................       $102,519
Stockholders' deficit:
  Convertible preferred stock, $0.01 par value per share;
   1,200,000 shares designated; 933,200 shares issued and
   outstanding.............................................              9
  Common stock, $0.01 par value per share; 26,000,000
   shares authorized; 615,760 shares issued and outstand-
   ing(3)..................................................              6
  Additional paid-in capital(1)............................         31,055
  Note receivable from stockholder.........................           (152)
  Unrealized gain on investments...........................            112
  Cumulative translation adjustment........................            250
  Accumulated deficit......................................        (34,843)
                                                                  --------
    Total stockholders' deficit............................         (3,563)
                                                                  --------
      Total capitalization.................................       $170,579
                                                                  ========

--------
(1) Reflects the allocation of the aggregate purchase price of the Units to the Old Notes and the Warrants based on their fair value at the time of issuance, as determined by the Company. Does not reflect any additional shares of Common Stock that will be issuable in respect of the Warrants in the event that the Company does not complete a Threshold Public Offering or Qualified Reorganization on or prior to the IPO Contingency Date. See "Prospectus Summary--Financing Strategy and History."
(2) Excludes 1,173,280 shares of Preferred Stock issuable upon the exercise of outstanding warrants. See "Management--Compensation Committee Interlocks and Insider Participation" and "Certain Transactions--Private Placement Transactions."
(3) Excludes 1,962,960 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 1996, pursuant to the Company's 1994 Stock Option/Stock Issuance Plan (the "Stock Plan"). Subsequent to September 30, 1996, the Company granted options to purchase an additional 20,000 shares of Common Stock pursuant to the Stock Plan. Further, in March 1996, the Board of Directors of the Company approved the automatic grant of options to purchase an aggregate of 80,000 shares of Common Stock to certain service providers of the Company upon the next anniversary of their employment with the Company. See "Management--1994 Stock Option/Stock Issuance Plan" and "Certain Transactions--Transactions with Founders." Also excludes the 2,289,428 shares of Common Stock initially issuable upon the exercise of the Warrants.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated condensed financial statements have been prepared by the Company's management from its historical financial statements included in this Prospectus. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect adjustments as if the Company had acquired or merged with the entities described in the accompanying notes as of January 1, 1995. The Unit Offering has been reflected in the unaudited pro forma consolidated condensed statement of operations as if it had occurred as of January 1, 1995. Acquisitions or mergers, other than the increased ownership interests in STW and RHP to 35% and 29.2%, respectively, and the acquisition of an interest in Star Digitel Limited, have been fully reflected in the Company's historical balance sheet as of September 30, 1996.

  The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes included herewith, the Company's audited consolidated financial statements and notes thereto as of December 31, 1994 and 1995 and for the three years ended December 31, 1995, the Company's unaudited consolidated condensed financial statements as of and for the nine months ended September 30, 1996 ("First Nine Months"), "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial statements of significant 50% or less owned affiliates included elsewhere in the Prospectus.

  The unaudited pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations or financial position would have been had the Unit Offering or acquisitions and mergers indicated occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. Final amounts could differ from those set forth below.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                               AS OF SEPTEMBER 30, 1996
                                           --------------------------------------
                                                      ACQUISITION
                                           HISTORICAL ADJUSTMENTS       PRO FORMA
                                           ---------- -----------       ---------
                 ASSETS
Current assets:
  Cash and cash equivalents..............   $ 82,766   $(11,000)(ci)    $ 55,010
                                                         (8,200)(di)
                                                         (8,556)(ei)
  Accounts receivable....................        276                         276
  Notes receivable from affiliates.......        853                         853
  Note receivable........................      1,385                       1,385
  Advance to affiliate...................        102                         102
  Other current assets...................      1,386                       1,386
                                            --------   --------         --------
    Total current assets.................     86,768    (27,756)          59,012
Property and equipment, net..............     11,698                      11,698
Investments in affiliates................     46,956     20,000 (cii)     83,712
                                                          8,200 (dii)
                                                          8,556 (eii)
Telecommunication licenses and other
 intangibles, net........................     17,198                      17,198
License and other deposits...............     14,300     (9,000)(ciii)     5,300
Debt issuance costs, net.................      5,891                       5,891
Other assets.............................        664                         664
                                            --------   --------         --------
    Total assets.........................   $183,475   $    --          $183,475
                                            ========   ========         ========
     LIABILITIES, MINORITY INTEREST,
         REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses..   $  3,496                    $  3,496
  Note payable...........................      4,000                       4,000
                                            --------                    --------
    Total current liabilities............      7,496                       7,496
Long-term debt...........................     71,623                      71,623
Minority interest........................      5,400                       5,400
Redeemable convertible preferred stock...    102,519                     102,519
Stockholders' deficit:
  Convertible preferred stock............          9                           9
  Common stock...........................          6                           6
  Additional paid-in capital.............     31,055                      31,055
  Note receivable from stockholder.......       (152)                       (152)
  Unrealized gain on investments.........        112                         112
  Cumulative translation adjustment......        250                         250
  Accumulated deficit....................    (34,843)                    (34,843)
                                            --------   --------         --------
    Total stockholders' deficit..........     (3,563)       --            (3,563)
                                            --------   --------         --------
    Total liabilities, minority interest,
     redeemable convertible preferred
     stock and stockholders' deficit.....   $183,475   $    --          $183,475
                                            ========   ========         ========

 See accompanying notes to unaudited pro forma consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                      FOR THE YEAR ENDED                               FOR THE NINE MONTHS ENDED
                                       DECEMBER 31, 1995                                   SEPTEMBER 30, 1996
                         --------------------------------------------------  --------------------------------------------------
                                    UNIT OFFERING   ACQUISITION                         UNIT OFFERING   ACQUISITION
                         HISTORICAL  ADJUSTMENTS    ADJUSTMENTS   PRO FORMA  HISTORICAL  ADJUSTMENTS    ADJUSTMENTS   PRO FORMA
                         ---------- -------------   -----------   ---------  ---------- -------------   -----------   ---------
Operating revenue.......  $    --                     $   369 (f) $    369    $    532                    $   282 (f) $    814
Cost of sales...........       --                         785 (f)      785         541                        338 (f)      879
                          --------    --------        -------     --------    --------    --------        -------     --------
 Gross margin...........       --                        (416)        (416)         (9)                       (56)         (65)
Operating expenses:
 General and
  administrative
  expenses..............     6,365                      1,493 (f)    8,698      10,610                        589 (f)   11,369
                                                          840 (g)                                             170 (g)
 Equity in (income)
  losses of
  affiliates............     3,756                      3,453(h)     4,201       5,507                      1,734 (h)    9,232
                                                       (3,008)(i)                                           1,991 (i)
                          --------    --------        -------     --------    --------    --------        -------     --------
 Loss from operations...   (10,121)                    (3,194)     (13,315)    (16,126)                    (4,540)     (20,666)
Other income (expense):
 Interest income........       232                                     232         937                                     937
 Interest expense.......    (1,354)   $(16,146)(a)                 (18,397)     (2,663)    (12,645)(a)                 (15,961)
                                          (897)(b)                                            (653)(b)
 Other..................       (28)                                    (28)          1                                       1
                          --------    --------        -------     --------    --------    --------        -------     --------
   Net loss.............  $(11,271)   $(17,043)       $(3,194)    $(31,508)   $(17,851)   $(13,298)       $(4,540)    $(35,689)
                          ========    ========        =======     ========    ========    ========        =======     ========


 See accompanying notes to unaudited pro forma consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

THE UNIT OFFERING

  The unaudited pro forma consolidated condensed financial statements reflect adjustments for the Unit Offering, in which the Company sold 196,720 Units, each consisting of a $1,000 principal amount Old Note and one Warrant initially entitling the holder to purchase 11.638 shares of Common Stock. The Unit Offering closed on August 15, 1996, providing total net proceeds of $94 million after deducting placement agent fees and offering expenses. The Unit Offering has been reflected in the unaudited pro forma consolidated condensed statements of operations as if the Unit Offering had occurred as of January 1, 1995.

THE ACQUISITIONS

  The unaudited pro forma consolidated condensed financial statements reflect adjustments for the following acquisitions and mergers:

 Star Telecom Overseas (Cayman Islands) Limited

  In August 1996, the Company funded a 70% interest in Star Telecom Overseas (Cayman Islands) Limited ("STOL"), for a purchase price of $13,500,000. The acquisition of STOL has been reflected in the unaudited pro forma consolidated condensed statements of operations as if STOL had been a consolidated majority-owned subsidiary since January 1, 1995.

 Star Digitel Limited

  In September 1996, the Company entered into an agreement to acquire a 40% interest in Star Digitel Limited ("SDL") for a purchase price of $20,000,000, of which $9,000,000 is recorded as a deposit as of September 30, 1996 and $11,000,000 of which was paid upon closing. The acquisition of SDL closed on November 7, 1996. The acquisition of SDL has been reflected in the unaudited pro forma consolidated condensed balance sheet as if SDL had been acquired on September 30, 1996, and the unaudited pro forma consolidated condensed statements of operations as if the Company had acquired SDL on January 1, 1995, accounting for the investment by the equity method.

 TeamTalk Limited

  Effective April 30, 1996, the Company acquired the remaining 1,700,000 ordinary shares in TeamTalk from the other TeamTalk shareholder for a purchase price of approximately $3,198,000. This acquisition resulted in the Company obtaining 100% ownership in TeamTalk. The acquisition of the remaining 50% ownership of TeamTalk has been reflected in the unaudited pro forma consolidated condensed statements of operations as if the TeamTalk acquisition had occurred on January 1, 1995.

 Syarikat Telefon Wireless (M) SDN BHD

  At various times during 1995 and 1996, the Company purchased ownership interests in STW, the Company's WLL operating company in Malaysia, increasing its ownership percentage from 2% at the beginning of fiscal 1995 to 30% by December 31, 1995. The Company's interest is expected to increase to 35% in November 1996 through the purchase of 50% of Laranda SBN BHN (Laranda), a 10% shareholder of STW, for $8,200,000. The investments have been reflected in the unaudited pro forma consolidated condensed statements of operations as if the Company's ownership had been 35% since January 1, 1995, accounting for the investment by the equity method.

 PT Rajasa Hazanah Perkasa

  During 1995, the Company acquired ownership interests in RHP through which the Company owns its interest in its Indonesia national cellular project. The initial interest acquired was 15% in March 1995, which was then increased to 25% in October 1995. In October 1996, the Company acquired an additional 4.2% of RHP for a purchase price of $8,556,000. These investments have been reflected in the unaudited pro forma consolidated condensed statements of operations as if the Company's ownership had been 29.2% since January 1, 1995, accounting for the investment by the equity method.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--
                                  (CONTINUED)

 Merger with Vanguard International Telecommunications, Inc.

  On December 18, 1995, the Company consummated a merger with Vanguard International Telecommunications, Inc. ("VIT"), a wholly owned subsidiary of Vanguard, as described in "Certain Transactions--The Vanguard Exchange" and
Note 4 of the Consolidated Financial Statements included elsewhere in this Prospectus. This merger has been reflected in the unaudited pro forma consolidated condensed statements of operations as if this merger had been consummated on January 1, 1995.

PRO FORMA ADJUSTMENTS

Unit Offering Adjustments

    The Unaudited Pro Forma Consolidated Condensed Statements of Operations give effect to the following Unit Offering adjustments:

  (a) Represents additional interest expense assuming the Unit Offering occurred on January 1, 1995 of $16,146,000 and $12,645,000 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, calculated using the interest method.

  (b) Represents amortization of debt issuance costs assuming the Unit Offering occurred on January 1, 1995 of $897,000 and $653,000 for the year ended December 31, 1995 and for the nine months ended
      September 30, 1996, respectively, calculated using the interest method.

Acquisition Adjustments

  The Unaudited Pro Forma Consolidated Condensed Balance Sheet gives effect to the following acquisition adjustments:

  (c) Represents the Company's 40% acquisition of SDL as if the acquisition had occurred on September 30, 1996. The adjustments, based on a purchase price of $20,000,000, reflect:

    (i) the reduction of cash for the purchase price of the acquisition less the $9,000,000 deposit,

    (ii) the recording of IWC's equity method investment of SDL for the purchase price, and

    (iii) the reduction of deposit as this amount was released from escrow upon closing.

  (d) Represents the Company's probable acquisition of 50% of Laranda, for a purchase price of $8,200,000, as if the acquisition had occurred on September 30, 1996. The adjustments reflect:

    (i) the reduction of cash for the purchase price of the acquisition. In October 1996, the Company paid $1,000,000 for an option to purchase 50% of Laranda for a total purchase price of $8,200,000.

    (ii) the recording of IWC's equity method investment in Laranda for the purchase price.

  (e) Represents the Company's acquisition of an additional 4.2% of RHP for a purchase price of $8,556,000, as if the acquisition had occurred on September 30, 1996. The adjustments reflect:

    (i) the reduction of cash for the purchase price of the acquisition, and

    (ii) the recording of IWC's equity method investment in RHP for the purchase price.

    The Unaudited Pro Forma Consolidated Condensed Statements of Operations give effect to the following acquisition adjustments:

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--
                                  (CONTINUED)
  (f) Represents the results of operations of TeamTalk derived from financial statements of TeamTalk for the following periods (in thousands):

                                    FOR THE YEAR ENDED FOR THE NINE MONTHS ENDED
                                    DECEMBER 31, 1995    SEPTEMBER 30, 1996(1)
                                    ------------------ -------------------------
      Operating revenues...........      $   369                 $ 282
      Cost of sales................          785                   338
      Operating expenses...........        1,493                   589
                                         -------                 -----
      Net loss.....................      $(1,909)                $(645)
                                         =======                 =====

     --------
     (1) Includes the results of operations for the period from January 1, 1996 through April 30, 1996. Results of operations for the period from May 1, 1996 through September 30, 1996 are reflected in the historical financial statements for the six months ended September 30, 1996.

  (g) Represents amortization of telecommunications licenses and other intangibles over 20 years for consolidated subsidiaries (SRC Servicos de Rario Comunicacaoes Ltda ("SRC") and M/S Mobilcom (Pte) Ltd. ("Mobilcom") for periods prior to the date of their acquisition. The Company acquired its ownership interests in SRC and Mobilcom in connection with the Vanguard Exchange. In addition to these subsidiaries, the pro forma financial statements also include TeamTalk and STOL as pro forma consolidated subsidiaries. The additional amortization results from the excess of the costs of the Company's investments in these entities over the Company's proportionate interests in the net assets of these entities, assuming the acquisitions had occurred on January 1, 1995. The excess investment costs are attributed principally to telecommunication licenses. Adjustments are as follows (in thousands):

                                TOTAL    MONTH      FOR THE YEAR ENDED  FOR THE NINE MONTHS ENDED
                               LICENSES ACQUIRED   DECEMBER 31, 1995(2)   SEPTEMBER 30, 1996(2)
                               -------- --------   -------------------- -------------------------
      TeamTalk................ $ 1,658   12/95(1)          $ 83                   $ 21
      STOL....................   3,971    8/96              198                    149
      SRC.....................   6,680   12/95              310                     --
      Mobilcom................   5,439   12/95              249                     --
                               -------                     ----                   ----
      Total................... $17,748                     $840                   $170
                               =======                     ====                   ====

     --------
     (1) The first allocation of $1,712,000 to telecommunication licenses for TeamTalk occurred in December 1995 concurrent with the Vanguard Exchange. When the Company acquired the remaining 50% ownership of TeamTalk, effective April 30, 1996, an adjustment was made to this amount reducing telecommunication licenses for TeamTalk to $1,658,000.

     (2) The pro forma adjustments to telecommunication license amortization were calculated by taking the total amount of licenses amortized straightline over 20 years and reduced by the amortization recorded in the historical period.

  (h) Represents additional amortization of the excess of the cost of the Company's investments over its proportionate interests in the net assets in entities accounted for by the equity method. The excess investment costs are attributed to principally telecommunication licenses and other intangibles held by the investees. These entities include STW, RHP, SDL, HFCL Mobile Radio Limited ("HFCL") and PT Binamulti Visualindo ("PTBV"); interests in all these investees except STW and SDL were acquired in connection with the Vanguard Exchange. The additional amortization results from the assumption that all the investments in the investees had been made on January 1, 1995. In addition, an adjustment has been applied to remove TeamTalk's amortization included in the historical financial statements, as TeamTalk is accounted for as a consolidated subsidiary effective April 30, 1996. Adjustments are as follows (in thousands):

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--
                                  (CONTINUED)

                                TOTAL    MONTH      FOR THE YEAR ENDED  FOR THE NINE MONTHS ENDED
                               LICENSES ACQUIRED   DECEMBER 31, 1995(4)   SEPTEMBER 30, 1996(4)
                               -------- --------   -------------------- -------------------------
      STW..................... $25,420    1/95(1)         $  633                 $  299
      RHP.....................  32,236    3/95(2)          1,293                    321
      SDL.....................  18,162   11/96(3)          1,514                  1,135
      HFCL....................     243   12/95                11                     --
      PTBV....................     206   12/95                 9                     --
      TeamTalk................   1,712   12/95                (7)                   (21)
                               -------                    ------                 ------
      Total................... $77,979                    $3,453                 $1,734
                               =======                    ======                 ======

     --------
     (1) The Company acquired additional interests in STW at various times during 1995 and 1996 beginning in January 1995, when the Company's original interest was 2%. The Company's interest reached 30% in August 1995 and is expected to increase its interest to 35% in November 1996 through the purchase of 50% of Laranda. The Company allocated the appropriate portion of the purchase price to telecommunication licenses and other intangibles during each of these incremental acquisitions.

     (2) The Company first acquired an interest in RHP in March 1995 and allocated the appropriate portion of the purchase price to telecommunication licenses and other intangibles during this initial acquisition. During 1995 and 1996, the Company acquired additional ownership interests in RHP and allocated additional amounts to telecommunication licenses and other intangibles, including an allocation to RHP from the Vanguard Exchange.

     (3) The Company acquired 40% of SDL on November 7, 1996. For purposes of the pro forma consolidated condensed financial statements, September 30, 1996 was considered to be the acquisition date and the historical financial statements of SDL as of and for the period ended June 30, 1996 were used to calculate the excess of the cost of the Company's investment over its proportional interest in the net assets of SDL in order to determine the amount of the purchase price to be attributed to participation rights and other intangibles as these were the latest financial statements available.

     (4) The pro forma adjustments to telecommunication license and other intangible amortization were calculated by taking the total amount of licenses amortized straightline over 20 years and reduced by the amortization recorded in the historical period, except for SDL which was calculated over a life of 12 years, the weighted average remaining life of the project participation rights. Unlike telecommunication licenses in the previous projects of the Company, the participation rights in SDL projects have finite lives with presently undeterminable renewal probability.

  (i) Represents the additional equity in net losses or income of STW, SDL and RHP assuming the Company's investments for current ownership interests of 30%, 40% and 25%, respectively, had been made on January 1, 1995. In addition, an adjustment is required to remove the Company's equity in losses of TeamTalk which is accounted for as a consolidated investment effective April 30, 1996. Adjustments are as follows (in thousands):

                                    FOR THE YEAR ENDED FOR THE NINE MONTHS ENDED
                                    DECEMBER 31, 1995     SEPTEMBER 30, 1996
                                    ------------------ -------------------------
      STW..........................      $   773                $  382
      SDL..........................       (3,851)                1,787
      RHP..........................          578                   154
      TeamTalk.....................         (508)                 (332)
                                         -------                ------
      Total........................      $(3,008)               $1,991
                                         =======                ======

                     CONSOLIDATED SELECTED FINANCIAL DATA

  The following selected consolidated balance sheet and statement of operations data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus. The consolidated selected financial data as of and for the years ended December 31, 1993, 1994 and 1995 are derived from, and qualified by reference to, such financial statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's investment in RHP as of and for the year ended December 31, 1995. The audited financial statements of RHP as of and for the year ended December 31, 1995, together with the independent auditors' report thereon, are included elsewhere in this Prospectus. The consolidated selected financial data as of and for the year ended December 31, 1992 were derived from financial statements which have been audited by other auditors. The Company was incorporated in January 1992. The consolidated selected financial data as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements prepared by the Company that, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

                                                              NINE MONTHS
                           YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                         -------------------------------  ---------------------
                         1992   1993    1994      1995      1995        1996
                         -----  -----  -------  --------  ---------  ----------
                                (IN THOUSANDS)                (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Operating revenue....... $ --   $ --   $   --   $    --   $     --   $      532
Cost of sales...........   --     --       --        --         --          541
                         -----  -----  -------  --------  ---------  ----------
 Gross margin...........   --     --       --        --         --           (9)
Operating expenses:
 General and
  administrative
  expenses..............   169    809    2,481     6,365      3,565      10,610
 Equity in losses of
  affiliates............   --     --       --      3,756      1,171       5,507
                         -----  -----  -------  --------  ---------  ----------
   Loss from
    operations..........  (169)  (809)  (2,481)  (10,121)    (4,736)    (16,126)
Other income (expense):
 Interest income........     5      2      106       232        130         937
 Interest expense.......   --     (33)    (115)   (1,354)      (785)     (2,663)
 Other expense..........   --      (1)     (13)      (28)       (10)          1
                         -----  -----  -------  --------  ---------  ----------
   Net loss............. $(164) $(841) $(2,503) $(11,271) $  (5,401) $  (17,851)
                         =====  =====  =======  ========  =========  ==========

                                            DECEMBER 31,           SEPTEMBER 30,
                                    -----------------------------  -------------
                                    1992  1993   1994      1995        1996
                                    ---- ------ -------  --------  -------------
BALANCE SHEET DATA:                         (IN THOUSANDS)          (UNAUDITED)
Total current assets..............  $  4 $  701 $12,580  $ 26,851    $ 86,768
Property and equipment, net.......    10     15      88     4,269      11,698
Investments in affiliates.........   322  1,723   5,427    52,280      46,956
Telecommunication licenses and
 other intangibles, net...........   --     --      --     12,106      17,198
License and other deposits........   --     --      --        --       14,300
Debt issuance costs, net..........   --     --      --        --        5,891
Other assets......................   200    201     329       137         664
                                    ---- ------ -------  --------    --------
Total assets......................  $536 $2,640 $18,424  $ 95,643    $183,475
                                    ==== ====== =======  ========    ========
Total current liabilities.........  $ 50 $2,215 $ 2,000  $ 11,557    $  7,496
Long-term debt, net...............   --     --      --        --       71,623
Minority interest.................   --     --      --        --        5,400
Redeemable convertible preferred
 stock............................   --     --   19,578    98,845     102,519
Total stockholders' equity (defi-
 cit).............................   486    425  (3,154)  (14,759)     (3,563)
                                    ---- ------ -------  --------    --------
Total liabilities, minority inter-
 est, redeemable convertible pre-
 ferred stock and stockholders'
 equity (deficit).................  $536 $2,640 $18,424  $ 95,643    $183,475
                                    ==== ====== =======  ========    ========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The Company owns and operates wireless communications projects in various developing countries, primarily in Asia and Latin America. The Company owns interests in seven operating companies located in Brazil, Indonesia, Malaysia, Mexico, New Zealand and the Philippines. These companies offer a variety of wireless communications services including cellular telephone, WLL and ECTR. As of September 30, 1996, seven of these projects had commercial operations. In addition, the Company currently has a number of developmental stage projects in these and other countries which will, if such projects become commercial, offer, in addition to the above services, paging and wireless cable television. The Company has minority ownership positions in many of its operating companies and developmental stage projects, largely due to restrictions on the level of foreign ownership under local law and, in some cases, to historical limitations on the Company's access to capital.

  As the Company generally invests in early stage projects, these projects typically have neither cash flow nor revenue to support operating costs, working capital and capital expenditures. In addition, to the extent that such projects generate positive cash flow, the continuing capital investment required to satisfy the growth requirements often encountered in such wireless communications companies, as well as increasing operating expenses and working capital requirements, typically results in little or no excess funds being available for distribution to stockholders. As a result, the Company does not expect its operating companies or developmental stage projects to pay any cash dividends or other cash distributions for the foreseeable future. Therefore, the ability of the Company to meet its operating expenses, other cash needs and to make additional investments will be dependent upon its ability to raise funds through debt financings, the sale of equity securities or the liquidation of its investments. There can be no assurances that funds will be available from any of these sources.

  The Company has reported net losses for each fiscal year since the date of its organization. As the Company continues to make investments accounted for under the equity method or on a consolidated basis, these losses can be expected to increase significantly.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1996 and 1995

  The Company's net loss increased from $5.4 million for the nine month period ended September 30, 1995 to $17.9 million for the corresponding period in 1996, an increase of 231%. The increase was due primarily to higher general and administrative expenses, increase in equity in losses of affiliates and increases in interest expense, as more fully described below.

  The Company recorded no operating revenues and cost of revenues for the nine month period ended September 30, 1995 compared to $532,000 in operating revenues, offset by $541,000 in cost of revenues, for the corresponding period in 1996. The operating revenues and cost of revenues for the nine month period ended September 30, 1996 resulted from the acquisition, effective April 30, 1996, of the remaining 50% of TeamTalk, which increased the Company's equity interest in TeamTalk to 100%, and the resulting consolidation of TeamTalk's operations in the Company's financial statements.

  General and administrative expenses increased from $3.6 million for the nine month period ended September 30, 1995 to $10.6 million for the corresponding period in 1996, an increase of 198%. The increase was primarily due to increase in salary and travel expenses and consulting fees that reflect the overall growth in the Company's business.

  General and administrative expenses for the nine month period ended September 30, 1996 includes (i) $876,000 and $2.2 million of general and administrative expenses associated with the consolidation of the operations of TeamTalk and SRC, respectively, in the Company's financial statements and (ii) $475,000 due to the amortization of telecommunication licenses of the Company's consolidated subsidiaries. There was no material amortization of telecommunication licenses for consolidated subsidiaries during the corresponding nine month period in 1995.

  Equity in losses of affiliates increased from $1.2 million for the nine month period ended September 30, 1995 to $5.5 million for the corresponding period in 1996, an increase of 370%. Equity in losses of affiliates for such period consisted of $647,000 of operating losses and $524,000 of expense relating to the amortization of telecommunication licenses. For the corresponding period in 1996, equity in losses of affiliates consisted of $3.6 million of operating losses and $1.9 million of expense relating to amortization of telecommunication licenses.

  The increase in operating losses for the nine month period ended September 30, 1996 compared to the corresponding period in 1995 reflects an increase in the underlying operating losses of STW and RHP. In 1995 and the first half of 1996, STW had increased operating losses due to the expansion of its operations. Operating revenues during such period remained minimal, however, due to the efforts of Malaysian government to nationalize the Malaysian telecommunication industry. Further, RHP's majority-owned subsidiary, Mobisel, incurred increased operating losses due primarily to the expansion of its sales and administrative operations.

  The increase in amortization of telecommunication licenses for the nine month period ended September 30, 1996 compared to the corresponding period in 1995 was primarily due to the amortization of RHP's telecommunication licenses, which was minimal in 1995 and $1 million for the nine month period ended September 30, 1996.

  The Company's interest income increased from $130,000 for the first nine months of 1995 to $937,000 for the corresponding period in 1996, an increase of 621%. This increase was due primarily to interest earned as a result of the investment of the proceeds from the sale and issuance of shares of the Company's Preferred Stock in late 1995 and from the Unit Offering in interest-bearing government securities.

  The Company's interest expense increased from $785,000 for the first nine months of 1995 to $2.7 million for the corresponding period in 1996, an increase of 239%. The increase in interest expense was primarily due to interest expense associated with the Unit Offering, which was consummated in August 1996.

 Years Ended December 31, 1995 and 1994

  The Company's net loss increased from $2.5 million for 1994 to $11.3 million for 1995, an increase of 350%. As the Company did not have any revenues during either year, the increase was caused by higher general and administrative expenses, greater debt service costs and an increase in equity in losses of affiliates.

  General and administrative expenses increased from $2.5 million for 1994 to $6.4 million for 1995, an increase of 157%. This was primarily due to expanded business development activities with a resultant increase in salary expense from $661,000 to $1.7 million, an increase of 151%, consultants fees from $269,000 to $1.2 million, an increase of 351%, and travel and related expenses from $719,000 to $1.7 million, an increase of 140%. All other general and administrative costs increased approximately in line with the growth in the business activities.

  Equity in losses of affiliates was $3.8 million for 1995. These losses represent $2.8 million of operating losses and $966,000 of amortization expenses relating to the amortization of telecommunication licenses. STW had expanded its business activities during 1995 and invested substantial resources in the network asset buildout. Significant increases in general and administrative and depreciation costs were incurred in 1995. This increased the equity in losses of affiliates by $1.9 million, represented by operating losses of $1.3 million and amortization expense of telecommunication licenses of $638,000. During 1995, RHP experienced a substantial decrease in operating revenues due to increased competition and changing market forces affecting the price of handsets. RHP's operating losses were consistent with the prior year, although the Company had no investment in this entity during 1994. RHP increased the equity in losses of affiliate by $1.3 million, comprising $1.0 million in operating losses and $319,000 of amortization expense of telecommunication licenses. During 1994, the Company had no material investments accounted for under the equity method. For further financial information, reference to the attached financial statements is recommended.

  Interest income increased from $106,000 to $232,000, an increase of 119%. This was primarily due to higher average cash balances during the latter part of the year as a result of the issuance of Preferred Stock.

  Interest expense increased from $115,000 to $1.4 million. This is primarily due to increased financing activity during the year.

 Years Ended December 31, 1994 and 1993

  The Company's net loss increased from $841,000 for 1993 to $2.5 million for 1994, an increase of 198%. This was primarily due to increases in general and administrative costs as the Company, as a development stage enterprise, had no operating revenue during either year.

  General and administrative expenses increased from $809,000 for 1993 to $2.5 million for 1994, an increase of 207%. This was primarily due to an increase in staff from six people at year end 1993 to nine people at year end 1994 and a concomitant increase in staff costs such as travel and related expenses.

  Interest income increased from $2,000 for 1993 to $106,000 for 1994. This was due to the increase in the Company's average cash balances over the year as a result of the issuance of $18.5 million of Preferred Stock during 1994.

  Interest expense increased from $33,000 for 1993 to $115,000 for 1994, an increase of 248%, due to an increase in notes payable outstanding during 1994.

IMPACT OF INFLATION AND CURRENCY FLUCTUATION

  Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain developing countries and could have an adverse effect on the operating companies and developmental stage projects in those countries, including an adverse effect on their ability to obtain financing.

  The value of the Company's investment in its operating companies or developmental stage projects is partially a function of the currency exchange rate between the dollar and the applicable local currency. The operating companies will report their results of operations in the local currency, except those entities that operate in a hyperinflationary economy such as the Brazilian operating entity. This entity reports its functional currency as U.S. dollars. The Company's results of operations will be affected by fluctuations in currency exchange rates between those currencies and U.S. dollars. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss with respect to its investments and fluctuations in its results of operations solely as a result of currency exchange rate fluctuations.

  To the extent that the operating companies commence or have commenced commercial operations, any revenues they generate will generally be paid to the operating companies in the local currency. By contrast, many significant liabilities of the operating companies (such as liabilities for the financing of telecommunications equipment) may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on the Company. The primary foreign currency to which the Company is exposed is the Indonesian Rupiah. As discussed in more detail later, Mobisel, the Company's national cellular operating company in Indonesia, has incurred U.S. dollar debt through its credit facility with Nissho Iwai. Further, it is anticipated that substantial additional U.S. dollar debt will be sought to fund future capital expenditures of Mobisel. Revenues to repay such U.S. dollar debt will be denominated in the local Indonesian currency.

LIQUIDITY AND CAPITAL RESOURCES

  To date, the Company has funded its cash requirements primarily using the net proceeds from a series of Preferred Stock private placements, bridge loans and the Unit Offering. The bridge loans have generally been converted into Preferred Stock. The proceeds from these financings were mainly used to fund the Company's investments in operating companies and developmental stage projects, to provide working capital and for general corporate purposes, including the expenses incurred in seeking and evaluating new investment opportunities. As of December 31, 1995 and September 30, 1996, the Company had cash balances of $25.4 million and $82.8 million, respectively.

  The Company has generated negative cash flow from operations for each of the last three fiscal years and for the nine months ended September 30, 1996, and its operating companies and developmental stage projects are not expected to provide any cash to the Company for the foreseeable future. As a result, the Company is and will remain dependent upon raising funds from outside sources to fund its working capital needs, investments in operating companies and developmental stage projects and other cash requirements and to repay the Exchange Notes and any other indebtedness it may incur when it becomes due and payable.

  The Company will require additional financing prior to December 31, 1997 to meet currently anticipated investments in its operating companies and developmental stage projects. The Company has no commitments or arrangements for additional financing, and there can be no assurance that this additional financing will be available to the Company on acceptable terms when required by the Company or at all. The Company's inability to obtain such additional financing on acceptable terms would have a material adverse effect on the Company. In addition, the Company intends to pursue additional investment opportunities for wireless communications projects and will require additional sources of financing in order to pursue those investments. However, there can be no assurance that such additional financing will be available on favorable terms or at all. See "Risks Factors--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Financing; No Commitments for Additional Financing."

  At the project level, the Company and its partners typically fund initial project investments using capital contributions either in the form of equity or shareholder loans. When projects become operational, the Company seeks to fund ongoing development of the project using third-party financing, preferably on a non-recourse basis to the Company.

  Mobilkom, the Company's national ECTR operating company in Indonesia, arranged a $50.0 million credit facility through a syndicate of Thai banks. This facility is secured by all of the assets and capital stock of Mobilkom, and $25.0 million of the facility has been guaranteed by Jasmine International Public Company Limited ("Jasmine"), a 56.25% owner of Mobilkom. As of September 30, 1996, approximately $20.2 million was outstanding under this facility. The Company anticipates that the current $50.0 million facility will be sufficient for Mobilkom to meet all of its currently anticipated expenditures through 1997. Borrowings outstanding under this credit facility must be repaid in 16 quarterly installments commencing in 2000.

  Mobisel, the Company's national cellular operating company in Indonesia in which the Company holds an indirect 20.4% interest through RHP, has obtained a $60.0 million credit facility from Nissho Iwai International (Singapore) Pte., Ltd. ("Nissho Iwai"). This facility is secured by all of Mobisel's assets and a pledge of all of the capital stock held by RHP. RHP has also guaranteed the credit facility. Borrowings under the credit facility with Nissho Iwai are limited to funds necessary for the implementation and construction of its network. Mobisel will require substantial additional financing to complete its planned capital expenditures through 1997 and for other cash needs. Accordingly, Mobisel has commenced discussions with a number of potential financing sources in order to obtain additional financing. Borrowings outstanding under this credit facility must be repaid in six equal semi-annual installments beginning in late 1998.

  STW, the Company's national WLL operating company in Malaysia, has arranged a Ringgit 91.0 million (approximately $36.3 million as of September 30, 1996) credit facility through a syndicate of Malaysian banks. This facility is secured by substantially all of STW's assets and a pledge of all of the capital stock of STW held by the Company and STW's other shareholders, and has been guaranteed by Shubila Holding SDN BHD, the 60% owner of STW, and certain directors of STW (including an officer of the Company). In addition, STW has agreed to assign to and deposit with the banks all of its cash, including revenues, loan drawings and shareholder advances. In addition to pledging their capital stock in STW, the Company and the other STW shareholders have entered into a "keep well" covenant pursuant to which they have agreed (i) to insure that STW remains solvent and able to meet its financial liabilities when due and (ii) to insure the timely completion of its WLL project and to make additional debt or equity investments in STW necessary to meet any cost overruns. Accordingly, the Company and the other STW shareholders could be jointly and severally liable for amounts payable under the credit facility in the event of a default by STW. Borrowings outstanding under this credit facility must be repaid in eleven semi-annual installments beginning in October 1997. As of September 30, 1996, this facility was fully drawn and it is the intention of the Company and its partners to seek additional third party debt financing to fund continued expansion of STW's network and to refinance outstanding indebtedness under the credit facility. See "Business--Operating Companies" and Note 7 of Notes to Consolidated Financial Statements for additional information regarding the credit facilities of STW, Mobisel and Mobilkom.

  The business of the operating companies and developmental stage projects is capital intensive and will require continuing sources of outside financing to fund their working capital needs, capital expenditures and other cash requirements. In particular, STW and Mobisel will require substantial additional financing in order to complete planned capital expenditures. However, there can be no assurance that the operating companies and the developmental stage projects will be able to obtain required additional financing on acceptable terms or at all, which could have a material adverse effect on the Company. In addition, there can be no assurance that the operating companies or developmental stage projects will be able to pay their indebtedness or other liabilities when due. See "Risk Factors--Project Level Risks--Operating Losses and Negative Cash Flow; Dependence on Additional Financing/Capital."

                                   BUSINESS

BACKGROUND

  The Company is a leading developer, owner and operator of wireless communications companies and projects in emerging markets in Asia and Latin America. These companies and projects provide or are developing a variety of wireless communications services, including cellular telephone, wireless local loop ("WLL"), enhanced capacity trunked radio ("ECTR"), paging and wireless cable television. The Company currently has interests in seven operating companies in Brazil, Indonesia, Malaysia, Mexico, New Zealand and the Philippines. In addition, the Company has interests in six developmental stage projects in China, India, Indonesia, Mexico, Pakistan, Peru, Taiwan and Thailand and is actively pursuing other development and acquisition opportunities. As of September 30, 1996, the Company's operating companies had licenses covering an estimated 370 million people ("POPs") which, based on the Company's equity interests in these operating companies, represented an estimated 90 million equity POPs. As of September 30, 1996, the Company's operating companies, which are generally in the early stages of operating and expanding their networks, served approximately 50,000 subscribers.

 Demand for Communications Services in Developing Countries

  Many countries in Asia and Latin America are experiencing rapid economic growth, but are hindered by inadequate telecommunications services. The Company believes that businesses in particular are demanding better services to improve competitiveness and are seeking cost-effective mobile communications services to enhance their operations. The following table sets forth certain information with respect to the countries in which the Company's operating companies and developmental stage projects are located, together with comparative information for the United States.

                                     POPULATION             REAL GDP                 WAITING TIME
                                       GROWTH                GROWTH                FOR INSTALLATION
                                     YEAR ENDED  GDP PER   YEAR ENDED   TELEPHONE    OF LAND-LINE      CELLULAR
                         POPULATION DECEMBER 31,  CAPITA  DECEMBER 31,  LINES PER     TELEPHONE      PENETRATION
                          (MM)(1)     1995(1)    (US$)(1)   1995(1)    100 POPS(2)    (YEARS)(3)    (% OF POPS)(2)
                         ---------- ------------ -------- ------------ ----------- ---------------- --------------
Asia-Pacific
China...................  1,215.4       1.2%     $   541       9.9 %       2.3           0.3             0.30%
India...................    930.8       1.8%         360       5.6 %       1.0           1.9             0.01%
Indonesia...............    195.3       1.6%       1,025       7.3 %       1.2           0.3             0.09%
Malaysia................     20.0       2.4%       4,261       9.5 %      14.5           0.3             4.77%
New Zealand.............      3.5       1.1%      16,518       2.5 %      48.7           0.0             8.35%
Pakistan................    130.1       2.9%         484       4.5 %       1.6           1.1             0.04%
Philippines.............     68.6       2.2%       1,080       5.0 %       1.5           5.5             0.52%
Taiwan..................     21.3       0.9%      12,485       6.1 %      39.5           -- (/4/)        3.63%
Thailand................     60.2       1.4%       2,751       8.5 %       4.6           4.0             2.26%
Latin America
Brazil..................    156.9       2.0%     $ 4,316       4.2 %       7.4           0.9             0.81%
Mexico..................     94.8       1.9%       2,634      (6.9)%       9.2           0.2             0.77%
Peru....................     23.8       2.0%       2,640       6.6 %       3.3           4.3             0.31%
United States...........    263.6       1.0%     $27,490       2.0 %      59.4           0.0            12.79%

--------
(1) Source: DRI/McGraw-Hill World Markets Executive Overview, Second Quarter 1996. The DRI/McGraw-Hill data are for 1995. "GDP Per Capita" means gross domestic product per person and "Real GDP Growth" means growth in gross domestic product after adjustment for inflation during the relevant measurement period.
(2) Source: MTA-EMCI World Cellular Markets: 1996. Telephone lines per 100 POPs is from 1994 and cellular penetration is from 1995. "Cellular Penetration" means the number of cellular subscribers as a percentage of the total population.
(3) Source: MTA-EMCI Wireless Local Loop: Opportunities in the Global Marketplace (Volume 2), March 1996. Data are from 1994.
(4) Data not available.

  To address the growing demand for communications services and promote economic growth, governments in many developing countries have begun deregulating their telecommunications industries. In some developing countries, the government is beginning to privatize national carriers and encourage the formation of private communications competitors. As a result, the Company believes there is a substantial opportunity for privately-owned companies to provide wireless communications services in these countries.

  Similar factors are also creating a market for wireless cable television. The Company believes that consumers in many developing countries are demanding access to more and better television broadcasting, and many governments in these countries are now considering the private delivery of television programming as an alternative to government-owned broadcast television. The Company believes that wireless cable television is a fast and cost-effective way to provide cable television-type services in developing countries.

 Role of Wireless Technologies

  A number of wireless technologies provide voice, data and video services that address the communications needs of developing countries. These services include cellular telephone, WLL, ECTR, paging and wireless cable television. The Company believes that these existing and emerging wireless technologies generally offer comparable functionality to, and lower construction costs and more rapid deployment than, land-line technologies.

  Cellular Telephone. In its simplest configuration, a cellular telephone system consists of a series of cell sites, each with a cellular transmitter/receiver tower. All sites are linked to a mobile telephone switching office, which consists of a central computer that controls the network. Currently, the majority of cellular systems use analog technology; however, in some high density markets analog systems are reaching their capacity limits, and are being supplemented with new digital technologies which offer greater capacity.

  Wireless Local Loop. WLL networks provide subscribers with access to the standard land-line telephone network through wireless transmission from the land-line switch to the telephone site rather than through conventional land lines. This is accomplished by placing small transmitter/receivers at the telephone site. WLL operates in the same way as a regular telephone, with the added possibility of wide area "cordless telephone" use. WLL networks are generally quicker to install and less expensive than current land-line systems.

  Enhanced Capacity Trunked Radio. ECTR combines attributes of cellular and dispatch radio (e.g. emergency dispatch) to provide a cellular-like mobile service. By permitting both voice and data communications and by combining dispatch radio, cellular-like calling and paging capabilities in the same system, ECTR offers a combination of functionality and capacity that is particularly well suited for business needs in developing countries. The infrastructure cost per subscriber of a loaded ECTR system is typically less than that of a loaded analog cellular system. Unlike cellular telephone, however, ECTR services have not been widely deployed in developing countries and, as a result, licenses to provide such services have historically been more readily available than licenses for cellular telephone.

  Paging. Paging is a well-established technology, with service widely available in many countries. A paging system typically consists of a number of transmitter sites connected to a central messaging center. The messaging center receives incoming messages from the public telephone network and prepares batches of messages for transmission to subscribers. Two way paging systems are now available, allowing message acknowledgment responses and short data messages to be sent by the paging subscriber. In developing countries where telephone penetration is low, paging often provides an affordable alternative to public telephone service.

  Wireless Cable Television. MMDS, commonly known as wireless cable television, transmits video programming through broadcast microwaves rather than coaxial cable, providing cable television-type service to subscribers. Various new technologies exist or are emerging to support the provision of MMDS. The Company believes that MMDS is generally quicker to install and a more cost-effective means of delivering television programming to the home than coaxial cable-based cable television, particularly in the Company's target markets where traditional cable infrastructure is underdeveloped or non-existent.

 Business Development Model

  The Company typically plays an active role in the formation, development, management and operation of its operating companies and developmental stage projects. Once a wireless communications opportunity is identified, the Company typically joins with local and strategic partners to develop the project. In some cases the Company's local partners have previously been granted telecommunications licenses. In addition, the Company and its partners may seek to obtain initial or additional licenses through private negotiations rather than through competitive bidding. As the cost of competitively awarded licenses, particularly cellular licenses, has increased, the Company believes that wireless communications services based on alternative technologies and privately negotiated licenses generally have a pricing advantage.

  The Company provides its operating companies and developmental stage projects with a range of management services. These services often include:

  . Defining license needs, preparing, submitting and monitoring license applications and negotiating the acquisition of additional licenses.

  . Seconding one or more of its own employees to a particular operating company to provide initial and/or ongoing management support.

  . Selecting equipment and negotiating with equipment manufacturers and suppliers.

  . Planning the network for the project, either by a team under the Company's direction or with the equipment manufacturer for the project.

  . Arranging debt and equity financing at the project level.

  . Developing and implementing core marketing, customer service and terminal distribution and support plans.

  . Training project personnel, normally at the facilities of one of the Company's strategic partners such as Vanguard.


 Business Strategy

  The Company's principal business objective is to become a pre-eminent provider of wireless communications services in selected developing countries. Key elements of the Company's strategy for achieving this objective include:

  Develop Long-Term Relationships With Strong Local Partners. The Company seeks to develop long-term relationships with financially strong and strategically well-positioned local partners. These partners often own or have access to an existing telecommunications asset base (such as cell sites and microwave/fiber optic transmission networks) that can be used by the Company's operating companies to reduce capital expenditures, operating costs and deployment time. Local partners frequently play an active role in securing licenses and obtaining necessary regulatory approvals, assisting in arranging and providing local financing and identifying opportunities for additional wireless projects.

  Obtain Licenses With Broad Frequency Ranges and Substantial Geographic Coverage. The Company seeks to obtain licenses with broad frequency ranges, substantial geographic coverage and flexible operating terms. The Company believes that continuing advances in wireless technologies will allow numerous technologies to provide services with similar functionality. As a result, the Company believes that market opportunities for such services will be determined predominantly by license terms rather than by technological factors. Licenses with broad frequency allocation and flexible operating terms also enable the Company to provide additional services and facilitate the adoption of new technologies. In addition, the ability to provide service over a broad geographic area is frequently an important selling point for users of services such as cellular telephone and ECTR.

  Offer Multiple Wireless Services in Existing Markets. The Company seeks to expand by developing multiple wireless services in those countries where it has existing operations. This strategy is intended to allow the Company to build on its expertise in the host country as well as to achieve cost savings and operating efficiencies through the sharing of cell sites, microwave transmission networks and marketing and administrative functions. For example, in Indonesia and Mexico, the Company initially established a national or large regional ECTR business that is providing opportunities for developing additional services, such as cellular, WLL and/or wireless cable television services.

  Remain Technology and Vendor Independent. The Company seeks to obtain licenses that do not stipulate the type of technology to be used in the provision of a particular communications service. This flexibility allows the Company to match appropriate technology to a given business opportunity on the basis of cost, capacity, reliability, functionality and availability. It also allows operating companies to migrate to superior technologies as they develop. Where possible, the operating companies use non-proprietary or open-standard technologies with multiple vendor sources, thereby reducing their dependence on any single supplier.

  Pursue Low Cost Structure. The Company pursues strategies designed to allow its operating companies to reduce capital expenditures and operating costs. First, it seeks to form partnerships with local partners that have existing telecommunications assets, including licenses, that can be used to reduce the costs of developing and operating its wireless networks. Second, where appropriate, the Company seeks to obtain initial or additional licenses through private negotiation, rather than competitive bidding. Third, the Company seeks to provide multiple wireless services within an existing market to generate economies of scale. Fourth, when a common technology is selected for multiple operating companies, the Company seeks to secure global purchasing discounts with selected vendors.

  Actively Manage Operating Companies. The Company typically plays an active role in the development and management of its operating companies. Its local country managers and corporate staff provide technical, financial and administrative support to most of these companies, including serving as senior executives of operating companies and/or serving on the boards of directors of these companies. Moreover, shareholder agreements often provide the Company with the right to approve key decisions at the operating company level, including approval of operating budgets, business plans and major corporate transactions, even though the Company may own less than 50% of the equity of the operating company.

  Promote Flexible Management Structure. The Company relies heavily on local country managers to develop existing operating companies and identify new wireless communications opportunities. These managers are often natives of the local country with significant managerial and operating experience. Although Company employees, they typically serve as senior executives of operating companies. They are supported by a corporate staff located primarily in the United States with extensive experience in wireless communications and international operations. The Company believes that the use of local country managers, supported by the Company's experienced corporate staff, allows it to rapidly and effectively respond to operational matters, develop and maintain close working relationships with local partners and capitalize on wireless communications opportunities.

 Strategic Relationships

  The Company has entered into strategic relationships with selected communications companies to assist it in identifying wireless communications opportunities and to provide resource support to its operating companies and developmental stage projects.

  Vanguard. Vanguard, one of the largest independent cellular operators in the United States, is the Company's principal strategic partner as well as its largest stockholder. As of September 30, 1996, Vanguard beneficially owned approximately 39% of the Company's equity on an as converted basis. Vanguard has provided and continues to provide a number of services relating to the formation, development and operation of the Company's wireless communication businesses, including identification and evaluation of wireless communications opportunities, review of business and technical plans, and assistance in training operating company personnel. Haynes G. Griffin, Chairman of the Board of Directors of the Company, is President, Chief Executive Officer and a director of Vanguard. See "Management--Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."

  Broadcast Communications Limited. Broadcast Communications Limited ("BCL"), a wholly owned subsidiary of the national television company of New Zealand, is a leading telecommunications engineering and network operating company. BCL provides a variety of services including wireless communications engineering design, cell site planning, microwave and fiber optic transmission design, and project management for network implementation. BCL has comprehensive experience in WLL and has installed and commissioned major wireless networks in the Asia-Pacific region. BCL has assisted in the planning, engineering and project management of the WLL network of the Company's operating company in Malaysia.

OPERATING COMPANIES

  Unless otherwise indicated, information set forth below regarding POPs, population growth, GDP per capita, and GDP growth is from 1995, data regarding POPs covered by licenses is based on POPs data from 1995 (or in certain cases estimates provided by the operating companies) and licenses held as of September 30, 1996, and data regarding telephone lines per 100 POPs and the waiting time for installation of land-line telephones is from 1994. Such data has been taken from the sources indicated above under "Business--Background-- Demand for Communication Services in Developing Countries."

  For a discussion of the risks associated with the ownership and operation of the operating companies, see "Risk Factors--Project Level Risks."

 MALAYSIA NATIONAL WLL

  The Company currently holds a 30% interest in Syarikat Telefon Wireless (M) SDN BHD ("STW"), a provider of WLL services in Malaysia. STW commenced a pilot program in Northern Malaysia in 1993, and acquired its first commercial subscribers by the end of 1994. In December 1994, based on its success in Northern Malaysia, STW was granted a national license to provide wireless telecommunications services in Malaysia. STW believes that, based on its license, which covers an estimated 20 million POPs, as well as the size of its equipment contract and the scale of its proposed build-out, its project is one of the largest digital WLL projects in the world. As of September 30, 1996, STW served approximately 2,200 subscribers.

  Market Opportunity. Malaysia is one of the fastest growing countries in the Asia-Pacific region. Malaysia has experienced rapid economic development and significant population growth, as evidenced by real GDP and population growth rates of 9.5% and 2.4%, respectively, for the year ended December 31, 1995. With approximately 14.5 telephone lines per 100 POPs in 1994, rapid growth of businesses and international trade and a large and increasingly affluent population, the Company believes Malaysia has a large unmet demand for communications services.

  The Malaysian government has announced a national telecommunications plan which includes an objective to increase the country's telephone network from approximately 2.8 million lines in 1994 to 9 million lines by the year 2000. Based on conversations with the Malaysian Economic Planning Unit, STW believes that Telekom Malaysia Berhad ("Telekom"), the national telephone company, will not be able to provide more than 6 million lines by the year 2000, resulting in a shortfall of approximately 3 million lines.

  STW's sales and marketing efforts focus on this anticipated shortfall of approximately 3 million telephone lines, primarily by pursuing opportunities with businesses and housing developments in the growing suburban markets, which the Company believes are not adequately served by Telekom. STW estimates that the suburban markets currently cover more than 15 million POPs and expects further growth in this market segment. In addition, STW is also targeting small- to medium-sized businesses which require additional telephone lines to satisfy their communication needs, including facsimile, data and additional voice lines, which STW believes are not being adequately served by Telekom.

  Regulatory Environment. In an effort to meet the goal of 9 million lines by the year 2000, the Malaysian government has begun permitting private companies to provide wireless communications service. However, in an apparent reversal of its prior policies, in early 1996, the government announced a program designed to consolidate the telecommunications industry in Malaysia into a limited number of telecommunications companies. Pursuant to this program, the government undertook efforts to cause the sale of STW to one of such surviving telecommunications companies. STW resisted these efforts and, in July 1996, the Malaysian government announced that it did not intend to proceed with this program. However, there can be no assurance that the Malaysian government will not initiate similar programs in the future, or that it will not otherwise impose further restrictions on private or foreign telecommunication providers. See "Risk Factors--Project Level Risks-- Risks Inherent In Foreign Investment."

  In addition, during the time that the Malaysian government was proceeding with its consolidation program, the government denied STW certain microwave frequencies necessary for linking STW's radio base stations and switches. Also, Telekom denied STW interconnection in certain regions not previously covered by STW, which prevented STW from adding new subscribers in such regions. Since the Malaysian government announced its intention not to proceed with the consolidation program, it has granted STW such microwave frequencies, and Telekom has begun the process of providing interconnection capability in such regions. However, there can be no assurance that the Malaysian government will continue to grant additional microwave frequencies or that Telekom will not impede interconnection in the future, either of which could have a material adverse effect on STW.

  Moreover, the Malaysian government has continued a number of other restrictive policies, including a moratorium on further licensing of private communications operators, a deferral on equal access (which allows a telephone subscriber of one company to make domestic long-distance and international calls through another telephone company) until 1999 and a limitation on foreign investment in Malaysian telecommunication companies to no more than a 30% equity interest. In addition, the Malaysian government continues to regulate tariffs.

  Local Strategic Partner. The Company's principal strategic partner in STW is Shubila Holding SDN BHD ("Shubila Holding"), whose equity interest in STW is 60%. Shubila Holding is controlled by Rosli Bin Man, the former president of Cellular Communications Network SDN BHD (Celcom), one of the largest cellular operators in Malaysia. The remaining 10% of STW is owned by Laranda SDN BHD ("Laranda"), an entity controlled by certain private individuals. See "Prospectus Summary--Recent Operating Developments."

  Project Background. The Company began efforts to develop a WLL project in Malaysia in 1993. In 1994, the Company and its local strategic partners acquired STW, provided additional capital and obtained a national telecommunications license. In March 1996, the Company entered into a shareholders' agreement with its partners, pursuant to which the Company increased its interest in STW to 30%. In October 1996, the Company paid $1 million for an option to purchase 50% of Laranda for an exercise price of $7.2 million and certain other contractual rights. In November 1996, the Company notified Laranda of its intent to exercise this option, which will increase the Company's aggregate direct and indirect interest in STW to 35%. The Company is currently in the process of conducting its financial and legal due diligence with regard to Laranda and applying for certain governmental approvals with respect to such proposed purchase.

  License and Interconnection. STW's national wireless license was the second such license awarded in Malaysia. STW believes that its license currently allows it to provide a wide variety of communication services, including cellular, WLL and long distance. The license has a term of 20 years and expires in 2014, at which time STW will be required to seek governmental approval to renew the license. The license does not restrict the type of technology STW may use, nor does it contain any requirements regarding construction of the wireless networks. The license allows for an unlimited number of subscribers. STW has been granted authorization to utilize 4-8 MHz of spectrum in the 800 MHz frequency band to provide WLL services in various parts of Malaysia and has submitted applications for additional spectrum.

  STW has entered into an interconnect agreement with Telekom which permits STW's wireless systems to be connected to Telekom's national telephone network. Pursuant to this agreement, STW has the right to retain a substantial share of local, long distance and international calling revenues generated by STW's subscribers as well as a portion of the revenues generated by calls terminated on STW's network which originated on Telekom's network. The interconnect agreement provides for national coverage and expires in August 1997. Although STW believes that a successor interconnect agreement will be executed, any failure by STW to obtain a successor agreement would have a material adverse effect on STW. In addition, any successor agreement on terms less favorable to STW than the current agreement could have a material adverse effect on STW. See "Risk Factors--Project Level Risks--Dependence on Other Telecommunications Providers."

  Existing Operations and Development Plan. For the year ended December 31, 1995, STW realized revenues of approximately $749,000 while cash flow from operations was a deficit of approximately $4.3 million. As of September 30, 1996, STW had approximately 2,200 subscribers, primarily in the states of Penang and Keddah, two growing industrial regions in Malaysia. Due primarily to the attempt by the Malaysian government to consolidate the Malaysian telecommunications industry and the related adverse effects on STW, which, among other things, hindered STW's marketing efforts and delayed network deployment, STW's subscriber base, which had increased from 1,000 at December 31, 1995 to 3,500 at June 30, 1996, declined to 2,200 as of September 30, 1996. In October 1996, in connection with the acquisition of a controlling interest in Shubila by an investor group headed by Rosli Bin Man, the former president of Celcom, STW's senior management team was replaced by a new management team consisting of Rosli Bin Man and certain former members of the management of Celcom. This new management team and IWC are currently in the process of conducting an extensive review of STW's business plan and strategy, which is anticipated to be completed by the end of 1996.

  As of September 30, 1996, STW had 13 operational cell sites with an additional 12 sites installed and awaiting interconnect. STW has a system capacity of 34,000 subscribers. STW uses digital AMPS ("D-AMPS") technology. D-AMPS is a widely used cellular standard prevalent throughout much of the United States and supported by a number of large equipment suppliers. STW's network equipment and subscriber terminals are currently supplied by Ericsson Telecommunications, SDN BHD ("Ericsson") pursuant to a $400 million contract. As of September 30, 1996, STW had a total of 109 full-time employees.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had expended $22.2 million to acquire its 30% interest in, and to make capital contributions to, STW. In addition, in October 1996, IWC expended $1 million for an option to purchase 50% of Laranda and certain other contractual rights and $1.2 million to fund its pro rata share of a $4 million capital call made by STW.

  Pursuant to STW's business plan, which is currently under review by IWC and STW's new management team, STW has budgeted capital expenditures of approximately $35.0 million and $100.0 million in 1996 and 1997 respectively, primarily to fund the continued buildout of its network. STW has funded a significant portion of its 1996 capital expenditures with borrowings under its existing five-year Malaysian Ringgit 91.0 ($36.4 million) senior credit facility (the "STW Credit Facility"). However, at September 30, 1996, STW had borrowed substantially all of the amount available under the STW Credit Facility, and STW will require substantial additional financing to complete its planned capital expenditures, including equipment purchases under the contract with Ericsson, and for other cash needs. There can be no assurance that STW will be able to obtain any such financing, in which case STW would be required to defer or abandon portions of its planned network development, which would have a material adverse effect on STW. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." Further, there can be no assurance that upon completion of the review of STW's business plan, STW's budgeted capital expenditures for the remainder of 1996 and 1997 will not be significantly higher than those set forth in STW's current business plan for such periods.

  The STW Credit Facility has been provided by a syndicate of Malaysian banks to finance the construction of STW's network. Pursuant to the terms of the STW Credit Facility, the Company and STW's other shareholders have each executed a "keep well" covenant pursuant to which they have agreed (i) to ensure that STW will remain solvent and be able to meet its financial liabilities when due and
(ii) to ensure that the project
is timely completed and to make additional debt and equity investments in STW to meet cost overruns. In addition, Shubila Holding and certain directors of STW, including Jan-Olof Conny Dolonius, an officer of the Company, have guaranteed amounts payable under the STW Credit Facility. Accordingly, the Company and the other STW shareholders could be jointly and severally liable for amounts payable under the STW Credit Facility in the event of a default by STW. In addition, each shareholder has agreed to subordinate all amounts owing to it by STW to obligations arising under the STW Credit Facility.

  Borrowings under the STW Credit Facility bear interest at a floating rate based on standard reference rates and are secured by substantially all of STW's assets and a pledge of the STW stock held by the Company and STW's other shareholders. In addition, STW has agreed to assign to and deposit with the banks all of its cash, including revenues, loan drawings and shareholders advances. Under the terms of the STW Credit Facility, the syndicate was granted an option, exercisable upon the occurrence of certain events, to purchase 7.5% of the shares held by IWC and each of the other shareholders of STW at a price, under certain circumstances, equal to 50% of the current market value at the time of exercise. The STW Credit Agreement contains certain covenants that, among other things, (i) prohibit STW from paying dividends or making other distributions to its shareholders and from incurring any other indebtedness and (ii) prohibit IWC and the other shareholders of STW from reducing their respective stockholdings in STW without the prior written consent of the lenders. As of September 30, 1996, the STW Credit Facility, which must be repaid in eleven semi-annual installments commencing October 1997, was fully drawn.

  STW currently has a number of trade creditors to whom payments are currently past due. Certain of these trade creditors have notified STW that they are considering legal action against STW for non-payment. STW's failure to resolve this matter in a timely manner may give rise to rights in such creditors, including the right to file an action for the winding up of STW. Further, under the "keep well" covenant of the STW Credit Facility, IWC may be deemed liable for the entire amount of such trade payables, which may have a material adverse effect on IWC. Management believes that a recent capital contribution by the shareholders of STW will provide sufficient capital to address this matter.

  Competition. STW's primary competitor is Telekom, which provided service to approximately 2.9 million telephone subscribers as of December 31, 1994. In addition, there are seven cellular providers, including three PCS operators, providing service to approximately 950,000 subscribers. There are currently four other licenses that can deploy wireless local loop technology in Malaysia. Because the Malaysian government regulates tariffs, competition is limited to marketing and service. STW seeks to differentiate itself from its competitors by, among other things, its rapid deployment of service, its focus on businesses and housing developments in the growing suburban markets and its emphasis on customer service.

 INDONESIA NATIONAL CELLULAR

  As of September 30, 1996, the Company indirectly owned a 17.5% equity interest in PT Mobile Selular Indonesia ("Mobisel"), a provider of cellular services in Indonesia. In October 1996, the Company acquired an additional 2.9% indirect equity interest in Mobisel by increasing to 29.2% its direct equity interest in PT Rajasa Hazanah Perkasa, an Indonesian company ("RHP") that owns 70% of Mobisel. Mobisel currently holds a provisional license which covers 225 channels in the 400 MHz frequency band permitting it to build and operate a cellular system throughout Indonesia. Mobisel commenced operations in February 1996 after having acquired RHP's cellular operations, which, at the time of the acquisition, had approximately 17,000 subscribers. For purposes of this section, the term "Mobisel" includes RHP's cellular operations for periods prior to their acquisition by Mobisel.

  Market Opportunity. Mobisel's provisional license was expanded in 1995 to cover all of Indonesia, one of the most populous countries in the world with more than 195 million people. Indonesia has experienced rapid economic and significant population growth, as evidenced by real GDP and population growth rates of approximately 7.3% and 1.6%, respectively, for the year ended December 31, 1995. With approximately 1.2 telephone lines per 100 POPs in 1994, rapid growth of businesses and international trade and a large and increasingly affluent population, the Company believes Indonesia has a large unmet demand for communications services.

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  Mobisel's sales and marketing efforts focus on the suburban and rural markets. The Company believes there is less competition in these markets and that it will have a competitive advantage as a result of its technology which it believes allows for broader geographic coverage at a lower cost than its principal competitors. The Company estimates that this market segment currently covers more than 145 million POPs, the great majority of whom have no telephone service. Although Mobisel anticipates that the majority of its subscribers will be located in suburban and rural markets, it also seeks to further develop its urban market base. Mobisel has also initiated the conversion of subscriber equipment from mobile phones in vehicles to portable handsets. The Company believes that portable handsets provide subscribers with increased usage opportunities.

  Regulatory Environment. Since the early 1990s, the Indonesian government has been deregulating its telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. Prior to that time, cellular operators in Indonesia were typically given licenses of short duration (6 to 10 years) which were subject to revenue-sharing arrangements with PT (Persero) Telekomunikasi Indonesia ("Telkom Indonesia"), the state-owned telecommunications company, that resulted in operators, including RHP, charging over $5,000 per handset and thereby limiting the growth of the cellular market. In 1994, the government changed its policy to allow arrangements whereby cellular operators could form equity alliances with Telkom Indonesia. Under these equity alliances, the government has provided longer license periods (generally 20-25 years) and introduced more favorable interconnect arrangements in line with international standards. Subsequent to this change in governmental policy, Mobisel has reduced handset prices and has sought to improve customer service and cellular coverage. Notwithstanding the government's effort with respect to deregulation, the government continues to regulate tariffs in the telecommunications market.

  Local Strategic Partners. The Company's three principal strategic partners in Mobisel are Telkom Indonesia, which owns 30% of Mobisel, PT Deltona Satya Dinamika ("DSD"), which indirectly owns 17.5% of Mobisel through its 25% equity interest in RHP, and PT Bina Reksa Perdana ("BRP"), which indirectly owns 35% of Mobisel through its 50% equity interest in RHP. Telkom Indonesia provides the Company with strategic support and interconnect services.

  Project Background. In early 1995, the Company invested $5.0 million in RHP, a company formed in 1985 to provide cellular services in Indonesia. In October 1995, one of RHP's principal shareholders, Bell Atlantic, agreed to sell its 35% interest in RHP pro rata to RHP's other shareholders, including the Company. Bell Atlantic's interest was purchased for a total amount of $17.1 million. Following the sale of Bell Atlantic's interest, the Company's interest in RHP increased to 25%. In November 1995, RHP contributed its cellular operations to Mobisel in return for a 70% interest in Mobisel. In November 1996, the Company purchased additional shares in RHP for $8.5 million, thereby increasing its aggregate ownership interest in RHP to 29.2%.

  License and Interconnection. Mobisel's provisional license permits nationwide coverage. Pursuant to the terms of the license, Mobisel was obligated to and has already completed providing service to West Java, including Jakarta, and is obligated to and expects to provide service in all major population centers and along major highways throughout Java, Bali and Lampung by the end of April 1997. The license requires that Mobisel complete construction of its network no later than April 1998. The license has no fixed term, does not limit the number of subscribers, but does require Mobisel to use Nordic Mobile Telephone ("NMT") cellular technology. To date, the billing for Mobisel's subscribers has been performed by Telkom Indonesia. Although the billing function is expected to be transferred to Mobisel in October 1996, to date Mobisel has relied on Telkom Indonesia for information as to the number of its subscribers. Mobisel operates under an interconnection arrangement with Telkom Indonesia that permits Mobisel's cellular network to be connected to the fixed telephone network operated by Telekom Indonesia. This interconnection agreement provides for interconnection at the rates published by the Ministry of Tourism, Post and Telecommunications in Indonesia and shall remain in effect as long as Mobisel's operating license remains in effect.

  Existing Operations and Development Plan. As of September 30, 1996, Mobisel provided cellular services to approximately 17,000 subscribers. For the fiscal year ended December 31, 1995, RHP's cellular operations (later contributed to Mobisel) realized revenues of approximately $7.3 million and cash flow from operations of approximately $347,000. Mobisel experienced an average monthly subscriber churn rate of less than 0.5% for the seven months ended September 30, 1996.

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  As of September 30, 1996, Mobisel had the system capacity to serve approximately 30,000 subscribers and has completed the upgrade of 32 transmitter sites in and around Jakarta and Bundung. In addition, Mobisel is in the process of introducing or expanding services in all major population centers and along major highways throughout the rest of Java, Bali and Lampung. Subject to the availability of financing, Mobisel plans to construct 126 new transmitter sites in these areas, which will increase its total sites to 148 and expand system capacity to serve approximately 150,000 subscribers. Mobisel has selected 97 of these new sites and, subject to Mobisel's obtaining financing, and most of the remaining sites are expected to be completed by the end of the first quarter of 1997. In addition, Mobisel intends to install new telephone switching exchanges in Jakarta, Bundung, Semarang, Surubaya and Bali. All 32 existing transmitter sites are now fully operational.

  As of September 30, 1996, Mobisel had a total of 160 employees and 10 contract persons working full time in Jakarta. Two of the contract persons are provided by the Company to assist Mobisel in marketing and engineering support. In return, it is anticipated that Mobisel will pay the Company $300,000 in 1996, representing the cost to the Company of these Company employees.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had expended approximately $25.5 million to acquire its 25% interest in, and to make capital contributions to, RHP. In October 1996, the Company expended an additional $4.3 million to repay its pro rata share of the Bell Atlantic Note and interest accrued thereon and $8.6 million to increase its interest in RHP to 29.2%.

  Mobisel has budgeted capital expenditures of approximately $84.0 million and $86.0 million for 1996 and 1997, respectively, primarily for the construction of new transmitter sites and switching systems which will expand geographic coverage and capacity. Mobisel expects to fund a portion of these expenditures through its existing $60.0 million credit facility. Mobisel will require substantial additional financing to complete its planned capital expenditures through 1997 and for other cash needs. Although Mobisel is seeking to obtain such additional financing from outside sources, there can be no assurance that it will be able to do so. In such event, Mobisel would either seek such additional financing from its shareholders or defer or abandon portions of its planned network development. Such deferral or abandonment could result in the loss of Mobisel's license, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Mobisel has obtained a five-year $60.0 million credit facility from Nissho Iwai International (Singapore) Pte. Ltd. ("Nissho Iwai") to finance the construction of its network and the purchase of subscriber terminals. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by all of Mobisel's assets and a pledge of all the capital stock held by RHP. RHP has also guaranteed the credit facility. In addition, Mobisel has agreed to assign to and deposit with Nissho Iwai all of its cash, including revenues, loan drawings and shareholders' advances. Borrowings under Mobisel's credit facility with Nissho Iwai are limited to funds necessary for the construction of its network. As of September 30, 1996, borrowings of approximately $44.0 million were outstanding under this facility.

  Competition. Mobisel's primary competitors in the Indonesian telecommunications market are PT Komselindo, PT Satelit Palapa Indonesia, Telecomcell and Excelcomindo. The Ministry of Tourism, Post and Telecommunications regulates tariffs, and, as a result, competition is limited to marketing and service. Mobisel seeks to differentiate itself from its competitors by, among other things, offering wider coverage, flexible payment and pricing packages targeted to specific market segments and focusing on customer service.

 INDONESIA NATIONAL ECTR

  The Company, through its wholly owned subsidiary, New Zealand Wireless Limited ("NZW"), owns 15% of PT Mobilkom Telekomindo ("Mobilkom"), a provider of ECTR services in Indonesia. Mobilkom owns a national ECTR license for over 200 channels in the 400 MHz frequency band. Mobilkom commenced service in September 1995 and as of September 30, 1996 had approximately 3,500 subscribers. The Company has entered into an agreement to purchase an additional 5% interest in Mobilkom, although there can be no assurance that such purchase will be completed.

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

  Market Opportunity. Mobilkom's license covers all of Indonesia, one of the most populous countries in the world with more than 195 million people. Indonesia has experienced rapid economic and significant population growth, as evidenced by real GDP and population growth rates of approximately 7.3% and 1.6%, respectively, for the year ended December 31, 1995. With approximately
1.2 telephone lines per 100 POPs in 1994, rapid growth of businesses and international trade and a large and increasingly affluent population, the Company believes Indonesia has a large unmet demand for communications services.

  Mobilkom's sales and marketing efforts focus primarily on providing cost-effective wireless voice and data communications services to small- and medium-sized businesses engaged in the local distribution, financial services, utility and construction industries. Additionally, Mobilkom focuses on suburban markets and industrial complexes that are being constructed outside the major cities in Indonesia. Based on the estimated number of Private Mobile Radio ("PMR") users in Indonesia and the general movement from PMR to ECTR, the Company believes that the market demand for ECTR services will continue to grow.

  Regulatory Environment. Since the early 1990s, the Indonesian government has been deregulating the telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. See "-- Indonesia National Cellular--Regulatory Environment." In connection with this deregulation, the government has awarded several wireless licences, including cellular, ECTR and paging, and has provided for interconnection with the state-owned network. The Indonesian government continues to regulate the tariffs charged by telecommunications companies to their subscribers.

  Local Strategic Partners. The principal shareholders of Mobilkom include Jasmine International Public Company Limited ("Jasmine"), a Thai telecommunications company with operations throughout Asia, PT Inka Forindo Jaya ("PT Inka"), an Indonesian telecommunications and engineering company, and PT Telekomindo Prima Bhakti ("Telekomindo"), a 40% owned investment subsidiary of the national telephone company of Indonesia. The remaining 60% of Telekomindo is owned by Rajawali Group, a private Indonesian entity. Jasmine, PT Inka and Telekomindo own 56.25%, 15% and 5% of Mobilkom, respectively.

  Jasmine, directly and through its relationships throughout Asia, provides Mobilkom with valuable technical, financial and strategic support. Mobilkom has entered into a management agreement with Jasmine for the planning, construction and implementation of the network and billing system. PT Inka provides Mobilkom with microwave transmission system engineering support.

  Project Background. In December 1991, the Company, through NZW, entered into a joint venture agreement with several Indonesian telecommunications companies, including Telekomindo, to develop a national ECTR system in Indonesia. In June 1994, Jasmine acquired a 61.25% ownership interest in Mobilkom and subsequently sold 5% of such interest to GS Capital Partners, an affiliate of Goldman, Sachs & Co., in February 1995.

  License and Interconnection. Mobilkom currently owns a five-year national license issued February 28, 1995, covering over 200 channels in the 400 MHz frequency band. Under the terms of the license, Mobilkom may request extension of the license beyond the initial five-year term. The license has no restrictions on capacity, type of technology Mobilkom may use, and covers over an estimated 195 million POPs. Mobilkom's ECTR network currently has limited interconnection with Telkom Indonesia, the state-owned telephone company; however, no written interconnection agreement currently exists and any termination of these interconnection arrangements by Telkom Indonesia would have a material adverse effect on Mobilkom.

  Existing Operations and Development Plan. Mobilkom's ECTR system is operational in the three largest cities of Java, including Jakarta. Mobilkom began selling its ECTR services in June 1995 and, as of September 30, 1996, had over 3,500 subscribers. For the fiscal year ended December 31, 1995, Mobilkom realized revenues of $82,000 while cash flow from operations was a deficit of approximately $3.5 million. Mobilkom experienced an average monthly subscriber churn rate of less than 1% for the nine months ended September 30, 1996.

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

  As of September 30, 1996 Mobilkom had the system capacity to serve approximately 11,000 subscribers. Mobilkom is constructing a number of new transmitter sites and, subject to the availability of financing, is planning to invest in additional site capacity to increase capacity to 50,000 subscribers by the year 2001. Nokia infrastructure equipment is being used by Mobilkom. As of September 30, 1996, Mobilkom had a total of 98 full-time employees and 33 contract employees.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had expended approximately $1.5 million to acquire its 15% interest in, and to make capital contributions to, Mobilkom.

  Mobilkom has budgeted capital expenditures of $16.7 million and $15.6 million in 1996 and 1997, respectively, primarily to fund the continued buildout of the network. Mobilkom expects to fund these capital expenditures and the acquisition of subscriber terminals primarily through an eight-year $50.0 million credit facility which it has obtained from a syndicate of Thai banks. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by substantially all of Mobilkom's assets and a pledge of all of the capital stock held by the Company and Mobilkom's other shareholders. Jasmine has guaranteed borrowings of up to $25.0 million under the credit facility. Such borrowings were primarily used for construction of the network. The agreement governing this facility contains certain covenants which, among other things, may restrict Mobilkom's ability to pay dividends or make any other distributions to Mobilkom's shareholders and, under certain circumstances, requires Mobilkom to require its shareholders, including the Company, to make additional capital contributions to Mobilkom. As of September 30, 1996, borrowings of approximately $20.2 million were outstanding under this facility.

  Competition. As of September 30, 1996, the Indonesian government had awarded six trunked radio licenses. However, operators under only three of these licenses, including Mobilkom, were providing services as of September 30, 1996. The Ministry of Tourism, Post and Telecommunications regulates tariffs and, as a result, competition is limited to marketing and service. The two other existing ECTR operators, PT Jastrinda and PT Maesa, have designed their infrastructures to primarily cover car mounted radio terminals. Mobilkom differentiates itself from these competitors by, among other things, offering portable handsets and the broadest geographic coverage of any of its competitors.

 PHILIPPINES REGIONAL ECTR

  The Company owns a 20.3% beneficial interest in Universal Telecommunications Service, Inc. ("UTS"), a provider of ECTR services in the Philippines. UTS owns a provisional license covering over 300 channels in the 400 MHz frequency band permitting it to build and operate an ECTR system in the Visayas and Mindanao regions of the country. UTS has applied for authority to expand its service area into metropolitan Manila and other parts of Luzon to make its present regional ECTR network nationwide in coverage. The application has been evaluated on its merits and is undergoing technical and financial evaluations by the National Telecommunications Commission. UTS commenced operations in July 1996, and as of September 30, 1996 had over 40 subscribers.

  Market Opportunity. The Philippines, with a population of approximately 69 million people, has experienced economic development and rapid population growth as evidenced by real GDP and population growth rates of 5% and 2.2%, respectively, for the year ended December 31, 1995. With approximately 1.5 telephone lines per 100 POPs in 1994, growth of business and international trade and a large and increasingly affluent population, UTS believes the Philippines has a large, unmet demand for communication services.

  UTS holds provisional authority to operate an ECTR system in eight major cities in Visayas and Mindanao, which have a total population estimated at greater than 27 million. The Company believes that Cebu, in the Visayas region, is one of the fastest growing cities in the Philippines after metropolitan Manila. Davao, in the Mindanao region, is an emerging economic center which has received government infrastructure and development grants. The Company believes that the other key cities covered by UTS's project, Gen. Santos, Cagayan de Oro, Iligan, Zamboanga, Iloilo and Bacolod, are also expanding.

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

  UTS's sales and marketing efforts focus on businesses located in the Visayas and Mindanao region, where it believes the need for additional telecommunications services is significantly greater than metropolitan Manila where the majority of the telephone lines in the Philippines are concentrated. In Visayas and Mindanao, the teledensity is much lower than the national average, and is currently estimated by the Company to be approximately 0.7 and
0.3 telephone lines per 100 POPs, respectively. The Company believes that there exist significant opportunities to provide wireless communications services in these regions. UTS will target businesses whose operations involve the use of field personnel, field offices, fleets of vehicles, and existing PMR networks. UTS estimates this market segment to cover more than 7,500 businesses with a potential of more than 30,000 subscribers.

  Regulatory Environment. The Philippine government has recently begun deregulating its telecommunications industry. However, the government has continued a number of restrictive policies, including a limitation on foreign investment in Philippine telecommunications companies to no more than a 40% equity interest.

  Local Strategic Partners. The Company's strategic partners in UTS are Marsman-Drysdale Corporation ("MDC"), a large Philippine company in the agribusiness, food processing, tourism and communications businesses, and Filinvest Development Corporation ("FDC"), a large Philippine real estate investment company. George M. Drysdale, a shareholder and former director of IWC, is Vice Chairman of MDC and Chairman of UTS. Both MDC and FDC have extensive experience conducting business in the Philippines and have provided UTS with valuable strategic support.

  Project Background. In March 1994, the Company in alliance with MDC and FDC agreed to purchase a 49% equity interest in UTS. In September 1995, the Company and its partners exercised an option to purchase an additional 31% of UTS' then outstanding capital stock from another stockholder. The Company subsequently purchased additional interests and subscribed for a capital call in UTS which, upon the completion of certain formalities, will bring its ownership to 20.3%.

  Licenses and Interconnection. UTS has received a legislative franchise and a provisional authority to install, operate and maintain an ECTR system in eight cities in Visayas and Mindanao. Up to 320 paired channels in the 400 MHz frequency band are potentially available to the project. UTS recently obtained governmental approval for a new frequency allocation within the 400 MHz frequency band which was sought in part because of interference at the frequency originally granted. UTS has applied for and expects that it will be granted final authorization to operate its regional ECTR service in Visayas and Mindanao. Because the major components in its network infrastructure are completed and operational, UTS expects to obtain final authorization by the end of 1996. No assurance, however, can be given that certain factors, including UTS' failure to fully comply with the service date requirement contained in its provisional authority, will not adversely affect its ability to obtain such final authorization.

  UTS's franchise was renewed in July 1991 and it received its provisional authority to operate its ECTR network in May 1995. The franchise has a term of twenty-five years from the date of renewal. The provisional authority has expired, and UTS is in the process of applying for an extension of the term of such authority. Final authorization to operate the ECTR system, once obtained, is expected to be coterminous with the legislative franchise, but may be terminated by the Philippine government under certain circumstances. UTS's provisional authority does not contain, nor is the final authorization expected to contain, any restriction on the type of technology UTS may use or on the number of subscribers. Tariff rates, however, are subject to approval by local regulatory authorities.

  Interconnection among carriers is mandated by law. UTS has an interconnection agreement with Radio Communications of the Philippines, Inc. ("RCPI") for connection to the land-line telephone system covering certain regions of the Philippines, including Visayas and Mindanao.

  The interconnection agreement is renewable on a year-to-year basis. RCPI is owned by Bayantel, a large privately-held telecommunications company. MDC owns 10% of RCPI. With this interconnection agreement,

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

UTS subscribers can make and receive local, regional and international calls. The revenue sharing arrangement is in accordance with industry norm, providing that revenues are allocated 30% to the originator, 40% to the carrier and 30% to the terminating party. UTS is currently negotiating an agreement with the Philippine Long Distance Telephone Company which, if entered into, would give it full interconnection capabilities throughout the Philippines.

  Existing Operations and Development Plan. The first link in the ECTR network, the Cebu-Davao link, was completed in March 1996. The next link, the Cebu-Cagayan de Oro link, was completed in July 1996. UTS has recently begun marketing to potential subscribers. UTS plans to offer cellular-type calling, dispatch radio, private long distance, and data transmission service from mobile and fixed sites.

  UTS has signed equipment supply and service contracts with Nokia with a total equipment and service price in excess of $3 million.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had expended approximately $1.5 million to acquire its 19% interest in, and to make capital contributions to, UTS. UTS has budgeted capital expenditures of $4.5 million and $900,000 in 1996 and 1997, respectively, primarily for infrastructure equipment. UTS has entered into a credit facility with the Land Bank of the Philippines to partially fund the cost of the ECTR network. Additional financing is expected to be provided by equipment vendors or UTS shareholders.

  Competition. Wireless communications services are provided by cellular and public trunked radio operators. As of September 30, 1996, there were five companies providing cellular service in the Philippines. As of September 30, 1996, the estimated total cellular subscriber base was almost 500,000. Cellular is very popular and enjoys a high level of public awareness. Price competition is intense. Although most cellular operators offer nationwide service, their coverage is limited to urban areas.

  As of September 30, 1996, there were eight companies providing ECTR services, most of which compete in the metropolitan Manila market. The ECTR business was introduced in the Philippines in 1990 and, as of June 30, 1996, there were approximately 18,800 subscribers, mostly in the Manila area.

 NEW ZEALAND NATIONAL ECTR

  The Company provides ECTR services in New Zealand through its wholly owned operating company, TeamTalk Limited ("TeamTalk"). The licenses under which TeamTalk operates its ECTR network cover an aggregate of over 174 channels in the 400 MHz frequency band. TeamTalk commenced operations in 1994 and, as of September 30, 1996 served approximately 4,500 subscribers throughout the North Island of New Zealand, as well as in and around the city of Christchurch on the South Island.

  Market Opportunity. The Company believes that, as of September 30, 1996, there were approximately 114,000 mobile radio subscribers in New Zealand, of which approximately 100,000 subscribers used PMR. PMR, however, has limited coverage, generally poor sound quality and a lack of privacy. As a result of these limitations, together with the decision of the New Zealand Ministry of Commerce to reallocate a number of frequencies, there is an ongoing transition in the New Zealand mobile radio market from PMR to trunked radio.

  TeamTalk's sales and marketing efforts focus on a broad range of companies, including trucking fleets and security businesses. TeamTalk believes that it is able to provide smaller companies with a higher level of customer service than Telecom New Zealand, its primary competitor. TeamTalk also believes that the advanced features provided by its ECTR system should appeal to the needs of larger companies. In addition, the Company believes that there is an opportunity in New Zealand for trunked radio services in geographic areas that are not currently covered by existing trunked radio operators. TeamTalk currently has service in the major population centers throughout the North Island of New Zealand as well as in the city of Christchurch on the South Island.

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

  Regulatory Environment. The New Zealand communications market has been deregulated and is now fully open to private companies to provide wireless communications services.

  Local Strategic Partner. The Company has entered into a local strategic alliance with Broadcast Communications Limited ("BCL"), a leading telecommunications engineering and operating company and wholly owned subsidiary of Television New Zealand. BCL provides TeamTalk with access to strategically located transmitter sites, many of which are connected by a nationwide digital microwave and fiber optic network.

  Project Background. The Company began efforts to develop an ECTR project in New Zealand in 1994. These efforts resulted in the formation of a joint venture with BCL. TeamTalk was incorporated in 1995 and was owned in equal shares by the Company and BCL. Effective April 30, 1996, the Company acquired BCL's 50% interest in TeamTalk for an aggregate price of approximately $3.2 million which was paid for in July 1996. In connection with this sale, BCL and the Company entered into agreements whereby BCL agreed to, among other things, provide TeamTalk with access to certain BCL cell sites, as well as access to BCL's nationwide digital microwave and fiber optic network. These agreements have terms of 20 years and provide for payments to BCL by TeamTalk.

  License and Interconnection. TeamTalk has licenses to provide ECTR service for approximately 174 channels. The licenses have a term of one year and have no construction requirements or restrictions with respect to tariffs or the type of technology TeamTalk may use.

  In 1994, the Company and BCL entered into an agreement with Telecom New Zealand to provide full interconnection for TeamTalk's ECTR network. Although the agreement is assignable to TeamTalk, TeamTalk is currently negotiating, and expects to enter into, a new interconnection agreement directly with Telecom New Zealand.

  Existing Operations and Development Plan. The TeamTalk network is operational in the major population centers throughout the North Island of New Zealand, as well as in the city of Christchurch, the largest city on the South Island. TeamTalk began selling its ECTR services in December 1994 and had approximately 2,500 subscribers by December 1995. As of September 30, 1996, the number of TeamTalk's subscribers had grown to over 4,500. TeamTalk intends to seek additional licenses allowing it to provide coverage in the major population centers throughout New Zealand by the end of 1996, at which time TeamTalk's network will have a capacity of approximately 7,000 subscribers. For the fiscal year ended December 31, 1995, TeamTalk realized revenues of approximately $369,000, while cash flow from operations was a deficit of approximately $1.2 million. For the nine months ended September 30, 1996, TeamTalk experienced an average monthly churn rate of approximately 2%.

  As of September 30, 1996, TeamTalk had 24 full-time employees. TeamTalk primarily uses Nokia infrastructure equipment.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had invested approximately $8.2 million in TeamTalk, including the $3.2 million paid by the Company to acquire BCL's 50% interest in TeamTalk in July 1996. Prior to the sale of its interest in TeamTalk to the Company, BCL had invested approximately $3.8 million in TeamTalk.

  TeamTalk currently plans to spend approximately $1.4 million and $6.9 million for capital expenditures in 1996 and 1997, respectively. TeamTalk is now actively seeking external debt financing to fund these capital expenditures. If external debt financing is not obtained, the Company anticipates funding TeamTalk's 1996 and 1997 capital expenditures through shareholder loans, capital contributions or a combination thereof.

  Competition. Competition exists in the New Zealand telecommunications market. TeamTalk's principal competitor is Fleetlink, a service provided by Telecom New Zealand, which initiated the development of its trunked radio network in 1992. TeamTalk believes that it has several competitive advantages over Fleetlink.

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

These include the use of Nokia ECTR technology, which is newer technology and, consequently, provides a greater variety of features and services to customers than the Tait technology used by Telecom New Zealand. In addition, TeamTalk believes it provides superior customer service and greater flexibility on billing than Fleetlink.

 BRAZIL REGIONAL ECTR

  Pursuant to an agreement with Rede Brasil Sul ("RBS"), the Company has the right to acquire an equity interest in a joint venture ("Via 1") which is being formed to provide ECTR services in the major cities in Southern and Central Brazil. The Company, indirectly through its wholly owned subsidiary Servicos de Radio Comunicacoes Ltda. ("SRC"), holds licenses covering 140 channels in the 800 MHz frequency band. RBS holds licenses covering 545 channels in the 800 MHz frequency band. RBS and the Company intend to contribute the companies through which they hold their licenses to Via 1. SRC's assets consist primarily of licenses, fixed assets and cash. Grupo Arbi, a Brazilian industrial and financial group ("Arbi") has agreed to participate as an equity partner in Via 1 by contributing the use of its licenses for 125 channels in the 800 MHz frequency band to the Via 1 project (the "Via 1 Project"). Upon the formation of Via 1, it is anticipated that the Company's initial equity interest in Via 1 will be 65.1% and that RBS's and Arbi's initial interests will be 27.9% and 7%, respectively. In the event that certain options currently being negotiated with RBS and Arbi are exercised in their entirety, the Company's equity interest in Via 1 will be reduced below 50%.

  In anticipation of the formation of Via 1, the Company, RBS and Arbi commenced initial operations of the Via 1 Project in the cities of Porto Alegre, Novo Hamburgo and Caxias do Sul in July 1996. The Company's, RBS' and Arbi's licenses that are anticipated to be contributed to Via 1 upon its formation (the "Via 1 Licenses") cover major cities in Southern and Central Brazil, including Sao Paulo, Curitiba and Rio de Janeiro. As of September 30, 1996, the Via 1 Project had approximately 190 subscribers.

  Market Opportunity. Brazil, with a population of approximately 156.9 million, is among the largest countries in the world, and has the highest real GDP in Latin America. In addition, since 1991 Brazil has experienced a significant increase in international trade due to steady economic growth and structural economic reforms, including the implementation of a successful anti-inflation plan, and a regional free trade and customs union with Argentina, Uruguay and Paraguay ("Mercosur"), which Chile recently joined as a free trade partner. The Company believes that there is a significant unmet demand for telephone services as evidenced by only 7.4 lines per 100 POPs. In addition, with the exception of ECTR licenses, the government has not to date issued licenses for cellular systems to private operators, although it is taking steps to do so. As a result, the Company believes that Brazil is one of the most attractive countries in Latin America for the introduction of an ECTR system. The Via 1 Licenses cover approximately 60 million POPs.

  Sales and marketing efforts will focus primarily on providing cost-effective communications services to small- and medium-sized businesses in the local distribution, financial services, utility and construction industries in Southern and Central Brazil.

  Regulatory Environment. The Brazilian communications market is widely regulated. Private communications licenses, except those relating to ECTR, are restricted to operators with a majority of the voting interest held by Brazilian shareholders. However, various reform projects to liberalize Brazil's telecommunications market are currently being considered by the federal government.

  Local Strategic Partners. RBS, the Company's proposed partner in Via 1, is one of Brazil's largest media companies with operations in television and radio broadcasting and newspaper publishing in Southern Brazil. To date, RBS has contributed to the Via 1 Project by expediting the import of infrastructure equipment and assisting in negotiations with governmental regulatory authorities. Additionally, RBS owns both cell sites and large microwave networks, which the Company anticipates Via 1 will use to carry its network traffic. Pursuant to the stockholders' agreement between RBS and the Company, the Company has been providing the Via 1 Project with technical services, operational management and equipment necessary for the development of the network. Implementation of the stockholders' agreement will require certain governmental approvals. See "--Licenses and Interconnection" below.

  Project Background. The Company began efforts to develop an ECTR project in Brazil in 1993. These efforts resulted in the execution of an MOU among RBS, IWC and a subsidiary of Vanguard. In August 1995, in anticipation of the Vanguard Exchange, Vanguard assigned its participation rights in the project to IWC, which entered into a shareholders agreement with RBS that contemplates the formation of Via 1. Pursuant to such agreement, the Company and RBS have agreed to contribute to Via 1 the companies through which they hold their licenses and their applications for additional licenses. The Company and RBS have also invited Arbi to participate in the project by contributing to Via 1 all licenses it will control at the time of the transaction and its applications for additional licenses. The Company's contribution will be SRC, whose assets consist principally of cash, fixed assets and licenses.

  Licenses and Interconnection. The licenses held by the companies that will be contributed to Via 1 generally have terms of 15 years, with the first licenses having been granted in 1994. These licenses cover 810 channels in the 800 MHz frequency band, and applications for licenses on file cover an additional 12,000 and 4,500 channels in the 800 MHz and 400 MHz frequency bands, respectively. Under Brazilian law, operations must commence within one year of license grant, subject to extensions in certain circumstances. RBS and SRC failed to meet such deadlines with respect to several licenses. However, RBS and SRC have obtained extensions with respect to the deadlines for these licenses and expect that operations will commence within the extended time period. These licenses contain no restrictions regarding the technology which may be used but, in certain cases, have operational requirements. The continued operation of the Via 1 Project as well as the proposed transfer of the Via 1 Licenses are subject to receipt of certain approvals or authorizations from the Brazilian Ministry of Communications. There can be no assurance that such approvals or authorizations will be received. Failure to obtain such approvals could result in, among other things, the forfeiture of some or all of the Via 1 Licenses and could have material adverse effect on the Company. Brazilian law allows full interconnection with the public network. Arrangements are in place with two of the four local exchange operators on interconnection and additional interconnect arrangements are under negotiation with the remaining local exchange operators. See "Risk Factors--Project Level Risks--Risk of Modification or Loss of Licenses; Uncertainty as to the Availability, Cost and Terms of Licenses; Restrictions on Licenses."

  Existing Operations and Development Plan. The Via 1 Project became operational in July 1996 with six cell sites providing system capacity for 2,000 subscribers. Subject to the timely delivery of necessary equipment, it is expected that by the end of 1997, Via 1 will construct cell sites to cover an additional 28 cities in five states in Southern and Central Brazil increasing system capacity to 25,000 subscribers.

  Cell site transmission and switching equipment and network operations management facilities are currently being installed in Belo Horizonte (Minas Geiras), Campinas, Santos and Sorocaba (Sao Paulo) and Rio de Janeiro. A combination of Uniden and Nokia infrastructure equipment is being used. As of September 30, 1996, the operations that will comprise Via 1 had 25 employees and used the services of approximately 30 additional outside engineering and installation personnel for the construction of its network.

  In October 1996, in anticipation of the legal formation of Via 1, SRC entered into a contract with Nokia whereby Nokia will provide equipment for the Via 1 Project. It is anticipated that this contract will be assigned to Via 1 in connection with its legal formation.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had funded approximately $8.9 million as direct investments in SRC. In addition, in connection with the Vanguard Exchange, the Company allocated $5.9 million to license rights derived from Vanguard's right to participate in the Via 1 Project that were obtained by the Company in the Vanguard Exchange.

  Via 1 has budgeted capital expenditures of $9.3 million and $12.0 million for 1996 and 1997, respectively, primarily for the construction of its network. Via 1 will seek to fund these expenditures through a combination of external financing and equity or debt investments by its shareholders. In accordance with the stockholders' agreement and Via 1's current business plan, it is anticipated that the Company and Via 1's other stockholders will be required to invest an additional aggregate amount of approximately $15.0 million in Via 1 prior to December 1998. If Via 1 is unable to obtain necessary financing, it will be required to delay its planned capital expenditures.

  Competition. Via 1's primary competition consists of cellular services provided by local exchange carriers and three other multi-site ECTR service providers (M-Comcast, Airlink Servicios e Comercio and Radio Mobile Digital). The Company believes that Via 1 will have a pricing advantage over traditional cellular services and will seek to market its services to small and medium-sized businesses, which it believes are generally more cost-sensitive than the retail customers targeted by cellular operators. The Company does not believe that Via 1 will directly compete with the three other multi-site ECTR service providers whose licenses and operations are concentrated in Sao Paulo and which focus their marketing efforts on the retail user as compared to Via 1's operations which are anticipated to cover the broader geographic area of Southern and Central Brazil and focus on the business user.

 MEXICO REGIONAL ECTR PROJECT

  The Company currently owns a 2.23% equity interest in Corporacion Mobilcom, S.A. de C.V. ("Mobilcom Mexico"), a provider of trunked radio services in Mexico. Mobilcom Mexico holds licenses covering an aggregate of over 4,300 channels in the 400 and 800 MHz frequency bands covering the major cities in Northern and Central Mexico, including Mexico City. Mobilcom Mexico commenced providing commercial service in July 1993 and, as of September 30, 1996, provided service to approximately 22,000 subscribers.

  Market Opportunity. Strong government support for privatization and the development of competitive alternatives to Telefonos de Mexico, S.A. de C.V. ("Telmex"), the national telephone company, as well as a need for enhanced telecommunications services, have combined to make Mexico an attractive market for investment in communications services. According to a private Mexican market research group, the demand for new phone lines is projected to increase to 2.2 million by the year 2000, from the approximately 1.6 million in December 1995.

  Mobilcom Mexico's sales and marketing efforts currently focus primarily on providing cost-effective local and regional dispatch radio and data transmission services to businesses engaged in manufacturing and distribution. Regional dispatch radio services are expected to be provided by a high-capacity digital microwave network being completed throughout Central and Northern Mexico. NEXTEL, a large shareholder of Mobilcom Mexico, is proposing to consolidate Mobilcom Mexico's network into NEXTEL's North American ECTR network, which also includes Clearnet Communications, Inc. in Canada. In linking these networks, NEXTEL would be able to provide seamless communication services to its customers throughout North America. Mobilcom Mexico's existing licenses currently cover approximately 65 million POPs.

  Regulatory Environment. Since early 1994, the Mexican government has been deregulating the telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. A new telecommunications law, which became effective in June 1995, outlines the broad rules for the opening of the local and long-distance service markets to competition. The government has stated its intention to increase competition within the telecommunication industries and its desire to attract foreign investment for the purpose of improving Mexico's telecommunications infrastructure. However, in June 1995, the Mexican government enacted legislation limiting foreign investment in telecommunications companies, from which Mobilcom Mexico's current operations are exempt.

  Local Strategic Partners. The Company's strategic partners in Mobilcom Mexico include: Grupo Comunicaciones San Luis S.A. de C.V. ("Grupo"), which currently owns a 39.4% interest in Mobilcom Mexico; Associated SMR, Inc., an international cellular radio operating company; LCC Incorporated, an international wireless engineering and design company; and certain investment companies, including The Carlyle Group. In March 1995, NEXTEL acquired a 16.5% interest in Mobilcom Mexico for $52.5 million and in August 1995 acquired an additional 2% for approximately $4.7 million. NEXTEL also received options to acquire up to an additional 29.5% of Mobilcom Mexico on a fully diluted basis. NEXTEL's current interest in Mobilcom Mexico is approximately 18%. In the event NEXTEL exercises its options in full, the Company's interest in Mobilcom Mexico will decrease to 1.8%.

  Project Background. Mobilcom Mexico was formed in 1991 by Grupo to pursue mobile trunked radio opportunities in Mexico. At the time of the Company's initial investment in December 1992, Mobilcom Mexico had already obtained licenses to provide trunked radio services covering a substantial number of channels through Central and Northern Mexico. Following such investment, Mobilcom Mexico began providing ECTR services, brought in additional partners and obtained licenses for more channels both from the Mexican government and through the acquisition of other local operators.

  Licenses and Interconnection. Mobilcom Mexico's existing licenses, which expire from 2000 to 2016, include 1,976 channels in the 400 MHz frequency band covering Central and Northern Mexico, and more than 2,370 channels in the 800 MHz frequency band covering Mexico City and areas in Northeastern Mexico. The licenses do not contain restrictions on the type of technology Mobilcom Mexico may use or on the number of subscribers. Mobilcom Mexico's licenses, however, are subject to certain requirements and restrictions which include build-out requirements and transfer restrictions. In particular, Mobilcom's licenses generally require that they be held for at least three years before they may be sold or transferred. Mobilcom Mexico has been, and expects to continue to be, in full compliance with its license requirements. Failure to satisfy such requirements, however, could result in a loss of licenses, which could have a material adverse effect on Mobilcom Mexico. Mobilcom Mexico has full interconnection capabilities through Telmex. Mobilcom Mexico currently provides interconnection services to a limited number of its subscribers, but expects to significantly increase subscriber interconnection as it upgrades its network.

  Existing Operations and Development Plan. As of June 30, 1996, Mobilcom Mexico had approximately 22,000 subscribers in 39 cities throughout Central and Northern Mexico, including Mexico City. For the fiscal year ended December 31, 1995, Mobilcom Mexico realized revenues of $5.3 million, while cash flow from operations was a deficit of approximately $22.5 million. For the six months ended June 30, 1996, Mobilcom Mexico experienced an average monthly subscriber churn rate of approximately 2.7%.

  As of June 30, 1996, Mobilcom Mexico had 42 transmitter sites and the system capacity to serve approximately 26,600 subscribers. Mobilcom Mexico is in the process of constructing 11 additional transmitter sites, thereby increasing its total sites to 53 and expanding its network capacity to serve approximately 30,500 subscribers by December 31, 1996. Motorola and Nokia technology is being used by Mobilcom Mexico.

  Mobilcom Mexico had a total of 162 employees working full-time throughout Northern and Central Mexico as of June 30, 1996.

  Investment and Budgeted Capital Expenditures. As of September 30, 1996, the Company had expended approximately $2.1 million to acquire its 2.23% interest in, and to make capital contributions to, Mobilcom Mexico.

  Mobilcom Mexico has budgeted capital expenditures of approximately $17.2 million and $57.2 million for 1996 and 1997, respectively, primarily for the continued development and expansion of its network. Mobilcom Mexico plans to fund such capital expenditures primarily through financing under credit facilities, anticipated cash flow from operations, as well as capital contributions from shareholders.

  Mobilcom Mexico has obtained various financing arrangements to fund the infrastructure equipment being used in the 400 MHz network. The Export Division of the Bank of Finland is providing 7-year debt financing on 85% of the estimated cost of the 400 MHz infrastructure equipment, most of which is being supplied by Nokia. Nacional Financiera ("Nafinsa") is providing the remaining 15% of the estimated cost plus financing of freight, duties and infrastructure installation. These loans are being made through Banco Mexicano, which has established a $32.1 million line of credit for the 400 MHz network. Borrowings under this credit facility bear interest at a floating rate based on LIBOR and mature from 2000 to 2006. Borrowings under this credit facility are secured by equipment purchased with such funds and all of the assets and capital stock of RadioPhone, S.A. de C.V., a wholly owned subsidiary of Mobilcom Mexico, as well as the capital stock of other Mobilkom Mexico subsidiaries that hold the licenses under which Mobilkom Mexico operates. As of May 30, 1996, borrowings of approximately $15.1 million were outstanding under this credit facility. In addition to these bank financings, certain shareholders have made loans to Mobilcom Mexico which in the aggregate equaled approximately $1.8 million as of June 30, 1996.

  Competition. Wireless communications services are provided both by cellular and ECTR operators in Mexico. As of June 30, 1996, Mobilcom Mexico was one of the largest ECTR service providers in Mexico with approximately 28% of estimated total number of ECTR subscribers. Mobilcom Mexico has three primary competitors in the wireless communications market in Mexico: Radiocel, an ECTR operator with approximately 20,000 subscribers, as well as Radiomovil Dipsa, S.A. de C.V. (Commercial Telcel) with approximately 400,000 subscribers and Iusacell, S.A. de C.V. with approximately 209,000 subscribers, both of which are cellular communications providers. Mobilcom Mexico seeks to differentiate itself from its competitors by, among other things, offering widespread coverage, a focus on custom service and payment packages tailored to meet customer needs.

DEVELOPMENTAL STAGE PROJECTS

  Unless otherwise indicated, information set forth below regarding population and POPs, population growth, GDP per capita, and GDP growth is from 1995; data regarding POPs covered by licenses is based on POPs data from 1995 and licenses held as of September 30, 1996; and data regarding telephone lines per 100 POPs and the waiting time for installation of land-line telephones is from 1994. Such data has been taken from the sources indicated above under "Business--Background--Demand for Communications Services in Developing Countries."

  As indicated below, the terms of the Company's proposed investment in the developmental stage projects, including the percentage interest to be received by the Company, are under negotiation and are typically provided for in MOUs rather than definitive agreements and are typically subject to compliance with local law and receipt of necessary licenses and approvals. There can be no assurances that such licenses and approvals will be received. The Company's anticipated investment and interest in these projects, as well as the scope of the projects themselves, may change and the Company may elect not to pursue one or more of the developmental stage projects described below. See "Risk Factors--Project Level Risks--Early Stage of Development of Wireless Projects."

 TAIWAN NATIONAL ECTR

  Background. Taiwan has a population of approximately 21.3 million people, of which approximately seven million live in and around the capital of Taipei. Taiwan's 1995 GDP per capita of approximately $12,485 was one of the highest in Southeast Asia. Until recently, the telecommunications industry in Taiwan was highly restricted, with only the government-owned telephone company providing mobile communications of any form. In 1994, there were less than 40 telephone lines per 100 POPs. In early 1996, the government of Taiwan announced that it would open up the country's telecommunications sector to private enterprises.

  The Project. The Company and the proposed shareholders of a Taiwanese company to be called Taiwan Mobile Communications Corp. ("TMCC") have agreed to file joint applications for a number of mobile voice and data licenses to provide national coverage of Taiwan. This project was organized by Jason Wu and Central Investment Holding, both of whom are existing shareholders of the Company, and certain other proposed investors in TMCC. Selection of the successful applicants by the government will not be done on the basis of an auction, but rather based on the quality of the application, the expertise demonstrated in the application and other factors. License applications have been submitted, and license awards are expected to be announced during the first quarter of 1997.

  To date, the Company has funded $3.0 million to the project as a license deposit to support the license applications. If such licenses are granted, through a combination of direct and indirect ownership and revenue sharing agreements, such deposit will be converted into a 20% economic interest in the joint venture. The

Company believes that, on the basis of its experience in providing ECTR services and the quality of its local partners, it is well positioned to receive one or more of the licenses for which it will apply, although no assurance can be given that any such licenses will be awarded. See "Risk Factors--Project Level Risks--Risk of Modification or Loss of Licenses; Uncertainty as to the Availability, Cost and Terms of Licenses; Restrictions on Licenses."

 STAR TELECOM OVERSEAS

  Background. The Company currently holds a 70% interest in Star Telecom Overseas (Cayman Islands) Limited ("STOL"). STOL holds an equity interest in a regional paging project in India and rights to an equity interest in a national paging project in Taiwan and is actively pursuing paging opportunities in Indonesia and Thailand. Pursuant to an agreement with Star Telecom Holding Limited ("STHL"), which holds the remaining 30% interest in STOL, the Company's interest may be reduced to approximately 57.1% upon the exercise of options held by STHL as well as options that may be granted to members of the senior management of STOL. STHL is a Hong Kong corporation that is a wholly owned subsidiary of Star Telecom International Holding, Ltd., a company listed on the Hong Kong stock exchange that owns one of the largest paging operators and Internet service providers in Hong Kong. Pursuant to a technical services agreement and a technology and trademark licensing agreement between STHL and STOL, STHL has agreed to provide and/or license to STOL certain technical services, personnel and know-how and certain technology and other intellectual property for use in STOL's paging projects. Pursuant to a management services agreement between the Company and STOL, the Company has agreed to provide to STOL and its paging projects certain management, financial and other operational services, personnel and know-how.

  India Regional Paging. Through STOL, the Company holds an indirect interest of approximately 7.7% in RPG Paging Service Limited ("RPSL"), a regional provider of paging services in India. RPSL began operations in 1995 and, as of June 30, 1996, had approximately 30,000 subscribers. STOL is currently negotiating to increase its interest in RPSL to approximately 19%, which would increase the Company's indirect interest in RPSL to approximately 13.3%. As of June 30, 1996, RPSL provided paging services in New Delhi, Madras and Ahmadabad, which together had approximately 14 million POPs, based on the most recently available data. STOL's partners in RPSL are RPG Group ("RPG"), a leading Indian manufacturer of chemical products and provider of telecommunications services, and two Japanese companies, Itochu and Nippon Telegraph and Telephone International ("NTTI"). As of June 30, 1996, each of RPG, Itochu and NTTI held a 60%, 20% and 10% equity interest in RPSL, respectively. In April 1995, STOL entered into an agreement with RPSL to provide technical services for the installation, testing and commissioning of its paging system and technical, sales and billing system training. As of December 31, 1995, STOL had invested approximately $1.6 million in RPSL. The Company currently anticipates future investments in RPSL by STOL of approximately $200,000.

  Taiwan National Paging. In 1996, the Taiwanese government adopted a policy to liberalize the national telecommunications market for mobile services, including cellular, trunked radio and paging. Pursuant to this policy, the Taiwanese government invited applications for two nationwide paging licenses. STOL is a member of a consortium led by Pacific Electric Wire and Cable Limited, a large public Taiwanese telecommunications company and STOL's partner in its Indonesian paging project ("PEWC"), that has applied for such a national paging license. STOL has a right to a 20% economic interest in the consortium, part of which is anticipated to be structured as a direct equity interest. In July 1996, STOL funded approximately $3.0 million to the consortium, which amount constitutes its pro-rata share of the minimum capitalization required to be demonstrated by the consortium in support of its license application. While the Company believes that the consortium is well positioned to receive one of the nationwide paging licenses, there can be no assurance that its application will be successful. See "Risk Factors--Project Level Risks--Risk of Modification or Loss of Licenses; Uncertainty as to the Availability, Cost and Terms of Licenses; Restrictions on Licenses." In the event that the application is unsuccessful, the amounts funded by STOL to the consortium, less bidding expenses, will be returned to STOL. Paging services are currently available in Taiwan only through the government owned telephone company. Therefore, the Company believes that a significant market for high quality paging services currently exists in Taiwan.

  In addition to the 14% indirect interest in the Taiwan Paging Project that the Company holds through its 70% equity interest in STOL, the Company has separately entered into agreements with a proposed partner in such project, pursuant to which the Company has the right to receive a 10% economic interest in the project in exchange for the making of certain loans to such shareholder.

  Indonesia National Paging. In August 1995, STOL and PEWC entered into a MOU with an Indonesian subsidiary of a leading Asian telecommunications company with cellular operations in Indonesia. In 1995, this Indonesian company was granted a 10-year license to provide national paging services. The Company believes that only nine other licenses to provide paging services have been granted by the Indonesian government and that it is unlikely that the Indonesian government will issue additional licenses in the near future. The terms of the MOU contemplate the formation of a joint venture between PEWC, STOL and the Indonesian company to operate paging services under the Indonesian company's licenses. It is intended that the Indonesian company provide base station sites and sales outlets and guarantee financing for the purchase of certain additional equipment. The Company anticipates that STOL would invest approximately $3.2 million to acquire up to a 25% interest in this joint venture, although no assurances can be given that the terms of such investment will not differ substantially from those described above.

  Thailand Paging. STOL is pursuing negotiations with a local Thai company to form a joint venture that would provide paging services to the Royal Thai Police Department (the "RTPD"). It is expected that the RTPD, which controls the frequencies necessary to operate a paging network, would make such frequencies available to STOL and its Thai partner under a 20-year license. The network would initially serve police personnel and their relatives. The Company anticipates that the network will also be used to provide security related services to the general public. The Company expects that STOL would initially invest approximately $8.0 million in exchange for a 25% interest in this project.

 CHINA REGIONAL CELLULAR

  Background. The Company currently owns a 40% equity interest in Star Digitel Limited ("SDL"), a Hong Kong corporation engaged in various cellular projects in China. The Company's partner in SDL is STHL, the Company's partner in STOL, which holds the remaining 60% of SDL.

  In September 1996, in connection with its acquisition of an interest in SDL, the Company entered into a subscription agreement (the "Subscription Agreement") with STHL and SDL. In addition to the Company's initial investment of $20 million for its 40% interest in SDL, which was paid in November 1996, the Subscription Agreement also provides for the investment by the Company of up to an additional $28 million if SDL achieves certain operational milestones to the satisfaction of the Company in its sole discretion on or before August 7, 1997. If SDL does not achieve such milestones to the satisfaction of the Company in its sole discretion on or before such date, the Company may exchange its equity interest in SDL for a pre-determined number of ordinary shares of Star Telecom International Holding Limited, the parent company of STHL whose ordinary shares are listed on The Stock Exchange of Hong Kong Limited, valued at an aggregate amount of $20 million.

  The Project. In recent years, the Chinese People's Liberation Army (the "PLA") has sought to use its extensive network of radio frequencies for commercial purposes. To implement this policy, the PLA has created business agencies which have developed and are operating regional cellular networks in China with financial and technical support from foreign telecommunications companies. SDL is the foreign partner in fourteen of these projects which, as of June 30, 1996, were operational in the provinces of Guangdong, Sichuan, Shangdong, Gansu, Hebei, Yunnan and Xinjiang. As of April 30, 1996, the projects had approximately 20,000 subscribers in the aggregate.

  Details of these projects are set out in tabular form below:

                SUMMARIZED DESCRIPTION OF STAR DIGITEL PROJECTS

                              AS OF JUNE 30, 1996

                                                                   TOTAL           PROFIT
                        TERM OF      PROFIT/REVENUE SHARING    INVESTMENT (4)   DISTRIBUTION
       PROJECT        COOPERATION         ARRANGEMENTS           (HK$'000)       (HK$'000)
       -------       -------------- ------------------------   --------------   ------------
 GUANGZHOU (1)       15 years from  61.75% of revenue for              72,691
  (Guandong          July 7, 1995   first 7 years;
  Province)                         44.65% thereafter
      --plus--
 GUANGZHOU           15 years from  100.00% of proceeds from           10,542
  SWITCH (1)         May 20, 1994   sale of phone lines sold
  (Guandong                         during first four years
  Province)                         (up to a maximum of
                                    3,000 lines) and 50.00%
                                    of proceeds from balance
                                    of 3,000 lines sold
                                    thereafter. Plus 50.00%
                                    of revenue (ie airtime)
                                    from such lines.
                                                               --------------
                                                                Total: 83,233      19,669
                                                                Note 5: (70.6%)
 SHENZEN (1)         15 years from  40.00% of revenue for              38,081       2,088
  (Guandong          March 15, 1995 first 6 years; revenue     Note 5: (100.0%)
  Province)                         sharing for balance of
                                    contract to be tied to
                                    broader provincial
                                    agreement.
 HUIZHOU (2)         15 years from  70.00% of net profits             22, 869
  (Guandong          the time that  until SDL recovers its      Note 5: (51.7%)
  Province)          1,000          investment; 50.00%
                     users are      thereafter
                     reached
 SHANTOU (2)         15 years from  65.00% of net profits              19,501
  (Guandong          the time that  during the first 5          Note 5: (15.0%)
  Province)          1,000          years; 50.00% thereafter
                     users are
                     reached
 DONGGUAN (2)        Not yet        Not yet specified                  3, 765
  Grandong Province) specified                                  Note 5: (80.6%)
 JINAN (1)           15 years from  60.00% of revenue until            23,406       1,910
  (Shandong          January 15,    SDL recovers its            Note 5: (80.6%)
  Province)          1995           investment; 40.00%
                                    thereafter
 QINGDAO (2)         20 years from  100.00% of revenue until           25,954
  (Shandong          July 1, 1996   SDL recovers its             Note 5: (0.0%)
  Province)                         investment; 48.00%
                                    thereafter
 HEBEI (3)           15 years from  100.00% of revenue until          103,684
  (Hebei Province)   Commencement   SDL recovers its             Note 5: (9.3%)
                                    investment; 30.00%
                                    thereafter
 CHENGDU (1)         10 years from  70.00% of revenue during           23,693       7,308
  (Sichuan Province) February 15,   the first 5 years;          Note 5: (10.3%)
                     1994           50.00% for years 6
                                    through 10; and 35.00%
                                    for the remaining 5
                                    years
 LANZHOU (1)         15 years from  70.00% of net profits              27,559       1,631
  (Gansu Province)   July 15, 1995  for first 5 years;          Note 5: (60.3%)
                                    50.00% for next 5 years;
                                    and 35.00% thereafter
 URUMQI (3)          20 years from  Not yet specified                      42
  (Xinjiang          Commencement                                Note 5: (0.0%)
  Province)
 HAIKOU (3)          15 years from  60.00% of all revenues             58,386           0
  (Hainan Province)  Commencement   plus 100.00% of profit       Note 5: (3.4%)
                                    from telephone sales
                                    plus rotating revenue
                                    from outside Hainan
 KUMMING (3)         10 years from  65.00% of revenue for                 717
  (Yunnan Province)  Commencement   years 5 through 7; and       Note 5: (0.0%)
                                    30.00% thereafter
                                                               --------------      ------
                                                      Total:          430,890      32,606
                                                               ==============      ======
                                          1994 Distribution:                       16,731
                                          1995 Distribution:                        9,774
                                       1996 (first 6 months)                        6,101
                                               Distribution:
                                                                                   ------
                                                               Total:              32,606
                                                                                   ======

--------

(1) Project is operational

(2) Project is under construction

(3) Project is pre-construction

(4) Project investments comprise the following (in HK$'000)

       Cellular network equipment....................................... 301,463
       Ancillary equipment..............................................  14,253
       Frequency rights and other costs................................. 100,346
       Project expenses.................................................  14,828
                                                                         -------
       Total............................................................ 480,890
                                                                         =======

(5) Reflects percentage of investment funded through loans from subsidiaries and other affiliates of SDL.

  Given that foreign ownership of telecommunications ventures is prohibited in China, SDL has entered into cooperative agreements with PLA operators pursuant to which SDL is providing equipment and technical and engineering services necessary to build and operate the networks. These cooperative agreements comprise either revenue or profit sharing arrangements pursuant to which SDL is generally allocated a portion of the revenues or profits collected by the PLA until SDL's development costs are reimbursed, at which time SDL's share of revenues or profits will be reduced. Certain of these cooperative agreements include purchase and sale agreements whereby SDL provides network infrastructure equipment to the PLA. The cooperation agreements have terms ranging from 10 to 20 years. SDL's percentage of revenues or profits ranges from 40% to 100% during the initial years and declines thereafter to as little as 30% of profits.

  SDL's turnover increased from HK$26.1 million (US$3.4 million) in 1994 to HK$254.9 million (US$33.0 million) in 1995, a rise of 976%. This was primarily due to the one-off sale of cellular network equipment in an aggregate amount of HK$203.4 (US$26.3 million) to SDL's local partners in the Qingdao and Hebei projects. The related profits arising from the sale of this equipment that have been recognized in SDL's 1995 financial statements amount to HK$98.8 million (US$12.8 million). The sales proceeds are to be received over three and four years for Hebei and Qingdao respectively and, to date, a total of HK$102.0 million (US$12.8 million) has been received. Under the terms of these sales agreement, SDL may also have the right to receive additional amounts to the extent that the profitability of the two projects exceeds the minimum scheduled payment installments.

  Because the return to SDL under the cooperation agreements is a function of the future profitability of the projects, funds invested by SDL in the projects are treated as an investment and recorded as Interests in Mobile Telephone Projects on SDL's balance sheet. As of April 30, 1996, SDL had invested approximately HK$386 million (US $49.9 million) in the various cellular projects in China. Of this amount, approximately HK$187 million (US$24.2 million) is recorded as Interest in Mobile Telephone Projects and the balance has been expensed.

  The existing PLA cellular networks did not allow interconnection with the public telephone system until 1995 when the Chinese Ministry of Post and Telecommunications (the "MPT") agreed to cooperate with the PLA in operating the PLA's existing cellular networks and developing further projects. The joint venture entities formed as a result of this agreement are referred to as the China Telecom Great Wall Mobile Communications ("China Telecom Great Wall") joint ventures, pursuant to which the MPT would provide interconnection with the public telephone system and numbering services and the PLA would make available its 800 MHz frequencies and base station sites.

  SDL intends to participate in the China Telecom Great Wall projects by providing the financing, technical and engineering services necessary for the construction and operation of the China Telecom Great Wall networks for a fixed period of time under profit sharing arrangements. SDL intends initially to enter into agreements with China Telecom Great Wall joint ventures to construct additional networks in the provinces of Shangdong, Hebei, Guangdong and Hainan.

 PAKISTAN NATIONAL ECTR

  Background. Pakistan has a population of approximately 130 million people and is one of the largest countries in the world. The Company believes that there exists substantial unmet demand for telephone services, as evidenced by only 1.6 telephone lines in Pakistan per 100 POPs. Pakistan's real GDP grew at a rate of approximately 4.5% during the year ended December 31, 1995. Political unrest, which has inhibited foreign investment in Pakistan in the past, has generally abated.

  The Project. In December 1995, the Company formed Mobilcom (Private) Limited ("Mobilcom Pakistan"). The Company presently owns 100% of Mobilcom Pakistan, but expects that a 10% interest will be acquired by its local partner, Habib Rafiq International (Private) Limited ("Habib"). Habib is a major conglomerate in Pakistan with interests in construction and other industries in addition to telecommunications.

A national trunked radio license, with an initial term of 15 years, has been issued to Mobilcom Pakistan. Various frequency bands have been made available by the government of Pakistan for trunked radio. Mobilcom Pakistan has chosen 800 MHz frequency band and is awaiting government confirmation of the Mobilcom Pakistan frequency choice. Mobilcom Pakistan's business plan calls for building regional networks covering most of the major population centers of the country, including Karachi, Lahore and Islamabad and later connecting them along major highways. Though a number of other trunked radio licenses have been granted, the Company believes that other networks will provide only local dispatch service and will not effectively compete with Mobilcom Pakistan's regional/national network. Also, the Pakistan market is particularly attractive as PMR systems have historically not been allowed in Pakistan.

 MEXICO WLL

  Background. In March 1996, a local company was incorporated in Mexico City by a prominent Mexican business person (the "Mexican Partner") to provide telecommunications services in Mexico.

  In May 1996, another local company was incorporated by the Mexican Partner in Mexico City to pursue a WLL business. This company expects to receive a national WLL license within the next several months and has developed a preliminary business plan and secured initial staffing.

  The Mexican Partner executed an MOU with the Company in June 1996 giving the Company the option to purchase a 40% ownership interest in each of the two local companies described above, both of which are currently owned by the Mexican Partner and certain associates. The anticipated investment by the Company in the two local companies described above, in the event the Company exercises its options, would be an aggregate of approximately $18.5 million. The MOU also contemplates that one or more strategic partners may be invited to purchase equity interests in the local companies.

  In the event the Company and the Mexican Partner elect to proceed with the investments described above, the local companies are expected to be organized and managed on a coordinated basis, with each supporting the operations of the other. The Company anticipates entering into a shareholders agreement with the Mexican Partner providing, among other things, that each shareholder will provide its proportionate share of all financing and all guarantees required for capital equipment and operating expenses of each of the local companies and make its proportional share of any and all capital contributions required by each such company's approved business plan. In addition, each of the Company and the Mexican Partner is expected to enter into a service agreement with the local company formed to pursue the WLL business, pursuant to which it would provide engineering, technical, marketing and management support to such company.

 PERU NATIONAL ECTR

  Background. Peru has a population of 23.8 million. Peru's 1995 GDP per capita was $2,640 and real GDP grew at a rate of approximately 6.6% during the year ended December 31, 1995. Peru also has one of the least developed telephone networks in Latin America, with only 3.3 telephone lines per 100 POPs and a waiting time for installation of approximately 4.3 years in 1994. The Company estimates that approximately half of Peru's telephone lines are located in Lima, representing a penetration rate in the city of approximately 5% and a penetration rate in the remainder of the country of less than 1%. The main providers of telecommunications services in Peru are currently Telefonica de Peru, the national telephone company that following privatization in 1994 is now majority owned by Telefonica de Espana, and Tele2000, a regional cellular operator owned by the Delgado Parker Group.

  The deregulation of the telecommunications industry in Peru, other than the removal of restrictions on foreign ownership, includes the opening up of spectrum grants to private enterprises and the reduction of import duties on telecommunications equipment from a 1990 level of 66% to a current level averaging approximately 16.5%.

  In May 1995 PeruTel S.A. ("PeruTel") was incorporated in Lima, Peru to apply for ECTR radio licenses in Peru. The Company owns a 98% interest in PeruTel, with the remainder owned by Promociones Telefonicas S.A. ("Protelsa"), a local telecommunications engineering company that prepared the license application on behalf of PeruTel, and Marmaud S.A. ("Marmaud"), the parent of Protelsa. In November 1995, PeruTel was advised by the Director General of Telecommunications that, subject to certain conditions that were subsequently satisfied, it had been awarded up to 100 channels in the 800 MHz frequency band for the provision of mobile trunked radio communications throughout Peru.

  As part of its license application, PeruTel prepared and submitted a network design to the Ministry of Telecommunications. Currently, PeruTel is awaiting receipt of the proposed tariff agreement from the Ministry of Telecommunications and, once finalized, it will then have 12 months to commence construction of its network. The Company has invested approximately $200,000 in connection with the establishment of PeruTel to date. An additional investment of approximately $17.6 million will be required by December 31, 1997 if PeruTel is to meet its business plan.

COMPETITION

  Because the implementation of wireless technologies is at a early stage of development in many developing countries, the Company believes there are significant opportunities to form, develop and operate companies that deploy these technologies. The Company believes its business will become increasingly competitive, particularly as businesses and foreign governments realize the market potential of wireless technologies. A number of large American, Japanese and European companies, including RBOCs and major international carriers, are actively engaged in programs to develop and commercialize wireless technologies in developing countries. Most of these companies have substantially greater financial and other resources, research and development staffs and technical and marketing capabilities than the Company. The Company's operating companies and developmental stage projects will frequently compete against traditional land-line companies (i.e. local telephone companies), cellular telephone companies and direct competitors using the same wireless technologies as the operating companies. The Company's competitive strategy depends on the service offered and the competitor. For example, the Company's strategy is for its ECTR operating companies to compete against cellular telephone service providers by offering greater functionality at lower cost, particularly for business users, to compete against traditional land-line carriers by offering better service, faster deployment and lower construction costs and to compete against direct competitors, including those formed by large American, Japanese and European companies, by relying on local partners to obtain operating licenses and provide access to existing telecommunications asset bases. There will, however, be increasing competition for licenses; and there will be increased competition once licenses are obtained from both other wireless operators and, in some cases, from government-owned telephone companies. Although the Company intends to employ new technologies, there will be a continuing competitive threat that even newer technologies will render the wireless systems employed by certain operating companies obsolete. There is no assurance that any of the Company's operating companies or developmental stage projects will compete successfully in the marketplace. See "Risk Factors--Project Level Risks--Competition."

TECHNOLOGY

 Cellular Telephone

  Cellular telephone was first commercially introduced in Sweden in 1976. Commercial introduction in the United States occurred in 1983. Cellular services are now broadly available in developed countries and are available or being introduced in most developing countries around the world.

  The principle of cellular telephone service is coverage of the target market with a number of overlapping "cells" each centered on a low tower or cell site. In its simplest configuration, a cellular telephone system consists of a series of cell sites, each with a cellular tower. Cell sites are linked to a mobile telephone switching office, which consists of a central computer which controls the network, and a switch to route calls between cells and the public switched telephone network.

  Currently, most cellular systems use analog technologies such as AMPS (U.S. standard), TACS (UK/European standard) or NMT (European standard). In some high density markets analog systems are reaching their capacity limits and are being supplemented with new digital technologies that offer greater capacity than analog systems.

  Several digital cellular technologies have been developed in the last three to five years. D-AMPS has been introduced as an upgrade for operators of existing AMPS systems. D-AMPS nominally provides three times the capacity of analog systems and is now a mature and well proven technology. In Europe, the Global System for Mobile Communication ("GSM") standard has been developed and is widely available throughout Europe and Asia. GSM provides approximately two to three times the capacity of analog systems and has the additional benefit of international roaming due to its broad availability and system compatibility. Another new digital technology, Code Division Multiple Access ("CDMA"), is being introduced in the U.S. and several other major countries. CDMA provides the highest capacity of any digital cellular technology at this point, with six to ten times analog system capacity in a mobile environment. Its first commercial deployment in Hong Kong has been successful, and it is now being planned for deployment in Personal Communications Services ("PCS") networks in the United States and elsewhere.

  Despite the introduction of these digital technologies, analog networks continue to dominate markets in most countries. For example, even after the introduction of GSM services in Scandinavia, the NMT analog service continues to experience significant growth, partly due to its superior coverage outside of the major cities in the region. Two new enhancements, NMT 450-I and NMT 900-I, provide NMT networks with GSM-like functionality, including calling number display, short message service, voice mail indicator and real-time clock. In addition, a common GSM/NMT number facility is now available.

  Spectrum for cellular is usually allocated in the 400 MHz, 800 MHz or 900 MHz frequency bands, depending on the country and the standard used. In many countries, spectrum is also being made available in the 1.8 and 1.9 GHz "PCN" and PCS bands. PCS is essentially a variant of cellular telephone operating in different frequency ranges, but providing similar services. In the US market, PCS is being targeted mainly towards the residential and individual subscriber markets, where it competes not only with cellular but with existing wireline telephone services. In developing countries, the availability of PCS spectrum provides opportunities for operators to address both the mobile and fixed telephone markets.

 Wireless Local Loop

  WLL refers to a group of technologies designed to provide customer access to the public switched telephone network using wireless radio technologies rather than traditional wire or fiber optic lines.

  A WLL system typically consists of a number of radio base stations (similar to cell sites used for cellular telephone) covering the target market area, a switching center, and fixed subscriber terminals on the subscriber's premises. On the fixed subscriber terminal a standard telephone jack allows connection to standard telephone equipment. In some systems portable handsets are available, providing the added value of wide-area cordless telephone service to the subscriber.

  The Company believes that WLL is an attractive technology for the rapid expansion of telephone facilities in developing countries. The use of digital technology provides substantially greater capacity than analog alternatives which the Company believes results in WLL being a cost-effective communications solution.

  Several types of technology can be used to provide WLL. These include (i) cellular telephone technologies such as CDMA, D-AMPS or GSM which are suitable for providing WLL, wide-area cordless and combined WLL/PCS services, (ii) "PSTN Transparent" technologies, designed specifically for WLL applications, which provide a direct replacement to the traditional wireline (cable based) local loop in a manner which is completely transparent to the user, and (iii) new digital cordless technologies such as Digital European Cordless Telephone
(DECT) and the Japanese Personal HandiPhone System (PHP/PHS).

 Enhanced Capacity Trunked Radio

  ECTR refers to a group of technologies designed to provide a combination of cellular telephone, specialized mobile radio ("SMR") dispatch services, paging services, data services, wide-area subscriber roaming and fixed site services
(WLL) all on a single system. Typically known as "Business Cellular," or "Business Communications Services," the technology was developed in Europe in the early 1980's as an outgrowth of previously developed cellular telephone and trunked radio technology. Trunked radio was developed in the U.S. in the early 1970's to allow users of traditional single channel, PMR systems to share channels in a dynamic manner, thereby increasing system capacity and reducing competition for channels among users. Trunked radio has been traditionally used for dispatching trucks, taxis, and other fleet vehicles.

  In creating ECTR, a group of leading manufacturers (Nokia, Motorola, Phillips) combined existing cellular telephone and trunked radio technologies and incorporated new features to optimize the technology for business users. The resulting "MPT 1327" technology is now one of the leading trunked radio technologies in the world in terms of number of countries in which it is deployed. Most countries in Western Europe now have commercial MPT 1327 systems, as do many countries in Eastern Europe, Asia and Latin America.

  MPT 1327 is a combination of analog (traffic channels) and digital (control channels) technology. An MPT 1327 system user can (i) make cellular calls on terminals similar in size to GSM cellular telephone terminals, (ii) dispatch vehicles and control field personnel, (iii) transmit data to fax machines and mobile and fixed site computers, (iv) page users and provide short messages on the terminal display, (v) connect out-of-office employees into office PABXs to provide the functionality of the office PABX away from the office, and
(vi) provide primary or second line service to fixed sites (wireless local loop). The Company believes that MPT 1327 ECTR technology provides these capabilities at a lower cost per subscriber than cellular telephone in most applications.

  An added advantage of MPT 1327 ECTR is its ability to operate in numerous frequency bands. The Company has found that this frequency flexibility makes it easier to obtain frequency allocations to establish ECTR operations in developing countries. Also, as MPT 1327 supports cellular calling services, the Company has been able to obtain substantial blocks of ECTR frequency in its project countries, and provide business cellular service, without paying the high license fees typically paid for cellular licenses.

  ECTR technologies continue to develop and evolve. The Company continually evaluates these developments and adapts them as appropriate.

 Paging

  Paging is a well-established technology, with service widely available in most developed and developing countries. A paging system typically consists of a number of transmitter sites, connected to a central messaging center. The messaging center receives incoming messages from the public telephone network and prepares batches of messages for transmission to subscribers.

  Paging systems are normally based on industry standard transmission protocols, the most common being POCSAG 512. Newer systems such as POCSAG 1200 and Motorola "Flex" provide higher capacity by using higher transmission speeds.

  Two way paging systems are now available, allowing message acknowledgment responses and short data messages to be sent back by the paging subscriber. These systems normally require multiple receiver sites in the network to ensure reliable reception of low power transmissions from pagers. Depending on the technology used, existing paging systems can be upgraded to incorporate this capability.

  As paging networks are essentially broadcast messaging systems additional applications can also be supported by the existing infrastructure, such as news retrieval, stock market quotes and weather forecasts. In developing countries where telephone penetration is low, paging often provides an affordable alternative to public telephone service. The high penetration rates of paging in China and Hong Kong are indicative of this phenomenon. When used in conjunction with public voice mail services (which are often provided by paging operators), a "virtual telephone" service can be provided.

 Wireless Cable Television

  MMDS, commonly known as wireless cable television, transmits video programming through broadcast microwaves instead of coaxial cable, providing cable television-type services to subscribers. The Company believes that MMDS is a cost-effective means of delivering video programming to the home, particularly in developing countries where existing cable infrastructure is underdeveloped or non-existent.

  MMDS provides for wireless transmission from one or more central transmitters directly to subscribers' rooftop antennas. The transmitter site is co-located with or connected to a "headend" similar to that of a traditional cable system, which receives programming from satellites, local production studios or video tape. Conventional MMDS transmitters are capable of delivering quality signals to subscribers within 20 to 30 miles of the transmitter site.

  The Company has developed an alternative MMDS system design which operates in frequency ranges which are much higher than those of traditional MMDS systems. The Company believes that licenses to provide MMDS services in these frequency ranges may be more easily obtained than licenses to provide such services in conventional MMDS frequency ranges. In addition, this alternative system architecture is comprised of readily available electronic components. As a result, the Company believes that this new system design holds great potential in its targeted developing countries.

EMPLOYEES

  As of September 30, 1996, the Company had 28 employees, including 7 local country managers. None of the Company's employees are subject to collective bargaining agreements. The Company believes that its relations with its employees are good. The Company's operating companies had an aggregate of approximately 525 employees at the end of September 30, 1996.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation at the present time.

FACILITIES

  The Company leases approximately 2,800 square feet of space in a facility located in San Mateo, California. The lease provides for current annual rent, including expenses, of approximately $60,000 per year. Lease payments are subject to adjustment in the event of increases in property taxes and other events.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company as of September 30, 1996 are as follows:

          NAME           AGE                             POSITION
          ----           ---                             --------
Haynes G. Griffin(1)....  49 Chairman of the Board
John D. Lockton.........  58 President, Chief Executive Officer and Director
Hugh B. L. McClung......  55 Vice Chairman of the Board and Managing Director, Asia
Clarence "Sam" Endy.....  58 Executive Vice President, Operations and Chief Operating Officer
Douglas S. Sinclair.....  42 Executive Vice President and Chief Financial Officer
Patrick Ciganer.........  45 Senior Vice President, Latin America
Robert M. Curran........  42 Senior Vice President, Marketing
Roger Quayle............  42 Senior Vice President, Technology
Aarti C. Gurnani........  29 Vice President, Legal Affairs and Secretary
Stephen R. Leeolou(2)...  39 Director
Piers Playfair..........  37 Director
John S. McCarthy(2).....  48 Director
Carl C. Cordova
 III(1)(2)..............  34 Director
Brian Rich..............  35 Director
Van Snowdon.............  41 Director
Carl F. Pascarella(1)...  53 Director
Stanley Wen.............  41 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Mr. Griffin was elected Chairman of the Board of Directors of the Company in June 1996. Mr. Griffin is a co-founder of Vanguard Cellular Systems, Inc., a wireless cellular telephone company ("Vanguard"), and has served as President and Chief Executive Officer of Vanguard since 1984. Mr. Griffin also serves as a director of Lexington Global Asset Managers, Inc. and Geotek Communications, Inc. Mr. Griffin holds a B.A. in Economics from Princeton University.

  Mr. Lockton is a co-founder of the Company and has served as President, Chief Executive Officer and a director of the Company since August 1991. From May 1991 to August 1991, he was Managing Partner of Corporate Technology Partners ("CTP"), a partnership formed to pursue wireless communications licenses and form local wireless communications businesses in developing countries. In 1988, he founded Cellular Data, Inc., a wireless company, and Star Associates, Inc., a cellular radio RSA company. From 1983 to mid-1986, Mr. Lockton was Executive Vice President for Pacific Bell Company, with responsibilities including its wireless business. Mr. Lockton has been a director of Interactive Network, Inc., a wireless based interactive television company, since 1987 and was Chairman of the Board of Directors until 1994. Mr. Lockton holds a B.A. in Economics and Chemical Engineering from Yale University, an L.L.B. from Harvard Law School and an Executive M.B.A. from the Columbia University Business School.

  Mr. McClung is a co-founder of the Company and has served as Vice Chairman of the Board of Directors since December 1995 and Managing Director, Asia since January 1996. Mr. McClung served as Chairman of the Board of Directors of the Company from January 1992 to December 1995, and served as Chief Financial Officer of the Company from January 1992 until April 1995. From 1986 to 1991, he was a general partner of CTP, which he co-founded to pursue wireless communications licenses and form local wireless communications businesses in developing countries. Mr. McClung holds a B.A. in Economics and an M.B.A. from the University of Washington.

  Mr. Endy has served as Chief Operating Officer of the Company since June 1996 and has served as Executive Vice President, Operations of the Company since August 1994. From July 1988 to May 1994,

Mr. Endy held the positions of Senior Vice President, Service and Engineering, Senior Vice President, Marketing and Sales and Chief Service Officer at Centex Telemanagement, Inc., a telecommunications management company. Mr. Endy served as a member of the Board of Directors of TeamTalk and currently serves on the Board of Directors of Mobilkom and STW. Mr. Endy holds a B.S. in Military Science from the U.S. Military Academy, West Point, an M.S. in Electrical Engineering from Purdue University and a Ph.D. in Electrical Engineering from Purdue University.

  Mr. Sinclair has served as Executive Vice President and Chief Financial Officer of the Company since May 1995. From March 1993 to May 1995, Mr. Sinclair was Chief Financial Officer, Secretary and Treasurer of Pittencrieff Communications, Inc., a major U.S. trunked radio operator. From March 1990 to March 1993, Mr. Sinclair was Group Finance Director of Pittencrieff, plc., Scotland, an oil exploration and development company. Mr. Sinclair is a member of the Board of Directors of TeamTalk and Wireless Data Services. Mr. Sinclair holds a B.Sc. in Electrical & Electronic Engineering from the University of Glasgow and an M.B.A. from the Harvard Graduate School of Business Administration.

  Mr. Ciganer has served as Senior Vice President, Latin America of the Company since May 1996 and Vice President, Operations--Latin America of the Company from January 1994 to April 1996. From May 1992 to January 1994, Mr. Ciganer was Chief Executive Officer of Transcom Corporation, a wireless telecommunications engineering and service organization. From November 1990 to April 1992, Mr. Ciganer was a director and co-founder of Chronos Tracking Systems, Ltd., a privately financed wireless data start-up company. Mr. Ciganer holds a B.A. in Economics from Georgetown University.

  Mr. Curran has served as Senior Vice President, Marketing of the Company since August 1996. From March to August 1996, Mr. Curran was Vice President, Marketing of 360(degrees) Communications Company, a U.S. cellular operator that is the successor corporation to Sprint Cellular Company ("Sprint Cellular"), a U.S. cellular operator that was wholly owned by Sprint Corporation. From February 1994 to March 1996, Mr. Curran served as Vice President, Marketing for Sprint Cellular, and from September 1990 to February 1994, he served as Regional Vice President for Sprint Cellular. From March 1980 to September 1990, Mr. Curran served in various positions with Centel Cellular Company, a U.S. cellular operator, and Centel Supply Company, a telecommunications equipment supplier. Mr. Curran holds a B.S. in Criminal Justice from the University of Nebraska and has participated in the Executive Development Programs of Columbia University and Northwestern University.

  Mr. Quayle has served as Senior Vice President, Technology of the Company since May 1996, prior to which he served as Vice President, Technology of the Company from May 1995 to April 1996 and as Vice President, Asian Operations from August 1994 to May 1995. From July 1991 to the present, he has held various management positions with Broadcast Communications Ltd., the government-owned national broadcasting and telecommunications network company of New Zealand, most recently as General Manager of Technology and Business Development.

  Ms. Gurnani has served as Vice President, Legal Affairs of the Company since March 1996 and as Secretary of the Company since August 1996. From July 1993 to March 1996, Ms. Gurnani was an Associate at Brobeck, Phleger & Harrison LLP, a private law firm. Ms. Gurnani holds a B.S. in Medical Microbiology from Stanford University and a J.D. from Hastings College of the Law.

  Mr. Leeolou has served as a director of the Company since February 1994 and served as Chairman of the Board of Directors of the Company from December 1995 until June 1996. Mr. Leeolou is a co-founder of Vanguard and has served as its Executive Vice President, Chief Operating Officer and Secretary since 1984. Mr. Leeolou holds a B.A. in Communications from James Madison University.

  Mr. McCarthy has served as a director of the Company since May 1993. Since December 1984, Mr. McCarthy has been a General Partner of Gateway Associates, a venture capital firm which he co-founded ("Gateway Associates"). Mr. McCarthy also serves on the Boards of Directors of Transaction Network Services,

Inc., a publicly held electronic data telecommunications company, D & K Wholesale Drug, Inc., a publicly held company. Mr. McCarthy also serves on the boards of directors of Tek Now, Inc., a private paging networks system company, and NetSolve, Inc., a private data communications network company. Mr. McCarthy holds a B.S. in Business from Washington University and an M.B.A. from St. Louis University.

  Mr. Cordova has served as a director of the Company since December 1995. Mr. Cordova is a Vice President of Electra Inc., a subsidiary of Electra Investment Trust PLC, which he joined in 1993. He serves on the Boards of Directors of a number of media and telecommunications companies. Prior to joining Electra Inc., he was a Vice President of Columbia Capital Group. Mr. Cordova received a B.A. from Gettysburg College and an M.B.A. from The Wharton School of the University of Pennsylvania.

  Mr. Rich has served as a director of the Company since December 1995. Since July 1995, Mr. Rich has served as Managing Director and Group Head of Toronto Dominion Capital, the U.S. merchant bank affiliate of Toronto Dominion Bank. From September 1990 to July 1995 he served as Managing Director of Communications Finance Group of The Toronto Dominion Bank in New York where he focused on transactions in the wireless communications, cable and broadcast industries. Mr. Rich also serves as a member of the Board of Directors of Teletrac, Inc. and InterAct, Inc. Mr. Rich holds a B.S. in Engineering from State University of New York at Buffalo and an M.B.A. from Columbia University.

  Mr. Snowdon has served as a director of the Company since March 1996. From December 1995 to the present, Mr. Snowdon has served as Vice President of Vanguard Communications, Inc., a subsidiary of Vanguard. From January 1990 to December 1995, he was Vice President of Vanguard International Telecommunications, Inc., a subsidiary of Vanguard. Mr. Snowdon also serves on the Board of Directors of Servicecellular S.A., and Digitel-Telecommunications Ltd. Mr. Snowdon holds a B.S. in Management and Marketing and an M.B.A. from James Madison University.

  Mr. Pascarella has served as a director of the Company since April 1996. Since August 1993, Mr. Pascarella has served as President and Chief Executive Officer of Visa U.S.A. Mr. Pascarella initially joined Visa International in January 1983 as Assistant Chief General Manager of the Asia-Pacific region and shortly thereafter was appointed President of Visa International's Asia-Pacific region and director of the Asia-Pacific Regional Board of the organization. Mr. Pascarella has served as a member of the Board of Directors of General Magic. Mr. Pascarella holds a B.S. in Accounting from the State University of New York at Buffalo and an M.B.A. from the Stanford Graduate School of Business.

  Mr. Playfair has served as a director of the Company since June 1996. Since January 1996, Mr. Playfair has served as a Managing Principal of Bassini, Playfair + Associates, LLC, an investment firm which he co-founded, and from September 1990 to December 1995, he was a Managing Director and International Portfolio Manager of BEA Associates. Mr. Playfair holds a B.A. from the School of Slavonic and East European Studies, University of London and a post-graduate degree from the Polytechnic of Central London.

  Mr. Wen has served as a director of the Company since March 1996. Since May 1993, Mr. Wen has served as a Manager of Tai-Shin Management Consulting Co., Ltd. From May 1992 to May 1993, he was a Senior Engineer at Taiwan Aerospace Co., Ltd., a Taiwanese aerospace company. Mr. Wen holds a B.S. in Electrical Engineering from Virginia Military Institute and an M.S. in Industrial Engineering from West Virginia University.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors currently has two standing committees: (i) an Audit Committee (the "Audit Committee"); and (ii) a Compensation Committee (the "Compensation Committee"). The Board of Directors may also establish other committees to assist in the discharge of its responsibilities.

  The duties of the Audit Committee include recommending independent auditors to the Board of Directors, reviewing the intended scope of the annual audit and the audit methods and principles being applied by the independent auditors and the fees charged by the independent auditors, reviewing and discussing the results of the audit, reviewing the Company's significant accounting principles, policies and practices and undertaking related matters. KPMG Peat Marwick LLP presently serves as the independent auditors of the Company. The Audit Committee is currently comprised of Messrs. Cordova, Leeolou and McCarthy.

  The duties of the Compensation Committee include providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite and employee equity programs, including those for all corporate officers, and succession planning for corporate officers. The Compensation Committee is currently comprised of Messrs. Cordova, Griffin and Pascarella.

ARRANGEMENTS CONCERNING ELECTION OF DIRECTORS

  Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), (i) Vanguard, as the holder of Series E Preferred Stock (as defined below), is entitled to elect three directors to the Company's Board of Directors; and (ii) for so long as 20% of the shares of Series F Preferred Stock (as defined below) remain outstanding, the holders of Series F-1 Preferred Stock (as defined below) are entitled to elect three directors, one of whom Electra has the right to elect, one of whom Central Investment Holdings, Inc. ("CIH") has the right to elect and one of whom Toronto Dominion Investments Inc. ("TDI") has the right, subject to the conversion of its Series F-2 Preferred Stock (as defined below) into Series F-1 Preferred Stock, to elect (subject, in each case, to minimum stock ownership requirements). Pursuant to the IRA (as defined below), upon termination of the rights referred to in clause (ii) of the preceding sentence, for so long as 20% of the Series F Preferred Stock or the Common Stock issued or issuable upon conversion thereof (the "Series F Conversion Shares") are held by Series F Holders (as defined in the IRA), holders of the Company's Preferred Stock ("Preferred Stock") and certain transferees thereof have agreed to vote for three directors designated by a majority of the Series F Conversion Shares, one of whom Electra has the right to designate, one of whom CIH has the right to designate and one of whom TDI has the right to designate (subject, in each case, to minimum stock ownership requirements). The Company's Board of Directors includes: Messrs. Griffin, Leeolou and Snowdon, who are representatives of Vanguard; Mr. Cordova, who is a representative of Electra; Mr. Wen, who is a representative of CIH; and Mr. Rich, who is a representative of TDI.

  The holders of Series F-1 Preferred Stock have certain additional rights with respect to the election of one additional director upon the occurrence of certain events specified in the Series F Purchase Agreement (as defined below).

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  The Certificate limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law ("Delaware Law"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware Law. The Company has also entered into indemnification agreements with its officers, directors, and certain other employees containing provisions that may require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

DIRECTOR COMPENSATION

  Directors do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and Committee meetings. Certain outside directors have been granted options to purchase shares of Common Stock in connection with their service as directors of the Company as follows: Stephen R. Leeolou--80,000 shares at an exercise price of $8.12 per share granted in March 1996; John S. McCarthy--12,000 shares at an exercise price of $2 per share granted in October 1994; and Carl F. Pascarella--12,000 shares at an exercise price of $8.12 per share granted in June 1996.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and four other most highly compensated executive officers, each of whom earned salary and bonus for the fiscal year ended December 31, 1995 in excess of $100,000 (collectively, the "Named Officers"), for services rendered in all capacities to the Company during its previous fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                ANNUAL COMPENSATION     AWARDS
                                -------------------- ------------
                                                      SECURITIES
           NAME AND                                   UNDERLYING   ALL OTHER
      PRINCIPAL POSITION          SALARY     BONUS     OPTIONS    COMPENSATION
      ------------------        ---------- --------- ------------ ------------
John D. Lockton
 President and Chief Executive
  Officer...................... $  120,000 $  50,000      0         $      0
Hugh B. L. McClung
 Vice Chairman of the Board and
 Managing Director, Asia....... $  120,000 $  50,000      0         $      0
Clarence Endy
 Executive Vice President,
  Operations and Chief
  Operating Officer............ $  195,000 $  20,000      0         $      0
Douglas S. Sinclair(1)
 Executive Vice President and
 Chief Financial Officer....... $  100,104 $  15,000   120,000      $116,122(2)
Patrick Ciganer
 Senior Vice President, Latin
  America...................... $  114,000 $       0      0         $      0

--------
(1) Mr. Sinclair joined the Company on May 7, 1995; his annual salary for 1996 will be $155,000.
(2) Represents reimbursement for relocation expenses of $68,642 and a cost of living adjustment of $47,480.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION
                                                                                  FOR
                              INDIVIDUAL GRANTS                             OPTION TERM (3)
                          -------------------------                      ---------------------
                           NUMBER OF
                           SHARES OF    % OF TOTAL
                          COMMON STOCK   OPTIONS
                           UNDERLYING   GRANTED TO  EXERCISE
                            OPTIONS    EMPLOYEES IN   PRICE   EXPIRATION
 NAME                     GRANTED  (1) FISCAL YEAR  ($/SH)(2)    DATE      5%($)     10%($)
 ----                     ------------ ------------ --------- ---------- --------- -----------
John D. Lockton(4)......       0             0          --          --         --          --
Hugh B. L. McClung(4)...       0             0          --          --         --          --
Clarence Endy(4)........       0             0          --          --         --          --
Douglas S. Sinclair(4)..    120,000         70%       $6.25    05/14/05  $ 471,671 $ 1,195,307
Patrick Ciganer(4)......       0             0          --          --         --          --

--------
(1) Each option is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal monthly installments over the next 36 months of service thereafter. The option shares will vest upon an acquisition of the Company by merger or asset sale, unless the Company's repurchase right with respect to the unvested option shares is transferred to the acquiring entity. The options have a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.
(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.
(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are provided for informational purposes only based on rules of the Securities and Exchange Commission. The Company is unable to predict whether the stock price will increase or decrease and, if it does increase, there can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(4) On March 6, 1996, each of the following Named Officers was granted options covering the following number of shares of Common Stock at an exercise price of $8.125 per share: Mr. Lockton--200,000; Mr. McClung--200,000; Mr. Endy--40,000; and Mr. Ciganer--20,000. On May 1, 1996, Mr. Sinclair was granted options to purchase 36,000 shares at an exercise price of $8.125 per share. The options are immediately exercisable and subject to a right of repurchase by the Company, as described in footnote (1). None of the Named Officers is currently vested in any of these options.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information concerning option holdings for the fiscal year ended December 31, 1995 with respect to each of the Named Officers. No options were exercised during the fiscal year ended December 31, 1995, and no stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                         FISCAL YEAR END OPTION VALUES

                                       NUMBER OF
                                       SHARES OF                    VALUE OF
                                      COMMON STOCK                 UNEXERCISED
                                       UNDERLYING                 IN-THE-MONEY
                                  UNEXERCISED OPTIONS                OPTIONS
                               AS OF DECEMBER 31, 1995(#)  AS OF DECEMBER 31, 1995(1)
                              ---------------------------- ---------------------------
      NAME                    EXERCISABLE(2) UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
      ----                    -------------- ------------- ---------------------------
     John D. Lockton.........     80,000            0      $        730,000          0
     Hugh B. L. McClung......     80,000            0      $        730,000          0
     Clarence Endy...........    140,000            0      $      1,277,500          0
     Douglas S. Sinclair.....    120,000            0      $        375,000          0
     Patrick Ciganer.........     80,000            0      $        730,000          0

--------
(1) Based on the estimated fair market value of Common Stock as of December 31, 1995 ($8.125 per share) less the exercise price payable for such shares.
(2) The options are immediately exercisable for all the option shares, but any shares of Common Stock purchased under the options will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right has lapsed as to the following number of shares as of December 31, 1995: Mr. Lockton--26,640; Mr. McClung--19,960; Mr. Endy-- 46,640; Mr. Sinclair--0; Mr. Ciganer--38,320.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Griffin, Cordova and Pascarella; Mr. Griffin serves as its Chairman. In 1995, Messrs. Lockton, Leeolou, McCarthy and Schiff served on the Compensation Committee; Mr. McCarthy served as its Chairman. Mr. Griffin is Chairman of the Board of Directors of the Company and President and Chief Executive Officer of Vanguard. Mr. Cordova is a Vice President of Electra Inc., an affiliate of Electra. Mr. Lockton is President and Chief Executive Officer of the Company. Mr. Leeolou has been a director of the Company since February 1994 and is Executive Vice President and Chief Operating Officer of Vanguard. Mr. McCarthy is a general partner of Gateway Associates, a venture capital firm affiliated with Gateway (as defined below). Mr. Schiff is a general partner of Northwood Ventures, a venture capital firm, and Chairman and Chief Executive Officer of Northwood Capital Partners LLC (together with Northwood Ventures and an affiliated individual, "Northwood"). As of September 30, 1996, Vanguard, Electra and Gateway each held more than 5% of the outstanding voting equity securities of the Company.

  In March 1992, the Company sold 271,960 shares of Series B Preferred Stock to Gateway (as defined) for an aggregate purchase price of $250,000 (a purchase price of $0.92 per share). In June 1992, the Company issued Gateway a warrant to purchase an additional 417,040 shares of Series B Preferred Stock at an exercise price of $0.60 per share, which was subsequently canceled. In May 1993, the Company sold 435,120 shares of Series B Preferred Stock to Gateway for an aggregate purchase price of $399,984, including cancellation of indebtedness in the amount of $75,000.

  In October and November 1993, the Company issued convertible secured notes in a principal amount of $485,812 to Gateway and $615,000 to Northwood. In the Series C Financing (as defined), the Company sold 224,920 shares of Series C Preferred Stock to Gateway for an aggregate purchase price of $499,997, including cancellation of such note, 341,880 shares of Series C Preferred Stock to Northwood for an aggregate purchase price of $759,999, including cancellation of such note, and 837,880 shares of Series C Preferred Stock to Vanguard for an aggregate purchase price of $1,862,607. The Company also issued Vanguard warrants (as subsequently amended) to purchase (i) 50,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, (ii) 273,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, and (iii) 393,120 shares of Series D Preferred Stock at an exercise price of $6.55 per share and entered into a Development Agreement (as defined) with Vanguard.

  In May 1994, the Company issued May 1994 Bridge Notes (as defined) in a principal amount of $500,000 to each of Gateway and Northwood and $770,234 to Vanguard. In connection with such financing, the investors received warrants exercisable for shares of Series D Preferred Stock, including: Gateway and Northwood--11,440 shares each; and Vanguard--17,640 shares.

  In the Series D Financing (as defined), the Company sold (i) 106,880 shares of Series D Preferred Stock to Gateway for an aggregate purchase price of $700,064, including cancellation of a May 1994 Bridge Note in the principal amount of $500,000, (ii) 190,880 shares of Series D Preferred Stock to Northwood for an aggregate purchase price of $1,250,264, including cancellation of a May 1994 Bridge Note in the principal amount of $500,000, and (iii) 445,400 shares of Series D Preferred Stock to Vanguard for an aggregate purchase price of $2,917,370, including cancellation of a May 1994 Bridge Note in the principal amount of $770,234. In connection with the Series D Financing, Vanguard loaned $1.8 million to the Company in exchange for two convertible notes in the amount of $900,000 each. On April 26, 1996, Vanguard converted both notes, as amended, into an aggregate of 274,800 shares of Series D Preferred Stock.

  On April 6, 1995, the Company issued April 6, 1995 Bridge Notes (as defined) in principal amounts of $390,000 to Vanguard, $200,000 to Gateway and $100,000 to Northwood, which were canceled in a subsequent financing. In connection with issuing such notes, the Company issued warrants exercisable for shares of Series D Preferred Stock, including warrants to purchase 5,960 shares issued to Vanguard, 3,080 shares issued to Gateway, and 1,560 shares issued to Northwood.

  On April 24, April 25, and June 27, 1995, the Company issued the April 24, 1995 Bridge Notes (as defined) in principal amounts of $1,541,070 to Vanguard, $403,000 to Northwood and $200,000 to Gateway. Of the $1,541,070 loaned by Vanguard, $390,000 was in the form of cancellation of the April 6, 1995 Bridge Note held by Vanguard.

  On July 31, 1995, the Company issued the First July 1995 Vanguard Note (as defined) in the principal amount of $1,485,000 to Vanguard. The Company paid Vanguard a $20,000 fee in connection with the transaction. The First July 1995 Vanguard Note was cancelled in the Series F Financing (as defined). The Company also issued Vanguard, for a purchase price of $15,000, a warrant to purchase 32,000 shares of Series F-1 Preferred Stock at an exercise price of $9.37 per share.

  In the July 1995 Financing (as defined), the Company issued additional notes in the principal amount of $1,490,013 to Vanguard, $199,066 to Northwood and $391,576 to Gateway. The Company also issued (i) 380,880 shares of Series D Preferred Stock to Vanguard, 46,080 shares of Series D Preferred Stock to Northwood and 680 shares of Series D Preferred Stock to Gateway and (ii) warrants to purchase shares of Series F-1 Preferred Stock (not including the warrant issued to Vanguard in connection with the First July 1995 Vanguard
Note) at an exercise price of $9.37 per share, including warrants to purchase 32,120 shares issued to Vanguard, 4,320 shares issued to Northwood and, 8,440 shares issued to Gateway. Certain notes previously issued by the Company were canceled in the July 1995 Financing. In connection with the July 1995 Financing, Mr. Lockton agreed, pursuant to a letter agreement dated July 28, 1995, to vote his shares of the Company's capital stock in favor of the election to the Company's Board of Directors of a person designated by the BEA Funds (as defined). This obligation terminated on July 31, 1996.

  In November and December 1995, the Company borrowed $1,000,000 from Vanguard, $450,000 from Gateway and $300,625 from Northwood and issued short-term convertible unsecured notes (the "Winter 1995

Notes") that bore interest at 10% per annum. In connection with these transactions, the Company paid loan fees of $30,000 to Vanguard, $13,500 to Gateway and $9,019 to Northwood.

  In the Series F Financing (as defined), the Company sold Series F-1 Preferred Stock to Vanguard (424,000 shares for an aggregate purchase price of $3,975,000, including the conversion of certain outstanding notes), Northwood (56,720 shares for an aggregate purchase price of $531,750, including the conversion of certain outstanding notes), and Gateway (94,200 shares for an aggregate purchase price of $883,125, including the conversion of certain outstanding notes).

  Pursuant to the Vanguard Exchange (as defined), the Company acquired the interests or rights to acquire interests of Vanguard Sub (as defined) in ten wireless projects in Indonesia, New Zealand, Brazil, India and Pakistan. Vanguard's cost of acquiring such projects was in excess of approximately $3.5 million.

  In January 1992, the Company issued 1,200,000 shares of Series A Preferred Stock to CTI (as defined), an entity beneficially owned by Messrs. Lockton and McClung and another individual, for an aggregate purchase price of $300,000. CTI subsequently distributed 510,000 shares to Mr. Lockton. Pursuant to the CTP Exchange (as defined), on December 18, 1995 the Company issued 103,280 shares of Common Stock to Mr. Lockton and deposited an additional 45,360 shares of Common Stock into escrow for the benefit of certain parties, including Messrs. Lockton and McClung.

  For additional information regarding the above transactions, see "Certain Transactions." For a description of compensation of executive officers and directors of the Company and the eligibility of executive officers and directors to participate in the Stock Plan, see "Management--Executive Compensation." "--1994 Stock Option/Stock Issuance Plan" and "--Director Compensation."

1994 STOCK OPTION/STOCK ISSUANCE PLAN

  The 1994 Stock Option/Stock Issuance Plan (the "Stock Plan") was initially adopted by the Board of Directors of the Company on January 7, 1994, and approved by its stockholders on May 11, 1994. A total of 2,400,000 shares of Common Stock have been authorized for issuance under the Stock Plan after giving effect to subsequent plan amendments which have been adopted by the Company's Board of Directors and approved by its stockholders. The individuals eligible to receive option grants or share issuances under the Stock Plan are employees (including officers and directors), non-employee members of the Board of Directors and consultants of the Company or any parent or subsidiary corporation. As of September 30, 1996 options to purchase a total of 1,962,960 shares of Common Stock were outstanding under the Stock Plan. In addition, the Board of Directors of the Company granted options to purchase an additional 20,000 shares subsequent to September 30, 1996 has approved the automatic grant of options to purchase a total of 80,000 additional shares of Common Stock to certain employees of the Company. The grant date of these options will be the next anniversary of each such employee's initial date of service, provided that certain conditions are met, including that such employee remains in the service of the Company.

  The Stock Plan is divided into two separate programs: the option grant program and the stock issuance program. Under the option grant program, eligible individuals may be granted options to purchase shares of Common Stock at a discount of up to 15% of the fair market value of such shares on the grant date, and options may be structured as installment options that become exercisable for vested shares over the optionee's period of service or as immediately exercisable options for unvested shares that may be subject to repurchase upon the optionee's termination of employment. The stock issuance program allows eligible individuals to purchase shares of Common Stock at fair market value or at discounts of up to 15% of the fair market value of the shares on the grant date. Such shares may be fully vested when issued or may vest over time. In addition, shares of Common Stock may be issued as bonus awards in recognition of services rendered to the Company.

  The Stock Plan is administered by the Board of Directors of the Company or a committee thereof. The Board will select the individuals to receive option grants or share issuances and the number of shares subject to each such grant or issuance; determine the exercise or vesting schedule for each granted option or share issuance;

and determine whether a granted option is to be an incentive stock option affording favorable tax treatment to the optionee at the loss of a deduction to the Company or a non-statutory option entitling the Company to a deduction upon exercise. Each granted option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company.

  In the event the Company is acquired by merger or asset sale, each outstanding option under the Stock Plan that is not to be assumed or replaced with a comparable option from the successor corporation will automatically terminate. The Company's outstanding repurchase rights under the Stock Plan will also terminate, and the shares subject to those repurchase rights will become fully vested, upon the merger or asset sale, unless such repurchase rights are assigned to the successor corporation.

  The Board has the authority to effect the cancellation of outstanding options under the Stock Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the lower fair market value of the Common Stock on the new grant date. The Board may also amend or modify the Stock Plan at any time, provided that no such amendment may adversely affect the rights and obligations of the participants with respect to their outstanding options without their consent. The Stock Plan will terminate on January 6, 2004, unless sooner terminated upon the occurrence of certain events.

                             CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

  See "Description of Capital Stock--Preferred Stock" for a description and definition of each series of Preferred Stock of the Company and "Description of Capital Stock--Authorized and Outstanding Capital Stock" for a description of prior reclassifications of the Company's capital stock.

 The Series B Financing

  In March 1992, the Company sold 271,960 shares of Series B Preferred Stock to Gateway Venture Partners III, L.P. ("Gateway") for an aggregate purchase price of $250,000 (a purchase price of $0.92 per share). In June 1992, the Company issued to Gateway a warrant to purchase an additional 417,040 shares of Series B Preferred Stock at an exercise price of $0.60 per share, with the number of shares and exercise price subject to adjustment in certain circumstances, which was subsequently canceled.

  In May 1993, the Company sold an aggregate of 848,520 shares of Series B Preferred Stock for an aggregate purchase price of $780,000 (a purchase price of $0.92 per share), of which 435,120 shares were sold to Gateway for an aggregate purchase price of $399,984, including cancellation of indebtedness in the amount of $75,000.

 The Series C Financing

  In October and November 1993, the Company issued convertible secured notes in an aggregate principal amount of $1,350,812, including notes in aggregate principal amounts of $615,000 issued to Northwood (the "Northwood Note") and $485,812 issued to Gateway (the "Gateway Note"). These notes bore interest at prime plus 1% per annum and were secured by all of the assets of the Company.

  In a series of transactions during January and February 1994 (the "Series C Financing"), the Company sold an aggregate of 1,762,280 shares of Series C Preferred Stock for an aggregate purchase price of $3,917,550 (a purchase price of $2.22 per share), including 224,920 shares sold to Gateway for an aggregate purchase price of $499,997, including cancellation of the Gateway Note; 341,880 shares sold to Northwood for an aggregate purchase price of $759,999, including cancellation of the Northwood Note, and 837,880 shares sold to Vanguard for an aggregate purchase price of $1,862,607.

  In connection with the Series C Financing, the Company issued to Vanguard warrants (as subsequently amended) to purchase (i) 50,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, (ii) 273,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, and (iii) 393,120 shares of Series D Preferred Stock at an exercise price of $6.55 per share. The warrant described in clause (i) is exercisable until December 18, 1997; the warrants described in clauses (ii) and (iii) are exercisable until May 15, 1997 or, if earlier, upon the initial public offering of the Company's capital stock. The number of shares and exercise price for all such warrants are subject to adjustment in certain circumstances.

  In connection with the Series C Financing, the investors were granted certain registration rights, information rights, board observer rights, board representation rights, rights of first offer and co-sale rights. Vanguard was also granted a right of first refusal to acquire an amount of any future equity financing by the Company equal to (i) the amount Vanguard would be entitled to acquire under its first offer rights based on its pro rata equity ownership in the Company (calculated on an as-converted basis) plus (ii) an overcall amount. The overcall amount was the number of shares which, when added to the number of shares represented by the warrants issued to Vanguard in the Series C Financing (including shares acquired upon the exercise of such warrants), would equal 15.01% of the outstanding shares of the Company capital stock on a post-transaction basis. The right of first refusal was amended in connection with the Series D Financing (as defined below).

  In connection with the Series C Financing, Vanguard and the Company entered into a Business Development and Resource Access Agreement dated as of February 28, 1994 (the "Development Agreement").

The Development Agreement has a five year term and provides that if either party becomes aware of opportunities for wireless projects outside the United States or PCS projects within or outside the United States, and brings the opportunity to the attention of the other party, then the other party will have the opportunity to participate in such projects. The Development Agreement also provides for Vanguard to assist the Company, at the Company's request and subject to availability of Vanguard resources, by providing various services including project review, operations support, technical support, training, site visits, staffing and recruiting. The Company reimburses Vanguard for Vanguard's costs in providing certain of such services; such reimbursement has not exceeded $60,000 in fiscal years 1994 or 1995 or 1996 through September 30, 1996.

 The Series D Financing

  In May 1994, the Company issued convertible notes (the "May 1994 Bridge Notes") in an aggregate principal amount of $2,028,993, including $500,000 to each of Gateway and Northwood and $770,234 to Vanguard. The May 1994 Bridge Notes were due in 180 days and bore interest at prime plus 1% per annum. In connection with the May 1994 Bridge Notes, the purchasers received warrants exercisable for an aggregate of 46,440 shares of Series D Preferred Stock, including: Gateway and Northwood--11,440 shares each; and Vanguard--17,640 shares. The warrants have an exercise price of $6.55 per share and are exercisable until May 6, 1997, or, in the case of the warrants issued to certain of the other lenders, May 23, 1997 or June 12, 1997, provided that the warrants shall no longer be exercisable upon the occurrence of (i) the closing of the initial public offering of the Company's capital stock, (ii) the sale of all or substantially all of the Company's assets, (iii) the merger of the Company with or into another entity resulting in the transfer of at least 50% of the Company's outstanding voting equity securities, or (iv) any other transfer of at least 50% of the Company's outstanding voting equity securities (each or certain other similar events, a "Termination Event"). All share amounts and the exercise price are subject to adjustment in certain circumstances.

  In a series of transactions in September and October 1994 (the "Series D Financing"), the Company sold an aggregate of 2,230,560 shares of Series D Preferred Stock for an aggregate purchase price of $14,610,168 (a purchase price of $6.55 per share), including (i) 106,880 shares sold to Gateway for an aggregate purchase price of $700,064, including cancellation of May 1994 Bridge Notes in the principal amount of $500,000, (ii) 190,880 shares sold to Northwood for an aggregate purchase price of $1,250,264, including cancellation of May 1994 Bridge Notes in the principal amount of $500,000, and
(iii) 445,400 shares sold to Vanguard for an aggregate purchase price of $2,917,370, including cancellation of May 1994 Bridge Notes in the principal amount of $770,234. Among the purchasers in the Series D Financing were certain funds managed by or affiliated with BEA Associates (the "BEA Funds"), which purchased an aggregate of 1,221,440 shares of Series D Preferred Stock for an aggregate purchase price of $8,000,432. The Company also entered into an agreement with the BEA Funds providing that, where feasible, appropriate and mutually advantageous, the Company and the BEA Funds will bring to the attention of each other trunked radio, WLL, PCS and other existing and future wireless projects.

  In connection with the Series D Financing, Vanguard loaned $1.8 million to the Company in exchange for two convertible notes in the amount of $900,000 each. Each note was due upon the earlier of April 26, 1996 or the occurrence of certain events which did not occur prior to that date. On April 26, 1996, Vanguard converted both notes, as amended, pursuant to the Vanguard Exchange (as defined below), into an aggregate of 274,800 shares of Series D Preferred Stock.

 The April 1995 Financings

  On April 6, 1995, the Company issued convertible notes (the "April 6, 1995 Bridge Notes") in an aggregate principal amount of $696,700, including notes in principal amounts of $390,000 to Vanguard, $200,000 to Gateway and $100,000 to Northwood. The April 6, 1995 Bridge Notes bore interest at prime plus 1%, were due in 150 days, and were automatically convertible into equity securities, subsequently determined to be Series D Preferred Stock, upon the closing of the Company's next equity financing in which at least $5 million was raised. The April 6, 1995 Bridge Notes were canceled in connection with a subsequent financing of the Company.

  In connection with the issuance of the April 6, 1995 Bridge Notes, the Company issued warrants (the "April Bridge Warrants") exercisable for an aggregate of 10,720 shares of Series D Preferred Stock, including warrants to purchase 5,960 shares issued to Vanguard, 3,080 shares issued to Gateway, and 1,560 shares issued to Northwood. The warrants have an exercise price of $6.55 per share and are exercisable until April 6, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event. All share amounts and the exercise price are subject to adjustment in certain circumstances.

  On April 24, April 25, and June 27, 1995, the Company issued convertible secured notes (the "April 24, 1995 Bridge Notes" and, together with the April 6, 1995 Bridge Notes, the "April 1995 Bridge Notes") in an aggregate principal amount of $6,144,070, including notes in principal amounts of $1,541,070 to Vanguard, $4,000,000 to the BEA Funds, $403,000 to Northwood and $200,000 to Gateway. Of the $1,541,070 loaned by Vanguard, $390,000 was in the form of cancellation of the April 6, 1995 Bridge Note held by Vanguard. The April 24, 1995 Bridge Notes bore interest at prime plus 1% per annum, were due 45 days after their respective issue dates and were secured by a lien on substantially all of the Company's assets. The April 24, 1995 Bridge Notes provided that principal thereon was to be automatically converted on the respective due dates into Series D Preferred Stock at a price of $6.55 per share, provided that no holder was required to convert to the extent that conversion would result in the holder owning 20% or more of the Company's capital stock.

 The July 1995 Financing

  On July 31, 1995, the Company issued a convertible unsecured note (the "First July 1995 Vanguard Note") in the principal amount of $1,485,000 to Vanguard (such issuance, together with the issuance of the other notes in July 1995 described below, the "July 1995 Financing"). The note bore interest at prime plus 1% per annum and was due 180 days after the issue date or, at the Company's option, 270 days after the issue date. The note provided that the principal balance thereof was automatically convertible into the Company's equity securities upon the closing of the Company's next equity financing meeting certain conditions (at a conversion price per share equal to the share price in such equity financing, but not to exceed $10.40). The Company paid Vanguard a $20,000 fee in connection with the note transaction. The First July 1995 Vanguard Note was cancelled in the Series F Financing (as defined below).

  In connection with the issuance of the First July 1995 Vanguard Note, the Company issued Vanguard, for a purchase price of $15,000, a warrant to purchase 32,000 shares of Series F-1 Preferred Stock at an exercise price of $9.37 per share, with the number of shares and the exercise price subject to adjustment in certain circumstances. The warrant is exercisable until December 18, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event.

  In the July 1995 Financing, the Company issued additional July 1995 Notes in an aggregate principal amount of $7,118,025, including notes in the amount of $1,490,013 to Vanguard, $460,116 to the BEA Funds, $199,066 to Northwood and $391,576 to Gateway. The July 1995 Notes bore interest at prime plus 1% per annum, had due dates and conversion features substantially identical to those contained in the First July 1995 Vanguard Note and were unsecured. These notes were cancelled in the Series F Financing.

  In the July 1995 Financing, the Company issued an aggregate of 1,147,600 shares of Series D Preferred Stock for an aggregate purchase price of $7,516,780 (a purchase price of $6.55 per share), including 380,880 shares to Vanguard, 539,600 shares to the BEA Funds, 46,080 shares to Northwood and 680 shares to Gateway. All of the remaining April 1995 Bridge Notes were canceled in the July 1995 Financing.

  In the July 1995 Financing, for an aggregate purchase price of $71,901, the Company issued warrants to purchase an aggregate of 153,760 shares of Series F-1 Preferred Stock (not including the warrant issued to Vanguard in connection with the First July 1995 Vanguard Note) at an exercise price of $9.37 per share, including warrants to purchase 32,120 shares issued to Vanguard, 4,320 shares issued to Northwood, 8,440 shares issued to Gateway and 9,920 shares issued to the BEA Funds. All share amounts and the exercise price are subject to adjustment in certain circumstances. The warrants are exercisable until December 18, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event.

  In connection with the July 1995 Financing, Messrs. Lockton and McClung agreed, pursuant to letter agreements dated July 28 and July 31, 1995, respectively, to vote their shares of the Company's capital stock in favor of the election to the Company's Board of Directors of a person designated by the BEA Funds. This obligation terminated on July 31, 1996.

 The 1995 TDI Financing

  On August 15, 1995, pursuant to a Note and Warrant Purchase Agreement dated as of August 14, 1995, the Company borrowed $4,950,000 from Toronto Dominion Investments, Inc. ("TDI") and issued an unsecured convertible note in the principal amount of $4,950,000 (the "TDI Unsecured Note"). The TDI Unsecured Note bore interest at 9.75% per annum and was due on January 27, 1996, subject to the Company's option to extend the maturity date to April 26, 1996. The principal balance of the TDI Unsecured Note was automatically convertible into shares of the Company's equity securities upon the closing of the Company's next equity financing in which the gross proceeds to the Company exceeded $15,000,000, provided that such equity financing closed on or before January 27, 1996. Pursuant to an Investors' Agreement dated as of July 31, 1995, the July 1995 Notes and the First July 1995 Vanguard Note were amended to provide that such notes were pari passu with the TDI Unsecured Note and with each other.

  On August 15, 1995, for a purchase price of $50,000, the Company issued TDI a warrant (the "First TDI Warrant") to purchase 106,680 shares of Series F-2 Preferred Stock at an exercise price of $9.37 per share, with the number of shares and exercise price subject to adjustment in certain circumstances. The First TDI Warrant is exercisable until December 18, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event.

  Pursuant to a Loan Agreement dated as of August 14, 1995, between the Company and TDI (the "1995 TDI Loan Agreement"), the Company borrowed $5,000,000 from TDI and issued a note in the principal amount of $5,000,000 (the "TDI Secured Note"). The TDI Secured Note was due on the earlier of 180 days from its issue date or the closing of the Company's next equity financing in which the Company received net proceeds of at least $5,000,000, and bore interest at 11% per annum for the first 90 days and 13% per annum thereafter. Pursuant to the 1995 TDI Loan Agreement, the Company paid TDI a fee of $125,000. The Company's obligations under the 1995 TDI Loan Agreement were secured by substantially all of the Company's assets and a pledge of the stock of certain wireless projects owned by the Company. At the closing of the Series F Financing (as defined below), the Company repaid the TDI Secured Note in full through the issuance to TDI of 320,000 shares of Series F-2 Preferred Stock at a purchase price of $9.37 per share, for an aggregate amount of $3,000,000, and cash in the amount of $2,000,000 plus accrued interest, and TDI released its security interest and returned the pledged stock to the Company.

  Pursuant to the 1995 TDI Loan Agreement, the Company issued to TDI a warrant (the "Second TDI Warrant") to purchase 106,680 shares of Series F-2 Preferred Stock at an exercise price of $9.37 per share, with the number of shares and the exercise price subject to adjustment in certain circumstances. The Second TDI Warrant is exercisable until the same date, with the date being subject to change in the same circumstances, as the First TDI Warrant.

 The Series F Financing

  In November and December 1995, the Company borrowed a total of $1,797,515, including $1,000,000 from Vanguard, $450,000 from Gateway and $300,625 from Northwood and issued short-term convertible unsecured notes (the "Winter 1995 Notes") that bore interest at 10% per annum. In connection with these transactions, the Company paid the lenders an aggregate of $53,925 in loan fees, including $30,000 to Vanguard, $13,500 to Gateway and $9,019 to Northwood.

  In a transaction that was consummated on December 18, 1995 (the "Series F Financing") pursuant to a Securities Purchase Agreement dated as of December 6, 1995 (the "Series F Purchase Agreement"), the

Company sold an aggregate of 4,508,480 shares of Series F-1 Preferred Stock and sold 848,000 shares of Series F-2 Preferred Stock to TDI, for an aggregate purchase price of $50,217,000 (a purchase price of $9.375 per share). Among the purchasers of Series F-1 Preferred Stock were Vanguard (424,000 shares for an aggregate purchase price of $3,975,000, including the conversion of certain outstanding notes), the BEA Funds (123,560 shares for an aggregate purchase price of $1,158,375, including the conversion of certain outstanding notes), Northwood (56,720 shares for an aggregate purchase price of $531,750, including the conversion of certain outstanding notes), Gateway (94,200 shares for an aggregate purchase price of $883,125, including the conversion of certain outstanding notes), CIH (1,066,640 shares for an aggregate purchase price of $9,999,750) and Electra (1,066,640 shares for an aggregate purchase price of $9,999,750). TDI purchased 848,000 shares of non-voting Series F-2 Preferred Stock for an aggregate purchase price of $7,950,000, all of which was paid for by conversion of the TDI Unsecured Note and conversion of $3,000,000 in principal amount of the TDI Secured Note. In connection with the Series F Financing, the Company paid Electra financing fees of $265,000 and paid TDI fees for services performed as placement agent.

  Pursuant to the Series F Purchase Agreement, the Company agreed to covenants customary in financing transactions of such type, including limits on incurring debt and granting liens and pledges and other negative convenants including limitations on payments, dividends, investments, mergers, asset sales, amendments of its Certificate or Bylaws that would adversely impact the rights of the Series F-1 Preferred Stock and Series F-2 Preferred Stock, changes to its business, changes in control and sales of equity securities. Upon the occurrence of certain events in the nature of defaults by the Company under the Series F Purchase Agreement, the holders of Series F-1 Preferred Stock have the right to (i) cause the Company to increase the size of its Board of Directors and (ii) elect one additional director. In July 1996, certain covenants contained in the Series F Purchase Agreement were waived to permit the transactions contemplated by the Offering.

  In connection with the Series F Financing, the Company entered into the Fifth Amended and Restated Investor Rights Agreement dated as of December 18, 1995 (the "IRA"), with certain investors, including holders of its Series B, C, D, E and F Preferred Stock, and the Registration Rights Agreement dated as of December 18, 1995 (the "Registration Rights Agreement") with holders of its Series F Preferred Stock. See "Description of Capital Stock--Preferred Stock-- Registration Rights."

  The IRA provides a right of first offer to purchase shares of any class of the Company's capital stock sold by the Company (subject to certain exceptions) to any investor who holds at least 10% of the Registrable Securities (as defined in the IRA) it initially acquired and to any person who acquires at least 10% in the aggregate of any of the Series B, C, D, E, or F Preferred Stock outstanding as of December 18, 1995. Each such investor may purchase up to its pro-rata share of the shares being offered determined on an as-converted basis. The right of first offer does not apply to, and expires upon, a public offering of Common Stock in which the offering price is at least $18.75 per share and $25,000,000 in the aggregate.

  The IRA provides that, with certain exceptions, transfers of their stock by investors who hold at least 100,000 shares of Common Stock or securities convertible into at least 100,000 shares of Common Stock ("Large Investors") are subject to rights of first offer and co-sale rights in favor of the other Large Investors (except holders of Series A Preferred Stock). In particular,
(i) each Large Investor (subject to certain exceptions) has a right of first offer with respect to transfers of Company's capital stock by other Large Investors to purchase up to its pro rata share of the shares being transferred, determined on an as-converted basis, and (ii) each Large Investor who elects not to exercise such right of first offer may sell a pro rata number of the shares being transferred, determined on an as-converted basis. The rights of first offer do not apply to shares sold in a public offering of the Company's capital stock, and the co-sale rights do not apply to sales of shares sold in a public offering of the Company's capital stock, sales by the Company and certain other transfers and are subject to certain preferential rights of the holders of Series F Preferred Stock. In addition, Mitsui & Co. Ltd., Mitsubishi Corporation and their affiliates may elect to opt out of the first offer obligations in certain circumstances. In addition, Messrs. Lockton, McClung, Endy, Sinclair, Ciganer and Dolonius and other Company management are prohibited from transferring more than 20,000 shares of the Company stock, subject to certain exceptions.

  The IRA also contains board observer rights, board representation rights, agreements concerning voting of shares and registration rights. See "Management--Arrangements Concerning Election of Directors" and "Description of Capital Stock."

  The IRA requires that a special committee of the Board of Directors, consisting of a Vanguard designee, a Series F designee (who shall be the Electra designee, if there is an Electra designee on the Board of Directors), a member designated by the other outside investors and a Company management designee, shall from time to time consult with an unaffiliated investment bank as to the commercial reasonableness of an initial public offering of the Common Stock (an "IPO"). Based on such consultation, the committee shall make a recommendation to the Board of Directors about proceeding with an IPO. Subject to approval of the Board of Directors and to the registration rights of holders of Series F Preferred Stock under the Registration Rights Agreement, the Company shall proceed with an IPO unless three or more directors oppose such a transaction, in which case the Company shall submit the decision to proceed with an IPO to binding arbitration. If no IPO occurs by December 31, 1996, the committee shall explore with unaffiliated investment bankers other liquidity alternatives, including the sale of the Company.

THE VANGUARD EXCHANGE

  In connection with the issuance of the April 24, 1995 Bridge Notes, the Company and Vanguard agreed that a wholly owned subsidiary of Vanguard would contribute its interests in ten wireless projects to the Company in exchange (as amended, the "Vanguard Exchange") for shares of Preferred Stock resulting in Vanguard owning not less than a 50% equity interest in the Company on a fully diluted basis. On July 28, 1995, the Company, Vanguard and Vanguard International Telecommunications, Inc., a wholly owned subsidiary of Vanguard ("Vanguard Sub"), entered into an Agreement and Plan of Reorganization (as amended, the "Vanguard Reorganization") which specified the terms and conditions of the Vanguard Exchange. The Vanguard Reorganization provided that Vanguard Sub would be merged into the Company, with the Company as the surviving corporation, and in exchange therefor Vanguard would receive 3,972,240 shares of Series E Preferred Stock, subject to adjustment in certain circumstances. The Vanguard Exchange occurred on December 18, 1995 concurrently with the closing of the Series F Financing.

  Pursuant to the Vanguard Exchange, the Company acquired Vanguard Sub's interests or rights to acquire interests in ten wireless projects in Indonesia, New Zealand, Brazil, India and Pakistan. Vanguard's cost of acquiring such projects was in excess of approximately $3.5 million. The terms of the Vanguard Exchange were arrived at through arms-length negotiations and were approved by a majority of disinterested directors of the Company and by the Company's stockholders. See "Business--Operating Companies" and "-- Developmental Stage Projects." In connection with the Vanguard Exchange, the warrants issued to Vanguard in connection with the Series C Financing were amended to, among other things, extend the maturity of certain of these warrants.

TRANSACTIONS WITH FOUNDERS

  In January 1992, the Company issued 1,200,000 shares of Series A Preferred Stock to Corporate Technology International ("CTI"), an entity beneficially owned by Messrs. Lockton and McClung and another individual, for an aggregate purchase price of $300,000. CTI subsequently distributed 510,000 shares to each of Messrs. Lockton and McClung.

  In January 1994, the Company entered into an agreement (the "CTP Agreement") with Messrs. Lockton, McClung and a third party to exchange 251,920 shares of Common Stock (the "CTP Exchange") for 70% of the then outstanding equity of CTP, a partnership owned by Messrs. McClung, Lockton and others that was formed to pursue wireless communications opportunities. The CTP Exchange was consummated on December 18, 1995. Pursuant to the CTP Exchange, the Company issued 103,280 shares of Common Stock to each of Messrs. Lockton and McClung and deposited an additional 45,360 shares of Common Stock into escrow for the benefit of certain parties, including Messrs. Lockton and McClung. The terms of the CTP Exchange were arrived at through arms' length negotiations and were approved by a majority of disinterested directors of the Company.

  In August 1996, Mr. McClung converted 266,800 shares of Series A Preferred Stock into a like number of shares of Common Stock.

INDEBTEDNESS OF MANAGEMENT

  On October 19, 1994, pursuant to a Stock Purchase Agreement and a Compensation Agreement, the Company sold Mr. Snowdon, who is a director of the Company and Vice President of Vanguard Communications, Inc., 76,080 shares of Common Stock at a purchase price of $2.00 per share and 3,920 shares of Series D Preferred Stock at a purchase price of $6.55 per share, for an aggregate purchase price of $177,836. The Company loaned Mr. Snowdon the purchase price, which loan is evidenced by a note from Mr. Snowdon to the Company dated October 19, 1994. The note bears interest at 7.69% per annum. Principal and accrued interest are due on October 19, 2004. The note is secured by a pledge of the stock purchased by Mr. Snowdon and is non-recourse to him.

1996 TD LOAN AGREEMENT

  In July 1996, the Company entered into a Loan Agreement (the "1996 TD Loan Agreement") with Toronto Dominion (Texas), Inc., an affiliate of Toronto Dominion, providing for a $10.0 million revolving credit facility. Subject to the terms and conditions of the 1996 TD Loan Agreement, the Company was able to borrow funds in an initial amount of at least $2,000,000 and additional amounts in integral multiples of at least $1.0 million. All borrowings were evidenced by a promissory note bearing interest at a specified base rate plus a margin increasing from 2.25% to 3.75% over the term of the facility or a specified LIBOR rate plus a margin increasing from 3.5% to 5.0% over the term of the facility and were due in July 1997, subject to mandatory repayment, without premium, from the net proceeds from any public or private sale of debt or equity securities (including the net proceeds of the Unit Offering), the net proceeds from certain asset sales by the Company or its subsidiaries, or certain other events. The obligations of the Company under the 1996 TD Loan Agreement and the note issued pursuant thereto were secured by a pledge by the Company of all capital stock of certain of the Company's subsidiaries and affiliates. Under the 1996 TD Loan Agreement, Toronto Dominion (Texas), Inc. received a facility fee of $300,000 and was reimbursed for certain costs and expenses. In addition, Toronto Dominion (Texas), Inc. was entitled to a commitment fee of 0.5% of the average unused available portion of such, payable quarterly in arrears. Mr. Rich, a director of the Company, serves as an executive officer of Toronto Dominion Capital, an affiliate of Toronto Dominion (Texas), Inc. On August 15, 1996, the Company used $7.4 million of the net proceeds from the Unit Offering to repay in full all outstanding borrowings under the 1996 TD Loan Agreement.

OTHER TRANSACTIONS

  In 1995 the Company paid Coriander Willow, an entity owned by Vicky Bratten, who is Mr. McClung's wife, $90,330 for accounting services performed by Coriander Willow for the Company. Management believes that this transaction was upon terms substantially equivalent to or more favorable to the Company than those that could have been obtained from unaffiliated third parties.

  Pursuant to the Purchase Agreement (as defined), on August 15, 1996, the Company issued and sold 196,720 Units consisting of $196,720,000 aggregate principal amount Old Notes and 196,720 Warrants that initially entitle each holder to purchase 11.638 shares of Common Stock upon the occurrence of an Exercise Event (as defined) (the "Unit Offering"). Toronto-Dominion Securities
(USA) Inc., an affiliate of TDI, purchased Units in the Unit Offering as an
Initial Purchaser (as defined) at an aggregate discount of $    million from
the price to investors.

  For a description of compensation of executive officers and directors of the Company and the eligibility of executive officers and directors to participate in the Stock Plan, see "Management--Executive Compensation," "--1994 Stock Option/Stock Issuance Plan" and "--Director Compensation."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock as of September 30, 1996 by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own more than five percent of any class of the Company's capital stock, (ii) each of the Company's directors, (iii) each Named Officer and (iv) the Company's directors and executive officers as a group.

                                         COMMON STOCK             PREFERRED STOCK
                                   ------------------------- -------------------------
                                    NUMBER OF                 NUMBER OF
       5% STOCKHOLDERS,               SHARES      PERCENT       SHARES      PERCENT
  DIRECTORS, NAMED OFFICERS AND    BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICIALLY
OFFICERS AND DIRECTORS AS A GROUP    OWNED(1)   OWNED(1)(2)    OWNED(1)   OWNED(1)(2)
---------------------------------  ------------ ------------ ------------ ------------
Vanguard Cellular Operating                --        *         7,139,920     40.31
 Corp.(3)..................
 c/o Vanguard Cellular
 Systems, Inc.
 2002 Pisgah Church Road,
 Suite 300
 Greensboro, NC 27455
BEA Funds(4)...............                --        *         1,504,920      8.90
 c/o BEA Associates
 153 East 53rd Street
 New York, NY 10022
Gateway Venture Partners                   --        *         1,156,720      6.83
 III, L.P.(5)..............
 8000 Maryland Ave., Suite
 1190
 St. Louis, MO 63105
Electra Investment Trust                   --        *         1,124,640      6.65
 PLC(6)....................
 70 East 55th Street
 New York, NY 10022
Toronto Dominion                           --        *         1,061,360      6.20
 Investments, Inc.(7)......
 31 West 52nd Street
 New York, NY 10019-6101
Central Investment Holding,                --        *         1,066,640      6.31
 Inc.......................
 KMT Business Management
 Committee
 9F. 6 Chung Hsing W. Road,
 Section 1
 Taipei, Taiwan ROC
Haynes G. Griffin(8).......                --        *         7,139,920     40.31
John D. Lockton(9).........           383,280      42.79         510,000      3.02
Hugh B. L. McClung(9)......           650,080      72.57         167,000       *
Clarence "Sam" Endy(10)....           180,000      22.62              --       *
Douglas S. Sinclair(11)....           156,000      20.21           4,000       *
Patrick Ciganer(12)........           100,000      13.97              --       *
Stephen R. Leeolou(13).....            80,000      11.50       7,139,920     40.31
Piers Playfair.............                --        *                --       *
John S. McCarthy(14).......            12,000       1.91       1,156,720      6.83
Carl C. Cordova III(15)....                --        *         1,124,640      6.65
Brian Rich(16).............                --        *         1,061,360      6.20
Carl F. Pascarella(17).....            12,000       1.91              --       *
Stanley Wen................                --        *                --       *
Van Snowdon(18)............            76,080      12.36       7,143,840     40.34
All directors and executive
 officers as a group (17
 persons)..................         1,849,440      96.54      11,169,560     62.23

--------
*Less than 1%

--------
 (1) Except as indicated in the other footnotes to this table, based on information provided by such persons to the Company. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

 (2) Percentage ownership is based on 615,760 shares of Common Stock and 16,906,400 shares of Preferred Stock outstanding on August 31, 1996. The number of shares of Common Stock and Preferred Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that are exercisable within 60 days of August 31, 1996. Shares of Common Stock issuable upon exercise of the Warrants are not treated as exercisable within such 60 day period. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 804,720 shares of Series C, D and F-1 Preferred Stock issuable upon exercise of warrants held by Vanguard Cellular Operating Corp. See "Management" and "Certain Transactions--Private Placement Transactions." Mr. Griffin, President and Chief Executive Officer of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., and Mr. Leeolou, Chief Operating Officer and Secretary of Vanguard, disclaim beneficial ownership of capital stock held by Vanguard Cellular Operating Corp. The capital stock of the Company held by Vanguard has been pledged to secure certain indebtedness of Vanguard. In the event of a default by Vanguard in respect of such indebtedness, the pledgee of such capital stock would be entitled to exercise voting and investment power in respect of such shares.

 (4) Includes shares of Series D and F-1 Preferred Stock held by The Emerging Markets Telecommunications Fund, Inc., The Emerging Markets Infrastructure Fund, Inc., Latin America Investment Fund, Inc., Latin America Equity Fund, Inc., Latin America Capital Partners, Argentina Equity Investments Partnership, (collectively, the "BEA Funds"), all of which are affiliated with and/or managed by BEA Associates. Also includes 3,720 shares of Series F-1 Preferred Stock issuable upon the exercise of warrants held by BEA Funds.

 (5) Includes 22,960 shares of Series D and F-1 Preferred Stock issuable upon exercise of warrants held by Gateway. Mr. McCarthy is a General Partner of Gateway Associates, the general partner of Gateway, and disclaims beneficial ownership of shares held by Gateway except to the extent of his pecuniary interest therein.

 (6) Includes shares of Series A Preferred Stock and Series F-1 Preferred Stock held by Electra. Mr. Cordova, a Vice President of Electra Inc., a subsidiary of Electra Investment Trust P.L.C., disclaims beneficial ownership of shares held by Electra, except to the extent of his pecuniary interest therein.

 (7) Includes 848,000 shares of Series F-2 Preferred Stock and 213,360 shares of Series F-2 Preferred Stock issuable upon exercise of warrants held by TDI. Mr. Rich, Managing Director and Group Head of Toronto Dominion Capital, an affiliate of TDI, disclaims beneficial ownership of the shares held by TDI.

 (8) Includes shares of capital stock beneficially owned by Vanguard Cellular Operating Corp. Mr. Griffin, President and Chief Executive Officer of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., disclaims beneficial ownership of the shares held by this entity.

 (9) Includes options to purchase 280,000 shares of Common Stock that are immediately exercisable, subject to certain rights of repurchase held by the Company. In addition, the number of shares of Common Stock beneficially owned includes 103,280 shares of Common Stock issued to such person pursuant to the CTP Exchange on December 18, 1995. Excludes 45,360 shares of Common Stock deposited in escrow pursuant to the CTP Exchange in which such person has a beneficial interest. See "Certain Transactions--Transactions with Founders."

(10) Includes options to purchase 180,000 shares of Common Stock that are immediately exercisable, subject to certain rights of repurchase held by the Company.

(11) Includes an option to purchase 156,000 shares of Common Stock that is immediately exercisable, subject to certain rights of repurchase held by the Company.

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

(12) Includes options to purchase 100,000 shares of Common Stock that are immediately exercisable, subject to certain rights of repurchase held by the Company.

(13) Includes an option to purchase 80,000 shares of Common Stock that is immediately exercisable, subject to repurchase by the Company, as well as shares of capital stock beneficially owned by Vanguard Cellular Operating Corp. Mr. Leeolou, Chief Operating Officer and Secretary of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., disclaims beneficial ownership of shares held by Vanguard Cellular Operating Corp.

(14) Includes an option to purchase 12,000 shares of Common Stock that is immediately exercisable, subject to repurchase by the Company, as well as shares of capital stock beneficially owned by Gateway. Mr. McCarthy is a general partner of Gateway Associates, the a general partner of Gateway, and disclaims beneficial ownership of shares held by Gateway except to the extent of his pecuniary interest therein.

(15) Includes shares of capital stock beneficially owned by Electra. Mr. Cordova, a Vice President of Electra Inc., an affiliate of Electra Investment Trust PLC, disclaims beneficial ownership of shares held by Electra Investment and Electra Associates, except to the extent of his pecuniary interest therein.

(16) Includes shares of capital stock beneficially owned by TDI. Mr. Rich, Managing Director and Group Head of Toronto Dominion Capital, an affiliate of TDI, disclaims beneficial ownership of shares held by TDI.

(17) Includes an option to purchase 12,000 shares of Common Stock that is immediately exercisable, subject to repurchase by the Company.

(18) Includes 76,080 shares of Common Stock and 3,920 shares of Series D Preferred Stock, as well as shares of capital stock beneficially owned by Vanguard Cellular Operating Corp. Mr. Snowdon, Vice President of Vanguard Communications, Inc., a subsidiary of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., disclaims beneficial ownership of shares held by Vanguard Cellular Operating Corp.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued, and the Old Notes were issued, under the Indenture between the Company and Marine Midland Bank, as Trustee. The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Old Notes under the Registration Rights Agreement.

  The Exchange Notes will be secured pursuant to a Pledge Agreement (the "Company Pledge Agreement") between the Company and IWC in favor of Bankers Trust Company, as collateral agent (the "Collateral Agent"). The terms of the Notes include those stated in the Indenture and the Company Pledge Agreement and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture, the Company Pledge Agreement and the Trust Indenture Act for a statement of those terms.

  A copy of each of the Indenture and the Company Pledge Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of certain provisions of the Notes, and the Indenture and the Company Pledge Agreement. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Notes, the Indenture and the Company Pledge Agreement. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Unless the context otherwise requires, all references herein to the "Notes" shall include the Old Notes and the Exchange Notes.

RANKING AND SECURITY

  The Old Notes rank, and the Exchange Notes will rank, senior in right of payment to all future Subordinated Indebtedness of the Company. The Old Notes rank, and the Exchange Notes will rank, pari passu in right of payment with all other existing and future senior obligations of the Company. However, the Old Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries and Minority Owned Affiliates. Indenture, Section 4.09. See "Risk Factors-- Financing Risks--Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies."

  As of the date of this Prospectus, only IWC, TeamTalk and NZW have been designated as a Restricted Subsidiary for purposes of the Indenture. The Company's other affiliated companies at the date hereof do not constitute Restricted Subsidiaries or Restricted Affiliates under the Indenture and, therefore, are not be subject to most of the restrictions set forth in the Indenture unless and until they are designated as Restricted Subsidiaries or Restricted Affiliates. In addition, under certain circumstances, the Company is able to designate current or future Subsidiaries, other than IWC or any Intermediate Holding Company, as Unrestricted Subsidiaries. Indenture, Section
4.18. Unrestricted Subsidiaries and Unrestricted Affiliates are subject to few of the restrictive covenants set forth in the Indenture.

  The Old Notes are, and the Exchange Notes will be, secured by a first priority pledge of (i) all of the Capital Stock of (A) IWC, a direct Wholly Owned Restricted Subsidiary of the Company that (directly or indirectly) holds all of the Company's interests in the operating companies and developmental stage projects and (B) any Domestic Intermediate Holding Company, (ii) all intercompany notes of IWC or any Intermediate Holding Company issued to the Company and (iii) all intercompany notes of any Domestic Intermediate Holding Company issued to IWC. Pledge Agreement, Section 2.1. Neither IWC nor any Intermediate Holding Company will be permitted to be designated as an Unrestricted Subsidiary, and each will be prohibited from incurring any Indebtedness or issuing any preferred stock other than to the Company or in the case of an Intermediate Holding

Company to IWC. Indenture, Sections 4.09 and 4.18. The Company is prohibited from incurring any Liens on the Collateral (as defined) other than Liens securing the Notes and Liens securing a Permitted Bank Facility (as defined) which will rank pari passu with the Lien on the Notes. Indenture, Section
4.12. See "--Certain Covenants--Limitations on Liens" and "--Limitations on Subsidiary Structure."

  The Company, IWC and Bankers Trust Company, as Collateral Agent, have entered into the Company Pledge Agreement providing for a first priority pledge (subject to the possible pari passu Lien arising in connection with a Permitted Bank Facility) by the Company to the Collateral Agent, for the benefit of Holders of the Notes, of all Capital Stock of IWC, whether outstanding on the date of the Indenture or thereafter issued, and all intercompany notes of IWC or any Intermediate Holding Company issued from time to time to the Company. Pursuant to the Company Pledge Agreement, IWC has undertaken to enter into a Pledge Agreement (an "Intermediate Holding Company Pledge Agreement") prior to forming or acquiring any interest in a Domestic Intermediate Holding Company. Each Intermediate Holding Company Pledge Agreement will provide for a first priority pledge (subject to the possible pari passu Lien arising in connection with a Permitted Bank Facility) by IWC to the Collateral Agent, for the benefit of Holders of the Notes, of all Capital Stock of any Domestic Intermediate Holding Company, whether then outstanding or thereafter issued, and all intercompany notes of such Domestic Intermediate Holding Company issued from time to time to IWC. The stock and other assets subject to the liens granted under the Company Pledge Agreement and each Intermediate Holding Company Pledge Agreement (the "Collateral") will secure the payment and performance when due of all of the Obligations of the Company under the Indenture and the Notes as provided in the Pledge Agreement. Indenture, Section 10.01.

  So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Company Pledge Agreement and any Intermediate Holding Company Pledge Agreement (collectively, the "Pledge Agreement"), the Company (or IWC, as the case may be) is entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Pledge Agreement,
Section 7. Upon the occurrence and during the continuance of an Event of Default (or, after the Company has entered into a Permitted Bank Facility, an "Event of Default" as defined in the Intercreditor Agreement): (a) all rights of the Company and IWC to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; (b) all rights of the Company and IWC to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be required to be paid to the Collateral Agent; and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with the terms of the Pledge Agreement and, if applicable, the Intercreditor Agreement. Pledge Agreement, Sections 7 and 13. All funds distributed under the Pledge Agreement and received by the Collateral Agent for the benefit of the Holders of the Notes will be distributed by the Collateral Agent in accordance with the provisions of the Pledge Agreement and the Intercreditor Agreement, if any. Upon the occurrence and during the continuance of an Event of Default, the Pledge Agreement will provide that all funds held by the Collateral Agent (including all proceeds from the sale or any other realization upon the Collateral) will be applied (after the payment of certain fees and expenses of the Collateral Agent and the Trustee and subject to the rights of the holder of Indebtedness (if any) under the Permitted Bank Facility) to the ratable payment of the Accreted Value of, and other Obligations with respect to, the Notes that are outstanding under the Indenture. Pledge Agreement, Section 17.

  There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the Pledge Agreement following an Event of Default will be sufficient to satisfy payments due on the Notes. Moreover, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, or at all. In addition, the ability of the Holders of the Notes to realize upon the Collateral will be subject to certain legal and contractual restrictions and to bankruptcy law limitations in the event of a bankruptcy of the Company or IWC. Under applicable federal bankruptcy laws, secured creditors are prohibited from taking possession of their security from a debtor in a bankruptcy case, or from disposing of security taken from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case. Adequate protection may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, the Company cannot predict whether any payments in respect of the Notes would be made following commencement of and during a bankruptcy case, whether or when the Collateral Agent could foreclose upon or sell the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the debtor's bankruptcy case. See "Risk Factors -- Financing Risks."

  The Pledge Agreement provides that it may be amended only in compliance with all of the terms and provisions of the Indenture. Pledge Agreement, Section
19.9. As a result, the Pledge Agreement generally may not be amended without the consent of each Holder affected or, in certain instances, of the holders of a majority in principal amount of the then outstanding Notes. Indenture,
Section 9.02.

  Under the terms of the Pledge Agreement, upon an Event of Default, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to the determination of whether to release all or any portion of the Collateral from the Liens created by the Pledge Agreement and whether to foreclose on the Collateral following an Event of Default. Pledge Agreement, Section 13. Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Pledge Agreement will terminate and the Collateral will be released. Pledge Agreement, Section 19.17.

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Notes offered hereby will be limited to $196.7 million in aggregate principal amount at maturity (approximately $69.7 million, before issuance costs of $5.8 million, of initial Accreted Value as of September 30, 1996 (assuming all of the Old Notes were exchanged for Exchange Notes as of that date) that will fully accrete to face amount at maturity) and will mature on August 15, 2001. No cash interest payments are scheduled to be made on the Exchange Notes prior to maturity. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder of Notes as such discount is amortized from the date of issuance of the Notes, Holders of Notes will not receive any payments on the Notes until maturity. See "Certain Federal Income Tax Considerations."

  The principal of the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment may be made by wire transfer to a designated account within the United States or check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of Bankers Trust Company, the initial Paying Agent under the Indenture, maintained for such purpose. The Exchange Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior to maturity.

  The Old Notes are not, and the Exchange Notes will not be, redeemable at the Company's option prior to maturity. Indenture, Section 4.01.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  In the event of a Change of Control (as defined), the Company will be required to make an offer to purchase all of the Notes outstanding at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued Additional Interest (as defined in the Registration Rights Agreement), if any, to the date of repurchase in accordance with the terms set forth below (a "Change of Control Offer"). Indenture, Section 4.15.

  Within 30 days following the occurrence of any Change of Control, the Company shall mail to each Holder of Exchange Notes at such Holder's registered address a notice stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase all or a portion (equal to $1,000 principal amount or an integral multiple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof accrued plus Additional Interest, if any, to the date of repurchase (the "Change of Control Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the Accreted Value of the Notes as of, and the Additional Interest due on, the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrete, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrete after the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a Holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations. Indenture, Section 3.01.

  One Business Day prior to the Change of Control Purchase Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment as of the Change of Control Purchase Date and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. Indenture, Sections 3.02 - 3.03. The Trustee shall promptly mail to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to any holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder of such Note. Indenture, Sections 3.03 - 3.04. On and after a Change of Control Purchase Date, the Notes or portions thereof accepted for payment will cease to accrete unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Change of Control Offer to Holders of the Notes on or as soon as practicable after the Change of Control Purchase Date. Indenture, Section 3.03.

  With respect to the sale of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. There can be no guarantee that the Company will have sufficient cash resources to honor its obligations in the event of a Change of Control.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer. Indenture, Section 3.01. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof. Indenture, Section 3.01.

 Asset Sales

  The Indenture provides that the Company may not, and shall not permit any of its Restricted Subsidiaries to, engage in an Asset Sale (other than a Permitted Pledge Foreclosure) unless (i) the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities of any Restricted Subsidiary as shown on such Restricted Subsidiary's most recent balance sheet or in the notes thereto (other than liabilities that are incurred in connection with, or in contemplation of, such Asset Sale) that are assumed by the transferee of any, such assets and (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this paragraph. Indenture, Section 4.10.

  Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries are permitted to consummate an Asset Sale without complying with such paragraph if (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as evidenced by a resolution of the Company's Board of Directors set forth in an Officer's Certificate delivered to the Trustee),
(ii) at least 85% of the consideration for such Asset Sale (other than any Take-Along Asset Sale) constitutes assets or property of a kind usable by the Company in accordance with the covenant described under "--Certain Covenants-- Limitations on Lines of Business" ("Related Business Assets") and (iii) at the time of such Asset Sale (other than any Take-Along Asset Sale) and after giving pro forma effect thereto, the Company would be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that any consideration received from such Asset Sale (including any Take-Along Asset Sale) by the Company or any Restricted Subsidiary not constituting cash or Related Business Assets shall constitute Net Proceeds subject to the provisions of the next paragraphs. Indenture, Section 4.10.

  Within 270 days after any Asset Sale (or, in the case of any Permitted Pledge Foreclosure or Asset Sale compelled by a governmental authority, such later date as the Company or the applicable Restricted Subsidiary shall receive any Net Proceeds from such Asset Sale), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to make a Permitted Investment (other than an Investment in Cash Equivalents). Any Net Proceeds from an Asset Sale that are not applied within 270 days after such Asset Sale (or, in the case of any Permitted Pledge Foreclosure or Asset Sale compelled by a governmental authority, such later date as the Company or the applicable Restricted Subsidiary shall receive any Net Proceeds from such Asset Sale) to make a Permitted Investment as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds," provided that, in the case of an Asset Sale by a Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary of the Company, only the Company's Pro Rata Portion of such Net Proceeds to the extent not reinvested shall constitute Excess Proceeds. Pending final application of any Net Proceeds of an Asset Sale to a Permitted Investment (other than Cash Equivalents) or to an Asset Sale Offer, such Net Proceeds may only be invested in Cash Equivalents. When the aggregate amount of Excess Proceeds exceeds $5 million, the Company is required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds at an offer price in cash equal to the Accreted Value thereof plus accrued Additional Interest, if any, to the date of repurchase in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Accreted Value of Notes tendered pursuant to an Asset Sale Offer plus accrued Additional Interest, if any, is less than the Excess Proceeds to be applied to purchase Notes, the Company may use any remaining Excess Proceeds for any purpose permitted by the other provisions of the Indenture. If the aggregate Accreted Value of Notes surrendered by Holders thereof plus accrued Additional Interest, if any, exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis (based upon the Accreted Value outstanding). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Indenture, Section 4.10.

  If an Asset Sale is (i)(A) compelled by action by a governmental authority or (B) in the case of Mobilcom Mexico, is pursuant to a Take Along Asset Sale and (ii) for consideration less than fair market value (as determined by the Board of Directors), such sale shall not be deemed to be in contravention of the requirement set forth in clause (i) of the first paragraph of this Section to the extent that the difference between such fair market value and the actual consideration received in such Asset Sale (and all other such Asset Sales subject to this paragraph on a cumulative basis) is less than 10% of the Total Market Value of Equity of the Company. Without limiting the foregoing, any Asset Sale pursuant to that certain Agreement dated October 2, 1995 between the Company and Permata Merchant Bank Berhad (without giving effect to any amendments or modifications thereto) shall not be deemed to be in contravention of the requirement set forth in clause (i) of the first paragraph of this Section. Indenture, Section 4.10.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company may not, and shall not permit any of its Restricted Subsidiaries or Restricted Affiliates to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Equity Interests of the Company (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) purchase, redeem or otherwise acquire or retire for value any Subordinated Indebtedness; or (iv) make or permit to remain outstanding any Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"). Indenture, Section 4.07.

  The foregoing provisions do not prohibit (a) the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); (b) the defeasance, redemption or repurchase of any Subordinated Indebtedness (in whole or in part) with the net proceeds from an incurrence of Permitted Refinancing Indebtedness; (c) the repurchase of Subordinated Indebtedness pursuant to a Permitted Offer to Purchase; (d) the making or retention of any Permitted Investment; or (e) payments in aggregate amount not to exceed $1.0 million to redeem or repurchase at original issuance cost the Common Stock of terminated or deceased employees under employee stock option or stock purchase agreements. Indenture, Section 4.07.

  Not later than the date of making any Restricted Payment (other than an Investment in Cash Equivalents), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which its calculations were computed. Indenture,
Section 4.07.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company may not, and shall not permit any Restricted or Unrestricted Subsidiary of the Company, Restricted Affiliate or Subsidiary of a Restricted Affiliate to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and that the Company will not issue any Disqualified Stock and shall not permit any Restricted or Unrestricted Subsidiary of the Company, Restricted Affiliate or Subsidiary of a Restricted Affiliate to issue any shares of preferred stock; provided, however, that the Company may incur Subordinated Indebtedness (including Acquired Debt that is such Subordinated

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Indebtedness), or issue shares of Disqualified Stock, if: (i) the Company's
Consolidated Debt to Consolidated Cash Flow Ratio is less than 7 to 1, in the case of any such incurrence or issuance on or before August 15, 1998, or less than 5 to 1, in the case of any such incurrence or issuance at any time thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four-quarter period; or
(ii) the Company's Consolidated Debt does not exceed 25% of the Company's Total Market Capitalization, calculated as of the date of incurrence or issuance and on a pro forma basis after giving effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom). Indenture, Section 4.09.

  The provisions of the foregoing paragraph do not apply to (a) issuances of preferred stock or Indebtedness by a Restricted Subsidiary or Unrestricted Subsidiary of the Company, a Restricted Affiliate or a Subsidiary of a Restricted Affiliate to the holders (or their Affiliates) of the common equity of such Subsidiary, Restricted Affiliate or Subsidiary of a Restricted Affiliate on a basis that is substantially proportionate to their common equity interests; (b) the Notes; (c) intercompany Indebtedness between or among the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate to the extent permitted by the other provisions of the Indenture; (d) the incurrence by the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate of Permitted Refinancing Indebtedness; (e) the incurrence by a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate of Project Financing, the proceeds of which are used by such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, directly or indirectly, to construct, develop, improve, acquire or operate a Related Business; provided that no single Restricted Subsidiary (together with its consolidated Restricted Subsidiaries and its Restricted Affiliates) and no single Restricted Affiliate (together with its consolidated Restricted Subsidiaries and its Restricted Affiliates), pro forma for such incurrence and the application of the net proceeds therefrom, may, on the date of such incurrence, have an aggregate principal amount of Project Financing outstanding, determined without duplication, that exceeds the greater of (1) five times the Consolidated Cash Flow of such Restricted Subsidiary or Restricted Affiliate for the most recently completed four full fiscal quarters for which internal financial statements are available as of the date of such incurrence (calculated on a pro forma basis as if such Project Financing had been incurred and the proceeds therefrom applied at the beginning of the applicable four-quarter period) or (2) two times the Consolidated Invested Equity Capital of such Restricted Subsidiary or Restricted Affiliate at such time; (f) the issuance by Unrestricted Subsidiaries of the Company or Unrestricted Subsidiaries of Restricted Affiliates of preferred stock or the incurrence by Unrestricted Subsidiaries of the Company or Unrestricted Subsidiaries of Restricted Affiliates of Non-Recourse Debt with respect to the Company, a Restricted Subsidiary, Restricted Affiliate, or Restricted Subsidiary of a Restricted Affiliate; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary with respect to the Company and its Restricted Subsidiaries, its Restricted Affiliates and Restricted Subsidiaries of Restricted Affiliates, such event shall be deemed to constitute an incurrence by a Restricted Subsidiary of all of such Indebtedness of such Subsidiary or a Restricted Affiliate of all of such Indebtedness of such Minority Owned Affiliate, as the case may be; (g) the incurrence by the Company of Subordinated Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding (measured as of the date of incurrence and without giving effect to subsequent accretion) not to exceed the sum of $100.0 million (or the equivalent amount in one or more foreign currencies); (h) Guarantees by the Company, a Restricted Subsidiary, Restricted Affiliate, or Restricted Subsidiary of a Restricted Affiliate of the Company of Project Financing of the Company's Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of its Restricted Affiliates not to exceed $10.0 million (or the equivalent amount in one or more foreign currencies) at the time such Project Financing was guaranteed in aggregate principal amount outstanding and related accrued interest at any one time outstanding and related accrued interest (in addition to Guarantees outstanding on the date of the Indenture); (i) the guarantee by the Company, its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates of Indebtedness of Unrestricted Affiliates, but only to the extent that after the incurrence of such guarantee of such Indebtedness the Company would be able to make at least $1.00 of additional Investments pursuant to clause (d) of the definition of Permitted Investments; and (j) a Permitted Bank Facility in an

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aggregate amount not to exceed $20.0 million in principal amount, with any letters of credit issued thereunder being deemed to have a principal amount equal to the maximum exposure thereof. Indenture, Section 4.09.

 Limitations on Liens

  The Indenture provides that the Company may not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind (other than Permitted Liens) upon any property or assets, now owned or hereafter acquired, of the Company or any such Restricted Subsidiary, or upon any income or profits therefrom or assign or convey any right to receive income therefrom. Indenture, Section 4.12.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company may not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries
(A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture, the Pledge Agreement and the Notes,
(ii) applicable law, (iii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (iv) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced,
(v) Indebtedness outstanding on the Issue Date, or (vi) Project Financing permitted under the Indenture and any other Indebtedness consisting of Non-Recourse Debt with respect to the Company or any other Restricted Subsidiary, Restricted Affiliate, or Restricted Subsidiary of any Restricted Affiliate, provided that the Consolidated Cash Flow of any Persons incurring such Indebtedness is not taken into account when determining the Consolidated Cash Flow of the Company. Notwithstanding the foregoing, the Indenture prohibits IWC and any Intermediate Holding Company from creating or suffering to exist any such encumbrances or restrictions, except those imposed by applicable law or by the Indenture or Notes. Indenture, Section 4.08.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture, the Pledge Agreement, the Intercreditor Agreement and the Notes; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or

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

other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) would, at the time of such transaction and after giving pro forma effect thereto (as if such transaction had occurred at the beginning of the most recently ended four-quarter period for which internal financial statements are available immediately preceding the date of such transaction, for purposes of calculating the Consolidated Debt to Consolidated Cash Flow Ratio, and as if such transaction had occurred as of such date for purposes of calculating Consolidated Debt as a percentage of Total Market Capitalization), be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the foregoing, nothing in this covenant shall restrict or limit the Company's ability to transfer all or substantially all of its assets (other than those pledged pursuant to the Pledge Agreement) to a Wholly Owned Restricted Subsidiary. Indenture, Section 5.01.

 Transactions with Affiliates

  The Indenture provides that the Company may not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate to the effect that such Affiliate Transaction complies with clause
(a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that none of the following shall be deemed to be an Affiliate Transaction: (a) any employment agreement, stock option agreement or other agreement relating to the terms of employment or compensation entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (b) transactions effected pursuant to the IRA, the Series F Purchase Agreement and the Registration Rights Agreement; (c) transactions between or among the Company and/or any of its Restricted Subsidiaries or Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates that would not be deemed to be Affiliates but for the Company's direct or indirect ownership interest therein; or (d) solely for purposes of clause (b)(ii) above, transactions pursuant to a joint venture, co-investment agreement or similar arrangement with an Affiliate in which the Company or its Restricted Subsidiaries make an Investment in any Person who is not an Affiliate of either the Company or its co-investing Affiliate at the time such Investment is made, but only to the extent such Investment is acquired solely for cash and the Company or its Restricted Subsidiary and such co-investing Affiliate are investing on substantially identical terms. Indenture, Section 4.11.

 Limitations on Lines of Business

  The Indenture provides that the Company may not, and shall not permit any Restricted Subsidiary to, directly or indirectly engage to any substantial extent in any line or lines of business other than a Related Business. Indenture, Section 4.13.

 Designation of Restricted Subsidiary as Unrestricted Subsidiary and Restricted Affiliate as Unrestricted Affiliate; Designation of Unrestricted Subsidiary as Restricted Subsidiary and Unrestricted Affiliate as Restricted Affiliate

  The Indenture provides that the Board of Directors may designate a Restricted Subsidiary of the Company (other than IWC or any Intermediate Holding Company) to be an Unrestricted Subsidiary and may designate a

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Restricted Affiliate to be an Unrestricted Affiliate if as a result of such designation no Default or Event of Default shall have occurred and be continuing, and if, after giving pro forma effect to such designation, the Company would have been permitted to make at least $1.00 of additional Investments pursuant to clause (d) of the definition of Permitted Investments. Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the designation of any Restricted Affiliate as an Unrestricted Affiliate, all previous Investments by the Company in a Wholly Owned Restricted Subsidiary and the Company's Pro Rata Portion of any Investments by any of its Restricted Subsidiaries or Restricted Affiliates in such Restricted Subsidiary or Restricted Affiliate (in all other cases) will be deemed to constitute an Investment made on the date of such designation in an Unrestricted Subsidiary or Unrestricted Affiliate, as applicable, in an amount equal to the greatest of (x) the aggregate original fair market value of such Investments (or the Company's Pro Rata Portion thereof, as applicable) as determined in good faith by the Company's Board of Directors, (y) the net book value of such Investments at the time of such designation (or the Company's Pro Rata Portion thereof, as applicable), and (z) the fair market value of such Investments at the time of such designation (or the Company's Pro Rata Portion thereof, as applicable) as determined in good faith by the Company's Board of Directors. Such designation will only be permitted if (i) such Investment (or the Company's Pro Rata Portion thereof, as applicable) would be permitted at such time by the terms of the covenant entitled "Restricted Payments," (ii) such Restricted Subsidiary or Restricted Affiliate, as applicable, otherwise meets the definition of an Unrestricted Subsidiary or an Unrestricted Affiliate, as applicable, and has no Indebtedness other than Non-Recourse Debt with respect to the Company and its Restricted Subsidiaries, its Restricted Affiliates and Restricted Subsidiaries of Restricted Affiliates, and (iii) any Guarantee by the Company of such Non-Recourse Debt is permitted pursuant to clause (i) as described under "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock." Indenture,
Section 4.18.

  The Indenture also provides that the Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary and may designate any Unrestricted Affiliate to be a Restricted Affiliate; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary or Restricted Affiliate, as applicable, of all outstanding Indebtedness of such Unrestricted Subsidiary or Unrestricted Affiliate, as applicable, and such designation shall only be permitted if (1) as a result of such designation no Default or Event of Default shall have occurred and be continuing, (2) immediately after giving pro forma effect to such designation, all Indebtedness of the Subsidiary or Affiliate so designated would be permitted under the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" if it were incurred by a Restricted Subsidiary or Restricted Affiliate, as applicable, on the date of designation, and (3) such designation does not and will not result in the creation of any Lien on any asset of the Company or any of its Restricted Subsidiaries (including the Subsidiary so designated), except Liens permitted by the Indenture to be incurred. Indenture, Section 4.18.

 Limitations on Subsidiary Structure

  Notwithstanding anything in the Indenture to the contrary, the Indenture provides that the Company is not allowed to make any Investment in any Person, directly or indirectly, other than through IWC, which is required to hold, directly or indirectly through any Intermediate Holding Company, all Investments made by the Company or any of its Restricted Subsidiaries or Restricted Affiliates (except that the Company may hold cash or Cash Equivalents in amounts necessary to meet payroll and other operating expenses of the Company). The Indenture also provides (i) that IWC shall at all times continue to be a direct Wholly Owned Restricted Subsidiary of the Company and that the Company shall not have any other direct Subsidiaries, (ii) that IWC shall not (although its Restricted Subsidiaries and Restricted Affiliates, other than an Intermediate Holding Company, may, to the extent permitted by the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock") incur any Indebtedness, except intercompany Indebtedness from IWC to the Company that is pledged pursuant to the Pledge Agreement, or issue any preferred stock, (iii) no Intermediate Holding Company shall (although its Restricted Subsidiaries and Restricted Affiliates may, to the extent permitted by the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock") incur any Indebtedness, except intercompany Indebtedness from any such Intermediate Holding Company to IWC or the Company that, in the case of a Domestic Intermediate Holding Company, is pledged pursuant to the Pledge

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Agreement, (iv) that IWC will not consolidate or merge with or into any Person other than an Intermediate Holding Company provided that IWC is the surviving corporation and (v) no Intermediate Holding Company shall consolidate or merge with or into any Person other than IWC provided that IWC is the surviving corporation. Indenture, Section 4.16.

 Limitation on Status as Investment Company

  The Indenture provides that the Company may not, and shall not permit any of its Restricted Subsidiaries to, conduct its business in a fashion that would cause it to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940, as amended. Indenture, Section 4.17.

 Reports

  The Indenture provides that, following the first fiscal quarter ending after the consummation of the Offering and whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes (i) all quarterly and annual financial information that is substantially equivalent to that which would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or any successor Forms) if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all reports that are substantially equivalent to that which would be required to be filed with the Commission on Form 8-K (or any successor Form) if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. Indenture,
Section 4.03(a). The Indenture also requires that, so long as any of the Notes remain outstanding, the Company shall make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act. Indenture, Section 4.03(b).

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default in payment when due of Additional Interest, premium, principal or Accreted Value (as applicable) of the Notes, at maturity, upon acceleration, repurchase or otherwise; (ii) failure by the Company or any of its Restricted Subsidiaries or Restricted Affiliates to comply with the provisions described above under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "--Merger, Consolidation or Sale of Assets" or "--Limitations on Subsidiary Structure";
(iii) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (v) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $3.0 million, which judgments are not paid, discharged or stayed

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for a period of 60 days; (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries which have more than $3.0 million in total assets and (vii) breach by the Company or IWC of any material representation or warranty set forth in the Pledge Agreement or the Intercreditor Agreement, or default by the Company or IWC in the performance of any covenant set forth in the Pledge Agreement or the Intercreditor Agreement, or repudiation by the Company of its obligations under the Pledge Agreement or the Intercreditor Agreement or the unenforceability of any substantive provision of the Pledge Agreement or the Intercreditor Agreement for any reason. Indenture, Section 6.01.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Indenture, Section 6.02. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary having more than $3.0 million in total assets, all outstanding Notes will become due and payable without further action or notice. Except as provided below in the following paragraph, in the event of any such acceleration of Notes, the Company will become obligated to pay the Accreted Value of the Notes plus in the case of the old Notes accrued Additional Interest, if any, immediately. Indenture, Section 6.02. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture, the Pledge Agreement and, if applicable, the Intercreditor Agreement. Indenture, Section 6.06. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. Indenture, Section 6.05.
The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to an offer to purchase or the payment of principal, premium or Additional Interest or in the case of the Company's failure to comply with the covenant described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets") if it determines that withholding notice is in their interest. Indenture, Section 7.05.

  The Holders of a majority in principal amount of the Notes then outstanding may, by notice to the Trustee, on behalf of the Holders of all of the Notes outstanding, waive any existing Default or Event of Default and its consequences under the Indenture except a Default or Event of Default relating to the payment of principal of, or premium or Additional Interest, if any, on the Notes (which would be required to be unanimous) or in respect of a covenant or a provision of the Indenture which cannot be amended or modified without the consent of all Holders of the Notes. Indenture, Section 6.04.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default. Indenture, Section 4.04.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, currently has, or will have, any liability for any obligations of the Company under the Notes, the Indenture or the Pledge Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Indenture, Section 11.07. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Indenture, the Pledge Agreement and the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium and Additional Interest, if any, on such Notes when such payments are due, from the funds held by the Trustee in the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, transfer of the Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties

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and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. Indenture, Section 8.02. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes. Indenture, Section 8.03.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee or the Paying Agent on behalf of the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity for payment thereof or on the applicable repurchase date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders of the Notes; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with. Indenture,
Section 8.04.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note accepted for repurchase. Indenture, Section 2.06.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two paragraphs, the Indenture, the Notes or the Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes

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then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Pledge Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes). Indenture, Sections 6.04 and 9.02.

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, (iii) reduce the rate of accretion on any Note, (iv) reduce the repurchase price for the offers to purchase described above under the caption "--Repurchase at the Option of the Holder", change the time at which any Note may be repurchased or otherwise amend in any material respect (including through amendment of any of the definitions relating thereto) or waive the Company's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale, (v) waive a Default or Event of Default in the payment of principal of, or premium or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes that resulted from a non-payment default by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (vi) make any Note payable in money other than that stated in the Notes, (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or premium or Additional Interest, if any, on the Notes, (viii) modify or amend the Indenture or the Pledge Agreement, or take or fail to take any action, that would have the effect of impairing the Lien on the Collateral granted pursuant to the Pledge Agreement or permitting any release of Collateral from such Lien except as expressly contemplated by the Indenture or the Pledge Agreement, (ix) make any changes in certain provisions dealing with waivers of past Defaults and the right of the Holders of the Notes to receive payments or (x) make any change in the foregoing amendment and waiver provisions. Indenture, Section 9.02.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Indenture, the Pledge Agreement or the Notes to (i) cure any ambiguity, defect or inconsistency (provided that such amendment or supplement does not adversely affect the rights of any of the Holders of the Notes in any material respect), (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger, consolidation or sale of all or substantially all of the Company's assets, (iv) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture, the Notes or the Pledge Agreement of any such Holder, (v) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or (iv) to provide for the issuance of exchange securities in accordance with the Registration Rights Agreement. Indenture, Section 9.01.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign. Indenture, Section 7.03.

  The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Indenture, Section 6.05. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Indenture, Section 7.01. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. Indenture, Section 7.01.

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

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination, for each $1,000 in principal amount of Notes the sum of (a) $508.35 and (b) the portion of the excess of the principal amount of each Note over the amount stated in clause
(a) that shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on February 15 and August 15 of each year at the rate of 14% per annum from the date of issuance of the Notes through the date of determination.

  "Acquired Debt" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purpose of this definition: "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that: (i) holding office as an executive officer or director of a Person or (ii) beneficial ownership of 10% or more of the equity securities of a Person, either individually or as part of a group, shall be deemed to be control.

  "Asset Sale" means the sale, lease, conveyance or other disposition of any assets other than a sale of Cash Equivalents for cash (including, without limitation, by way of a sale-and-leaseback), whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $500,000, or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing, (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company shall not be deemed to be an Asset Sale,
(ii) Permitted Investments made solely with cash and Cash Equivalents shall not be deemed to be an Asset Sale and (iii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company are governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions described above under the caption "Repurchase at Option of Holders--Asset Sale."

  "Bank Financing Conditions" means (i) the due execution and delivery by or on behalf of the lender or lenders party to a Permitted Bank Facility of the Intercreditor Agreement, (ii) the due acknowledgment of, and consent to, the Intercreditor Agreement by the Company, and (iii) the receipt by the Trustee of an Officers' Certificate and opinion of counsel that the conditions set forth in the foregoing clauses (i) and (ii) have been complied with.

  "Basket Investment" has the meaning specified in the definition of Permitted Investments.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests

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(whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Cash Equivalents" means (i) United States dollars or other currencies, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Investment, (A) capital and surplus in excess of $250.0 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Services or at least P-1 by Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized statistical rating organization if both the two named rating agencies cease publishing ratings of investments, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Services or Moody's Investors Service, Inc. or carry an equivalent rating by a nationally recognized statistical rating organization if both of the two named rating agencies cease establishing ratings of investments and in each case maturing within six months after the date of acquisition and (vi) money market mutual or similar funds having assets in excess of $250.0 million, provided, that with respect to any Non-Domestic Person, Cash Equivalents shall also mean those investments that are comparable to clauses (iii) through (v) above in such Person's country of organization or country where it conducts business operations.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, whether direct or indirect (by way of a merger, consolidation or otherwise), by the Company or a Restricted Subsidiary of the Company, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary of the Company; (ii) the adoption of a plan relating to the liquidation or disolution of the Company; (iii) any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange
Act), other than Permitted Holders, directly or indirectly acquires more than 50% of the total voting power of all classes of voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis; or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Price" means, on any Trading Day with respect to any share of Capital Stock, the last reported sale price regular way for a share of such Capital Stock or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such Market but the issuer is a "Foreign Issuer" (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a "Designated Offshore Securities Market" (as defined in Rule 902(a) under the Securities Act), the reported closing bid price regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) an amount equal to any extraordinary loss of such Person or any of its Restricted Subsidiaries plus any net loss realized in connection with an Asset Sale by such Person or any of its

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

Restricted Subsidiaries (to the extent such losses were deducted in computing such Consolidated Net Income), plus (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus
(d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, in each case, on a consolidated basis with respect to such Person and its Restricted Subsidiaries and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, interest and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders. In addition, for purposes of computing Consolidated Cash Flow,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including all mergers and consolidations and including any related financing transactions, during the most recently completed four full fiscal quarters for which financial statements are available or subsequent to such four-quarter reference period and on or prior to the date on which the calculation of the Consolidated Cash Flow is made (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

  "Consolidated Debt" means, with respect to any Person as of any date of determination, the aggregate amount of Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries outstanding as of such date of determination, determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; provided that, for purposes of calculating the Company's Consolidated Debt as a percentage of the Company's Total Market Capitalization, all Project Financing of the Company's Restricted Subsidiaries that has not been Guaranteed by the Company shall be excluded in calculating the amount of such Consolidated Debt and the amount of such Total Market Capitalization.

  "Consolidated Debt to Consolidated Cash Flow Ratio" means, as at any date of determination, the ratio of the Consolidated Debt of the Company as of such date to the Consolidated Cash Flow of the Company for the most recently completed four full fiscal quarters for which internal financial statements are available as of such date of determination.

  "Consolidated Invested Equity Capital" means, with respect to any Person as of any date, the sum of the Invested Equity Capital of such Person as of such date and, without duplication, the Invested Equity Capital of each of its Restricted Subsidiaries and Restricted Affiliates (and their Restricted Subsidiaries) as of such date. For purposes of calculating the Consolidated Invested Equity Capital of any Person as of any date, in order to avoid duplication, the Invested Equity Capital of a Restricted Subsidiary or Restricted Affiliate (or their Restricted Subsidiaries) of such Person shall not include any amounts that would be included in the Consolidated Invested Equity Capital of any equity owner of such Restricted Subsidiary or Restricted Affiliate (or their Restricted Subsidiaries), to the extent that such amounts were utilized by such equity owner prior to such date to permit the Incurrence of Project Financing pursuant to clause (e) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." For example, if a direct Restricted Subsidiary of the Company has Consolidated Invested Equity Capital of $100 and incurs $200 of

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Project Financing, then a direct or indirect Restricted Subsidiary (or a
Restricted Affiliate) of such first Restricted Subsidiary will not be deemed to have any Invested Equity Capital based on contributions or loans to it by such first Restricted Subsidiary. In addition, the Invested Equity Capital of a Restricted Subsidiary or Restricted Affiliate of a Person will never be considered to be greater than the Invested Equity Capital of such Person, except as a result of contributions of Invested Equity Capital to such Restricted Subsidiary or Restricted Affiliate by third parties.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such Person or a Wholly Owned Restricted Subsidiary thereof;
(ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) the Net Income of any Unrestricted Subsidiary of such Person shall be excluded, whether or not distributed to such Person or one of its Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock).

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity of Notes.

  "Domestic Intermediate Holding Company" means any Intermediate Holding Company organized under the laws of the United States or any political subdivision thereof and all of the outstanding Capital Stock of which is pledged to the Collateral Agent pursuant to an Intermediate Holding Company Pledge Agreement.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirectly, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The amount of any Guarantee shall be equal to the maximum potential liability in respect of the Guarantee, even if less than the Indebtedness supported by such Guarantee.


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  "Indebtedness" means, with respect to any Person, any indebtedness of such
Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), except any Lien described in clause
(h) and (i) of the definition of Permitted Liens and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person (whether or not such Guarantee would be required to be reflected on a balance sheet).

  "Initial Public Offering" means the initial bona fide underwritten sale to the public of common stock or any other Capital Stock of the Company that is made pursuant to a registration statement (other than a registration statement or Form S-8 or any other form relating to securities issuable under an employee benefit plan of the Company) that is declared effective by the SEC.

  "Intercreditor Agreement" means any Intercreditor and Collateral Agency Agreement between the Collateral Agent, on the one hand, and the lender or lenders party to a Permitted Bank Facility, on the other hand, and acknowledged and consented to by the Company.

  "Intermediate Holding Company" means any Direct Wholly Owned Subsidiary of IWC formed solely for purposes of holding Permitted Investments.

  "Invested Equity Capital" means, with respect to any Person as of any date, the sum of (i) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Person since the date of its creation in the form of Equity Interests (other than Disqualified Stock), plus, without duplication, (ii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Person since the date of creation by the holders of its Equity Interests (and their Affiliates) in consideration of the issuance of preferred equity or Indebtedness, on a basis that is substantially proportionate to their Equity Interests (with any disproportionately large equity interests received by the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate relative to their respective contributions being ignored for this purpose), plus, without duplication,
(iii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Person since the date of its creation by the Company or a Wholly Owned Restricted Subsidiary of the Company in consideration of the issuance of preferred equity or Indebtedness, less
(iv) the fair market value of all interest, dividends and other distributions (in whatever form and however designated) made by such Person since the date of its creation to the holders of its Equity Interests (and their Affiliates), provided that in no event shall the aggregate amount of interest, dividends and other distributions made to any holder of Equity Interests of a Person (or its Affiliates) operate to reduce the Invested Equity Capital of such Person by more than the total contributions to such Person (per clauses (i) through (iii) above) by such equity holder (and its Affiliates), and less (v) the total amount of Basket Investments (measured as of the date made but without giving effect to any proration) made by such Person or any of its Restricted Subsidiaries or Restricted Affiliates since the date of the Indenture that are outstanding as of such date.

  "Investment" means, with respect to any Person, any investment by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, or other

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

acquisitions for consideration of Indebtedness, Equity Interests or other securities, or any binding contractual obligation not subject to a condition within the sole control of the Company to make any such investment or enter into any such transaction on a future date prior to the maturity of the Notes or upon the happening of any event, and all other items that are or would be classified as investments on a balance sheet in accordance with GAAP. Except as otherwise specified, Investments will be valued as of the date made for all purposes under the Indenture.

  "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Minority Owned Affiliate" of any specified Person means any other Person in which such specified Person owns Equity Interests other than a direct or indirect Subsidiary of the specified Person.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or the liquidation of any Investment, net of the direct costs relating to such Asset Sale or the liquidation of any Investment (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale or the liquidation of any Investment (other than intercompany Indebtedness and Subordinated Indebtedness) and any reserve for adjustment in respect of the sale price of such asset or assets.

  "Non-Recourse Debt" means, with respect to any Person, Indebtedness or that portion of Indebtedness (a) as to which the specified Person (i) does not provide credit support of any kind (including, without limitation, pursuant to any undertaking, agreement or instrument that would constitute Indebtedness),
(ii) is not directly or indirectly liable (as a guarantor or otherwise), or
(iii) does not constitute the lender; and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of such Indebtedness to take any action against the specified Person or would permit any holder of Indebtedness of the specified Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the specified Person.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Bank Facility" means, at any time, a single credit facility between the Company and the lender or lenders party thereto provided for loans
(i) incurred in compliance with the covenant described above under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and
(ii) as to which the Bank Financing Conditions shall have been satisfied.

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

  "Permitted Basket Investments" means Basket Investments in Unrestricted Affiliates that do not exceed $40.0 million (or the equivalent amount in one or more foreign currencies) at any one time (measured by the fair market value of each such Investment at the time made as determined in good faith by the Company's Board of Directors).

  "Permitted Holders" means Vanguard Cellular Systems, Inc., a North Carolina corporation, and its wholly-owned subsidiaries.

  "Permitted Investments" means (a) Investments in Cash Equivalents, (b) Investments in Restricted Subsidiaries of the Company, Restricted Affiliates and Restricted Subsidiaries of any Restricted Affiliates of the Company, (c) all Investments that were outstanding on the date hereof, and (d) Investments by the Company or any Restricted Subsidiary or Restricted Affiliate in Unrestricted Subsidiaries or Unrestricted Affiliates (collectively, "Basket Investments"), in each case only to the extent that such Investments are in Persons that are primarily engaged in Related Businesses; provided that the aggregate amount of all Basket Investments, other than Permitted Basket Investments, at any one time outstanding (measured by the fair market value of each such Investment at the time made as determined in good faith by the Company's Board of Directors) may not exceed the sum of (i) $10 million (or the equivalent amount in one or more foreign currencies), plus (ii) the aggregate net cash proceeds from the sale of Equity Interests other than Disqualified Stock received by the Company since the date of the Indenture, plus (iii) the aggregate net cash proceeds from sales of Subordinated Indebtedness of the Company received by the Company since the date of the Indenture, plus (iv) to the extent that any Investment pursuant to this clause
(d) was made in an Unrestricted Subsidiary or Unrestricted Affiliate and is sold for cash or otherwise liquidated for cash, 50% of the Net Proceeds from the sale or liquidation of such Investment, plus (v) to the extent that any Unrestricted Subsidiary is properly designated as a Restricted Subsidiary in accordance with the terms of the Indenture, or to the extent that any Unrestricted Affiliate is properly designated as a Restricted Affiliate in accordance with the terms of the Indenture, the lesser of (x) the initial amount of all Investments made since the date of the Indenture in such Unrestricted Subsidiary or Unrestricted Affiliate and (y) the fair market value of all such Investments as of the date of such designation less the amount of Indebtedness guaranteed by the Company, a Restricted Subsidiary, Restricted Affiliate, or the Restricted Subsidiary of a Restricted Affiliate pursuant to the covenant described under clause (i) in the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." For purposes of this definition, only the Company's Pro Rata Portion of any Basket Investment will be counted in determining the amount of Basket Investments outstanding at any time or proposed to be made.

  "Permitted Liens" means (a) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company; (b) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation by the Company of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (c) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation by the Company of such acquisition; (d) Liens to secure the performance of statutory obligations, surety or appeal bounds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (e) Liens existing on the date of the Indenture; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million (or the equivalent in one or more foreign currencies) measured at the time such Lien was incurred and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (h) Liens on assets of Restricted Subsidiaries of the Company, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates securing Project Financing that is permitted by the Indenture to be incurred;
(i) Liens on assets or the Equity Interests of Unrestricted Subsidiaries, Unrestricted Affiliates or Unrestricted Subsidiaries of Unrestricted Affiliates that secure Indebtedness of such Unrestricted Subsidiaries, Unrestricted Affiliates or Unrestricted Subsidiaries of Unrestricted Affiliates that constitutes Non-Recourse Debt with respect to the Company and its Restricted Subsidiaries, Restricted Affiliates and Restricted Subsidiaries of Restricted Affiliates; (j) Liens created pursuant to the terms of the Pledge Agreement; (k) Liens on the Collateral which secure a Permitted Bank Facility and rank pari passu with the Lien securing the Notes; and (l) the Lien in favor of the Trustee and Agents arising under the Indenture.

  "Permitted Pledge Foreclosure" means any Asset Sale resulting from the foreclosure on or judicial enforcement of any rights or remedies under or with respect to any Lien described in clause (i) of the definition of Permitted Liens, provided that the Company shall have delivered to the Trustee, with respect to any such Lien, a resolution of the Board of Directors set forth in an Officer's Certificate to the effect that such Lien arose in the ordinary course of the Company's business pursuant to a bona fide pledge or similar arrangement that was in the best interests of the Company.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate; provided that, unless such Indebtedness is being incurred to substantially concurrently repay the Notes in full at maturity: (1) the principal amount (or accreted value, as applicable) of such Indebtedness does not exceed the principal amount (or accreted value, as applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (2) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Indebtedness, then such Indebtedness is Subordinated Indebtedness; and (4) such Indebtedness is incurred by the Company or the Restricted Subsidiary or Restricted Affiliate (or Restricted Subsidiary thereof) who is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Pro Rata Portion" means, when applied to the Company for purposes of determining the amount of Net Proceeds from an Asset Sale made by a Restricted Subsidiary (other than a wholly owned Restricted Subsidiary) that constitute Excess Proceeds or for purposes of determining the amount of an Investment that will be deemed to be outstanding under a particular covenant or definition, that portion of such Net Proceeds or Investment as corresponds to the Company's direct or indirect percentage ownership interest in the profits of the Person who engaged in the Asset Sale or the Person in whom the Investment was made, as applicable (which would be 100% in the case of any Investments made by the Company in wholly owned Subsidiaries). The Pro Rata Portion of the Net Proceeds from an Asset Sale shall be determined in good faith by the Company's Board of Directors in connection with such Asset Sale. The Pro Rata Portion of an Investment as of any date shall be determined in good faith either by the Company's Board of Directors or in accordance with procedures established as to such Investment by the Company's Board of Directors.

  "Project Financing" means any Indebtedness after the date of the Indenture by a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate that is Non-Recourse Debt with respect to the Company (except to the extent permitted by the covenant described under clause (h) in the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock) and each of its other Restricted Subsidiaries, Restricted Affiliates and Restricted Subsidiaries of Restricted Affiliates except any such Restricted Subsidiary, Restricted Affiliates and Restricted Subsidiaries of a Restricted Affiliate that owns, either directly or indirectly through a directly owned Restricted Subsidiary or Restricted Affiliate, all or a portion of the business that will use the proceeds of such Project Financing.

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

  "Qualified Reorganization" means any Reorganization that (a) occurs simultaneously with or following a Change of Control and (b) results in there being deliverable upon exercise of any Warrant cash and/or securities registered under Section 12 of the Exchange Act that are freely tradeable and listed on a national securities exchange or traded on a national quotation service.

  "Related Business" means any business in which the Company, its Subsidiaries or Minority Owned Affiliates are engaged, directly or indirectly, (i) that uses existing or future technology for the transmission and delivery of video, voice or other data, or (ii) that supports or is incidental to any business described in clause (i).

  "Restricted Affiliate" means any direct or indirect Minority Owned Affiliate of the Company that has been designated in a Board Resolution as a Restricted Affiliate based on a determination by the Board of Directors that the Company has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from incurring any Indebtedness or issuing any preferred stock or taking any other action at any time in contravention of any of the provisions of the Indenture described above under the captions "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Certain Covenants--Limitations on Subsidiary Structure" that are applicable to Restricted Affiliates. The Company will be required to deliver an Officers' Certificate to the Trustee, including a copy of the Board Resolution, upon designating any Minority Owned Affiliate as a Restricted Affiliate.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "Subordinated Indebtedness" means any Indebtedness of the Company that by its terms is expressly subordinated in right of payment to the prior payment in full of the Notes and that does not provide for (i) any scheduled payment of principal or interest or redemption prior to the maturity or repayment in full of the Notes or (ii) any offer to purchase prior to the maturity or repayment in full of the Notes other than an offer to purchase (a "Permitted Offer to Purchase") that (x) arises from any event or circumstance that obligates the Company to make an Asset Sale Offer or Change of Control Offer and (y) provides that the repurchase obligation is subject to the prior consummation of any such Asset Sale Offer or Change of Control Offer.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership of which more than 50% of the partnership's capital accounts, distribution rights or general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Take Along Asset Sale" means any Asset Sale involving the sale, lease, conveyance or other disposition of all or any portion of any Investment held by the Company or any Restricted Subsidiary in any Minority Owned Affiliate effected (i) at the direction of the holders of a majority of the Voting Equity Interests of such Minority Owned Affiliate pursuant to the exercise of any "drag-along" or similar rights available to such holders or (ii) pursuant to the exercise of any "take along" or similar rights available to the Company or such Restricted Subsidiary.

  "Threshold Initial Public Offering" means an Initial Public Offering that results in net cash proceeds to the Company of at least $50 million.

  "Total Market Capitalization" of any Person means, as of any date of determination, the sum of (1) the Consolidated Debt of such Person on such date, plus (2) the Total Market Value of Equity of such Person on such date.

  "Total Market Value of Equity" of any Person means, as of any date of determination, the sum of (1) the product of (i) the aggregate number of outstanding primary shares of common stock of such Person (which shall

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

not include any options or warrants on, or securities convertible or exchangeable into, shares of such common stock) and (ii) the average Closing Price of such common stock over the 20 consecutive Trading Days immediately preceding such date of determination, plus (2) the stated liquidation preference of any outstanding shares of preferred stock of such Person outstanding as of such date of determination. If no such Closing Price exists with respect to any class of common stock, the value of such shares for purposes of clause (1) of the preceding sentence will be determined by the Board of Directors of such Person on the basis of a valuation opinion issued by an investment banking firm of national standing with experience in such valuations that has been filed with the Trustee.

  "Unrestricted Affiliate" means any direct or indirect Minority Owned Affiliate of the Company other than a Restricted Affiliate.

  "Unrestricted Subsidiary" means any Person that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but in each case only to the extent that such Person: (a) is not a party to any contract, agreement, understanding or other arrangement of any kind with the Company or any of its Restricted Subsidiaries other than on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries except insofar as such subscription, maintenance or preservation of financial condition or achievement of operating results, or guarantee or credit support would be permissible under the Indenture; and (d) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors will be required to be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant).

  "Voting Equity Interests" of a Person means Equity Interests of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each of the remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary"' of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than the directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or a combination thereof.

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

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The authorized capital stock of the Company consists of 26,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 23,080,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). As of September 30, 1996, there were 615,760 shares of Common Stock outstanding held of record by four stockholders and 16,906,400 shares of Preferred Stock outstanding held of record by 52 stockholders. The information contained herein gives effect to (i) a reclassification of the Company's capital stock on May 19, 1993, in which each then outstanding share of Common Stock was converted into 100 shares of Common Stock, each then outstanding share of Series A Preferred Stock was converted into 151.0892 shares of Series A Preferred Stock and each then outstanding share of Series B Preferred Stock was converted into 184.3802 shares of Series A Preferred Stock and (ii) a reclassification of the Company's capital stock on January 7, 1994, in which each then outstanding share of Common Stock was converted into one share of Series A Preferred Stock and each then outstanding share of Series A Preferred Stock was converted into one share of Series B Preferred Stock.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share and shall be entitled to vote upon such matters and in such manner as may be provided by law. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. As described more fully below under "--Preferred Stock--Liquidation," in the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably with the Existing Preferred (as defined below) in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding (including the Existing Preferred) and the right of holders of Common Stock to receive an amount equal to $0.50 per share plus any declared and unpaid dividends per such share. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the Warrant Shares to be reserved for issuance upon completion of this Offering will be fully paid and non-assessable when issued in accordance with the terms of the Warrants.

PREFERRED STOCK

 General

  The Preferred Stock has been divided into seven series of shares of the same class, as follows: 1,200,000 shares are designated Series A Preferred Stock ("Series A Preferred Stock"), 933,200 of which are issued and outstanding; 1,229,240 shares are designated Series B Preferred Stock ("Series B Preferred Stock"), all of which are issued and outstanding; 2,460,000 shares are designated Series C Preferred Stock ("Series C Preferred Stock"), 1,762,280 of which are issued and outstanding; 5,800,000 shares are designated Series D Preferred Stock ("Series D Preferred Stock"), 3,652,960 of which are issued and outstanding; 3,972,240 shares are designated Series E Preferred Stock ("Series E Preferred Stock"), all of which are issued and outstanding; 7,000,000 shares are designated Series F-1 Preferred Stock ("Series F-1 Preferred Stock"), 4,508,480 of which are issued and outstanding; and 1,080,000 shares are designated Series F-2 Preferred Stock ("Series F-2 Preferred Stock;" together with the Series F-1 Preferred Stock, the "Series F Preferred Stock"), 848,000 of which are issued and outstanding. The Series A, Series B, Series C, Series D, Series E, Series F-1 and Series F-2 Preferred Stock are sometimes collectively referred to as the "Existing Preferred Stock."

  Subject to certain preferences of the Existing Preferred Stock, the Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company currently has no plans to issue any other shares of Preferred Stock, other than shares of Existing Preferred Stock issuable upon exercise of outstanding warrants.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Existing Preferred Stock and Common Stock shall be entitled to receive the following amounts in the following order of priority, subject to the prior distribution rights of any Preferred Stock hereafter issued by the
Company:

  (i) Holders of Series F Preferred Stock shall first be entitled to receive an amount per share equal to $4.6875, plus any declared but unpaid dividends on such share;

  (ii) Holders of Series B, Series C, Series D and Series E Preferred Stock (the "Junior Preferred Stock") shall next be entitled to receive amounts per share equal to $0.5055, $1.2228, $3.6025 and $3.4615, respectively, plus any declared and unpaid dividends on such share;

  (iii) Holders of Series B, Series C, Series D, Series E and Series F Preferred Stock shall next be entitled to receive amounts per share equal to $0.4597, $1.1115, $3.2750, $3.2750 and $4.6875, respectively, plus any declared and unpaid dividends on such share;

  (iv) Holders of the Series A Preferred Stock shall next be entitled to receive an amount per share equal to $0.85, plus any declared and unpaid dividends on such share;

  (v) Holders of Common Stock shall be entitled to receive an amount per share equal to $0.50, plus any declared and unpaid dividends on such share; and

  (vi) The remaining assets of the Company available for distribution shall be distributed among the holders of Existing Preferred Stock and Common Stock pro rata on an as-converted basis.

  Notwithstanding the foregoing, in the event of the sale of the Company for consideration in excess of $18.75 per share of Common Stock, then, in lieu of the distributions set forth above, the proceeds from such sale shall be distributed ratably to the stockholders based on the number of shares of Common Stock outstanding on an as-converted basis.

 Dividends

  Subject to the preferences of any Preferred Stock hereafter issued by the Company, holders of Existing Preferred Stock are entitled to receive ratably such noncumulative dividends, at the same time and on the same basis, as holders of Common Stock when, as and if declared by the Company's Board of Directors; provided, however, that so long as any shares of Junior Preferred Stock or Series F-1 Preferred Stock are outstanding, any payment of dividends must be approved by the holders of at least 50% in the aggregate of such then outstanding shares.

 Redemption

  On or after the later of (i) December 31, 1998, or (ii) the date on which the Notes shall have been repaid in full, upon the written request of the holders of at least a majority of the outstanding shares of the Junior Preferred Stock and Series F-1 Preferred, all shares of each such series shall be redeemed at a price per share payable in cash equal to the greater of (a) the fair market value of such share on an as-converted basis and (b) the liquidation preference with respect to such shares indicated in subsections
(i) through (iii) of "Liquidation" above (the "Redemption Price"). In addition, on or after December 31, 2000 or a Change of Control (as defined in the Certificate) not approved by the directors of the Company designated by the holders of Series F Preferred

Stock, the holders of a majority of the outstanding shares of Series F-1 Preferred Stock may, subject to the prior repayment in full of the Notes, cause the Company to redeem the then outstanding shares of Series F Preferred at the Redemption Price then applicable to such shares.

 Conversion

  At the option of the holder, each share of Existing Preferred Stock may be converted at any time and from time to time into one share of Common Stock, subject to adjustment for, among other things, stock splits, stock dividends and issuances of additional shares of Common Stock and securities convertible into Common Stock at a per share price less than the original issue price of such share of Existing Preferred Stock. In addition, each share of Existing Preferred Stock shall automatically be converted into Common Stock upon the sale of the Common Stock in a firm commitment underwritten public offering in which the offering price is not less than $13.10 per share, subject to adjustment, and $8.0 million in the aggregate; provided, however, the Series F Preferred Stock shall not automatically be converted unless such a public offering occurs on or prior to December 31, 1998 and the offering price is not less than $18.75 per share, subject to adjustment, and $25.0 million in the aggregate (a "Threshold Public Offering").

  Certain shares of Series F-1 Preferred are entitled to be converted at the option of the holder into one share of Series F-2 Preferred. Subject to certain limitations, each share of Series F-2 Preferred held by Toronto Dominion, its affiliates or any transferee thereof shall be convertible, at the option of the holder, into one share of Series F-1 Preferred.

 Voting

  Holders of Preferred Stock are entitled to vote, on an as-converted basis, together with holders of Common Stock, on all matters on which holders of Common Stock are entitled to vote and as otherwise provided by law, except that the Series F-2 Preferred Stock is non-voting. The holders of Series E Preferred Stock are entitled to elect three directors to the Company's Board of Directors; and for so long as 20% of the shares of Series F Preferred Stock remain outstanding, the holders of Series F-1 Preferred Stock are entitled to elect three directors, one of whom Electra has the right to elect, one of whom CIH has the right to elect and one of whom TDI has the right, subject to certain limitations and the conversion of its Series F-2 Preferred Stock into Series F-1 Preferred Stock, to elect (subject, in each case, to minimum stock ownership requirements). In addition, the holders of Series F-1 Preferred Stock have the right, exercisable on one occasion, to cause the number of directors constituting the Board of Directors to be increased by one and to elect such additional director.

  Until the earlier of a Threshold Public Offering and the date on which less than 20% of the presently issued shares of Series F Preferred remain outstanding, the majority of the Board of Directors may not be comprised of representatives of Vanguard and officers of the Company.

 Protective Provisions

  The protective provisions of the Certificate require that the Company obtain the approval of certain stockholders prior to taking the following actions:

  (A) The approval of the holders of at least 50% of the outstanding shares of Series B, Series C, Series D, Series E and Series F-1 Preferred Stock (the "Protected Stock") is required to:

    (i) authorize a series of capital stock with voting, dividend or liquidation rights on parity with or superior to the Protected Stock;

    (ii) authorize, issue, redeem or acquire any shares of capital stock of the Company, except pursuant to employee benefit plans or similar arrangements to a maximum of 2.4 million shares of Common Stock, as adjusted;

    (iii) approve a Corporate Transaction (generally defined in the Certificate to include certain acquisitions, mergers or sales);

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

    (iv) approve any amendment to the Certificate or the By-Laws of the Company;

    (v) organize or acquire an interest in any business unrelated to the core businesses of the Company;

    (vi) declare or pay any dividends in cash, stock or other property;

    (vii) reinvest more than $3.0 million in proceeds from the sale or liquidation of any single investment by the Company; or

    (viii) liquidate or dissolve the Company;

  (B) The approval of the holders of at least 66 2/3% of the Protected Stock is required to:

    (i) change the number of authorized directors of the Company; or

    (ii) remove any officer or director of the Company, except that any director separately elected by the holders of a series of Existing Preferred Stock may only be removed by such holders;

  (C) The approval of the holders of at least 75% and, in certain instances, 80% of the Series F-1 Preferred Stock is required to take various other actions, including any action that requires the consent of the holders of any other series of Preferred Stock voting as a class and actions that would violate provisions of the Series F Purchase Agreement, unless in certain cases such actions are approved by specified members of the Company's Board of Directors;

  (D) The approval of the holders of at least a majority of any series of the Existing Preferred Stock is required to amend the provisions of the Certificate to adversely affect the rights of such series;

  (E) The approval of the holders of at least 66 2/3% of the shares of Series E Preferred or Series F-1 Preferred Stock, as the case may be, is required to amend the provisions of the Certificate to adversely affect their respective rights to elect directors.

 Registration Rights

  The IRA provides the holders of Common Stock issued or issuable upon the conversion of the Series B, Series C, Series D, Series E and the October 1994 Vanguard Notes or upon the exercise of currently outstanding warrants to purchase Preferred Stock, demand, piggyback and other registration rights with respect to such Common Stock. The demand registration rights commence on the earlier of December 18, 1998 or six months after the effective date of the first registration statement for the initial public offering of the Company securities. Such stockholders are entitled to a maximum of two demand registrations. The piggyback registration rights of any holder terminate at such time on or after the closing of the first Company-initiated public offering of the Common Stock as all of such stockholder's registrable securities may immediately be sold under Rule 144 of the Securities Act during any 90-day period. The rights of such stockholders to include shares of registrable securities in a registration pursuant to either a demand or piggyback registration are subject to restrictions on the number of shares to be included in the offering at the discretion of the underwriters and are subordinate to the rights of the holders of Series F Preferred Stock summarized below. Stockholders who are parties to the IRA are also entitled to registration rights on Form S-3 registration statements under the Securities Act. The expenses of the demand and piggyback registrations, and, with certain exceptions, other registrations, except underwriting discounts and commissions, are to be borne by the Company. The IRA also limits the Company's ability to grant subsequent registration rights.

  The Company and the purchasers in the Series F Financing (the "Series F Investors") are parties to a Registration Rights Agreement dated as of December 18, 1995 (the "Series F Registration Rights Agreement") which grants registration rights (the "Series F Rights") to the Series F Investors with respect to Common Stock issued or issuable upon conversion of Series F-1 Preferred Stock and Series F-2 Preferred Stock or acquired pursuant to exercises of the rights of first offer contained in the IRA. The IRA contains an acknowledgment of the Series F Rights. The Series F Rights include (i) demand registration rights which commence on the earlier of

December 31, 1997 or the consummation of an initial public offering of the Common Stock or a merger of the Company with or into a public company, (ii) piggyback registration rights, and (iii) registration rights on Form S-3 registration statements under the Securities Act. A demand registration may be initiated by the holders of at least 20% of the Series F Registrable Securities (as defined in the Series F Registration Rights Agreement). The Series F Rights are pari passu with the registration rights under the Warrant Agreement with respect to any Initial Public Offering. The Series F Rights generally have precedence, however, with respect to the registration rights of other stockholders, to the extent that the Company's underwriters require a limit on the number of additional shares in the offering. All expenses of registrations pursuant to the Series F Rights, except underwriting discounts and commissions, are to be borne by the Company. The Company agrees not to enter into any agreements inconsistent with the Series F Rights. The Series F Registration Rights Agreement also limits the Company's ability to grant subsequent registration rights.

  Holders of the Warrants have certain rights to cause the shares of Common Stock issuable upon exercise thereof to be registered under the Securities Act and applicable state securities laws. Whenever the Company proposes to effect an Initial Public Offering (as defined) in which shares will be offered by any stockholder of the Company, the Company must provide prompt written notice thereof to the holders of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). Each such holder will have the right, within 20 business days after receipt of such notice, to request that the Company include any or all of such holder's Warrant Shares for sale pursuant to such registration statement.

  The Company will include in any such registration statement all the Warrant Shares for which it receives the request-described in the preceding paragraph, unless the managing underwriter for the Initial Public Offering (the "Managing Underwriter") determines that, in its opinion, the number of Warrant Shares that the holders of Warrants (the "Requesting Holders") have requested to be sold in such Initial Public Offering, plus the total number of shares of such Common Stock that the Company and any other selling stockholders entitled to sell shares in such Initial Public Offering propose to sell in such Initial Public Offering, exceed the maximum number of shares that may be distributed without materially adversely affecting the marketing, price, timing or distribution of the shares to be sold in such offering. In such event, the Company will be required to include in such Initial Public Offering only that number of shares which the Managing Underwriter believes maybe sold without causing such adverse effect in the following order: (i) all the shares that the Company proposes to sell in such Initial Public Offering, and (ii) shares of the Requesting Holders and all other shares that are proposed to be sold by any holder of Common Stock of the Company on a pro rata basis based on the number of shares held by the Requesting Holders and such other holders. The Company will have the right to postpone or withdraw any registration statement prior to the effective date without obligation to any Requesting Holder.

  On the date 181 days following an Initial Public Offering (or if such day is not a business day, then the next succeeding business day), the Company has agreed to file a registration statement (the "Warrant Registration Statement") on the appropriate form covering the Warrant Shares, to take all necessary action to make such registration statement effective as promptly as practicable, and to keep such registration statement effective until 30 days after the earliest date on which all of the Warrants shall have expired or been exercised. During any consecutive 365-day period, the Company may suspend availability of the Warrant Registration Statement for up to two 30 day periods (or one 60-day period), except for the 60-day period beginning immediately after the Warrant Registration Statement is declared effective by the Commission and the 60-day period ending on August 15, 2001, if the Company's Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension.

WARRANTS

  The holders of Warrants issued in connection with the Unit Offering are entitled to purchase, on or after the occurrence of (i) a Change in Control of the Company, (ii) the closing of an Initial Public Offering, (iii) the dissolution, liquidation or winding up of the affairs of the Company or (iv) August 14, 2001, 11.638 shares of Common Stock per Warrant, representing in aggregate approximately 10% of the outstanding Common Stock on a fully diluted basis on the Issue Date. In the event that a Threshold Initial Public Offering or a Qualified

Reorganization has not occurred on or before May 15, 1997, each unexercised Warrant will entitle the holder thereof to purchase 14,283 shares of Common Stock, which will represent in the aggregate (assuming no Warrants have been exercised) approximately 12% of the outstanding Common Stock on a fully diluted basis on the Issue Date.

                       CERTAIN INCOME TAX CONSIDERATIONS

  The following summary describes certain material United States federal income tax consequences as of the date hereof of the exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer and the ownership and disposition of Exchange Notes. Except where noted, it deals only with Exchange Notes held as capital assets by holders that are United States Holders (as defined below) and acquired in the Exchange Offer by holders who acquired their Old Notes directly from the Company. The following summary does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Exchange Notes as a part of a hedging or conversion transaction or a straddle or holders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations") and public judicial interpretations of the Code and the Regulations, as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In particular, the discussion below is based upon Regulations issued under section 1273 and related sections of the Code relating to "original issue discount" ("OID") (the "OID Regulations").

  The Company intends to treat the Exchange Notes as debt for all purposes and such characterization by the Company is binding on all holders unless contrary treatment is disclosed on a holder's tax return. Such classification is not binding on the Internal Revenue Service, however, and there can be no assurance that the Internal Revenue Service will agree that the Exchange Notes qualify as debt for federal income tax purposes. If the Exchange Notes are not respected as debt for such purposes, they would likely be recharacterized as an equity interest in the Company and the interest that accretes on the Exchange Notes would not be deductible by the Company when accrued or paid. Loss of such interest deductions could increase income taxes ultimately payable by the Company, and thus, reduce cash flow otherwise available to repay the Exchange Notes. Recharacterization of the Exchange Notes as equity could also adversely affect non-corporate holders as well as non-United States holders of the Exchange Notes. The discussion of material federal income tax consequences set forth below assumes that the Exchange Notes will be respected as debt of the Company.

  THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. PERSONS CONSIDERING EXCHANGING OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

  As used herein, a "United States Holder" means (i) an individual that is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of an Exchange Note is effectively connected with the conduct of a United States trade or business.

EXCHANGE OFFER

  The exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Old Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes should be the same as the federal income tax consequences of holding and disposing of the Old Notes. Accordingly, the holder must, among other things, continue to include OID in income as if the exchange had not occurred. See "--The Exchange Notes-- Original Issue Discount" for a description of the OID rules applicable to the Exchange Notes.

THE EXCHANGE NOTES

 Original Issue Discount

  The Old Notes were issued as part of a unit (the "Units") comprised of $1,000 principal amount of Old Notes and one Warrant to purchase Company shares of Common Stock of the Company. The Company and the initial purchasers (the "Initial Purchasers") of the Old Notes allocated in the purchase agreement for the Old Notes a purchase price of $354.32 to each $1,000 principal amount at maturity of Old Notes. This allocation reflected their judgment as to the relative values of the Old Notes and such Warrants at the time of issuance, but is not binding on the Internal Revenue Service (the "IRS").

  The Company and the Initial Purchasers' allocation of the issue price of the Units will be binding on holders of the Exchange Notes who acquire such Notes in the Exchange Offer in exchange for Old Notes that were in turn acquired by such holder directly from the Company, unless such a holder discloses the use of a different allocation on its U.S. federal income tax return for the year including the acquisition date of such Unit. If such a holder acquired a Unit at a price different from that on which the Company's allocation is based, such holder may be treated as having acquired its Old Notes for an amount greater or less than the amount allocated to such Notes as set forth above thereby resulting in "acquisition premium" or "market discount," as defined below. Holders considering the use of an issue price allocation different from that described above should consult their tax advisors as to the consequences thereof.

  The Old Notes will have OID in an amount equal to the excess of the stated redemption price at maturity over the issue price of such Old Notes (as discussed above) and the Exchange Notes that are acquired in exchange for such Old Notes will have the same amount of OID. Under the OID Regulations, all payments under a debt instrument, whether denominated as principal or interest, are included in the stated redemption price at maturity unless they are "qualified stated interest." The Old Notes do not, and therefore the Exchange Notes will not, have "qualified stated interest" since the Notes do not provide for the payment of any cash interest throughout their term. As a consequence, the difference between the face amount of the Exchange Notes, which is the only amount payable thereunder, and the issue price of the Old Notes will constitute OID. Holders of Exchange Notes will generally be required to include in gross income the OID in advance of the receipt of the face amount of the Exchange Notes, which will be paid in full at maturity of the Exchange Notes.

  The amount of OID includible in income by a holder of Exchange Notes who acquired such Notes in the Exchange Offer in exchange for Old Notes that were in turn acquired by such holder directly from the Company is the sum of the "daily portions" of OID with respect to such Exchange Notes for each day during the taxable year or portion of the taxable year in which such holder held such Exchange Notes ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for Exchange Notes may be of any length and may vary in length over the term of the Exchange Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

  The amount of OID allocable to any accrual period is an amount equal to the product of the adjusted issue price of the Exchange Notes at the beginning of such accrual period and the "yield to maturity" of such Exchange Notes (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of an Exchange Note at the beginning of any accrual period is equal to the issue price of

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

the Old Note that was exchanged for such Exchange Note increased by the accrued OID for all prior accrual periods (determined without regard to the amortization of any acquisition premium, as described below) with respect to such Exchange Note and any Old Note that was exchanged for such Exchange Note, and reduced by any payments made on such Notes on or before the first day of the accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made under an Exchange Note, produces an amount equal to the issue price of the Old Note that was exchanged for such Exchange Note. The initial accrual period of a Note is the short period beginning on the Issue Date and ending on the day before the first day of the first full accrual period. The amount of OID attributable to such initial accrual period may be computed under any reasonable method.

  The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of Exchange Notes, information with respect to OID accruing during the calendar year. The OID information will be based upon the adjusted issue price of the Old Note that was exchanged for the Exchange Note as if the holder were the original holder of the Old Note. Holders who purchased Old Notes or who purchase Exchange Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for U.S. federal income tax purposes.

  IN GENERAL, HOLDERS WHO HOLD EXCHANGE NOTES WILL HAVE TO INCLUDE IN INCOME INCREASINGLY GREATER AMOUNTS OF OID OVER THE LIFE OF THE EXCHANGE NOTES.

 Market Discount, Acquisition Premium

  If a holder purchases Exchange Notes or has purchased Old Notes for an amount that is less than the adjusted issue price of such Exchange Notes, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any amount received on the sale, exchange, retirement or other disposition of, Exchange Notes as ordinary income to the extent of any market discount which has not previously been included in income and is treated as having accrued on such Exchange Notes or Old Notes that were exchanged for such Exchange Notes, by the time of such payment or disposition. If a holder makes a gift of an Exchange Note, accrued market discount, if any, will be recognized as if such holder had sold such Exchange Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Exchange Notes or their earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Notes or Old Notes that were exchanged for such Exchange Notes.

  Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Exchange Notes, unless the holder elects to accrue market discount under a constant interest method. A holder of Exchange Notes may elect to include market discount in income currently as it accrues (under either a straight-line or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  A holder that purchases Exchange Notes for an amount that is greater than the adjusted issue price of such Exchange Notes but equal to or less than the sum of all amounts payable on such Exchange Notes after the purchase date will be considered to have purchased such Exchange Notes at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Exchange Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

 Sale, Exchange and Retirement of Exchange Notes

  A holder of Exchange Notes who acquired such Notes in the Exchange Offer in exchange for Old Notes that were in turn acquired by such holder directly from the Company will initially have a tax basis in Exchange

Notes that is equal to the issue price of the Old Notes that were exchanged for such Exchange Notes, as discussed above, increased by the OID or market discount previously included in income by the holder with respect to such Old Notes and Exchange Notes and reduced by any cash payments on such Notes other than payments of qualified stated interest. Upon the sale, exchange, retirement or other disposition of Exchange Notes, a holder will generally recognize gain or loss equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition and the adjusted tax basis of the Exchange Notes. Except with respect to market discount and payments for accrued interest not previously included in income, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Exchange Notes have been held for more than one year (including for this purpose the period of time such holders held the Old Notes that were exchanged for such Exchange Notes). The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to OID on the Exchange Notes and to the proceeds of a disposition of an Exchange Note, other than a disposition by certain exempt recipients (including, among others, corporations). A 31% backup withholding tax will generally apply to any "reportable payment" if, among other things, the holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income and the payor is notified by the IRS of such failure. A "reportable payment" includes, among other things, OID. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

  Exchange Notes. A non-United States Holder will not be subject to United States federal income taxes on payment of principal, original issue discount or interest on an Exchange Note pursuant to the so-called "portfolio interest exemption" to the general tax withholding rules of the Code unless such non-United States Holder is (i) a direct or indirect ten percent (10%) or greater shareholder of the Company, (ii) a controlled foreign corporation, as that term is defined in the Code, related to the Company or (iii) a bank receiving interest described in Code Section 881(c)(3)(A). A non-United States Holder who does not qualify for the portfolio interest exemption generally would be subject to United States withholding tax at a flat rate of thirty percent (30%), or a lower rate that may be permitted by application of a tax treaty, on interest payments and payments (including redemption proceeds) attributable to OID on the Exchange Notes.

  To qualify for the portfolio exemption from taxation, the last United States payor in the chain of payments to the non-United States Holder (the "Withholding Agent") must have received in the year in which a payment of principal, original issue discount or interest occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Exchange Note under penalties of perjury, (ii) certifies that such owner is not a United States Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If an Exchange Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department has proposed certain additional certification requirements that may be applicable if adopted in their present form.

  Generally, a non-United States Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of an Exchange Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-United States Holder. Certain other exceptions may be applicable and a non-United States Holder should consult its own tax advisor as to these matters.

EMPLOYEE BENEFIT PLANS

  Prior to acquiring an Exchange Note, a prospective holder who is a fiduciary with respect to an "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), must comply with the fiduciary responsibility requirements of ERISA, including the prudency and diversification requirements, in making a decision to acquire an Exchange Note. In addition, such plans, together with plans described in
Section 4975(e)(1) of the Code, must consider the prohibited transaction provisions of ERISA and the Code and determine that the Company is not a "disqualified person" (as defined in the Code) or a "party in interest" (as defined in ERISA) with respect to such plan or that an exemption from the prohibited transaction provisions of ERISA or the Code is available.

                         OLD NOTES REGISTRATION RIGHTS

  The Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that it would, at its own cost, (i) within 45 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer for the Exchange Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions), (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 90 days after the Issue Date, and (iii) use its best efforts to consummate the Exchange Offer within 135 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company shall offer the Exchange Notes in exchange for surrender of the Old Notes. The Company shall keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each of the Old Notes surrendered pursuant to the Exchange Offer, the holder who surrendered such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

  In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 135 days after the Issue Date, or, under certain circumstances, if the Initial Purchasers shall so request, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of three years after the Issue Date and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  Although the Company intends to file the registration statement described above, there can be no assurance that such registration statement will be filed, or, if filed, that it will become effective. If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest ("Additional Interest") shall become payable with respect to the Old Notes as follows:

    (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 45 days following the Issue Date, Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 46th day after the Issue Date, such Additional Interest shall increase by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

    (ii) if the Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 90 days following the Issue Date, Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest shall increase by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

    (iii) If (A) the Company has not exchanged all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 135 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Issue Date (unless all the Old Notes have been sold thereunder), then Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on (x) the day 136 days after the Issue Date with respect to the Old Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest shall increase by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest on the Old Notes may not exceed 2.0% per annum in the aggregate; and provided, further that (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Old Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective in the case of clause (iii)(B) above, or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on February 15 and August 15 of each year, commencing with the first such date occurring after any such Additional Interest commences to accrue. The amount of the Additional Interest will be determined by multiplying the applicable rate of Additional Interest by the principal amount of the Old Notes multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

                        OLD NOTES TRANSFER RESTRICTIONS

  Because the following restrictions will apply to any Old Notes held by holders who do not participate in the Exchange Offer, holders of Old Notes are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Old Notes.

  None of the Old Notes have been registered under the Securities Act and they may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Old Notes were offered and sold only (A) to a limited number of "qualified institutional buyers" (as defined in Rule 144A) ("QIBs") in compliance with Rule 144A, (B) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) ("Accredited Investors") that, prior to their purchase of any Old Notes, deliver to the Initial Purchasers a letter containing certain representations and agreements, and (C) to non-U.S. persons (which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust) outside the United States in an offshore transaction in reliance upon Regulation S under the Securities Act ("Regulation S"). As used herein, the terms "United States," "U.S. person" and "offshore transaction" have the meanings given to them in Regulation S under the Securities Act.

  Each purchaser of Old Notes has been deemed to have represented and agreed as follows:

    1. It purchased the Old Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is (A) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A, (B) an Accredited Investor, or (C) a non-U.S. Person that is outside the United States, and is aware that the sale to it is being made in reliance on Regulation S under the Securities Act.

    2. It understood and acknowledged that none of the Old Notes have been registered under the Securities Act or any other applicable securities laws, and may not be sold except as set forth in paragraph (3) below.

    3. It agreed not to resell or otherwise transfer any of such Old Notes within three years after the later of the original issue date of the Old Notes or the last date on which the Company or any affiliate (within the meaning of Rule 144 under the Securities Act) of the Company was the owner of such Old Notes (or any predecessor thereto) except (A) to the Company or any of its subsidiaries, (B) for so long as such security is eligible for resale pursuant to Rule 144A, to a QIB in compliance with Rule 144A, (C) to non-U.S. persons outside the United States in an offshore transaction in accordance with Regulation S, (D) to an institutional Accredited Investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee for the Old Notes, a signed letter certifying to the Company and the Trustee that such transferee is an institutional Accredited Investor and is acquiring the Old Notes for investment purposes and not for distribution, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act. Each purchaser acknowledged that the Company and the Trustee reserved the right prior to any proposed resale of the Old Notes to require delivery of an opinion of counsel, certification and/or information satisfactory to the Company and the Trustee.

    4. It agreed that it will give to each person to whom it transfer the Old Notes notice of any restrictions on transfer of such securities.

    5. It understood that the Old Notes will bear a legend substantially to the following effect unless otherwise agreed by the Company and the holder thereof:

  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF,

THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT WITHIN THREE YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS SECURITY OR THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY WAS THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR THERETO) (THE "RESALE RESTRICTION TERMINATION DATE") RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS SUCH SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A, (C) TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE CERTIFYING TO THE COMPANY AND SUCH TRUSTEE THAT SUCH TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR AND IS ACQUIRING SUCH SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT, OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND
(3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THE HOLDER SHALL, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

    6. It shall not sell or otherwise transfer such Old Notes to, and each purchaser represented and covenanted that it was not acquiring such securities for or on behalf of, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

      a. to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which, at any time while the Old Notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee or organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

      b. to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Old Notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of
    Section III or Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

      c. to the extent such purchase is made on behalf of a plan by (i) an investment adviser registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has, as of the last day of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a state authority having supervision over insurance companies, or (iv) a savings and loan association, the accounts of which are insured by the Federal Savings and Loan Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1.0 million and, in any case, such investment adviser, bank, insurance company or savings and loan is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Exception 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank, insurance company or savings and loan do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company or savings and loan and the conditions of Section I of such exemption are otherwise satisfied; or

      d. to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I or ERISA or Section 4975 of the Internal Revenue Code.

    7. It acknowledged that the Trustee will not be required to accept for registration of transfer any Old Notes acquired by it, except upon presentation of evidence satisfactory to the Company and the Trustee that the restrictions set forth herein have been complied with.

    8. It acknowledged that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Old Notes are no longer accurate, it shall promptly notify the Company. If it is acquired the Old Notes as a fiduciary or agent for one or more investor accounts, it represented that it had sole investment discretion with respect to each such account and it had full power to make the foregoing acknowledgments, representations, and agreements on behalf of each account.

                             PLAN OF DISTRIBUTION

  Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders thereof other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that the Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed for a period of 180 days after the consummation of the Exchange Offer to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements, that requests such documents in the Letter of Transmittal, for use in connection with any resale of such Exchange Notes.

  Each holder who wishes to exchange its Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Old Notes and that it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the applicable Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making, activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concession of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                         BOOK-ENTRY; DELIVERY AND FORM

  The Old Notes were issued in the form of a single global note that was deposited with or on behalf of The Depository Trust Company, New York, New York, as depositary ("DTC"), and registered in the name of a nominee of DTC. Except as set forth below, the Exchange Notes exchanged for Old Notes represented by the global note will be issued in the form of a single global Exchange Note (the "Global Note") that will be deposited with DTC and registered in the name of a nominee of DTC.

  Old Notes transferred to "foreign purchasers" or Accredited Investors who are not qualified institutional buyers (in each case, as defined in "Old Notes Transfer Restrictions") (collectively referred to herein as the "Non-Global Purchasers") will be issued certificated notes in registered form registered in the name of DTC or its nominee and deposited with or on behalf of DTC. Any Exchange Notes issued in exchange for Old Notes held by Non-Global Purchasers will be issued certificated notes in registered forms ("Certificated Notes") registered in the name of DTC or its nominees and deposited with or on behalf of DTC. Upon the transfer to a qualified institutional buyer of any Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will, unless the transferee requests otherwise or an interest in the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

  The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Unit, DTC will credit the accounts of persons who have accounts with DTC ("participants") or persons who hold interests through participants designated by the Initial Purchasers with portions of the Global Unit which shall be comprised of the corresponding respective principal amount of the Global Note and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee will be considered the sole owner or holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Payments of the principal of, and premium, if any, on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor any Paying Agent (as defined) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, and premium, if any, on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in any such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered to the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Exchange Notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global
Note in accordance with the normal procedures of DTC and including the procedures set forth in the Indenture.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account interests in the applicable Global Note is credited and only in respect of such portion of the Global Note, as to which such participant or participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company or the Trustee have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes. If DTC is at any time unwilling or unable to continue as a depositary for any Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the related consolidated statements of operations, of stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 included herein have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein, which report indicates a reliance on other auditors relative to certain amounts relating to the Company's investment in PT Rajasa Hazanah Perkasa ("RHP") as of and for the year ended December 31, 1995, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of RHP as of December 31, 1995 and the related statements of income, deficit and cash flows for the year then ended included herein have been audited by Prasetio, Utomo & Co., independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of RHP as of December 31, 1994 and the related statements of loss, deficit and cash flows for the two years ended December 31, 1994 included herein have been audited by Siddharta Siddharta & Harsono, registered public accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated balance sheets of STW as of December 31, 1994 and 1995 and the related consolidated profit and loss accounts, statements of shareholders equity and cash flows for the three years ended December 31, 1995 included herein have been audited by KPMG Peat Marwick, independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of TeamTalk Limited as of December 31, 1995 and the related statements of operations, movements in equity and cash flows for the year ended December 31, 1995 included herein have been audited by KPMG, independent chartered accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of Star Digitel Limited as of December 31, 1994 and 1995 and the consolidated profit and loss accounts and cash flow statements for each of the years in the three year period ended December 31, 1995 included in this registration statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Exchange Notes will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California. A partner of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP owns 6,720 shares of Preferred Stock and warrants to purchase 80 shares of Preferred Stock.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

             INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.
                                AND SUBSIDIARY

                                                                          PAGE
                                                                          -----
International Wireless Communications Holdings, Inc. and Subsidiary
  Independent Auditors' Report...........................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995...........   F-3
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1994, and 1995..................................................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the years
   ended December 31, 1993, 1994 and 1995................................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994, and 1995..................................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7

Interim Consolidated Condensed Financial Statements (unaudited)
  Consolidated Condensed Balance Sheets as of December 31, 1995 and Sep-
   tember 30, 1996.......................................................  F-25
  Consolidated Condensed Statements of Operations for the nine months ended September 30, 1995 and 1996.....................................  F-26
  Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 1995 and 1996.....................................  F-27
  Notes to Consolidated Condensed Financial Statements...................  F-28

Financial Statements of Significant 50% or less Owned Affiliates
  PT Rajasa Hazanah Perkasa for the years ended December 31, 1993, 1994 and 1995..............................................................  F-36
  PT Rajasa Hazanah Perkasa for the six months ended June 30, 1995 and
   1996 (unaudited)......................................................  F-58
  Syarikat Telefon Wireless (M) SDN BHD and its Subsidiary as of and for
   the three years ended December 31, 1995...............................  F-76
  Syarikat Telefon Wireless (M) SBN BHD and its Subsidiary as of and for
   the six months ended June 30, 1995 and 1996 (unaudited)...............  F-90

Financial Statements of Significant Businesses Acquired or About to be
 Acquired
  TeamTalk Limited for the period from January 1, 1995 to May 17, 1995
   (Predecessor period) and from May 18, 1995 to December 31, 1995 (Suc-
   cessor period)........................................................  F-98
  TeamTalk Limited for the period from January 1, 1995 to May 17, 1995
   (Predecessor period) and from May 18, 1995 to June 30, 1995 (Successor period) and for the six months ended June 30, 1996 (unaudited)........ F-112
  Star Digitel Limited and its subsidiaries as of and for the three years ended December 31, 1995 and for the six months ended June 30, 1995 and
   1996 (unaudited)...................................................... F-119

  International Wireless Communications Holdings, Inc. (IWC Holdings) is a holding company which conducts all of its operations though its sole direct subsidiary, International Wireless Communications, Inc. and subsidiaries (IWC) and has no assets, liabilities or operations other than its investment in IWC as of December 31, 1994 and 1995. Separate consolidated financial statements of IWC would be identical to the consolidated financial statements of IWC Holdings as of December 31, 1994 and 1995. As of September 30, 1996, the financial statements of IWC Holdings and IWC are identical except for the debt obligation, related warrants and debt issue costs which are recorded at the IWC Holdings level. IWC has executed an intercompany note to IWC Holdings in a principal amount equal to the net proceeds of the unit offering.Although separate financial statements of IWC are required by Regulation S-X, they are not included as management believes they would not be meaningful due to the separately identifiable differences described above.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
International Wireless Communications Holdings, Inc.:

  We have audited the accompanying consolidated balance sheets of International Wireless Communications Holdings, Inc. and subsidiary (IWC Holdings) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of IWC Holdings' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of PT Rajasa Hazanah Perkasa (RHP), an investment which is reflected in the accompanying consolidated financial statements using the equity method of accounting as of and for the year ended December 31, 1995 (see Note 3). The investment in this company represents 25% of consolidated assets as of December 31, 1995. The equity in its net loss was approximately $1,310,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that company, is based on the report of other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, based on our audit and the report of other auditors for 1995, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWC Holdings as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
July 12, 1996,
except for Note 1, as to
which the date is August 8, 1996

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           1994        1995
                        ASSETS                          ---------   ---------
Current assets:
  Cash and cash equivalents...........................  $  10,298      25,398
  Notes receivable from affiliates....................      2,245         338
  Advance to affiliate................................         --         728
  Other current assets................................         37         387
                                                        ---------   ---------
    Total current assets..............................     12,580      26,851
Property and equipment, net...........................         88       4,269
Investments in affiliates.............................      5,427      52,280
Telecommunication licenses and other intangibles,
 net..................................................         --      12,106
Other assets..........................................        329         137
                                                        ---------   ---------
    Total assets......................................  $  18,424      95,643
                                                        =========   =========
         LIABILITIES, REDEEMABLE CONVERTIBLE
      PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...............  $     200       5,757
  Notes payable to related party......................      1,800       1,800
  Note payable........................................         --       4,000
                                                        ---------   ---------
    Total current liabilities.........................      2,000      11,557
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $.01 par value
 per share; 21,541,480 shares designated; 5,222,080
 and 15,698,400 shares issued and outstanding in 1994
 and 1995, respectively; net of note receivable from
 stockholder of $26 in 1994 and 1995; liquidation and
 minimum redemption value of $105,509.................     19,578      98,845
Stockholders' deficit:
  Convertible preferred stock, $.01 par value per
   share; 1,200,000 shares designated, issued, and
   outstanding in 1994 and 1995; liquidation value of
   $1,020.............................................         12          12
  Common stock, $.01 par value per share; 26,000,000
   shares authorized; 76,080 and 328,000 shares issued
   and outstanding in 1994 and 1995, respectively               1           3
  Additional paid-in capital..........................        625         748
  Note receivable from stockholder....................       (152)       (152)
  Accumulated deficit.................................     (3,640)    (15,370)
                                                        ---------   ---------
    Total stockholders' deficit.......................     (3,154)    (14,759)
                                                        ---------   ---------
    Total liabilities, redeemable convertible pre-
     ferred stock and stockholders' deficit...........  $  18,424      95,643
                                                        =========   =========

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                    1993      1994      1995
                                                  --------  --------  --------
Operating revenue................................ $     --        --        --
Operating expenses:
  General and administrative expenses............      809     2,481     6,365
  Equity in losses of affiliates.................       --        --     3,756
                                                  --------  --------  --------
    Loss from operations.........................     (809)   (2,481)  (10,121)
Other income (expense):
  Interest income................................        2       106       232
  Interest expense...............................      (33)     (115)   (1,354)
  Other..........................................       (1)      (13)      (28)
                                                  --------  --------  --------
    Net loss..................................... $   (841)   (2,503)  (11,271)
                                                  ========  ========  ========


          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             CONVERTIBLE                                        NOTE                     TOTAL
                           PREFERRED STOCK     COMMON STOCK       ADDITIONAL RECEIVABLE              STOCKHOLDERS'
                          ------------------ ------------------    PAID-IN      FROM     ACCUMULATED    EQUITY
                            SHARES    AMOUNT   SHARES    AMOUNT  CAPITAL   STOCKHOLDER   DEFICIT     (DEFICIT)
                          ----------  ------ ----------  ------ ---------- ----------- ----------- -------------
Balances as of Decem-
 ber 31, 1992...........     271,960   $ 3    1,200,000   $12     $  635      $  --     $   (164)    $    486
Exercise of warrant.....     108,760    --           --    --         --         --           --           --
Conversion of notes pay-
 able to Series A pre-
 ferred stock...........     108,800     1           --    --         99         --           --          100
Issuance of Series A
 preferred stock........     739,720     7           --    --        673         --           --          680
Net loss................          --    --           --    --         --         --         (841)        (841)
                          ----------   ---   ----------   ---     ------      -----     --------     --------
Balances as of Decem-
 ber 31, 1993...........   1,229,240    11    1,200,000    12      1,407         --       (1,005)         425
Conversion of Series A
 preferred stock to Se-
 ries B redeemable pre-
 ferred stock...........  (1,229,240)  (11)          --    --       (933)        --           --         (944)
Conversion of common
 stock to Series A pre-
 ferred stock...........   1,200,000    12   (1,200,000)  (12)        --         --           --           --
Issuance of common
 stock..................          --    --       76,080     1        151       (152)          --           --
Accretion of redeemable
 preferred stock........          --    --           --    --         --         --         (132)        (132)
Net loss................          --    --           --    --         --         --       (2,503)      (2,503)
                          ----------   ---   ----------   ---     ------      -----     --------     --------
Balances as of Decem-
 ber 31, 1994...........   1,200,000    12       76,080     1        625       (152)      (3,640)      (3,154)
Issuance of common
 stock..................          --    --      251,920     2        123         --           --          125
Accretion of redeemable
 preferred stock........          --    --           --    --         --         --         (459)        (459)
Net loss................          --    --           --    --         --         --      (11,271)     (11,271)
                          ----------   ---   ----------   ---     ------      -----     --------     --------
Balances as of Decem-
 ber 31, 1995...........   1,200,000   $12      328,000   $ 3     $  748      $(152)    $(15,370)    $(14,759)
                          ==========   ===   ==========   ===     ======      =====     ========     ========

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                    1993      1994      1995
                                                  --------  --------  --------
Cash flows from operating activities:
  Net loss....................................... $   (841)   (2,503)  (11,271)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation..................................        3        15        37
   Amortization..................................       40        40       294
   Equity in losses of affiliates................       --        --     3,756
   Changes in operating assets and liabilities:
    Other current assets.........................      (42)        5      (350)
    Accounts payable and accrued expenses........      155        45     5,557
                                                  --------  --------  --------
     Net cash used in operating activities.......     (685)   (2,398)   (1,977)
                                                  --------  --------  --------
Cash flows from investing activities:
  Purchases of property and equipment............       (8)      (88)   (4,218)
  Notes receivable from affiliates...............       --    (2,245)     (113)
  Advances to affiliate..........................       --        --      (728)
  Investments in affiliates......................   (1,401)   (3,704)  (19,589)
  Telecommunication licenses and other intangi-
   bles..........................................       --        --   (12,153)
  Other assets...................................      (40)     (169)       70
                                                  --------  --------  --------
     Net cash used in investing activities.......   (1,449)   (6,206)  (36,731)
                                                  --------  --------  --------
Cash flows from financing activities:
  Loan proceeds..................................    2,160     5,180    28,138
  Repayment of principal.........................      (50)   (2,060)   (2,050)
  Net proceeds from issuance of stock and war-
   rant..........................................      680    15,122    27,720
                                                  --------  --------  --------
     Net cash provided by financing activities...    2,790    18,242    53,808
                                                  --------  --------  --------
Net increase in cash and cash equivalents........      656     9,638    15,100
Cash and cash equivalents at beginning of year...        4       660    10,298
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $    660    10,298    25,398
                                                  ========  ========  ========
Supplemental cash flow information:
  Cash paid for interest......................... $     16       103       949
                                                  ========  ========  ========
Noncash financing and investing activities:
  Conversion of loans to equity.................. $    100     3,380    24,307
                                                  ========  ========  ========
  Conversion of note receivable to investment in
   affiliate..................................... $     --        --     2,020
                                                  ========  ========  ========
  Note receivable from sale of stock............. $     --       178        --
                                                  ========  ========  ========
  Exchange of preferred stock for investment in
   affiliates.................................... $     --        --    25,000
                                                  ========  ========  ========
  Exchange of common stock for investment in
   CTP........................................... $     --        --       125
                                                  ========  ========  ========
  Note payable in connection with RHP invest-
   ment.......................................... $     --        --     4,000
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1995

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

  International Wireless Communications, Inc. and subsidiaries (IWC or the Company) was incorporated in Delaware in 1992. The Company develops, owns, and operates wireless communications companies in emerging markets throughout Asia and Latin America. These local wireless businesses (LWBs) provide a variety of communications services. Together with local and strategic partners, the Company has interests in Brazil, India, Indonesia, Malaysia, Mexico, New Zealand, Pakistan, Peru, and the Philippines.

  In prior years, the Company was considered a development stage enterprise. During 1995, the Company's interests in Malaysia, Indonesia, New Zealand, and Mexico commenced operations. Entities in which the Company has ownership interests and have commenced operations are referred to as "operating entities." As such, the Company's management has ceased to report the operations as a development stage enterprise.

  International Wireless Communications Holdings, Inc. ("IWC Holdings") was incorporated in Delaware in July 1996 as a holding company whose primary asset is the capital stock of IWC. Subsequent to the formation of IWC Holdings, the Company completed a reorganization in which each share of the then outstanding capital stock of IWC, which became a wholly owned subsidiary of IWC Holdings, was converted into 40 shares of the corresponding class and series of capital stock of IWC Holdings. IWC Holdings assumed and became the successor to the agreements of IWC relating to capital stock. All data related to shares and per share amounts for all periods presented have been adjusted to reflect the effect of the reorganization and the stock conversion.

  Consistent with industry practice, the Company considers itself to be operating in one business segment.

  Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of International Wireless Communications, Inc. and its wholly owned subsidiary, Servicos de Radio Comunicacoes Ltda. (SRC) located in Brazil. In addition, the accompanying consolidated financial statements include the accounts of two majority owned subsidiaries, M/S Mobilcom (Pte) Ltd. (Mobilcom) located in Pakistan, and PeruTel S.A. (PeruTel) located in Peru. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interests are not reflected in the accompanying consolidated financial statements as they are immaterial.

  Foreign Currency Translation

  The functional currency for the Company's foreign operating entities is the applicable local currency, except for those located in highly inflationary countries. Translation from the applicable foreign currencies to U.S. dollars is performed for monetary assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses, net of applicable deferred income taxes, resulting from such translation, if material, are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income. For non-operating foreign investees and for the Company's investee in Brazil, a highly inflationary country, the functional currency is the U.S. dollar. Remeasurement adjustments for foreign entities where the U.S. dollar is the functional currency, and exchange gains and losses arising from transactions denominated in a currency other than the functional currency, are included in income.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of 90 days or less at the time of acquisition to be cash equivalents. Cash equivalents as of December 31, 1995 consisted of money market mutual funds. For all such investments, cost approximates fair market value.

  Property and Equipment

  Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years for domestic assets and three to twenty years for foreign assets.

  Investments in Affiliated Companies

  Investments in affiliated companies consist of the costs incurred to acquire development stage projects or interests in entities that have been awarded telecommunication licenses to provide various wireless services.

  The cost method of accounting is used for the Company's investments in affiliated companies where the Company's voting interest is less than 20% and the Company does not exert significant influence. Under the cost method, the investment is recorded at cost, and income is recognized only to the extent distributed by the investee as dividends. No such dividends were declared or distributed for the years ended December 31, 1994 and 1995. Write-downs to the recorded historical cost are recognized when the Company believes that an impairment in value has occurred.

  Where the Company's voting interest is 20% to 50% and the Company does not exercise control, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the investee, limited, in the case of losses, to the extent of the Company's investment therein, and the amortization of telecommunication licenses and other intangibles, if any. The amount of the purchase price that exceeded the fair value of Company's percentage ownership of the equity investee's tangible assets at the date of acquisition reflects the existence of intangible assets of the equity investee. The primary intangible asset of each equity investee consists of the equity investee's telecommunication licenses or rights to participate in such licenses. Amounts attributable to other intangibles, such as workforce, customer lists, and agreements with local companies for transmitter and antenna locations, are not material. Accordingly, the Company has accounted for the excess purchase price as attributable to primarily telecommunication licenses and participation rights. To the extent that goodwill exists, the Company believes that the difference in amortization lives between licenses and goodwill would not have a material effect on the accompanying financial statements. In some cases, the terms of the licenses held by the equity investees are less than twenty years. However, the Company believes that it will be able to renew the licenses indefinitely if it builds out the infrastructure and establishes commercial service. The costs of license renewal are expected to be nominal.

  The Company consolidates entities it controls, generally through greater than 50% ownership interest.

  Telecommunication Licenses and Other Intangibles of Majority Owned
  Subsidiaries

  The Company has acquired majority ownership interest in various LWBs. These acquisitions have been accounted for under the purchase method and are included in the accompanying consolidated financial statements. The amount of the purchase price that exceeded the fair value of Company's percentage ownership of the LWB's tangible assets at the date of acquisition reflects the existence of intangible assets of the LWB. The primary intangible asset of each LWB consists of the LWB's telecommunication licenses

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY or rights to participate in such licenses. Given the early stage nature of the acquired entities, amounts attributable to other intangibles, such as workforce, customer lists, and agreements with local companies for transmitter and antenna locations, are not material. Accordingly, the Company has accounted for the excess purchase price as attributable to primarily telecommunication licenses and participation rights. To the extent that goodwill exists, the Company believes that the difference in amortization lives between licenses and goodwill would not have a material effect on the accompanying financial statements. Licenses are amortized over 20 years, commencing upon the completion of the acquisition. In some cases, the terms of the licenses held by the LWB's are less than twenty years. However, the Company believes that it will be able to renew the licenses indefinitely if it builds out the infrastructure and establishes commercial service. The costs of license renewal are expected to be nominal. Amortization expense of $47,000 was recorded in 1995. No amortization was recorded in 1993 or 1994.

  Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

  Business and Credit Concentrations and Risk Factors

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company's investments are comprised of investment grade short-term debt instruments. Management believes that the financial risks associated with such deposits are minimal.

  Included in the Company's consolidated balance sheet as of December 31, 1994 and 1995, are long-term investments in various LWBs in such developing countries as Malaysia, Indonesia, Brazil, Pakistan and Mexico (see Note 8). These investments make up a significant portion of IWC's balance sheet (see
  Note 3).

  Each IWC affiliate has a unique and distinct market, operating environment, and local economy with different subscription rates and costs to build and operate the systems. Achieving each operating plan is dependent upon successfully contending not only with normal risks associated with constructing and operating wireless properties, but also risks unique to operating in foreign countries, such as regulatory compliance, contractual restrictions, labor laws, expropriation, nationalization, political, economic or social instability, and confiscatory taxation.

  The Company anticipates that it will often have a minority interest in operating companies, in part because applicable laws often limit foreign investors to minority equity positions. As such, the Company may be unable to access the cash flow, if any, of its operating companies. Additionally, the Company's ability to

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY sell or transfer its ownership interest in its operating companies is generally subject to limitations based on agreements with its strategic and financial partners, as well as provisions in local operating licenses and local government regulations that may prohibit or restrict the transfer of the Company's ownership interest in such operating companies.

  The Company's ability to retain and exploit its existing telecommunication licenses, and to obtain new licenses in the future, is essential to the Company's operations. However, these licenses are typically granted by governmental agencies in developing countries, and there can be no assurance that these governmental agencies will not seek to unilaterally limit, revoke, or otherwise adversely modify the terms of these licenses in the future, any of which could have a material adverse effect on the Company, and the Company may have limited or no legal recourse if any of these events were to occur. In addition, licenses typically require renewal from time to time and there can be no assurance that renewals to these licenses will be granted.

  Most of the LWBs currently operating have incurred operating losses and negative cash flow from operations since inception, and the Company expects that most of its operating companies will continue to generate operating losses and negative cash flow from operations for the foreseeable future. Most of these operating companies have only recently initiated providing commercial services and have a limited subscriber base. This is not uncommon in the wireless communications industry, which requires significant capital investments in the initial years prior to obtaining a sufficient subscriber revenue base to support operations. Achievement of positive cash flow from operations will depend on successful execution of management's business plans. Those plans assume significant additional capital investment, in some cases, to expand the wireless network. There can be no assurance that such funding capacity will be available in the future.

  Nonoperating risks include substantial use of borrowings by unconsolidated investee companies to leverage equity capital employed and risks with respect to foreign currency exchange rates.

  Recoverability of Long-Lived Assets

  The recoverability of property and equipment, investments in equity and cost investee companies is dependent upon the successful build-out of system infrastructure, obtaining additional licenses by investee companies, and successful development of systems in each of the respective markets in which the Company's investees operate or through the sale of such assets.

  The Company's policy is to assess annually any impairment in value based upon a comparison of projected operating cash flows from each of the underlying investee companies over their expected period of operation, on an undiscounted basis, to the carrying amount of the related assets.

  Fair Value of Financial Instruments

  The carrying value of the Company's cash and cash equivalents, notes receivable from and advance to affiliates, accounts payable and accrued expenses, notes payable to related party and note payable approximates the fair market value due to the relatively short maturity of these instruments.

  Acquisition, Transaction, and Development Costs

  The Company expenses direct and incremental costs incurred relative to pursuing potential investments due to the relative uncertainty of the future realization of such costs principally due to the nature of early stage development projects in foreign countries.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Reclassifications

  Certain amounts in the accompanying 1993 and 1994 consolidated financial statements have been reclassified to conform with the 1995 consolidated financial statement presentation.

  Recent Accounting Pronouncements

  The Financial Accounting Standards Board recently adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 in fiscal 1995. The adoption of SFAS No. 121 did not have a material effect on the Company's results of operations.

  The Financial Accounting Standards Board recently adopted SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including stock option/stock issuance plans. The Company will adopt SFAS No. 123 in fiscal 1996. Management plans to continue conforming to APB No. 25, Accounting for Stock Issued to Employees, for purposes of measurement of compensation expense. Therefore, adoption of SFAS No. 123 is not expected to have a material effect on the Company's results of operations in the year of adoption.

(2) BALANCE SHEET COMPONENTS

  Balance sheet components as of December 31 are as follows (in thousands):

                                                                   1994  1995
                                                                   ---- -------
     Property and equipment
       Furniture and fixtures..................................... $ 36 $    40
       Equipment..................................................   71     126
       Automobiles................................................   --      34
       Construction in process....................................   --   4,125
                                                                   ---- -------
                                                                    107   4,325
       Less accumulated amortization..............................   19      56
                                                                   ---- -------
         Property and equipment, net.............................. $ 88 $ 4,269
                                                                   ==== =======
     Telecommunication licenses and other intangibles
       SRC/Via l project.......................................... $ -- $ 6,714
       Mobilcom...................................................   --   5,439
                                                                   ---- -------
                                                                     --  12,153
       Less accumulated amortization..............................   --      47
                                                                   ---- -------
         Telecommunication licenses and other intangibles, net.... $ -- $12,106
                                                                   ==== =======
     Accounts payable and accrued expenses
       Professional services...................................... $ -- $ 3,041
       Employee compensation and benefits.........................   89     189
       Interest...................................................   30     256
       Equipment purchases........................................   --   1,719
       Accounts payable and other.................................   81     552
                                                                   ---- -------
                                                                   $200 $ 5,757
                                                                   ==== =======

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(3) INVESTMENTS IN AFFILIATES

  The Company's investments in affiliates represent interests in various LWBs in several developing countries. These investments are accounted for under the equity or cost methods.

  Equity Investments

  For those investments in companies in which the Company's voting interest is 20% to 50%, or for investments in companies in which the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of losses of affiliates, limited to the extent of the Company's investment in and advances to affiliates, including any debt guarantees or other contractual funding commitments. All affiliated companies have fiscal years ended December 31. Investments in affiliated companies are as follows as of December 31, 1994 and 1995 (dollars in thousands):

                                                                            PORTION OF
                                                                            INVESTMENT
                                                                            EXCEEDING
                                                                            COMPANY'S
                                                                           SHARE OF THE
                                         PERCENTAGE      INVESTMENTS        UNDERLYING
                                             OF         IN AFFILIATED       HISTORICAL
                                          OWNERSHIP      COMPANIES(2)       NET ASSETS
                      AFFILIATED         -------------  --------------    --------------
     COUNTRY            COMPANY          1994     1995   1994   1995       1994   1995
     -------          ----------         -----    ----  ------ -------    ------ -------
   Malaysia    Syarikat Telefon
                Wireless (STW).........     2%(1)  30%  $1,400 $20,879(3) $1,311 $17,459
   Indonesia   PT Rajasa Hazanah
                Perkasa (RHP)..........   --       25%      --  24,539(4)     --  23,680
   New Zealand TeamTalk Limited
                (TeamTalk).............    25%     50%     284   2,345        --   1,712
   India       HFCL Mobile Radio
                Limited (HFCL).........   --       49%      --     243        --     243
   Indonesia   PT Binamulti Visualindo
                (PTBV).................   --       49%      --     206        --     206
                                                        ------ -------    ------ -------
                                                         1,684  48,212     1,311  43,300
   Less accumulated amortization....................        --     966        --     966
                                                        ------ -------    ------ -------
                                                        $1,684 $47,246    $1,311 $42,334
                                                        ====== =======    ====== =======

  --------
  (1) In 1994 this investment was accounted for under the cost method.

  (2) Adjusted for the Company's share of equity in losses of affiliated companies.

  (3) In connection with a Ringgit 91,000,000 (approximately $36,400,000) senior credit facility with a Malaysian bank obtained by STW, the Company along with other STW shareholders, agreed to provide certain support to this debt (see Note 7).

  (4) The investment in affiliated company includes $4,000,000 representing the Company's pro rata share of a $16,000,000 note payable to an unrelated party (see Note 7).

  The Company acquired its interest in RHP, HFCL, and PTBV during 1995 and accounted for them using the purchase method (see Note 4). The following condensed financial statement data, presented in accordance with U.S. generally accepted accounting principles and stated in U.S. dollars, has been derived from audited and unaudited financial statements. The financial information pertaining to RHP was derived from financial statements audited by other auditors. Both HFCL and PTBV are nonoperating entities with insignificant operations as of December 31, 1995, and as such, selected financial information is not included. For the year ended December 31, 1993, no significant operations existed for any equity investment.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Financial information for affiliated companies accounted for by the equity method is as follows (in thousands):

                                                 AS OF AND FOR THE YEAR ENDED
                                                      DECEMBER 31, 1994
                                                 ------------------------------
                                                   STW      RHP      TEAMTALK
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
     Current assets............................. $ 1,394  $    --     $    24
     Noncurrent assets..........................  11,997       --         239
     Current liabilities........................     878       --         100
     Noncurrent liabilities.....................   7,565       --         --
     Net revenues...............................      83       --         --
     Net loss...................................  (1,285)      --         --
                                                 AS OF AND FOR THE YEAR ENDED
                                                      DECEMBER 31, 1995
                                                 ------------------------------
                                                   STW     RHP(A)    TEAMTALK
                                                 -------  --------  -----------
     Current assets............................. $ 2,611  $  5,316    $   213
     Noncurrent assets..........................  33,299    21,336      6,307
     Current liabilities........................   2,988    17,496      3,933
     Noncurrent liabilities.....................  21,925     6,257      1,492
     Net revenues...............................     749     5,463        348
     Net loss...................................  (5,898)   (3,186)    (1,490)

  --------
  (A) For the period March 28, 1995 through December 31, 1995. Net revenues and net loss for the period from January 1, 1995 through March 27, 1995 were $1,821 and $387, respectively.

  Cost Investments

  The Company uses the cost method of accounting for three other investments. They are Corporacion Mobilcom, S.A. de C.V. (Mobilcom Mexico), PT Mobilkom Telekomindo (Mobilkom), and Universal Telecommunications Service, Inc.
  (UTS). The Company's ownership percentage is 2.47%, 15% and 19%, respectively. Both Mobilcom Mexico and Mobilkom are operating entities. UTS, owned directly, and indirectly through Mobilcom Corporation, is nonoperating.

  The Company's carrying value and estimated fair value of these investments as of December 31 are as follows (in thousands):

                                              1994                 1995
                                      -------------------- --------------------
                                      CARRYING FAIR MARKET CARRYING FAIR MARKET
                                       AMOUNT     VALUE     AMOUNT     VALUE
                                      -------- ----------- -------- -----------
     Mobilcom Mexico.................  $2,062    $3,510     $2,062    $3,510(A)
     Mobilkom........................   1,500     1,500      1,500     2,400(B)
     UTS.............................     181       181      1,472     1,472(C)
                                       ------    ------     ------    ------
                                       $3,743    $5,191     $5,034    $7,382
                                       ======    ======     ======    ======

  The Company considers these investments to be long-term in nature and are not held for trading purposes. Fair value for these investments was determined as follows:

  (A) Fair value determined based upon the minimum value available through the exercise of a put option.
  (B) Fair value based upon recent investments by other shareholders. The Company has undertaken to pledge all of its stock of Mobilkom to secure Mobilkom's borrowings under a bank credit facility.
  (C) Management has determined that the carrying cost approximates market value.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(4) RELATED PARTY TRANSACTIONS

  Advances to Affiliate

  The advances to affiliate as of December 31, 1995 represented advances to TeamTalk in the amount of $728,000. The advances are interest-free with no stated terms.

  Notes Receivable from Affiliates

  Notes receivable from affiliates as of December 31, 1994, consisted primarily of a working capital loan to STW of $2,020,000, bearing interest at market rates, which was converted to an equity interest in STW during 1995.

  Notes receivable from affiliates as of December 31, 1995, consisted primarily of a note due from Mobilcom Mexico for $158,000, which earns interest at 6% per annum; and a note due from RHP for $128,000, bearing interest at market rates. The notes expired on January 5, 1996 and April 15, 1996, respectively, and have subsequently been extended.

  Notes Payable to Related Party

  Notes payable as of December 31, 1994 and 1995, consisted of two notes payable to Vanguard Cellular Operating Corp. (Vanguard), the Company's largest stockholder, each in the amount of $900,000 and bearing interest at 9% compounded annually. The notes are due on the earlier of April 26, 1996 or the close of an initial public offering. These notes are convertible, at the option of the holder, into 274,800 shares of redeemable convertible Series D preferred stock. Subsequent to year-end, these notes were converted (see Note 9).

  Vanguard Merger

  On December 18, 1995, the Company merged with Vanguard International Telecommunications, Inc. (VIT) (see Note 5), a wholly owned subsidiary of Vanguard. Prior to this merger, Vanguard owned 10.46% of the Company and provided a variety of services relating to the formation, development and operation of the Company's wireless communication businesses. In exchange for 3,972,240 shares of redeemable convertible Series E preferred stock with a liquidation preference of $6.29 per share, the Company acquired VIT's interests in TeamTalk and VIT's rights to acquire an interest in various international LWBs. The liquidation value was equal to the fair market value of the Series E preferred stock on the date of the merger. The resulting total value of $25,000,000, was allocated to the various LWBs based on their respective stage of development and an independent valuation study of the LWBs. As a result of this merger, Vanguard increased its ownership position to approximately 39% and continues to provide the services described above. The original cost to Vanguard of the net assets acquired by IWC in the merger was approximately $550,000. The value of these assets, however, appreciated significantly over time as licenses were subsequently granted, joint ventures and other strategic alliances formed and business plans developed.

  The excess of the allocated portion of the merger value to TeamTalk over the net book value of TeamTalk was attributed to telecommunication licenses. This excess amounted to $1,712,000 and is amortized on a straight-line basis over 20 years.

  The Company also acquired VIT's rights to participate in RHP, SRC, Mobilcom, HFCL and PTBV and other yet to be developed projects.
  Approximately $23,288,000 was allocated to telecommunication licenses in each LWB based on their relative stage of development. These amounts are amortized on a straight-line basis over 20 years.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Unaudited pro forma consolidated results of operations, as if the merger with VIT had occurred on January 1, 1994, are as follows (in thousands):

                                                                1994     1995
                                                               -------  -------
      Revenues................................................ $    --       --
      Operating loss..........................................  (3,731) (11,713)
      Net loss................................................  (3,753) (12,863)

  The Company has entered into arrangements with certain of the operating companies whereby the Company is reimbursed for direct costs, primarily salary and out-of-pocket costs, associated with technical, financial and administrative support provided by the Company. These amounts have been recorded as an offset to general and administrative expenses on the accompanying consolidated statements of operations. For the years ended December 31, 1994 and 1995, expense reimbursements were not material. No such arrangements existed in 1993.

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

  The Company is authorized to issue 23,080,000 shares of preferred stock, of which 21,541,480 are designated redeemable convertible preferred stock, 1,200,000 are designated nonredeemable convertible preferred stock, 338,520 are undesignated, and 26,000,000 shares of common stock, each with a par value of $0.01 per share.

  Redeemable convertible preferred stock as of December 31, 1995, was comprised of the following (in thousands except share and per share amounts):

                                               SHARES    LIQUIDATION  AGGREGATE
                                    SHARES   ISSUED AND   VALUE PER  LIQUIDATION
       REDEEMABLE CONVERTIBLE     DESIGNATED OUTSTANDING    SHARE       VALUE
          PREFERRED STOCK:        ---------- ----------- ----------- -----------
   Series B......................  1,229,240  1,229,240     .9652     $  1,186
   Series C......................  2,460,000  1,762,280    2.3343        4,114
   Series D......................  5,800,000  3,378,160    6.8775       23,233
   Series E......................  3,972,240  3,972,240    6.7365       26,759
   Series F-1....................  7,000,000  4,508,480    9.3750       42,267
   Series F-2....................  1,080,000    848,000    9.3750        7,950
                                  ---------- ----------               --------
                                  21,541,480 15,698,400               $105,509
                                  ========== ==========               ========

  Each series of redeemable preferred stock is being accreted to its respective minimum redemption amount, which is equal to the liquidation value.

  Nonredeemable convertible preferred stock as of December 31, 1994 and 1995, was comprised of 1,200,000 designated, issued, and outstanding shares of Series A preferred stock with a liquidation per share of $.85 and an aggregate liquidation value of $1,020,000.

  The rights, preferences, and privileges of the holders of preferred stock are as follows:

  . Liquidation

    In the event of Company liquidation, holders of Series F-1 and F-2 preferred stock (collectively referred to as Series F preferred stock) shall be entitled to receive, prior and in preference to the holders of Series A, B, C, D and E preferred stock ("Junior preferred stock") and common stock an amount per share equal to the sum of (i) the product of
    (A) .50 multiplied by (B) the liquidation value per share specified above, as adjusted, and (ii) any declared but unpaid dividends thereon. Holders of Series B, C, D and E preferred stock shall next be entitled to receive an amount per share equal to the sum of (i) the product of
    (A) .55 multiplied by (B) an amount per share of .9192, 2.2232, 6.55 and 6.2937, respectively, as adjusted and (ii) any declared but unpaid dividends thereon. Holders of the Junior preferred stock and Series F preferred stock shall next be entitled to receive the product of
    (1) .50 multiplied by (2) an amount per share of .9193, 2.223, 6.55,
    6.55 and 9.375, respectively, as adjusted.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

    Holders of the Series A preferred stock shall be entitled to receive an amount per share equal to the liquidation value per share specified above, as adjusted, plus any declared but unpaid dividends thereon. After the distributions described above, and after the distribution related to common stock described below, the remaining assets of the Company shall be distributed among the holders of the preferred stock and common stock pro rata assuming full conversion of preferred stock into common stock.

  .Distributions

    The holders of preferred stock are entitled to receive noncumulative dividends at the same time and on the same basis as holders of common stock when, and if, declared by the Board of Directors. No dividends had been declared through December 31, 1995.

  .Redemption

    Each share of Series B, C, D, E, and F preferred stock is redeemable at any time on or after December 31, 1998, but within 45 days after the receipt by the Company of a written request from the holders of a majority of the then outstanding shares of Series B, C, D, E and F-1 preferred stock. The Company shall redeem all such shares by paying in cash a sum per share equal to the greater of (1) the then fair market value of such share of preferred stock on an as-converted basis, or (2) the liquidation value of such share of preferred stock (hereinafter referred to as the redemption price). In the event the assets of the Company are insufficient to effect such redemption in full, the shares of preferred stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

    In addition to the above redemption, at any time on or after December 31, 2000, but within 45 days after the receipt by the Company of a written request from the majority of the holders of Series F-1 preferred stock, the Company shall redeem all outstanding shares of such stock by paying, in cash, an amount per share equal to the redemption price of such stock.

    Upon the occurrence of a change of control of the Company that is not approved by certain directors designated by the holders of Series F preferred stock, then the holders of a majority of the shares of Series F-1 preferred stock then outstanding shall have the right, by written demand to the Company, to require the Company to redeem immediately all the shares of Series F preferred stock then outstanding, at a price per share equal to the redemption price of the Series F preferred stock.

  .Conversion and Voting Rights

    Each share of preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original preferred stock issue price by the conversion price applicable to such preferred share. The conversion price per share for each series of preferred stock is equal to the preferred stock issue price of the respective series of preferred stock, subject to adjustment under certain circumstances. An automatic conversion into common stock will occur in the event of a firm commitment underwritten public offering of at least $13.10 per share, as adjusted, and $8,000,000 in the aggregate. However, the Series F preferred stock shall not automatically be converted in Common Stock unless: (i) the underwritten public offering is consummated on or prior to December 31, 1998, (ii) the public offering per share is at least $18.75, as adjusted and (iii) the aggregate offering price is not less than $25,000,000.

    Each share of preferred stock has voting rights equal to that of common stock on an "as if converted" basis. The holder of Series E preferred stock is entitled to elect three directors to the Company's Board of Directors, and, for so long as 20% of the shares of Series F preferred stock remain outstanding, the holders of Series F-1 preferred stock are entitled to elect three directors. As of December 31, 1995, the Company had 16,898,400 shares of common stock reserved for the conversion of preferred stock.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Preferred Stock Transactions

  .The Series A and B Financings

    The Company sold an aggregate of 848,520 shares of Series A preferred stock in May 1993 for an aggregate purchase price of $780,000 (a purchase price of $.92 per share), including cancellation of notes payable in the amount of $100,000.

    In January 1994, each share of then outstanding common stock was converted to an equal number of shares of Series A preferred stock. Concurrently, shares of Series A preferred stock were converted into an equal number of shares of Series B preferred stock.

  .The Series C Financing

    In a series of transactions during January and February 1994, the Company sold an aggregate of 1,762,280 shares of Series C preferred stock for an aggregate purchase price of $3,918,000 (a purchase price of $2.22 per share), (the "Series C Financing"), including cancellation of notes payable to investors totaling $1,351,000.

    In connection with the Series C Financing, the Company issued to an investor warrants to purchase (a) 50,440 shares of Series C preferred stock at an exercise price of $2.22 per share (b) 222,200 shares of preferred stock at an exercise price of $7.15 per share, and (c) 444,360 shares of preferred stock at an exercise price of $3.58 per share. Warrants (a), (b) and (c) were exercisable until December 18, 1995, April 15, 1995 and January 15, 1995, respectively. The warrants were subsequently amended in July 1995 (see below).

  .The Series D Financing

    In connection with bridge financing obtained in May 1994, the purchasers received warrants exercisable for an aggregate of 46,440 shares of Series D preferred stock. The warrants have an exercise price of $6.55 per share and are exercisable until May 6, 1997.

    In a series of transactions in September and October 1994, the Company sold an aggregate of 2,230,560 shares of Series D preferred stock for an aggregate purchase price, net of a $26,000 note receivable, of approximately $14,584,000 (a purchase price of $6.55 per share), (the "Series D Financing"), including cancellation of notes payable in the principal amount of $2,029,000.

    In connection with the issuance of Bridge Notes on April 6, 1995, the Company issued a warrant (the "April Bridge Warrants") to purchase 10,720 shares of Series D preferred stock at $6.55 per share. The April Bridge Warrants are outstanding and are exercisable until April 6, 1998 or, if earlier, upon the closing of the Company's initial public offering.

    In connection with the Series D Financing, Vanguard loaned $1.8 million to the Company in exchange for two convertible notes in the amount of $900,000 each (see Note 4). Each note was due upon the earlier of April 26, 1996 or the occurrence of certain events which did not occur prior to that date. On April 26, 1996, Vanguard converted both notes into an aggregate of 274,800 shares of Series D preferred Stock (see Note 9).

    In July 1995, convertible secured bridge financing notes issued on April 24, 1995 were converted into 1,147,600 shares of Series D preferred stock for an aggregate purchase price of $7,517,000 (a purchase price of $6.55 per share).

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  .The Series E Financing

    In July 1995, the Company entered into a merger agreement with Vanguard and VIT, a wholly-owned subsidiary of Vanguard, whereby VIT would merge their international interests in numerous international wireless projects into the Company in exchange for 3,972,240 shares of Series E preferred stock. This merger was completed on December 18, 1995, concurrent with the issuance of Series F preferred stock (see Note 4).

    In connection with the Vanguard Merger, the Company entered into an agreement with an investor to amend previously existing warrant agreements granted in connection with the Series C Financing. The investor's original warrant to purchase 50,440 shares of Series C preferred stock was amended to extend the warrant through December 18, 1997. The investor's original warrant to purchase 222,200 shares of preferred stock was amended to increase the number of shares to 393,120 and to define the preferred stock as Series D preferred stock at $6.55 per share. The warrant is exercisable until December 18, 1997. The investor's original warrant to purchase 444,360 shares of preferred stock was amended to decrease the number of shares to 273,440 and to define the preferred stock as Series C preferred stock at $2.22 per share. The warrant is exercisable until May 15, 1997.

  .The Series F Financing

    In connection with the issuance of a note payable to an investor in July 1995, the Company issued for a purchase price of $15,000, a warrant to purchase 32,000 shares of Series F-1 preferred stock at an exercise price of $9.38 per share. The number of shares and the exercise price are subject to adjustment in certain circumstances. The warrant is exercisable until December 18, 1998.

    Concurrent with the July 1995 Financing, for an aggregate purchase price of $72,000, the Company issued warrants to purchase an aggregate of 153,760 shares of Series F-1 preferred stock (not including the warrant issued to Vanguard in connection with the first July 1995 note) at an exercise price of $9.38 per share. All share amounts and the exercise price are subject to adjustment in certain circumstances. The warrants are exercisable until December 18, 1998.

    On August 15, 1995 pursuant to a Note and Warrant Purchase Agreement dated as of August 14, 1995, the Company issued for a purchase price of $50,000 a warrant (the "First Warrant") to purchase 106,680 shares of Series F-2 preferred stock at an exercise price of $9.38 per share, with the number of shares and exercise price subject to adjustment in certain circumstances. The First Warrant is exercisable until December 18, 1998.

    Pursuant to a Loan Agreement dated August 14, 1995 between the Company and an investor, the Company issued a second warrant (the "Second Warrant") to purchase 106,680 shares of Series F-2 preferred stock at an exercise price of $9.38 per share, with the number of shares and the exercise price subject to adjustment in certain circumstances. The Second Warrant is exercisable until the same date, with the date being subject to change in the same circumstances, as the First Warrant.

    On December 18, 1995, the Company sold and issued 5,356,480 shares of Series F preferred stock for $50,217,000. Prior to the share issuance of the Series F preferred stock, the Company entered into bridge financing agreements with certain existing shareholders. Certain bridge loans were repaid with proceeds from the issuance of shares of Series F preferred stock, while the remaining bridge loans were converted into 1,147,600 shares of Series D preferred stock.

    Pursuant to the Series F Purchase Agreement, the Company agreed to covenants customary in financing transactions of such type, including limits on incurring debt and granting liens and pledges and other negative covenants including limitations on payments, dividends, investments, mergers, asset sales,

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY amendments of its Certificate of Incorporation or Bylaws that would adversely impact the rights of the Series F-1 preferred stock and the Series F-2 preferred stock, changes to its business, changes in control, and sales of equity securities.

  Warrants

  The Company had the following warrants outstanding as of December 31, 1995:

                                           WARRANTS   EXERCISE
     PREFERRED STOCK                      OUTSTANDING  PRICE      EXPIRATION
     ---------------                      ----------- -------- -----------------
     Series C............................    273,440   $2.22   May 15, 1997
     Series C............................     50,440    2.22   December 18, 1997
     Series D............................    393,120    6.55   December 18, 1997
     Series D............................     46,440    6.55   May 6, 1997
     Series D............................     10,720    6.55   April 6, 1998
     Series F-1..........................    185,760    9.38   December 18, 1998
     Series F-2..........................    213,360    9.38   December 18, 1998
                                           ---------
                                           1,173,280
                                           =========

  Common Stock

  In the event of a liquidation, holders of common stock will be entitled to receive an amount equal to $.50 per share, as adjusted, plus any declared and unpaid dividends, after completion of distributions to the holders of preferred stock.

  The remaining assets of the Company, after satisfaction of the stipulated distribution requirements related to the various preferred stock and common stock liquidation preferences, will be distributed on a pro rata basis among all of the holders of common stock and all of the holders of the preferred stock, assuming full conversion of the preferred stock into common stock.

  In January 1994, the Company entered into an agreement to acquire a 70% interest in Corporate Technology Partners (CTP), a partnership established to develop a Personal Communications Services (PCS) business, in exchange for 251,920 shares of common stock in the Company. CTP was owned, in part, by officers of the Company. This agreement was completed on December 18, 1995, concurrent with the issuance of Series F preferred stock. A total of 45,360 of these shares remain in escrow as of December 31, 1995 pending finalization of an ex-employee matter. The Company wrote-off its investment in 1995 as CTP was unsuccessful in obtaining any Federal Communications Commission PCS licenses.

  In October 1994, the Company loaned a Director of the Company, $178,000 to purchase 76,080 shares of common stock at a purchase price of $2.00 per share and 3,920 shares of redeemable convertible Series D preferred stock at a purchase price of $6.55 per share. The note bears interest at 7.69% per annum. Principal and accrued interest are due in October 2004. The note is secured by a pledge of the stock by the Director and is non-recourse to the Director. The note principal is included as a component of stockholders' equity and redeemable convertible preferred stock on the accompanying consolidated balance sheets as of December 31, 1994 and 1995.

  Stock Option/Stock Issuance Plan

  During 1994, the Board of Directors adopted the 1994 Stock Option/Stock Issuance Plan (the Plan) under which incentive stock options may be granted to employees and officers and nonqualified (supplemental) stock options may be granted to employees, officers, directors, and consultants to purchase shares of the Company's common stock. Accordingly, the Company, as of December 31, 1995, had reserved a total of

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  1,000,000 shares of the Company's common stock for issuance upon the exercise of options granted pursuant to the Plan. Options granted under the Plan generally expire 10 years following the date of grant and are subject to limitations on transfer.

  Option grants under the Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee and may not impose vesting criterion more restrictive than 20% per year. The exercise price of options granted under the Plan must equal or exceed the fair market value of the Company's common stock on the date of grant. Unless otherwise terminated by the Board of Directors, the Plan automatically terminates in January 2004.

  A summary of stock option/stock issuance transactions under the Plan follows:

                                                           OUTSTANDING OPTIONS
                                               SHARES    ----------------------
                                              AVAILABLE   NUMBER      PRICE
                                              FOR GRANT  OF SHARES  PER SHARE
                                              ---------  --------- ------------
   Initial shares reserved................... 1,000,000        --            --
   Options granted...........................  (761,920)  761,920  $ .25 - 2.50
                                              ---------   -------  ------------
     Balances as of December 31, 1994........   238,080   761,920  $ .25 - 2.50
   Options granted...........................  (160,000)  160,000  $6.25 - 6.88
   Options canceled..........................    40,000   (40,000) $        .25
                                              ---------   -------  ------------
     Balances as of December 31, 1995........   118,080   881,920  $6.25 - 6.88
                                              =========   =======

  As of December 31, 1995, there were 399,448 vested options.

(6) INCOME TAXES

  The Company has incurred net losses since inception and has not recorded any provision for income taxes. The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 34% to net loss before income taxes and the actual provision for income taxes as of December 31, 1993, 1994, and 1995 follows (in thousands):

                                                          1993   1994   1995
                                                          -----  ----  ------
     Income tax (benefit) at statutory rate.............. $(286) (851) (3,832)
     Equity in losses of foreign affiliates..............    --    --   1,277
     License amortization................................    --    --     344
     Net operating loss and temporary differences for
      which no tax benefit was recognized................   286   851   2,211
                                                          -----  ----  ------
                                                          $  --    --      --
                                                          =====  ====  ======

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1994 and 1995 are as follows (in thousands):

                                                                  1994    1995
                                                                 ------  ------
     Deferred tax assets:
       Loss carryovers and deferred start-up expenditures        $1,360   3,911
       Less valuation allowance................................. (1,360) (3,911)
                                                                 ------  ------
         Total deferred tax assets..............................     --      --
                                                                 ======  ======

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The valuation allowance as of December 31, 1994 and 1995 was $1,360,000 and $3,911,000,
  respectively. The net changes in valuation allowance during 1994 and 1995 was an increase of $960,000 and $2,551,000, respectively.

  As of December 31, 1995, the Company has cumulative U.S. federal net operating losses of approximately $9,200,000, which can be used to offset future income subject to federal income taxes. The federal tax loss carryforwards will expire from 2008 through 2010. The Company has cumulative California net operating losses of approximately $5,900,000, which can be used to offset future income subject to California income taxes. The California tax loss carryforwards will expire from 1998 through 2000.

  The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" as defined. All U.S. federal and California net operating loss carryforwards are subject to limitation as a result of these restrictions. The ownership change restrictions are not expected to impair the Company's ability to utilize the affected carryforward items. If there should be a subsequent ownership change, as defined, of the Company, its ability to utilize its carryforwards could be reduced.

(7) COMMITMENTS AND CONTINGENCIES

  Lease Commitments

  The Company leases a facility under a noncancelable operating lease expiring in May 1999. Future minimum lease payments due under the lease total approximately $62,000, $63,000, $63,000, and $26,000 in 1996 through
  1999, respectively.

  Rent expense was approximately $14,000, $47,000, and $60,000 for the years ended December 31, 1993, 1994, and 1995, respectively.

  Capital Contributions

  In order to protect the Company's investments in affiliates from ownership dilution, the Company has committed to make additional capital contributions to the LWBs as needed.

  The Company also anticipates making additional investments in various operating companies totalling $16,500,000, including the acquisition of the remaining 50% interest in TeamTalk Limited for $3,198,000 (see Note 9).

  Note Payable

  The Company is jointly and severally liable on a $16,000,000 note payable to an unrelated party in connection with its RHP investment. The note bears interest at 6.95% with principal and interest due October 10, 1996. The Company has recorded its pro rata share of this note on the accompanying consolidated balance sheet. In the event that the other payors, which are also shareholders of RHP, and RHP itself are unable to honor their pro rata obligation, the Company would be wholly liable.

  Guarantee of Debt of Equity Investee

  In connection with a Ringgit 91,000,000 (approximately $36,400,000 as translated using effective exchange rates at December 31, 1995) senior credit facility with a Malaysian bank obtained by the Company's 30% equity investee, STW, the Company along with other STW shareholders, executed a financial "keep well" covenant pursuant to which they have agreed (i) to ensure that STW will remain solvent and be able to meet its financial liabilities when due and (ii) to ensure that the project is timely completed and to make additional debt and equity investments in STW to meet cost overruns. The loan is repayable by STW in

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY eleven semi-annual installments beginning October 8, 1997. The Company and other STW shareholders have separately executed an agreement, whereby each shareholder has agreed to share in the liability on a pro rata basis in relation to their interest in STW. In the event that the bank were to seek repayment from the STW shareholders and the other shareholders were unable to honor their pro rata share in the liability, the Company might be liable for the full amount of the outstanding amount of the loan. As of December 31, 1995, the balance on this loan was Ringgit 54,640,000 or $21,500,000.

  The Company does not believe it is practicable to estimate the fair value of the guarantee and does not believe exposure to loss is likely. Accordingly, no provision has been made in the accompanying consolidated financial statements.

  The Company, through its affiliate, New Zealand Wireless Limited, owns 15% of PT Mobilkom Telekomindo (Mobilkom). Mobilkom expects to fund the continued buildout of its network and the acquisition of subscriber terminals primarily through a seven-year $50 million revolving/reducing credit facility which it has obtained from a syndicate of Thai banks. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by substantially all of Mobilkom's assets and a pledge of all the capital stock held by the Company and Mobilkom's other shareholders. Another Mobilkom shareholder has guaranteed borrowings of up to $25 million under the credit facility. As of June 30, 1996, borrowings of approximately $20 million were outstanding under this facility.

  The Company indirectly owns a 17.5% equity interest in PT Mobile Selular Indonesia ("Mobisel"), a provider of cellular services in Indonesia through its 25% ownership in RHP. Mobisel has obtained a five-year $60 million credit facility from Nissho Iwai International (Singapore) Pte. Ltd. ("Nissho Iwai") to finance the construction of its network and the purchase of subscriber terminals. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by all of Mobisel's assets and a pledge of all the capital stock held by RHP. RHP has also guaranteed the credit facility. As of June 30, 1996, borrowings of approximately $35 million were outstanding under this facility (see Note
  9).

(8) GEOGRAPHIC INFORMATION

  Information about the Company's consolidated operations in different geographic areas for the three years ended December 31, 1993, 1994 and 1995 is as follows (in thousands):

                                                         AS OF DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------  ------  -------
     Operating loss:
       Latin America...................................     --      --     (154)
       Southeast Asia..................................     --      --       --
       Pacific and Far East............................     --      --   (3,756)
       United States...................................   (809) (2,481)  (6,211)
                                                        ------  ------  -------
                                                        $ (809) (2,481) (10,121)
                                                        ======  ======  =======
     Identifiable assets:
       Latin America...................................    668   2,157   13,017
       Southeast Asia..................................     --      10    5,658
       Pacific and Far East............................  1,056   3,429   50,017
       United States...................................    916  12,828   26,951
                                                        ------  ------  -------
                                                        $2,640  18,424   95,643
                                                        ======  ======  =======

  The Company's consolidated operations in Latin America are in Brazil and Peru. The Company's consolidated operations in Southeast Asia are in Pakistan. The Company's equity method and cost investees are included in the geographic areas in which principal operations exist or will exist (see
  Note 3).

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(9) SUBSEQUENT EVENTS

  On March 6, 1996, the Board of Directors approved the amendment and restatement to the 1994 Stock Option/Stock Issuance Plan which authorizes the issuance of an additional 1,000,000 shares of common stock thereunder. On June 11, 1996, the Board of Directors approved the amendment and restatement to the 1994 Stock Option/Stock Issuance Plan which authorizes the issuance of an additional 400,000 shares of common stock thereunder.

  On April 26, 1996, two notes payable, each in the amount of $900,000, plus accrued interest were converted into 274,800 shares of the Company's Series D preferred stock.

  On June 10, 1996, the Board approved a $3,080,000 bridge loan to the Company's local partner in its Mexican ECTR joint venture.

  On June 28, 1996, the Board approved and the Company funded $3,042,000 for its 20% interest in a National Taiwan Trunking Project. The funds have been placed in an interest bearing account pending favorable government approval of their various telecommunication license applications.

  On July 12, 1996, the Board approved an initial investment of up to $5,250,000 for a 30% interest in the Taiwan Paging Project (a portion of this amount was funded in July 1996).

  On July 26, 1996, the Company acquired 1,700,000 shares of TeamTalk Limited for a purchase price of approximately $3,198,000. The acquisition resulted in IWC obtaining a 100% ownership interest in TeamTalk Limited.

  On July 26, 1996, the Company entered into a Loan Agreement (the "1996 TD Loan Agreement") with Toronto Dominion (Texas), Inc., an affiliate of Toronto Dominion, providing for a $10.0 million revolving credit facility. A Director and shareholder of the Company is the Managing Director and Group Head of Toronto Dominion Capital, the U.S. merchant bank affiliate of Toronto Dominion Bank. Subject to the terms and conditions of the 1996 TD Loan Agreement, the Company is able to borrow funds in an initial amount of at least $2,000,000 and additional amounts in integral multiples of at least $1.0 million. All borrowings are evidenced by a promissory note bearing interest at a specified base rate plus a margin increasing from 2.25% to 3.75% over the term of the facility or a specified LIBOR rate plus a margin increasing from 3.5% to 5.0% over the term of the facility and are due in July 1997, subject to mandatory repayment, without premium, from the net proceeds from any public or private sale of debt or equity securities, the net proceeds from certain asset sales by the Company or its subsidiaries, or certain other events. The obligations of the Company under the 1996 TD Loan Agreement and the note issued pursuant thereto are secured by a pledge by the Company of all capital stock of certain of the Company's subsidiaries and affiliates. On July 26, 1996, the Company borrowed $7,000,000 under the 1996 TD Loan Agreement.

              INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.
                                 AND SUBSIDIARY

                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                  (UNAUDITED)

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                       ASSETS                        ------------ -------------
                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................   $ 25,398     $ 82,766
  Accounts receivable...............................        --           276
  Notes receivable from affiliates..................        338          853
  Note receivable...................................        --         1,385
  Advances to affiliates............................        728          102
  Other current assets..............................        387        1,386
                                                       --------     --------
    Total current assets............................     26,851       86,768
Property and equipment, net.........................      4,269       11,698
Investments in affiliates...........................     52,280       46,956
Telecommunication licenses and other intangibles,
 net................................................     12,106       17,198
License deposit.....................................        --        14,300
Debt issuance cost, net.............................        --         5,891
Other assets........................................        137          664
                                                       --------     --------
    Total assets....................................   $ 95,643     $183,475
                                                       ========     ========
     LIABILITIES, MINORITY INTEREST, REDEEMABLE
                    CONVERTIBLE
     PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.............   $  5,757     $  3,496
  Notes payable to related party....................      1,800          --
  Note payable......................................      4,000        4,000
                                                       --------     --------
    Total current liabilities.......................     11,557        7,496
Long-term debt, net.................................        --        71,623
Commitments and contingencies
Minority interest...................................        --         5,400
Redeemable convertible preferred stock, $.01 par
 value per share; 21,541,480 shares designated;
 15,698,400 and 15,973,200 shares issued and
 outstanding in 1995 and 1996, respectively; net of
 note receivable from stockholder of $26 in 1995 and
 1996; liquidation and minimum redemption value of
 $107,399...........................................     98,845      102,519
Stockholders' deficit:
  Convertible preferred stock, $.01 par value per
   share; 1,200,000 shares designated; 1,200,000 and
   933,200 shares issued, and outstanding in 1995
   and 1996, respectively; liquidation value of
   $793.............................................         12            9
  Common stock, $.01 par value per share; 26,000,000
   shares authorized; 328,000 and 615,760 shares
   issued and outstanding in 1995 and 1996,
   respectively.....................................          3            6
  Additional paid-in capital........................        749       31,055
  Note receivable from stockholder..................       (152)        (152)
  Unrealized gain on investments....................        --           112
  Cumulative translation adjustment.................         (1)         250
  Accumulated deficit...............................    (15,370)     (34,843)
                                                       --------     --------
    Total stockholders' deficit.....................    (14,759)      (3,563)
                                                       --------     --------
    Total liabilities, minority interest, redeemable
     convertible preferred stock and stockholders'
     deficit........................................   $ 95,643     $183,475
                                                       ========     ========

     See accompanying notes to consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           -------------------
                                                             1995      1996
                                                           --------  ---------
                                                              (UNAUDITED)
Operating revenue......................................... $    --   $     532
Cost of sales.............................................      --         541
                                                           --------  ---------
  Gross margin............................................      --          (9)
Operating expenses:
  General and administrative expenses.....................    3,565     10,610
  Equity in losses of affiliates..........................    1,171      5,507
                                                           --------  ---------
    Loss from operations..................................   (4,736)   (16,126)
Other income (expense):
  Interest income.........................................      130        937
  Interest expense........................................     (785)    (2,663)
  Other...................................................      (10)         1
                                                           --------  ---------
    Net loss.............................................. $ (5,401) $ (17,851)
                                                           ========  =========


     See accompanying notes to consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
                                                               (UNAUDITED)
Cash flows from investing activities:
  Net loss................................................. $ (5,401) $(17,851)
  Adjustments to reconcile net loss to net cash used in op-
   erating activities:
    Depreciation...........................................       12       460
    Amortization of telecommunication licenses and other
     intangibles...........................................       30       529
    Amortization of debt issuance costs....................      --        109
    Amortization of long-term debt discount................      --      1,921
    Equity in losses of affiliates.........................    1,171     5,507
    Minority interest......................................      --      5,400
    Unrealized gain on investments.........................      --        112
    Changes in operating assets and liabilities:
      Accounts receivable..................................      --        (66)
      Other current assets.................................       (6)     (985)
      Accounts payable and accrued expenses................      662    (2,571)
                                                            --------  --------
        Net cash used in operating activities..............   (3,532)   (7,435)
                                                            --------  --------
Cash flows from investing activities:
  Notes receivable from affiliates.........................     (135)   (1,098)
  Repayment of notes receivable from affiliate.............      --        583
  Note receivable..........................................      --     (3,185)
  Repayment of note receivable.............................      --      1,800
  Advances to affiliates...................................      --     (1,924)
  Purchases of property and equipment......................      (35)   (1,657)
  Purchase of TeamTalk Limited.............................      --     (3,198)
  Investments in affiliates................................  (28,474)   (2,167)
  Telecommunication licenses and other intangibles.........      --     (3,971)
  License and other deposits...............................      --    (14,300)
  Other assets.............................................      --       (345)
                                                            --------  --------
        Net cash used in investing activities..............  (28,644)  (29,462)
                                                            --------  --------
Cash flows from financing activities:
  Proceeds from issuance of notes payable..................   26,276       --
  Proceeds from revolving credit facility..................      --      7,000
  Repayment of revolving credit facility...................      --     (7,000)
  Exercise of stock options................................      --          6
  Debt issuance costs......................................      --     (6,000)
  Proceeds from issuance of long-term debt.................      --     69,702
  Proceeds from issuance of warrants.......................      --     30,300
                                                            --------  --------
        Net cash provided by financing activities..........   26,276    94,008
                                                            --------  --------
Effect of foreign currency exchange rates on cash and cash
 equivalents...............................................      --        257
                                                            --------  --------
Net (decrease) increase in cash and cash equivalents.......   (5,900)   57,368
Cash and cash equivalents at beginning of year/period......   10,298    25,398
                                                            --------  --------
Cash and cash equivalents at end of year/period............ $  4,398  $ 82,766
                                                            ========  ========
Supplemental cash flow information:
  Cash paid for interest................................... $    --   $    363
                                                            ========  ========
Noncash financing and investing activities:
  Conversion of note receivable from affiliate to invest-
   ment in affiliate....................................... $  2,020  $    --
                                                            ========  ========
  Conversion of notes payable and interest to related party
   into redeemable convertible preferred stock............. $    --   $  2,052
                                                            ========  ========
  Effect of net assets of TeamTalk Limited previously
   accounted for by the equity method...................... $    --   $  4,395
                                                            ========  ========

     See accompanying notes to consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

  International Wireless Communications Holdings, Inc. ("IWC Holdings") was incorporated in Delaware in July 1996 as a holding company whose primary assets are all of the issued and outstanding capital stock of International Wireless Communications, Inc. ("IWC") and a note receivable from IWC in a principal amount equal to the net proceeds from the Debt Offering (see note
  8). IWC was incorporated in Delaware in January 1992 and develops, owns and operates wireless communications companies in emerging markets in Asia and Latin America. These local wireless businesses ("LWBs") provide a variety of communications services, including enhanced capacity trunked radio ("ECTR"), wireless local loop ("WLL"), cellular and paging. Together with local and strategic partners, IWC has interests in Brazil, China, India, Indonesia, Malaysia, Mexico, New Zealand, Pakistan, Peru, and the Philippines, Taiwan and Thailand.

  Subsequent to the formation of IWC Holdings, IWC Holdings and IWC completed a reorganization in which IWC became a wholly owned subsidiary of IWC Holdings through the conversion of each share of the then outstanding capital stock of IWC into 40 shares of the corresponding class and series of stock of IWC Holdings (the "Stock Conversion").

  In the opinion of management, the accompanying audited financial statements of IWC Holdings and subsidiary (the "Company") reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition, results of operation and cash flows for the period presented. These financial statements should be read in conjunction with the Company's audited consolidated financial statements as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, including notes thereto. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the year ended December 31, 1996. All data related to shares and per share amounts for all periods presented have been adjusted to reflect the effect of the Stock Conversion.


  Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of IWC, its wholly owned subsidiary, SRC Servicos de Rario Comunicacoes Ltda. ("SRC"), and two majority-owned subsidiaries, M/S Mobilcom (Pte) Ltd. ("Mobilcom") and PeruTel SA ("PeruTel"). Effective April 30, 1996, the Company acquired the remaining 50% of TeamTalk Limited ("TeamTalk"), and as such, the accompanying consolidated balance sheet as of September 30, 1996 also includes the accounts of TeamTalk. The consolidated statement of operations for the nine months ended September 30, 1996 also include the accounts of the now wholly owned TeamTalk subsidiary since April 30, 1996, the effective date of the acquisition (see Note 3). Prior to April 30, 1996, the consolidated financial statements reflect TeamTalk as an investment accounted for under the equity method. In August 1996, IWC acquired a 70% interest in Star Telecom Overseas (Cayman Islands) Limited ("STOL"), and as such, the accompanying consolidated balance sheet as of September 30, 1996 also includes the accounts of STOL. As of September 30, 1996, STOL had no significant operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(2) BALANCE SHEET COMPONENTS

  Balance sheet components are as follows (in thousands):

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1995         1996
                                                    ------------ -------------
      Property and equipment
        Furniture and fixtures.....................   $     40      $   304
        Office equipment...........................        126          507
        Automobiles................................         34          183
        Telecommunication equipment................        --         9,114
        Construction in process....................      4,125        2,106
                                                      --------      -------
                                                         4,325       12,214
        Less accumulated depreciation..............         56          516
                                                      --------      -------
          Property and equipment, net..............   $  4,269      $11,698
                                                      ========      =======
      Telecommunication licenses and other
       intangibles
        SRC........................................   $  6,714      $ 6,680
        Mobilcom...................................      5,439        5,439
        STOL.......................................        --         3,971
        TeamTalk...................................        --         1,658
                                                      --------      -------
                                                        12,153       17,748
      Less accumulated amortization................         47          550
                                                      --------      -------
        Telecommunication licenses and other
         intangibles, net..........................   $ 12,106      $17,198
                                                      ========      =======
      Accounts payable and accrued expenses:
        Accounts payable...........................   $    --       $   665
        Professional services......................      3,041        1,084
        Employee compensation and benefits.........        189          458
        Interest...................................        256          271
        Equipment purchases........................      1,719          --
        Other......................................        552        1,018
                                                      --------      -------
                                                      $  5,757      $ 3,496
                                                      ========      =======

(3)CASH AND CASH EQUIVALENTS

  The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and has classified its investments in certain debt and equity securities as "available for sale". Such investments are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' deficit. The cost of securities sold is based upon the specific identification method.

  Upon closing of the Debt Offering (see Note 8), the Company invested the net proceeds in a variety of short-term, highly-liquid investments all with original maturities of 90 days or less. As of September 30, 1996, the Company had cash of $13,976,000, and cash equivalents consisting of mutual funds and US government and agency obligations totaling $1,751,000 and $67,039,000 respectively. Unrealized gains on investments of $112,000 is included as a component of stockholders' deficit on the accompanying balance sheet as of September 30, 1996.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(4)INVESTMENTS IN AFFILIATES

  The Company's investments in affiliates represent interests in various LWBs in several developing countries. These investments are accounted for under the equity or cost methods.

  Equity Investments

  For those investments in companies in which the Company's voting interest is 20% to 50%, or for investments in companies in which the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's share of net earnings or losses of affiliates includes the amortization of purchase accounting adjustments for the excess of cost over the net book value of the interest acquired that is allocated to telecommunication licenses, participation rights and other intangibles. Investments in affiliated companies as of December 31, 1995 and September 30, 1996 are as follows:

                                                                         PORTION OF
                                                                         INVESTMENT
                                                                        EXCEEDING THE
                                                                       COMPANY'S SHARE
                                                                           OF THE
                                                       INVESTMENTS IN    UNDERLYING
                                           PERCENTAGE    AFFILIATED    HISTORICAL NET
                                          OF OWNERSHIP  COMPANIES(1)       ASSETS
                                          ------------ --------------- ---------------
     COUNTRY      AFFILIATED COMPANY      1995  1996    1995    1996    1995    1996
     -------   ------------------------   ---- ------- ------- ------- ------- -------
   Malaysia    Syarikat Telefon
               Wireless (M) Sdn Bhd
               ("STW").................    30%  30%    $20,879 $18,630 $17,459 $17,459
               PT Rajasa Hazanah
   Indonesia   Perkasa (RHP)...........    25%  25%     24,539  23,572  23,680  23,680
               TeamTalk Limited
   New Zealand (TeamTalk)..............    50% 100%(2)   2,345     --    1,712     --
               HFCL Mobile Radio
   India       Limited (HFCL)..........    49%  49%        243     243     243     243
               PT Binamulti Visualindo
   Indonesia   (PTBV)..................    49%  49%        206     206     206     206
               Wireless Data Services
   New Zealand Ltd. (WDS)..............    --   50%        --      181     --      --
   Philippines Universal
               Telecommunications
               Service, Inc. ("UTS")...    19%  20%(3)     --    1,924     --      933
                                                       ------- ------- ------- -------
                                                        48,212  44,756  43,300  42,521
   Less accumulated amortization........                   966   2,790     966   2,790
                                                       ------- ------- ------- -------
                                                       $47,246 $41,966 $42,334 $39,731
                                                       ======= ======= ======= =======

  --------
  (1) Adjusted for the Company's share of cumulative equity losses of affiliated companies.
  (2) Reflects acquisition of remaining 50% of TeamTalk pursuant to agreement dated June 24, 1996.
  (3) Reflects acquisition of additional 1.25% pursuant to agreement dated September 25, 1996; this investment was previously accounted for as a cost investment.

  On June 24, 1996, the Company entered into an agreement with the other 50% owner of TeamTalk to acquire their 1,700,000 shares of TeamTalk's common stock, as well as to assume TeamTalk's existing note payable to the shareholder totaling $3,022,000, for a purchase price of approximately $3,198,000. The agreement was effective April 30, 1996, with the purchase price paid in July 1996. As of September 30, 1996, TeamTalk is consolidated into the financial statements of the Company as a wholly owned subsidiary. In connection with the incremental investment, the Company reclassified the associated unamortized portion of investment exceeding the Company's share of the underlying historical net assets to telecommunication licenses and other intangibles. The fair value of the assets acquired and the liabilities assumed in connection with the acquisition were $8,327,000 and $3,584,000, respectively.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  Financial information for significant affiliated companies accounted for by the equity method is as follows (in thousands):

                                 AS OF AND FOR THE YEAR ENDED
                                       DECEMBER 31, 1995
                                     -------------------------------------------
                                        STW         RHP(A)         TEAMTALK
                                     ------------  -----------  ----------------
   Current Assets................... $      2,611        5,316            213
   Noncurrent assets................       33,299       21,336          6,307
   Current liabilities..............        2,988       17,496          3,933
   Noncurrent liabilities...........       21,925        6,257          1,492
   Net Revenues.....................          749        5,463            348
   Net loss.........................       (5,898)      (3,186)        (1,490)
                                     AS OF AND FOR THE NINE MONTHS ENDED
                                             SEPTEMBER 30, 1996
                                     -------------------------------------------
                                        STW           RHP        TEAMTALK(B)
                                     ------------  -----------  ----------------
   Current Assets................... $      1,852       42,537         --
   Noncurrent assets................       46,625       26,462         --
   Current liabilities..............        8,214       14,084         --
   Noncurrent liabilities...........       36,545       51,233         --
   Net Revenues.....................          832        6,969         --
   Net loss.........................       (7,630)      (3,671)        --

  --------
  (A) For the period March 28, 1995 through December 31, 1995. Net revenues and net loss for the period from January 1, 1995 through March 27, 1996 were $1,821 and $387, respectively.

  (B) Effective April 30, 1996, TeamTalk became a wholly owned subsidiary of the Company. Net revenues and net loss for the period from January 1, 1996 through April 30, 1996 were $282,000 and $645,000, respectively.

  Cost Investments

  The Company uses the cost method of accounting for three other investments as of September 30, 1996. They are Corporacion Mobilcom, S.A. de C.V. and subsidiaries ("Mobilcom Mexico"), PT Mobilkom Telekomindo ("Mobilkom"), and RPG Paging Services Limited ("RPSL"), which the Company acquired in August 1996 as part of IWC's acquisition of STOL. The Company's ownership percentages in these entities are 2.23%, 15% and 7%, respectively. All three are operating entities. Prior to September 25, 1996, the Company accounted for UTS, owned directly by the Company and indirectly through Mobilcom Corporation, as a cost investment. On September 25, 1996, the Company entered into an agreement to increase its ownership interest in UTS from 19% to 20.25% for Philippine Peso 11,253,200, or approximately $433,000, and correspondingly changed its method of accounting to the equity method for this investment.

  The following represents the Company's carrying value of these cost investments:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1995         1996
                                                      ------------ -------------
   Mobilcom Mexico...................................    $2,062       $ 2,062
   Mobilkom..........................................     1,500         1,500
   UTS...............................................     1,472           --
   RPSL..............................................       --          1,428
                                                         ------       -------
                                                         $5,034       $ 4,990
                                                         ======       =======

  Pro Forma Summary

  The following unaudited pro forma summary combines the consolidated results of operations of the Company as if (i) TeamTalk had been a wholly owned consolidated subsidiary since January 1, 1995, (ii) ownership in STW and RHP had been 35% and 29.2%, respectively, since January 1, 1995, (iii) the merger with Vanguard International Telecommunications, Inc. ("VIT"), a wholly owned subsidiary of Vanguard, had occurred on January 1, 1995, and
  (iv) the acquisition of STOL had occurred at January 1, 1995.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

  This pro forma summary does not necessarily reflect the results of operations as they would have been if the Company had acquired the entities as of January 1, 1995.

  Unaudited pro forma consolidated results of operations for the various acquisitions and mergers as described above are as follows (in thousands):

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
   Revenues................................................. $    277  $    814
   Net loss.................................................  (11,471)  (18,877)

(5) RELATED PARTY TRANSACTIONS

  Notes receivable from Affiliates

  Notes receivable from affiliates as of December 31, 1995, consisted primarily of a note due from Mobilcom Mexico for $158,000, which earns interest at 6% per annum; and an interest-free note due from RHP for $128,000. During the nine months ended September 30, 1996, IWC loaned RHP an additional $455,000 in exchange for a series of 90 day interest-free promissory notes, which brought the total amount loaned to RHP to $583,000. As of September 30, 1996, the loans to RHP had been repaid in full.

  During the nine months ended September 30, 1996, the Company loaned PT Mobile Selular Indonesia ("Mobisel"), an entity of which the Company then indirectly owned 17.5% through IWC's investment in RHP, a total of $635,000 in exchange for a series of 90 day interest-free promissory notes. The notes to Mobisel have subsequently been extended.

  Advances to Affiliates

  The advances to affiliates as of December 31, 1995, represented advances to TeamTalk in the amount of $728,000. As a result of the acquisition of the remaining 50% interest in TeamTalk, the Company now eliminates advances to TeamTalk as a result of its consolidation.

  In January 1996, the Company advanced $102,000 to UTS. The advance is interest-free with no stated terms. Management believes the advance will be repaid within one year.

  Notes Payable to Related Party

  Notes payable to a related party as of December 31, 1995, consisted of two notes payable to Vanguard Cellular Operating Corp. (Vanguard), a significant stockholder, each in the amount of $900,000 plus accrued interest and bearing interest at 9% compounded annually. On April 26, 1996, these notes, plus $252,000 of accrued interest, were converted into 274,800 of the Company's shares of Series D Redeemable Convertible Preferred Stock.

  Revolving Credit Facility

  On July 26, 1996, the Company entered into a Loan Agreement (the "1996 TD Loan Agreement") with Toronto Dominion (Texas), Inc., an affiliate of Toronto Dominion Bank, a stockholder of the Company, providing for a $10.0 million revolving credit facility. Subject to the terms and conditions of the 1996 TD Loan Agreement, IWC was able to borrow funds in an initial amount of at least $2,000,000 and additional amounts in multiples of at least $1,000,000. All borrowings were evidenced by a promissory note bearing interest at a specified base rate plus a margin increasing from 2.25% to 3.75% over the term of the facility or a specified LIBOR rate plus a margin increasing from 3.5% to 5.0% over the term of the facility and were due in July 1997, subject to mandatory repayment, without premium, from the net proceeds from any public or private sale of debt or equity securities, the net proceeds from certain asset sales by the Company or its subsidiaries, or certain other events. The obligations of the Company under the 1996 TD Loan Agreement and the note issued pursuant thereto were secured by a pledge by the Company of all capital

         INTERNATIONAL WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES stock of the Company's subsidiaries and affiliates. On July 26, 1996, IWC borrowed $7,000,000 under the 1996 TD Loan Agreement. On August 15, 1996, this amount, plus interest and fees, was repaid in full with the proceeds from the Debt Offering (see Note 8).

(6) NOTE RECEIVABLE

  On June 6, 1996, the Company loaned $3,080,000 to a co-shareholder of Mobilcom Mexico, a trunked radio services operator in Mexico. The Company then owned a 2.23% equity interest in Mobilcom Mexico. The loan, in the form of a promissory note, accrues interest at 13% per annum and is due upon written demand by the Company. The Company believes that this loan may facilitate future strategic investments in projects in which this co-shareholder is involved. As of September 30, 1996, the co-shareholder had repaid $1,800,000 of the total amount loaned, bringing the remaining principal plus interest owed to $1,385,000.

(7) LICENSE AND OTHER DEPOSITS

  On June 28, 1996, the Company deposited $3,042,000 with a Taiwanese corporation that is pursuing telecommunication licenses in Taiwan. This deposit represents a 20% interest in a number of telecommunication license applications currently being pursued. During the application process, the deposit will be held in an interest-bearing escrow account in the name of IWC. Once a license is granted, the deposit will become the Company's initial capital of the venture that is ultimately formed. If the Taiwanese corporation is unsuccessful in securing these applications, the Company's deposit, less it's pro rata share of application related expenses, will be returned to the Company.

  On August 27, 1996, the Company deposited $2,250,000 for a 10% interest in a Taiwan paging project, a project in which the Company already has an indirect 14% interest through its investment in STOL. The Company and its partners in this project have applied for a national paging license. If the license is granted to the project, the deposit will become the Company's initial capital of the venture that is ultimately formed to pursue the paging business in Taiwan. If a license is not received, the Company's deposit, less its pro rata share of application related expenses, will be returned to the Company.

  In September 1996, IWC entered into a subscription agreement (the "SDL Subscription Agreement") with Star Telecom Holding Limited ("STHL"), the Company's partner in STOL, to purchase a 40% equity interest in SDL for an aggregate purchase price of $20 million. The consummation of such investment is subject to the fulfillment of certain closing conditions, including the attainment by STHL of shareholder approval for the transaction. Pursuant to the Subscription Agreement, in September 1996, IWC also entered into an escrow agreement (the "SDL Escrow Agreement") and deposited, in escrow, $9 million of the $20 million purchase price. This investment has subsequently been consummated (see Note 13).

(8)LONG-TERM DEBT

  On August 15, 1996, the Company issued 196,720 units, each consisting of a $1,000 principal amount 14% Senior Secured Discount Note due 2001 (a "Note" and, collectively, the "Notes") and one warrant to purchase 11,638 shares of common stock, $0.01 par value, for total gross proceeds of $100 million (the "Debt Offering"). Net proceeds, after repayment of $7.4 million, including interest and fees, borrowed under the 1996 TD Loan Agreement (see
  Note 5) and other offering expenses, totaled $86,602,000. Of the $100 million gross proceeds, $30.3 million was allocated to additional paid-in capital as the fair value of the warrants issued in the Debt Offering. Long-term debt is presented net of unamortized discount of $125,097,000 on the accompanying balance sheet as of September 30, 1996.

  The aggregate principal amount of the Notes is $196,720,000. The Notes are due on August 15, 2001 and bear interest at an effective interest rate of 22.05%, compounded semi-annually. There are no scheduled cash interest payments on the Notes. The Notes are senior secured obligations of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries and affiliated companies. The collateral securing the Notes consists of a pledge of all of the capital stock of the Company.

         INTERNATIONAL WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

  There are no sinking fund requirements with respect to the principal of or the interest on the Notes. Upon the occurrence of a change of control (as defined in the indenture governing the Notes), each holder of the Notes will have the option to require the Company to repurchase all or a portion of such holder's Notes at 101% of the accreted value thereof to the date of repurchase.

  The costs related to the issuance of the long-term debt were capitalized and are being amortized to interest expense using the effective interest method over the life of the debt. Debt issuance costs are presented net of amortization of $109,000 on the accompanying balance sheet as of September 30, 1996.

(9)MINORITY INTEREST

  In August 1996, IWC acquired a 70% interest in STOL, which holds minority interests in paging projects in India and Taiwan and is currently pursuing additional paging opportunities in Indonesia and Thailand, for an aggregate purchase price of $13.5 million. The Company's partner in STOL is STHL, the Company's partner in SDL that owns one of the largest paging operators and internet service providers in Hong Kong. The total stockholders' equity of STOL at September 30, 1996 is $18,000,000, of which $5,400,000 represents a minority interest.

(10) STOCK OPTION/STOCK ISSUANCE PLAN

  On March 6, 1996, the Board of Directors of the Company approved the amendment to and restatement of the 1994 Stock Option/Stock Issuance Plan (the "1994 SO/SIP") and authorized the issuance of an additional 1,000,000 shares of common stock thereunder. The Board of Directors also granted an additional 764,000 options at an exercise price of $8.13.

  On April 19 and May 1, 1996 the Board of Directors granted an additional 60,000 and 48,000 options, respectively, under the 1994 SO/SIP at an exercise price of $8.13.

  On June 11, 1996, the Board of Directors approved another amendment and restatement to the 1994 SO/SIP and authorized the issuance of an additional 400,000 shares of common stock thereunder. The Board of Directors also granted an additional 20,000 options under the 1994 SO/SIP at an exercise price of $9.38.

  In July 1996, the Board of Directors granted an additional 170,000 options under the 1994 SO/SIP at an exercise price $9.38.

(11)STOCKHOLDERS' DEFICIT

  In August 1996, a stockholder of the Company converted 266,800 shares of Series A preferred stock into 266,800 shares of common stock.

(12) COMMITMENTS AND CONTINGENCIES

  Capital Contributions

  In order to protect the Company's investments in affiliates from ownership dilution, the Company has committed to make additional capital contributions to the LWBs as needed.

  The Company anticipates making additional investments in various operating companies totaling $14,500,000.

  Note Payable

  The Company is jointly and severally liable on a $16,000,000 note payable to an unrelated party in connection with its RHP investment. The note bears interest at 6.95% with principal and interest due October 10, 1996. The Company has recorded its 25% pro rata share of this note on the accompanying consolidated balance sheets. In the event that the other payors, which are also shareholders of RHP, and RHP itself, are unable to honor their pro rata obligation, the Company would be wholly liable. This note, plus accrued interest, was paid in October 1996 (see note 13).

  Guarantee of Debt of Equity Investee

  In connection with a Ringgit 91,000,000 (approximately $36,300,000 as translated using effective exchange rates at September 30, 1996) senior credit facility (the "STW Credit Facility") with a Malaysian bank

         INTERNATIONAL WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES obtained by the Company's 30% equity investee, STW, the Company along with other STW shareholders, executed a financial "keep well" covenant pursuant to which they have agreed (i) to ensure that STW will remain solvent and be able to meet its financial liabilities when due and (ii), to ensure that the project is timely and completed, to make additional debt and equity investments in STW to meet cost overruns. The loan is repayable by STW in eleven semi-annual installments beginning October 8, 1997. The Company and other STW shareholders have separately executed an agreement, whereby each shareholder has agreed to share in the liability on a pro rata basis in relation to their interest in STW. In the event that the bank were to seek repayment from the STW shareholders and the other shareholders were unable to honor their pro rata share in the liability, the Company would likely be liable for the full amount of the outstanding amount of the loan. The balance on this loan was Ringgit 54,640,000 or $21,500,000 and Ringgit 91,000,000 or $36,300,000 as of December 31, 1995 and September 30, 1996,
  respectively. No provision has been made in the accompanying consolidated financial statements for any loss that might result from this arrangement.

  STW currently has a number of trade creditors to whom payments are currently past due. Certain of these trade creditors have notified STW that they are considering legal action against STW for non-payment. STW's failure to resolve this matter in a timely manner may give rise to rights in such creditors, including the right to file an action for the winding up of STW. Further, under the "keep well" covenant of the STW Credit Facility, IWC may be deemed liable for the entire amount of such trade payables, which may have a material adverse effect on IWC. Management believes that a recent capital contribution by STW shareholders will provide sufficient capital to address this matter.

  The Company, indirectly through its wholly owned subsidiary, New Zealand Wireless Limited, owns 15% of Mobilkom, a provider of enhanced capacity trunked radio services in Indonesia. Mobilkom expects to fund the continued buildout of its network and the acquisition of subscriber terminals primarily through a seven-year $50 million revolving/reducing credit facility which it has obtained from a syndicate of Thai banks. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by substantially all of Mobilkom's assets and a pledge of all the capital stock held by the Company and Mobilkom's other shareholders. Another Mobilkom shareholder has guaranteed borrowings of up to $25 million under the credit facility. As of September 30, 1996, borrowings of approximately $20.2 million were outstanding under this facility.

  At September 30, 1996, the Company indirectly owns a 17.5% equity interest in Mobisel, a provider of cellular services in Indonesia through the Company's 25% interest in RHP. Mobisel has obtained a six-year $60 million credit facility from Nissho Iwai International (Singapore) PTE., LTD. ("Nissho Iwai") to finance the construction of its network and the purchase of subscriber terminals. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by all of Mobisel's assets and a pledge of all the capital stock held by RHP and Mobisel's other shareholders. RHP has also guaranteed the credit facility. As of September 30, 1996, borrowings of approximately $50 million were outstanding under this facility.

(13) SUBSEQUENT EVENTS

  In October 1996, the Company paid $1,000,000 for an option to purchase 50% of Laranda Sdn Bhd, a 10% shareholder of STW, for an exercise price of $7,200,000 and certain other contractual rights. The exercise of such option, which would increase the Company's aggregate direct and indirect equity interest in STW to 35%, is at the Company's discretion and is subject to the procurement of certain governmental approvals.

  In October 1996, the Company expended an additional $4,300,000, consisting of $4,000,000 of principal plus accrued interest, to repay its pro rata share of a note payable to an unrelated party assumed in connection with RHP and $8,556,000 to increase its interest in RHP to 29.2%, thereby increasing its indirect equity interest in Mobisel to 20.4%.

  In November 1996, in connection with the closing of the Company's acquisition of an equity interest in SDL, the $9,000,000 that was held in escrow pursuant to the SDL Subscription Agreement and the SDL Escrow Agreement was released to STHL, and the Company funded an additional $11,000,000 to acquire its 40% interest in SDL for an aggregate purchase price of $20,000,000.

                           PT RAJASA HAZANAH PERKASA

                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                              INDONESIAN CURRENCY

                                PRASETIO UTOMO
                           ARTHUR ANDERSEN & CO. SC
                         INDEPENDENT AUDITORS' REPORT

                                              Prasetio, Utomo & Co.
                                              Registered Public Accountants
Report No. 25779S
-----------------                             Chase Plaza
                                              Jalan Jend. Sudirman Kav. 21
                                              Jakarta 12920
                                              Indonesia
The Board of Directors and Stockholders
PT RAJASA HAZANAH PERKASA

  We have audited the balance sheet of PT Rajasa Hazanah Perkasa as of December 31, 1995, and the related statements of income and deficit and cash flows for the year then ended. We also audited those reconciling adjustments presented in Notes 20, 21 and 22 for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards established by the Indonesian Institute of Accountants, which are substantially similar to the generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PT Rajasa Hazanah Perkasa as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the Republic of Indonesia.

  Generally accepted accounting principles in Indonesia vary in certain respects with those in the United States of America. A description of the significant differences between those two generally accepted accounting principles and the approximate effects of those differences on net income and stockholders' equity are set forth in Notes 20, 21 and 22 to the financial statements.

PRASETIO, UTOMO & CO.

Drs M.P. Sibarani
Registered Accountant No. D-514

May 28, 1996

                         INDEPENDENT AUDITORS' REPORT

No.: L-014/WK/X/96

The Shareholders, Board of Commissioners and
Board of Directors
PT Rajasa Hazanah Perkasa:

  We have audited the accompanying balance sheets of PT Rajasa Hazanah Perkasa as of December 31, 1994 and 1993, and the related statements of loss, deficit, and cash flows for the years then ended except for the information presented in notes 20, 21 and 22. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards established by the Indonesian Institute of Accountants, which are substantially similar to the generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, except for the information presented in notes 20, 21 and 22, which was not audited by us, the financial statements referred to above present fairly, in all material respects, the financial position of PT Rajasa Hazanah Perkasa as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the Republic of Indonesia.

  Our previously issued report on these financial statements contained an explanatory paragraph concerning the adequacy of the liability recorded in respect of Indonesian income tax assessments. As more fully discussed in Note 12, these assessments were fully paid in 1995. Also, our previously issued report contained an explanatory paragraph concerning the Company's ability to continue as a going concern, which has been mitigated as a result of the sale of additional capital stock in 1995.

  As discussed in Note 2 effective January 1, 1994 the Company changed its revenue recognition policy for pulse-sharing revenues.

                                          SIDDHARTA SIDDHARTA & HARSONO
                                          REGISTERED PUBLIC ACCOUNTANTS

                                          Drs. Istama T. Siddharta
                                          Registered Public Accountant No. D-
                                           2336

  Jakarta, June 2, 1995 except for note 12 as it relates to payment of prior year tax assessments and note 15, as to which the date is November 7, 1996.

                           PT RAJASA HAZANAH PERKASA

                                 BALANCE SHEETS

                        DECEMBER 31, 1993, 1994 AND 1995

                                           1993            1994                  1995
                                      --------------  ---------------  --------------------------
                                                                                         U.S.$
                             NOTES          RP              RP               RP         (NOTE 3)
                          ----------- --------------  ---------------  --------------  ----------
         ASSETS
CURRENT ASSETS
Cash and cash
 equivalents............     2,4,9,14  1,855,749,168      775,147,011   5,543,708,243   2,401,953
Accounts receivable
 Trade--net of allowance
  for doubtful accounts
  of Rp 5,908,861,000 in
  1993, Rp 505,744,829
  in 1994, and Rp
  568,483,998 in 1995...  2,5,9,14,22  2,211,907,000    2,950,032,018   2,617,547,345   1,134,119
 Others.................                         --         5,295,250      59,039,898      25,580
Inventories--net of
 allowance for
 obsolescence
 of Rp 891,089,416 in
 1994 and Rp
 3,858,732,612
 in 1995 ...............     2,6,9,22  5,425,094,000    6,779,410,442   3,462,954,359   1,500,414
Prepaid taxes...........                         --       327,163,736      63,564,058      27,541
Prepaid expenses........            2  2,883,615,000      253,324,494     153,282,855      66,414
                                      --------------  ---------------  --------------  ----------
Total Current Assets....              12,376,365,168   11,090,372,951  11,900,096,758   5,156,021
                                      --------------  ---------------  --------------  ----------
DUE FROM AN AFFILIATE...            2            --               --    8,210,270,047   3,557,309
                                      --------------  ---------------  --------------  ----------
ADVANCE FOR INVESTMENT
 IN SHARES OF STOCK.....         1,18            --               --   29,112,810,000  12,613,869
                                      --------------  ---------------  --------------  ----------
PROPERTY AND EQUIPMENT       2,7,9,14
Cost....................               4,373,235,000    4,373,725,945   3,915,182,447   1,696,353
Accumulated
 depreciation...........              (1,493,990,000)  (2,450,647,331) (2,454,803,666) (1,063,606)
                                      --------------  ---------------  --------------  ----------
Net Book Value..........               2,879,245,000    1,923,078,614   1,460,378,781     632,747
                                      --------------  ---------------  --------------  ----------
OTHER ASSETS
Pledged Cash and
 Deposits...............       8,9,14  7,121,104,000    6,195,697,000             --          --
Deferred charges........         2,18 35,734,707,000   32,001,908,891             --          --
                                      --------------  ---------------  --------------  ----------
Total Other Assets......              42,855,811,000   38,197,605,891             --          --
                                      --------------  ---------------  --------------  ----------
TOTAL ASSETS............              58,111,421,168   51,211,057,456  50,683,555,586  21,959,946
                                      ==============  ===============  ==============  ==========
     LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loans........            9  5,992,693,000   15,822,744,048   9,475,366,558   4,105,445
Accounts payable
 Trade..................           10  6,237,168,000    4,294,723,512     564,424,841     244,551
 Affiliates.............            2            --               --      327,000,000     141,681
 Others.................           11  5,445,055,000      654,737,094  12,759,468,992   5,528,366
Taxes payable...........         2,12  9,751,111,000    8,326,449,431   4,920,000,182   2,131,716
Accrued expenses........         2,13  4,507,201,000    7,560,349,400   1,366,099,168     591,897
Current maturities of
 long-term debts........           14 18,422,245,000   19,054,254,112   2,714,491,758   1,176,123
                                      --------------  ---------------  --------------  ----------
Total Current Liabili-
 ties...................              50,355,473,000   55,713,257,597  32,126,851,499  13,919,779
                                      --------------  ---------------  --------------  ----------
LONG-TERM DEBTS--net of
 current maturities.....           14 14,598,961,000    8,602,303,862     135,656,507      58,777
                                      --------------  ---------------  --------------  ----------
STOCKHOLDERS' EQUITY
 (CAPITAL DEFICIENCY)
Capital stock--Rp
 1,000,000 par value
 Authorized and issued--
  1,000 shares in 1993
  and 1994 and 25,000
  shares in 1995........           15  1,000,000,000    1,000,000,000  25,000,000,000  10,831,889
Receivable from
 stockholders...........         2,16 (1,689,479,000)  (4,041,764,800)            --          --
Deficit.................              (6,153,533,832) (10,062,739,203) (6,578,952,420) (2,850,499)
                                      --------------  ---------------  --------------  ----------
 Total Stockholders'
  Equity (Capital
  Deficiency)...........              (6,843,012,832) (13,104,504,003) 18,421,047,580   7,981,390
                                      --------------  ---------------  --------------  ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...              58,111,421,168   51,211,057,456  50,683,555,586  21,959,946
                                      ==============  ===============  ==============  ==========

  See accompanying Notes to Financial Statements which are an integral part of the financial statements.

                           PT RAJASA HAZANAH PERKASA

                        STATEMENTS OF INCOME AND DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                       1993            1994                   1995
                                  --------------  ---------------  ---------------------------
                                                                                      U.S. $
                           NOTES        RP              RP               RP          (NOTE 3)
                           -----  --------------  ---------------  ---------------  ----------
REVENUES................  2,17,18 38,171,012,000   34,981,603,290   16,812,363,798   7,284,386
COST OF REVENUES........     2,17 23,690,291,000   17,425,723,608    7,679,495,493   3,327,337
                                  --------------  ---------------  ---------------  ----------
GROSS PROFIT............          14,480,721,000   17,555,879,682    9,132,868,305   3,957,049
                                  --------------  ---------------  ---------------  ----------
OPERATING EXPENSES......          12,675,997,000   12,784,298,746   10,840,193,673   4,696,791
                                  --------------  ---------------  ---------------  ----------
INCOME (LOSS) FROM
 OPERATIONS.............           1,804,724,000    4,771,580,936   (1,707,325,368)   (739,742)
                                  --------------  ---------------  ---------------  ----------
OTHER INCOME (CHARGES)
  Interest income.......             558,855,000      587,672,516      403,155,251     174,677
  Gain on disposals of
   property and equip-
   ment--net............        2        850,000        2,936,000      344,054,448     149,070
  Interest expense......          (4,975,872,000)  (4,923,313,013)  (4,813,937,236) (2,085,761)
  Miscellaneous--net....       18    789,148,000   (3,861,829,788)  13,431,326,688   5,819,465
                                  --------------  ---------------  ---------------  ----------
Other Income (Charges)--
 Net....................          (3,627,019,000)  (8,194,534,285)   9,364,599,151   4,057,451
                                  --------------  ---------------  ---------------  ----------
CUMULATIVE EFFECT OF A
 CHANGE IN ACCOUNTING
 PRINCIPLE..............        2            --     1,048,136,128              --          --
                                  --------------  ---------------  ---------------  ----------
INCOME (LOSS) BEFORE
 PROVISION FOR INCOME
 TAX....................          (1,822,295,000)  (2,374,817,221)   7,657,273,783   3,317,709
PROVISION FOR INCOME
 TAX....................     2,12  1,095,450,000    1,534,388,150    4,173,487,000   1,808,270
                                  --------------  ---------------  ---------------  ----------
NET INCOME (LOSS).......          (2,917,745,000)  (3,909,205,371)   3,483,786,783   1,509,439
DEFICIT AT BEGINNING OF
 YEAR...................          (3,235,788,832)  (6,153,533,832) (10,062,739,203) (4,359,938)
                                  --------------  ---------------  ---------------  ----------
DEFICIT AT END OF YEAR..          (6,153,533,832) (10,062,739,203)  (6,578,952,420) (2,850,499)
                                  --------------  ---------------  ---------------  ----------




  See accompanying Notes to Financial Statements which are an integral part of the financial statements.

                           PT RAJASA HAZANAH PERKASA

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                      1995
                               1993             1994       ----------------------------
                          ---------------  --------------                     U.S. $
                                RP               RP              RP          (NOTE 3)
                          ---------------  --------------  ---------------  -----------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Income (loss) before
 provision for income
 tax....................   (1,822,295,000) (2,374,817,221)   7,657,273,783    3,317,709
Adjustments to reconcile
 income (loss) before
 provision for income
 tax to net cash
 provided by (used in)
 operating activities:
  Amortization of
   deferred charges.....   11,837,328,000   6,429,397,219    4,819,331,622    2,088,099
  Depreciation..........      757,993,000   1,215,863,781      749,562,756      324,767
  Provisions for:
    Doubtful accounts...       39,239,000     469,876,000       62,739,169       27,183
    Inventory
     obsolescence.......              --      891,089,416    2,967,643,196    1,285,807
  Gain on disposal of
   network assets.......              --              --   (10,967,490,528)  (4,751,945)
  Gain on disposals of
   property and
   equipment............         (850,000)     (2,936,000)    (344,054,448)    (149,070)
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........     (783,972,000) (1,208,001,018)     216,000,856       93,588
    Inventories.........   (4,569,467,000) (2,163,187,253)     348,812,887      151,132
    Prepaid tax and
     expenses...........    1,882,755,000   2,297,831,520      363,641,317      157,557
    Pledged cash and
     deposits...........     (674,301,000)    925,407,000    6,195,697,000    2,684,444
    Accounts payable....    4,042,779,168  (6,732,762,394)   8,701,433,227    3,770,118
    Payable to former
     stockholders.......   (4,500,000,000)            --               --           --
    Accrued expenses....    2,123,728,000   3,053,148,400   (6,194,250,232)  (2,683,817)
    Taxes payable
     (excluding
     corporate income
     tax)...............   (2,116,879,000) (2,204,640,847)  (4,585,265,495)  (1,986,683)
  Payments of corporate
   income tax...........     (608,930,000)   (754,408,872)  (2,994,670,754)  (1,297,518)
                          ---------------  --------------  ---------------  -----------
Net Cash Provided by
 (Used in) Operating
 Activities.............    5,607,128,168    (158,140,269)   6,996,404,356    3,031,371
                          ---------------  --------------  ---------------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Decrease (increase) in
 deferred charges.......   (8,908,137,000) (2,696,599,110)  38,150,067,797   16,529,492
Proceeds from sales of
 property and
 equipment..............          909,000      61,375,000      498,794,393      216,115
Increase in advance for
 investment in shares of
 stock..................              --              --   (29,112,810,000) (12,613,869)
Acquisitions of property
 and equipment..........   (3,411,300,000)   (434,255,000)    (441,602,868)    (191,336)
Proceeds from casualty
 insurance..............              --       33,900,000              --           --
                          ---------------  --------------  ---------------  -----------
Net Cash Provided by
 (Used in) Investing
 Activities.............  (12,318,528,000) (3,035,579,110)   9,094,449,322    3,940,402
                          ---------------  --------------  ---------------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Proceeds from capital
 stock issuance.........              --              --    24,000,000,000   10,398,614
Decrease (increase) in
 due from stockholders..   (1,189,479,000) (2,352,285,800)   4,041,764,800    1,751,198
Increase (decrease) in
 long-term debts........    5,643,333,000  (5,364,648,026) (24,806,409,709) (10,748,011)
Increase in due from an
 affiliate..............              --              --    (8,210,270,047)  (3,557,309)
Increase (decrease) in
 short-term loans.......    3,930,456,000   9,830,051,048   (6,347,377,490)  (2,750,164)
                          ---------------  --------------  ---------------  -----------
Net Cash Provided by
 (Used in) Financing
 Activities.............    8,384,310,000   2,113,117,222  (11,322,292,446)  (4,905,672)
                          ---------------  --------------  ---------------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    1,672,910,168  (1,080,602,157)   4,768,561,232    2,066,101
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR......      182,839,000   1,855,749,168      775,147,011      335,852
                          ---------------  --------------  ---------------  -----------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR...................    1,855,749,168     775,147,011    5,543,708,243    2,401,953
                          ===============  ==============  ===============  ===========

  See accompanying Notes to Financial Statements which are an integral part of the financial statements.

                           PT RAJASA HAZANAH PERKASA

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL

  PT Rajasa Hazanah Perkasa (the Company) was established on December 17, 1984 based on notarial deed No. 22 of Pariwondo Soekarno SH. The deed of establishment was approved by the Ministry of Justice (MOJ) in its decision letter No. C2-2666-HT.01.01.TH'85 dated May 8, 1985, registered at the South Jakarta Court of Justice under No. 503/Not/1985/PN.JKT.SEL on July 24, 1985 and was published in State Gazette No. 82, Supplement No. 1199 dated October 14, 1986. The Company's articles of association has been amended from time to time, most recently by notarial deed No. 41 of Sinta Susikto SH dated November 9, 1995.

  According to Article No. 2 of the Company's articles of association, the Company is engaged in various business activities.

  The Company changed its status to foreign capital investment based on the approval of Investment Coordinating Board No. 22/V/PMA/11995 dated May 26, 1995 and No. 1226/A.6/1995 dated September 28, 1995.

  Since 1985, the Company, in association with PT Telekomunikasi Indonesia (Telkom), has provided cellular telephone connection services which are integrated into the national telephone network, covering the Jakarta-Puncak-Bandung area. Based on Letter from Ministry of Finance No. S-611/MK.016/1995 dated October 23, 1995, the Company in association with Telkom, established a joint venture company, PT Mobile Selular Indonesia (Mobisel) which is engaged in cellular telephone connection services covering the West Java, Lampung, Jakarta, Central Java, Bali and Lombok areas. On November 30, 1995, the Company transferred its cellular mobile telephone networks as advance for investment in shares of stock of Mobisel (see Note 18).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Financial Statements

  The financial statements have been prepared on the historical cost basis of accounting, except for inventories which are valued at the lower of cost or net realizable value (market).

 Cash Equivalents

  Time deposits and other short-term investments with maturities of three months or less at the time of placement or purchase are considered as "Cash Equivalents".

 Allowance for Doubtful Accounts

  The Company provides allowance for doubtful accounts based on a review of the status of the individual receivable accounts at the end of the year.

 Inventories

  Inventories are stated at the lower of cost or net realizable value (market). Cost is determined by the first-in, first-out method. The Company provides an allowance for obsolescence on inventories based on a periodic review of their conditions.

 Transactions with Related Parties

  The Company has transactions with entities which are regarded as having special relationship as defined under Statement of Financial Accounting Standards No. 7, "Related Party Disclosures".

                           PT RAJASA HAZANAH PERKASA

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed based on the double-declining balance method at the following rates:

                                                                        RATES
                                                                     -----------
      Vehicles......................................................     50%
      Furniture and fixtures........................................ 50% and 25%
      Building improvements.........................................     50%
      Computer equipment............................................     25%
      Cellular mobile telephones....................................     25%
      Machinery and equipment.......................................     25%

  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, their costs and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the year.

 Prepaid Expenses

  Prepaid expenses are amortized over the periods benefited using the straight-line method.

 Deferred Charges

  Certain expenditures of which the benefits extend over one year are deferred and amortized over their estimated useful lives using the straight-line method.

 Revenue and Expense Recognition

  Revenue is recorded as earned when products are delivered to the customers or when services are rendered. Expenses are recognized when these are incurred.

  Revenue is obtained from three primary sources:

  .  connection charge for each new line sold.
  . pulse-sharing amounting to 56% of the charges raised for local calls on the cellular network.
  .  sales, repair, maintenance and rental of outstations and accessories.

  Effective January 1, 1994, the Company changed its revenue recognition policy in connection with its pulse-sharing revenue. Previously, the Company had recognized its pulse-sharing revenue in accordance with the billing practices of Telkom. For purposes of monthly billing, Telkom has used a cut-off date of the 20th of the month to determine a customer's bill. Accordingly, all pulses incurred from the 20th to the end of the month are recognized as part of the next month's billing. Effective January 1, 1994, the Company changed its revenue recognition to record pulse-sharing revenue as incurred. The Company adopted this method in 1995 as required by a recently issued Statement of Financial Accounting Standards No 35. This change has been recognized in the statement of income as a cumulative effect of a change in accounting principle which amounted to Rp 1,048,136,128 in 1994.

 Foreign Currency Transactions and Balances

  Transactions involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, assets and liabilities denominated in foreign currency are adjusted

                           PT RAJASA HAZANAH PERKASA
to reflect the rates of exchange prevailing at such date, and any resulting gains or losses are credited or charged to operations of the current year.

 Provision for Income Tax

  Provision for income tax is determined on the basis of estimated taxable income for the year. No deferred tax is provided for the timing differences in the recognition of income and expenses for financial reporting and income tax purposes.

3. TRANSLATIONS OF INDONESIAN RUPIAH AMOUNTS INTO UNITED STATES DOLLAR AMOUNTS

  The financial statements are stated in Indonesian rupiah. The translations of the Indonesian rupiah amounts into United States dollars are included solely for the convenience of the readers, using the average buying and selling rates published by Bank Indonesia (Central Bank) on December 31, 1995 of Rp 2,308 to U.S.$ 1. The convenience translations should not be construed as representations that the Indonesian rupiah amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

4. CASH AND CASH EQUIVALENTS

  A portion of cash amounting to Rp 50,417,840 and all cash equivalents amounting to Rp 4,690,353,097 in 1995 are used as collateral for the short-term loans and long-term debts (see Notes 9 and 14). Cash equivalents represent time deposits with annual interest at 4.5%-6.06% in 1995.

5. ACCOUNTS RECEIVABLE--TRADE

  This account consists of the following:

                                   1993             1994             1995
                             ---------------- ---------------- ----------------
Pulse revenue receivables..  Rp   640,116,000 Rp 2,408,308,173 Rp 2,579,752,929
Outstation receivables.....     7,480,652,000    1,047,468,674      606,278,414
                             ---------------- ---------------- ----------------
Total......................     8,120,768,000    3,455,776,847    3,186,031,343
Less allowance for doubtful
accounts...................     5,908,861,000      505,744,829      568,483,998
                             ---------------- ---------------- ----------------
Net........................  Rp 2,211,907,000 Rp 2,950,032,018 Rp 2,617,547,345
                             ================ ================ ================

  Trade receivables are used as collateral for short-term loans and long-term debts (see Notes 9 and 14).

  Substantially all of the allowance for doubtful accounts arose prior to 1993 as a result of the lack of internal control over the receipt of payment on customer accounts. These accounts were ultimately declared uncollectible and the related reserves were written off in 1994. The Company has taken appropriate actions to strengthen the internal controls of the Company, including implementation of an in-house billing system with enhanced credit control capabilities, thereby allowing for timely recognition of doubtful accounts and initiated customer usage surveys. The remaining allowance for doubtful accounts is deemed appropriate and reasonable given the Company's continued efforts to assess the ultimate collectibility of its remaining accounts receivable balances.

                           PT RAJASA HAZANAH PERKASA

6. INVENTORIES

  Inventories consist of:

                                  1993             1994             1995
                            ---------------- ---------------- ----------------
Cellular mobile
telephones................. Rp 3,338,281,000 Rp 5,668,441,207 Rp 5,009,533,582
Optional equipment.........      742,085,000    1,828,198,651    2,286,941,570
Mobile telephones in
transit....................    1,344,728,000      173,860,000       25,211,819
                            ---------------- ---------------- ----------------
Total......................    5,425,094,000    7,670,499,858    7,321,686,971
Less allowance for
obsolescence...............              --       891,089,416    3,858,732,612
                            ---------------- ---------------- ----------------
Net........................ Rp 5,425,094,000 Rp 6,779,410,442 Rp 3,462,954,359
                            ================ ================ ================

  Certain inventories are used as collateral for certain short-term loans (see
Note 9).

  Allowance for obsolescence was significantly increased to provide for slow-moving inventory of old and out-modelled mobile telephone equipment. The Indonesian cellular market changed dramatically during 1995 including the introduction of new and competing technologies and changing customer preferences resulting in a higher than anticipated obsolescence provision against cellular mobile telephone equipment.

7. PROPERTY AND EQUIPMENT

  The details of property and equipment are as follows:

                                                       1995
                          ---------------------------------------------------------------
                             BEGINNING                                        ENDING
                              BALANCE        ADDITIONS      DISPOSALS        BALANCE
                          ---------------- -------------- -------------- ----------------
COST
Vehicles................  Rp 2,452,282,407 Rp 432,687,868 Rp 710,052,795 Rp 2,174,917,480
Furniture and fixtures..       403,108,997            --       2,276,940      400,832,057
Building improvements...       474,708,473            --             --       474,708,473
Computer equipment......       513,888,700      7,880,000     41,667,500      480,101,200
Cellular mobile
telephones..............       325,786,242            --     146,149,131      179,637,111
Machinery and
equipment...............       203,951,126      1,035,000            --       204,986,126
                          ---------------- -------------- -------------- ----------------
Total...................     4,373,725,945    441,602,868    900,146,366    3,915,182,447
                          ---------------- -------------- -------------- ----------------
ACCUMULATED DEPRECIATION
Vehicles................     1,654,460,019    499,983,205    676,943,561    1,477,499,663
Furniture and fixtures..       234,032,459     45,246,268      1,759,910      277,518,817
Building improvements...       261,340,006     53,342,117            --       314,682,123
Computer equipment......       149,419,287     96,819,502     18,620,970      227,617,819
Cellular mobile
telephones..............        68,304,517     21,353,642     48,081,980       41,576,179
Machine and equipment...        83,091,043     32,818,022            --       115,909,065
                          ---------------- -------------- -------------- ----------------
Total...................     2,450,647,331    749,562,756    745,406,421    2,454,803,666
                          ---------------- -------------- -------------- ----------------
Net Book Value..........  Rp 1,923,078,614                               Rp 1,460,378,781
                          ================                               ================

  Depreciation charged to operations amounted to Rp 757,993,000, Rp 1,215,863,781 and Rp 749,562,756 in 1993, 1994 and 1995, respectively. The
Company's property and equipment are used as collateral to the short-term loans and long-term debts (see Notes 9 and 14).

                           PT RAJASA HAZANAH PERKASA

8. PLEDGED CASH AND DEPOSITS

  This account represents cash in banks and time deposits pledged for credit facilities obtained by the Company (see Notes 9 and 14).

9. SHORT-TERM LOANS

  This account represents loans obtained from the following:

                                   1993             1994              1995
                             ---------------- ----------------- ----------------
PT Bank Utama............... Rp 5,435,000,000 Rp 15,822,744,048 Rp 9,475,000,000
PT Lippobank................              --                --           366,558
PT Bank Dagang Negara.......      557,693,000               --               --
                             ---------------- ----------------- ----------------
Total....................... Rp 5,992,693,000 Rp 15,822,744,048 Rp 9,475,366,558
                             ================ ================= ================

  The loans bear annual interest ranging from 20% to 24%. The loans are collateralized with certain inventories, receivables, cash, property and equipment of the Company, corporate guarantee from PT Bina Reksa Perdana, a stockholder and certain property and equipment of affiliates.

10. ACCOUNTS PAYABLE--TRADE

  This account consists of the following:

                                    1993             1994            1995
                              ---------------- ---------------- --------------
Ericsson Radio System AB..... Rp 1,205,839,000 Rp 1,762,803,091 Rp         --
Nokia Mobile Phones (H.K.)
Ltd. ........................    3,067,412,000    1,527,438,000            --
Dancall Radio A/S............      746,940,000      347,600,001            --
PT Erindo Utama..............      445,557,000      239,675,567            --
Rose Andersen Pte., Ltd......      350,260,000              --             --
Others (below Rp 150 million
each)........................      421,160,000      417,206,853    564,424,841
                              ---------------- ---------------- --------------
Total........................ Rp 6,237,168,000 Rp 4,294,723,512 Rp 564,424,841
                              ================ ================ ==============

11. ACCOUNTS PAYABLE--OTHERS

  As of December 31, 1995 this account mainly represents due to former stockholder and PT Telekomunikasi Indonesia (Telkom) amounting to Rp 6,145 million and Rp 6,610 million, respectively. The amount due to Telkom represents the difference between the agreed price of the network assets transferred to Mobisel and Telkom's share of the capital contribution in Mobisel.

12. TAXES PAYABLE

  This account consists of the following:

                                    1993             1994             1995
                              ---------------- ---------------- ----------------
Estimated income tax payable
 (less tax prepayment of Rp
 97,784,316 in 1995)........  Rp 2,160,015,000 Rp 2,939,994,278 Rp 4,075,702,684
Income taxes:
  Article 21................       448,012,000    1,811,256,939      268,692,322
  Article 22................       452,471,000              --               --
  Article 23................       102,565,000       85,822,512      357,878,479
  Article 25................               --               --        43,107,840
  Article 26................       755,072,000      319,049,988      174,618,857
Value Added Tax on Import...     5,832,976,000    3,170,325,714              --
                              ---------------- ---------------- ----------------
Total.......................  Rp 9,751,111,000 Rp 8,326,449,431 Rp 4,920,000,182
                              ================ ================ ================

                           PT RAJASA HAZANAH PERKASA

  As of December 31, 1994, the Company had accrued taxes payable amounting to Rp 8,326,449,431. The Company has received several tax assessments and additional tax assessments for the Company's tax returns for 1988, 1989, 1990, 1992, 1993 and 1994. The total taxes payable including interest and penalty of the said tax assessments amounted to Rp 1,798,556,404 and has been fully paid by the Company in 1995.

  A reconciliation between income (loss) before provision for income tax, as shown in the statement of income, and estimated taxable income for the year ended December 31, 1995 (with comparative figures for 1993 and 1994) is as follows:

                               1993               1994               1995
                         -----------------  -----------------  -----------------
Income (loss) before
 provision for income
 tax per statement of
 income................. Rp (1,822,295,000) Rp (2,374,817,221) Rp  7,657,273,783
Timing differences:
  Amortization of de-
   ferred charges.......               --                 --       4,819,331,622
  Provision for inven-
   tory obsolescence....               --         891,089,416      2,967,643,196
  Difference in begin-
   ning balance of prop-
   erty and equipment as
   regulated by Direc-
   torate General of
   Taxes Circular Letter
   No. 44/1995..........               --                 --       1,211,445,061
  Depreciation..........     5,653,227,000      1,727,531,584        473,000,943
  Provision for uncol-
   lectible trade re-
   ceivables............        39,239,000        469,876,000         62,739,169
  Gain on disposal of
   network assets.......               --                 --      (5,856,159,247)
  Gain on disposals of
   property and equip-
   ment.................               --                 --        (401,162,201)
Permanent differences:
  Donation..............        18,540,000        106,605,000      2,090,349,100
  Employees' benefits in
   kind.................       704,497,000        865,755,000        599,409,987
  Entertainment.........        87,821,000        446,774,000        461,698,721
  Interest expense......               --                 --         206,746,361
  Tax penalty and inter-
   est..................               --                 --          17,415,989
  Taxes, other than in-
   come tax.............    (2,745,464,000)       975,934,000                --
  Others................     2,473,158,000      1,292,362,000                --
Non-taxable income
  Interest already sub-
   jected to final in-
   come tax.............               --                 --        (368,942,024)
                         -----------------  -----------------  -----------------
  Estimated taxable in-
   come................. Rp  4,408,723,000  Rp  4,401,109,779  Rp 13,940,790,460
                         =================  =================  =================

                           PT RAJASA HAZANAH PERKASA

  The provision for income tax and computation of the estimated corporate income tax payable are as follows:

                                  1993             1994             1995
                            ---------------- ---------------- -----------------
Estimated taxable income
 (rounded-off)............  Rp 4,408,723,000 Rp 4,401,109,000 Rp 13,940,790,000
                            ---------------- ---------------- -----------------
Provision for income tax
before adjustment.........  Rp 1,537,053,050 Rp 1,534,388,150 Rp  4,173,487,000
Adjustment for prior years
overaccrual...............       441,603,050              --                --
                            ---------------- ---------------- -----------------
Provision for income tax
 after adjustment.........  Rp 1,095,450,000 Rp 1,534,388,150 Rp  4,173,487,000
                            ---------------- ---------------- -----------------
Prepayments of income tax
  Article 22..............               --               --         52,898,433
  Article 23..............               --               --          1,350,000
  Article 25..............               --               --         43,535,883
                            ---------------- ---------------- -----------------
                                         --               --         97,784,316
                            ---------------- ---------------- -----------------

Estimated corporate income tax payable for

  1995....................  Rp           --  Rp           --  Rp  4,075,702,684
  1994....................               --     1,534,388,150               --
  1993 and 1992...........     2,160,015,000    1,405,606,128               --
                            ---------------- ---------------- -----------------
Total.....................  Rp 2,160,015,000 Rp 2,939,994,278 Rp  4,075,702,684
                            ================ ================ =================

13. ACCRUED EXPENSES

  The details of this account are as follows:

                                    1993             1994             1995
                              ---------------- ---------------- ----------------
Interest..................... Rp   896,956,000 Rp 2,240,442,112 Rp   572,321,782
Consulting services..........              --       251,528,475      404,271,431
Salaries.....................      176,420,000      208,387,989      167,328,782
Professional services........    2,693,191,000    4,331,800,000       22,531,652
Legal fees...................      119,600,000       33,607,200       18,133,652
Training.....................      137,448,000       67,420,950              --
Others.......................      483,586,000      427,162,674      181,511,869
                              ---------------- ---------------- ----------------
Total........................ Rp 4,507,201,000 Rp 7,560,349,400 Rp 1,366,099,168
                              ================ ================ ================

  Accrued professional services in 1993 and 1994 resulted from a consulting services agreement between the Company and Bell Atlantic International, Inc. Under the agreement, the Company had to pay annual fee amounting to U.S.$ 1,600,000 for technical services provided by Bell Atlantic International, Inc.

                           PT RAJASA HAZANAH PERKASA

14. LONG-TERM DEBTS

  The details of this account are as follows:

                                  1993              1994             1995
                            ----------------- ---------------- ----------------
Rupiah
  PT Bank Indonesia Raya... Rp  2,658,366,000 Rp 2,482,897,203 Rp 1,718,555,179
  PT Bank Tamara...........     3,396,921,000    2,170,692,738      676,853,686
  PT Lippobank.............     1,761,226,000    1,060,203,233      243,565,458
  PT Bank Niaga............               --               --        76,297,200
  PT Astra Credit Company..               --               --        74,429,400
  PT Arthacakra Multi
   Finance.................               --               --        39,666,678
  PT Tunas Financindo
   Corporation.............               --               --        20,780 664
U.S. Dollar
  Svenska Handelsbanken,
   Singapore
   (U.S.$ 7,945,352 in 1993
   and
   U.S.$ 5,973,984 in
   1994)...................    16,764,693,000   13,142,764,800              --
  Bell Atlantic Interna-
   tional, Inc.
   (U.S.$ 4,000,000).......     8,440,000,000    8,800,000,000              --
                            ----------------- ---------------- ----------------
                               33,021,206,000   27,656,557,974    2,850,148,265
Less current maturities....    18,422,245,000   19,054,254,112    2,714,491,758
                            ----------------- ---------------- ----------------
Long-term portion.......... Rp 14,598,961,000 Rp 8,602,303,862 Rp   135,656,507
                            ================= ================ ================

  Based on the Joint Venture Agreement No. PKS 234/HK.810/UTA-00/95 dated November 30, 1995 between the Company, Telkom and Yayasan Dana Pensiun Pegawai Telkom (YDPP Telkom), the Company has transferred the balance of the loan from Svenska Handelsbanken, Singapore to Mobisel as of June 30, 1995 amounting Rp 10,752,598,140 (see Note 18).

  The above loans are collateralized with 3,000 lines cellular telephone network and certain receivables, property and equipment, time deposits and cash of the Company and property and equipment of an affiliate. The Rupiah loans bear interest at rates ranging from 15% to 23% per annum in 1993 and 1994, and 20% to 23% per annum in 1995. The loan from Svenska Handelsbanken, Singapore bears annual interest at 0.55% above one month SIBOR and the loan from Bell Atlantic International, Inc. bears annual interest at 12%.

                           PT RAJASA HAZANAH PERKASA

15. CAPITAL STOCK

  The Company's stockholders and their respective share ownerships as of December 31, 1993, 1994 and 1995 are as follows:

                                                    1993 AND 1994
                                     -------------------------------------------
                                       NUMBER OF
                                     SHARES ISSUED  PERCENTAGE
   STOCKHOLDERS                        AND PAID    OF OWNERSHIP      AMOUNT
   ------------                      ------------- ------------ ----------------
   PT Panutan Duta..................       500          50%     Rp   500,000,000
   PT Bina Reksa Perdana............       500          50           500,000,000
                                         -----         ---      ----------------
   Total............................     1,000         100%     Rp 1,000,000,000
                                         =====         ===      ================

                                                      1995
                                  --------------------------------------------
                                    NUMBER OF
                                  SHARES ISSUED  PERCENTAGE
   STOCKHOLDERS                     AND PAID    OF OWNERSHIP      AMOUNT
   ------------                   ------------- ------------ -----------------
   PT Bina Reksa Perdana.........    12,500          50%     Rp 12,500,000,000
   International Wireless Commu-
    nications, Inc...............     6,250          25          6,250,000,000
   PT Deltona Satya Dinamika.....     6,250          25          6,250,000,000
                                     ------         ---      -----------------
   Total.........................    25,000         100%     Rp 25,000,000,000
                                     ======         ===      =================

  Based on the Extraordinary General Meeting of the Stockholders dated November 9, 1995 which was notarized by deed No. 41 of Sinta Susikto SH, on the same date, the stockholders approved the increase in the Company's authorized and issued capital stock from Rp 1 billion to Rp 25 billion and the changes in the composition of stockholders. The above changes were approved by MOJ in its decision letter No. C2-1451.HT.01.04.TH'96 dated February 5, 1996.

16. RECEIVABLES FROM STOCKHOLDERS

  Receivables from stockholders were resulted from the advance of funds by the Company. For financial statement reporting purposes, these receivables have been reclassified as a reduction of stockholders' equity similar to a distribution.

17. REVENUES AND COST OF REVENUES

  The details of revenues are as follows:

                                  1993              1994              1995
                            ----------------- ----------------- -----------------
   Pulse sharing........... Rp 14,107,885,000 Rp 11,313,620,949 Rp 12,249,170,887
   Sales of outstations....    17,966,406,000    18,434,605,503     4,113,518,256
   Connecting charges......     5,798,980,000     4,602,300,000       126,500,000
   Repair, maintenance and
    others.................       297,741,000       631,076,838       323,174,655
                            ----------------- ----------------- -----------------
   Total................... Rp 38,171,012,000 Rp 34,981,603,290 Rp 16,812,363,798
                            ================= ================= =================

  Cost of revenues amounted to Rp 23,690,291,000, Rp 17,425,723,608 and Rp 7,679,495,493 for 1993, 1994 and 1995, respectively.

                           PT RAJASA HAZANAH PERKASA

18. COMMITMENTS

  In its operations, the Company entered into several agreements with Telkom, whereby the Company should build cellular mobile telephone networks. The costs financed by the Company to build the cellular mobile telephone networks were capitalized, and were presented under the account "Deferred Charges" which was amortized over the revenue sharing period. In accordance with the term of cooperation agreements with Telkom, ownership of the assets will belong to Telkom at the end of the revenue sharing period. As compensation, the Company is entitled to receive 100% of the revenue derived from customers for selling and installing outstation, maintenance and repair of the outstation; while during the revenue sharing period, the pulse revenue from the outgoing local calls and monthly customers' fixed charges was shared by both parties at a 56% sharing in favor of the Company and 44% sharing in favor of Telkom. Telkom is entitled to receive 100% of the revenue from international call pulses. The outstanding agreements as of December 31, 1994 are as follows:

  a. Agreement No. 22/KS.010/UTA-00/89, dated January 23, 1989, stipulates that the Company shall build a 5,000 line cellular mobile telephone network for the Jakarta-Bandung area (Phase II). The revenue sharing period is six years.

  b. Agreement No. 312/KS.010/UTA-00/91, dated June 13, 1991, stipulates that the Company shall build a 15,000 line cellular mobile telephone network for the Jakarta-Bandung area (Phase III). The revenue sharing period is approximately eight years and ten months.

  On November 30, 1995, as covered by notarial deed No. 210 dated November 30, 1995 of Sinta Susikto SH, the Company, Telkom and YDPP Telkom established a joint venture company named PT Mobile Selular Indonesia.

  In accordance with the joint venture agreement, the Company transferred network assets to Mobisel as capital contribution. The agreed value of the assets transferred totaling Rp 52,342,326,140 is allocated as follows:

      As capital contributions:
        The Company......................................... Rp 29,112,810,000
        Telkom..............................................    10,397,432,000
        YDPP Telkom.........................................     2,079,486,000
      Assumption of the Company's loan from Svenska
       Handelsbanken, Singapore.............................    10,752,598,140
                                                             -----------------
      Total................................................. Rp 52,342,326,140
                                                             =================

  The excess of the Company's portion on the agreed price of the network assets over the net book value of the network assets transferred amounting to Rp 10,967,490,528 is presented under "Other Income (Charges)--Miscellaneous".

  Under existing regulations, Mobisel can only operate upon the approval of its articles of associations by MOJ. As such, the following arrangements and conditions are adopted with respect to the transfer and assumption of the operations of, and recognition and sharing of revenues being generated from, the above-mentioned assets transferred to Mobisel:

  a. The operations of the network assets will be transferred to and assumed by Mobisel effective on the 20th day of the month of approval of its articles of association by MOJ, with the condition that if the approval is made exactly on the 20th day of the said month, then the transfer shall be effective on that date.

  b. Revenues generated from the operations of the transferred assets can only be recognized by Mobisel starting from the effectivity date of the transfer being referred to in point (a). Prior to the said date, all revenues generated are recognized by the Company.

  c. The revenue sharing agreement between Telkom and the Company covering the transferred assets is still valid as long as the condition in point
     (a) is not yet fulfilled.

                           PT RAJASA HAZANAH PERKASA

  Since Mobisel's deed of establishment was approved by MOJ in its decision letter No. C2-1238.HT.01.01-TH'96 dated January 31, 1996, the Company recorded the assets transferred as capital contribution to Mobisel as "Advance for Investment in Shares of Stock". Accordingly, the Company is still entitled to the pulse sharing revenue until February 20, 1996.

19. CONTINGENT LIABILITIES

  The Company is in a dispute with PT Larikerindo relating to the settlement of loan. On August 9, 1994, the court dismissed the claims against the Company. However, PT Larikerindo filed an appeal concerning the court decision. On December 29, 1995, the higher court again dismissed the claims.

20. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The financial statements have been prepared in accordance with Indonesian GAAP which differ in certain aspects from U.S. GAAP.

  The differences are reflected in the approximations provided in Note 21 and arise due to the items discussed in the following paragraphs:

 a. Income Taxes

  Under Indonesian GAAP, it is acceptable to recognize Income Tax expense based upon the estimated current Income Tax liability on the current year's earnings. When income and expense recognition for Income Tax purposes does not occur in the same year as income and expense recognition for financial reporting purposes, the resulting temporary differences are not considered in the computation of Income Tax expense for the year.

  Under U.S. GAAP, the liability method is used to calculate the Income Tax provision. Under the liability method, deferred tax assets or liabilities are recognized for differences between the financial reporting and tax bases of assets and liabilities at each reporting date.

 b. Regulation

  The Company provides telephone service in Indonesia and therefore is subject to the regulatory control of the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia. Rates for services are tariff-regulated. Although changes in rates for services are authorized and computed based on a decree issued by the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia, these are not based on a fixed rate of return and are not designed to provide for the recovery of the Company's cost of services. Accordingly, the requirements of U.S. GAAP related to a business whose rates are regulated on the basis of its actual costs are not applicable to the Company's financial statements.

 c. Presentation of the Statements of Stockholders' Equity

  Under Indonesian GAAP, except for public companies, it is not required to present statements of retained earnings. Under U.S. GAAP, the Company is required to present statements of stockholders' equity.

                           PT RAJASA HAZANAH PERKASA

21. RECONCILIATION BETWEEN NET INCOME AND STOCKHOLDERS' EQUITY DETERMINED UNDER INDONESIAN AND U.S. GAAP

  The following is a summary of the significant adjustments to net income for the years ended December 31, 1993, 1994 and 1995 and to stockholders' equity as of December 31, 1993, 1994 and 1995 which would be required if U.S. GAAP had been applied instead of Indonesian GAAP in the financial statements:

                              1993            1994                     1995
                         --------------  ---------------  -------------------------------
                               RP              RP               RP         U.S.$ (NOTE 3)
                         --------------  ---------------  ---------------  --------------
Net income (loss)
 according to the
 financial statements
 prepared under
 Indonesian GAAP........ (2,917,745,000)  (3,909,205,371)   3,483,786,783     1,509,439
Adjustments due to:
  Gain on disposal of
   network
   assets (A)...........            --               --   (10,967,490,528)   (4,751,946)
  Expenses incurred
   during preoperating
   stage of Mobisel.....            --               --      (762,417,085)     (330,337)
                         --------------  ---------------  ---------------    ----------
                                    --               --   (11,729,907,613)   (5,082,283)
                         --------------  ---------------  ---------------    ----------
  Income tax effect on
   above adjustments....            --               --     3,290,247,158     1,425,583
  Income tax (B)........  1,992,363,100     (974,573,164)     857,026,841       371,329
  Valuation allowance... (2,430,991,019)   1,549,006,964   (4,147,273,999)   (1,796,912)
                         --------------  ---------------  ---------------    ----------
Approximate net loss in
 accordance with U.S.
 GAAP................... (3,356,372,919)  (3,334,771,571)  (8,246,120,830)   (3,572,844)
                         ==============  ===============  ===============    ==========
                              1993            1994                     1995
                         --------------  ---------------  -------------------------------
                               RP              RP               RP         U.S.$ (NOTE 3)
                         --------------  ---------------  ---------------  --------------
Stockholders' equity
 according to the
 financial statements
 prepared under
 Indonesian GAAP........ (6,843,012,832) (13,104,504,003)  18,421,047,580     7,981,390
Adjustments due to:
  Income tax............  1,856,557,219      881,984,055    5,029,258,053     2,179,055
  Gain on disposal of
   network assets (A)...            --               --   (10,967,490,528)   (4,751,946)
  Expenses incurred
   during preoperating
   stage of Mobisel.....            --               --      (762,417,085)     (330,337)
  Valuation allowance... (2,430,991,019)    (881,984,055)  (5,029,258,053)   (2,179,055)
                         --------------  ---------------  ---------------    ----------
Approximate
 stockholders' equity
 (capital deficiency) in
 accordance with U.S.
 GAAP................... (7,417,446,632) (13,104,504,003)   6,691,139,967     2,899,107
                         ==============  ===============  ===============    ==========

(A) The gain on disposal of network assets relates to the sale of network assets to Mobisel at a gain of Rp 10,967,490,528, representing the excess of the agreed sale price over the book value. Under U.S. GAAP, the gain was eliminated since transfers between entities under common control does not give rise to the recognition of realized gains.

(B) Reflects the tax effect solely due to the difference in accounting for taxes under U.S. and Indonesian GAAP.

                           PT RAJASA HAZANAH PERKASA

  With regard to the balance sheets and statements of income, the following significant captions determined under U. S. GAAP would have been:

                              1993           1994                  1995
                         -------------- -------------- ------------------------------
                               RP             RP             RP        U.S.$ (NOTE 3)
                         -------------- -------------- --------------  --------------
Balance sheets
  Current assets........ 12,376,365,168 11,090,372,951 12,270,504,214     5,316,510
  Total assets.......... 58,111,421,168 51,211,057,456 61,512,948,397    26,652,057
  Current liabilities... 50,355,473,000 55,713,257,597 40,380,349,030    17,495,818
  Total liabilities..... 65,528,876,800 64,315,561,459 54,821,808,430    23,752,950
Statements of income
  Income (loss) from op-
   erations.............  1,804,724,000  4,771,580,936 (2,796,492,632)   (1,211,652)

22. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP

  The following information is presented on the basis of U.S. GAAP:

 a.  Income Tax

  The tax effect on significant temporary differences is as follows:

                               1993           1994                  1995
                          --------------  ------------  ------------------------------
                                RP             RP             RP        U.S.$ (NOTE 3)
                          --------------  ------------  --------------  --------------
Deferred tax assets--
 current:
Provision for inventory
 obsolescence...........             --    311,881,296   1,157,619,784       501,568
Provision for
 uncollectible trade
 receivable.............   2,068,101,350   177,010,690     170,545,199        73,893
                          --------------  ------------  --------------    ----------
                           2,068,101,350   488,891,986   1,328,164,983       575,461
Valuation allowance.....  (2,068,101,350) (488,891,986) (1,328,164,983)     (575,461)
                          --------------  ------------  --------------    ----------
Total deferred tax
 assets--current--net...             --            --              --            --
                          --------------  ------------  --------------    ----------
Deferred tax assets--
 non-current:
Gain on disposal of
 network assets.........             --            --    3,290,247,158     1,425,584
Property and equipment..             --     30,202,400     410,845,912       178,009
Network assets..........     362,889,669   362,889,669              --           --
                          --------------  ------------  --------------    ----------
                             362,889,669   393,092,069   3,701,093,070     1,603,593
Valuation allowance.....    (362,889,669) (393,092,069) (3,701,093,070)   (1,603,593)
                          --------------  ------------  --------------    ----------
Total deferred tax
 assets--non-current--
 net....................             --            --              --            --
                          --------------  ------------  --------------    ----------
Deferred tax
 liabilities--non-
 current:
Property and equipment..    (574,433,800)          --              --            --
                          --------------  ------------  --------------    ----------
Deferred tax, net.......    (574,433,800)          --              --            --
                          ==============  ============  ==============    ==========

  The temporary differences, on which deferred tax assets have been computed are not deductible for income tax purposes until the provision for inventory obsolescence and provision for uncollectible trade receivable are written-off. The differences between the book and tax bases of gain on disposal of network assets, property and equipment and network assets are due to the differing recognition methods for Income Tax and financial reporting purposes.

                           PT RAJASA HAZANAH PERKASA

  The Income Tax provision reported under U.S. GAAP differs from the expected provision due to certain permanent differences which are detailed below:

                               1993            1994                   1995
                          --------------  --------------  ------------------------------
                                RP              RP              RP        U.S.$ (NOTE 3)
                          --------------  --------------  --------------  --------------
Approximate loss before
 Income Tax in
 accordance with U.S.
 GAAP...................  (1,822,295,000) (2,374,817,221) (4,072,633,830)   (1,764,573)
Effect of permanent
differences:
  Donation..............      18,540,000     106,605,000   2,090,349,100       905,697
  Expenses incurred
   during preoperating
   stage of Mobisel.....             --              --      762,417,085       330,337
  Employees' benefits in
   kind.................     704,497,000     865,755,000     599,499,987       259,749
  Entertainment.........      87,821,000     446,774,000     461,698,721       200,043
  Interest expense......             --              --      206,746,361        89,578
  Tax penalty and
   interest.............             --              --       17,415,989         7,546
  Interest income which
   was already subjected
   to final tax.........             --              --     (368,942,024)     (159,854)
  Taxes, other than
   income tax...........  (2,745,464,000)    975,934,000             --            --
  Others................   2,473,158,000   1,292,362,000             --            --
                          --------------  --------------  --------------    ----------
                             538,552,000   3,687,430,000   3,769,185,219     1,633,096
                          --------------  --------------  --------------    ----------
Approximate income
 (loss) before Income
 Tax in accordance with
 U.S. GAAP..............  (1,283,743,000)  1,312,612,779    (303,448,611)     (131,477)
                          --------------  --------------  --------------    ----------
Provision for Income Tax
 on taxable income in
 accordance with U.S.
 GAAP before
 adjustment.............    (455,310,050)    453,414,200     (99,784,400)      (43,234)
Increase (decrease) in
 valuation allowance....   2,430,991,019  (1,549,006,694)  4,273,271,721     1,851,504
Adjustment for prior
years overaccrual.......    (441,603,050)            --              --            --
                          --------------  --------------  --------------    ----------
Provision for income tax
 on taxable income in
 accordance with U.S.
 GAAP after adjustment..   1,534,077,919  (1,095,592,764)  4,173,487,321     1,808,270
                          --------------  --------------  --------------    ----------

  Donations amounting to Rp 2,079,486,000 were given to Yayasan Dana Pensiun Pegawai (YDPP) Telkom (Pension Fund of Telkom) as YDPP Telkom's contribution in Mobisel.

                           PT RAJASA HAZANAH PERKASA

 b. Valuation and Qualifying Accounts

  Activity in the Company's allowance for doubtful accounts for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                         CHARGED TO
                            BALANCE AT      COSTS
                           BEGINNING OF      AND                    BALANCE AT
                              PERIOD      EXPENSES    DEDUCTIONS   END OF PERIOD
                           ------------- ----------- ------------- -------------
 FOR THE YEARS ENDED            RP           RP           RP            RP
 -------------------       ------------- ----------- ------------- -------------
 December 31, 1993........ 5,869,622,000  39,239,000           --  5,908,861,000
 December 31, 1994........ 5,908,861,000 469,876,000 5,872,992,171   505,744,829
 December 31, 1995........   505,744,829  62,739,169           --    568,483,998

  Activity in the Company's allowance for inventory obsolescence for the years ended December 31, 1994 and 1995 are as follows:

                              BALANCE AT
                               BEGINNING   CHARGED TO
                                  OF        COSTS AND               BALANCE AT
                                PERIOD      EXPENSES    DEDUCTIONS END OF PERIOD
                              ----------- ------------- ---------- -------------
 FOR THE YEARS ENDED              RP           RP           RP          RP
 -------------------          ----------- ------------- ---------- -------------
 December 31, 1994...........         --    891,089,416    --        891,089,416
 December 31, 1995........... 891,089,416 2,967,643,196    --      3,858,732,612

23. RECLASSIFICATION OF ACCOUNTS

  Certain accounts in 1993 and 1994 financial statements have been reclassified to conform with the presentation of accounts in the 1995 financial statements.

                                                               ATTACHMENT I

                         PT RAJASA HAZANAH PERKASA

               STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                     CAPITAL STOCK      RECEIVABLES FROM                      STOCKHOLDERS' EQUITY
      DESCRIPTION         NOTES (ISSUED AND FULLY PAID)   STOCKHOLDERS         DEFICIT        (CAPITAL DEFICIENCY)
      -----------         ----- ----------------------- ---------------- -------------------  --------------------
Balance as of January 1,
 1993...................           Rp  1,000,000,000     Rp         --   Rp   (3,235,788,832)  Rp (2,235,788,832)
Addition in receivables
 from stockholders......                         --      (1,689,479,000)                 --       (1,689,479,000)
Net loss for 1993.......                         --                 --        (2,917,745,000)     (2,917,745,000)
                                   -----------------     --------------  -------------------   -----------------
Balance as of December
 31, 1993...............               1,000,000,000     (1,689,479,000)      (6,153,533,832)     (6,843,012,832)
Addition in receivables
 from stockholders......                         --      (2,352,285,800)                 --       (2,352,285,800)
Net loss for 1994.......                         --                 --        (3,909,205,371)     (3,909,205,371)
                                   -----------------     --------------  -------------------   -----------------
Balance as of December
 31, 1994...............               1,000,000,000     (4,041,764,800)     (10,062,739,203)    (13,104,504,003)
Approved during the
 Extraordinary General
 Meeting of the
 Stockholders on
 November 9, 1995:
  Increase in the issued
   and fully paid-up
   capital from
   RP 1,000,000,000 to
   RP 25,000,000,000....    15        24,000,000,000                --                   --       24,000,000,000
Settlement of receiv-
 ables from stockhold-
 ers....................                         --       4,041,764,800                  --        4,041,764,800
Net income for 1995.....                         --                 --         3,483,786,783       3,483,786,783
                                   -----------------     --------------  -------------------   -----------------
Balance as of December
 31, 1995...............           Rp 25,000,000,000                --   Rp   (6,578,952,420)  Rp 18,421,047,580
                                   =================     ==============  ===================   =================

                           PT RAJASA HAZANAH PERKASA

                         CONDENSED FINANCIAL STATEMENTS

                      DECEMBER 31, 1995 AND JUNE 30, 1996
                                  (UNAUDITED)

                           PT RAJASA HAZANAH PERKASA

                          CONSOLIDATED BALANCE SHEETS

                   DECEMBER 31, 1995 AND JUNE 30, 1996


                                                         JUNE 30, 1996*
                                      DECEMBER 31, 1995*   (UNAUDITED)
                                      ------------------ ---------------     US$
                             NOTES            RP               RP          (NOTE 3)
                          ----------- ------------------ ---------------  ----------
         ASSETS
CURRENT ASSETS
Cash and cash
 equivalents............     2,4,8,12    5,543,708,243    39,398,217,400  16,822,467
Accounts receivable
 Trade--net of allowance
  for doubtful accounts
  of Rp 568,483,998 in
  1995 and Rp
  1,252,235,660 in
  1996..................     2,5,8,12    2,617,547,345     4,997,214,005   2,133,738
 Others.................                    59,039,898       457,780,875     195,466
Inventories--net of
 allowance for
 obsolescence of Rp
 3,858,732,612 in 1995
 and 1996...............        2,6,8    3,462,954,359     2,788,426,126   1,190,617
Prepaid taxes...........                    63,564,058        76,760,079      32,775
Prepaid expenses........            2      153,282,855     3,419,388,669   1,460,030
Advances................                           --      8,508,746,039   3,633,111
                                        --------------   ---------------  ----------
Total Current Assets....           16   11,900,096,758    59,646,533,193  25,468,204
                                        --------------   ---------------  ----------
DUE FROM AN AFFILIATE...            2    8,210,270,047               --          --
                                        --------------   ---------------  ----------
ADVANCE FOR INVESTMENT
 IN SHARES OF STOCK.....            2   29,112,810,000               --          --
                                        --------------   ---------------  ----------
PROPERTY AND EQUIPMENT
Cost....................  2,7,8,12,17    3,915,182,447    59,694,416,816  25,488,649
Accumulated
 depreciation...........                (2,454,803,666)   (5,006,606,340) (2,137,748)
                                        --------------   ---------------  ----------
Net Book Value..........                 1,460,378,781    54,687,810,476  23,350,901
                                        --------------   ---------------  ----------
OTHER ASSETS
Long-term prepaid rent..            2              --      3,496,383,778   1,492,905
Deferred charges........            2              --        239,709,283     102,352
Refundable deposits.....            2              --        670,066,643     286,109
Preoperating expenses...            2              --         50,750,002      21,670
                                        --------------   ---------------  ----------
TOTAL OTHER ASSETS......                           --      4,456,909,706   1,903,036
                                        ==============   ===============  ==========
TOTAL ASSETS............                50,683,555,586   118,791,253,375  50,722,141
                                        ==============   ===============  ==========
     LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loans........            8    9,475,366,558     9,475,000,000   4,045,687
Accounts payable
 Trade..................            9      564,424,841     6,869,946,229   2,933,367
 Affiliate..............            2      327,000,000               --          --
 Others.................           10   12,759,468,992     5,027,983,698   2,146,876
Taxes payable...........         2,11    4,920,000,182     5,020,615,192   2,143,730
Accrued expenses........                 1,366,099,168     1,506,987,684     643,462
Current maturities of
 long-term debts........           12    2,714,491,758     4,747,385,517   2,027,065
                                        --------------   ---------------  ----------
Total Current Liabili-
 ties...................                32,126,851,499    32,647,918,320  13,940,187
                                        --------------   ---------------  ----------
LONG-TERM DEBTS--net of
 current maturities.....           12      135,656,507    60,839,193,541  25,977,452
                                        --------------   ---------------  ----------
DUE TO STOCKHOLDERS.....            2              --      7,049,326,002   3,009,960
                                        --------------   ---------------  ----------
MINORITY INTEREST IN
 EQUITY OF CONSOLIDATED
 SUBSIDIARY.............            2              --     12,579,678,715   5,371,340
                                        --------------   ---------------  ----------
STOCKHOLDERS' EQUITY
 (CAPITAL DEFICIENCY)
Capital stock--Rp
 1,000,000 par value
 Authorized and issued--
  25,000 shares in
  1995..................           13   25,000,000,000    25,000,000,000  10,674,638
 Deficit................                (6,578,952,420)  (19,324,863,203) (8,251,436)
                                        --------------   ---------------  ----------
 Total Stockholders'
  Equity................                18,421,047,580     5,675,136,797   2,423,202
                                        --------------   ---------------  ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...                50,683,555,586   118,791,253,375  50,722,141
                                        ==============   ===============  ==========

-------
* Balance sheet as of December 31, 1995 is not consolidated since Mobisel, a subsidiary has no legal existence yet as of that date.

   See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF INCOME AND DEFICIT

              FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
       (WITH COMPARATIVE FIGURES FOR THE SIX MONTHS ENDED JUNE 30, 1995)

                                JUNE 30, 1995 *          JUNE 30, 1996
                                ---------------  -------------------------------
                          NOTES       RP               RP         U.S.$ (NOTE 3)
                          ----- ---------------  ---------------  --------------
REVENUES................  2,14    7,714,286,374   11,458,331,062     4,892,541
COST OF REVENUES........  2,15    1,888,918,368    4,435,863,310     1,894,049
                                ---------------  ---------------    ----------
GROSS PROFIT............          5,825,368,006    7,022,467,752     2,998,492
OPERATING EXPENSES
  Selling...............            818,346,475      769,492,476       328,562
  General and adminis-
   trative..............          1,861,185,422    3,691,530,304     1,576,230
                                ---------------  ---------------    ----------
    Total Operating Ex-
     penses.............          2,679,531,897    4,461,022,780     1,904,792
                                ---------------  ---------------    ----------
INCOME FROM OPERATIONS..          3,145,836,109    2,561,444,972     1,093,700
                                ---------------  ---------------    ----------
OTHER INCOME (CHARGES)
  Interest income.......            217,948,600      210,978,524        90,085
  Gain on disposals of
   property and equip-
   ment--net............     2              --        21,622,223         9,232
  Interest expense......         (2,734,841,059)  (2,305,644,318)     (984,477)
  Loss on foreign ex-
   change--net..........     2     (323,929,360)    (166,717,433)      (71,186)
  Miscellaneous--net....           (242,635,602)    (908,176,244)     (387,778)
                                ---------------  ---------------    ----------
  Others Charges--Net...         (3,083,457,421)  (3,147,937,248)   (1,344,124)
                                ---------------  ---------------    ----------
INCOME (LOSS) BEFORE
 MINORITY INTEREST IN
 NET INCOME OF
 CONSOLIDATED
 SUBSIDIARY.............             62,378,688     (586,492,276)     (250,424)
MINORITY INTEREST IN NET
 INCOME OF CONSOLIDATED
 SUBSIDIARY.............     2              --      (429,510,894)     (183,395)
                                ---------------  ---------------    ----------
NET INCOME (LOSS).......             62,378,688   (1,016,003,170)     (433,819)
DEFICIT AT BEGINNING OF
 PERIOD.................        (10,062,739,203) (18,308,860,033)   (7,817,617)
                                ---------------  ---------------    ----------
DEFICIT AT END OF PERI-
 OD.....................        (10,000,360,515) (19,324,863,203)   (8,251,436)
                                ===============  ===============    ==========

--------

* Statement of Income and Deficit for the six months ended June 30, 1995 is not consolidated since Mobisel, a subsidiary, has no legal existence yet as of that date.

    See accompanying Notes to Consolidated Financial Statementswhich are an integral part of the consolidated financial statements.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
       (WITH COMPARATIVE FIGURES FOR THE SIX MONTHS ENDED JUNE 30, 1995)

                               JUNE 30, 1995 *          JUNE 30, 1996
                               ---------------  -------------------------------
                                     RP               RP         U.S.$ (NOTE 3)
                               ---------------  ---------------  --------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income (loss)............       62,378,688   (1,016,003,170)     (433,819)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Depreciation...............      510,744,403    2,746,326,043     1,172,641
  Provision for doubtful
   accounts..................       (7,583,329)     683,751,662       291,952
  Minority interest in net
   income of consolidated
   subsidiary................              --       429,510,894       183,395
  Amortization of deferred
   charges...................              --       107,941,840        46,090
  Amortization of
   preoperating expenses.....              --         7,249,998         3,096
  Gain on disposals of
   property and equipment....      (48,279,931)     (21,622,223)       (9,232)
  Change in assets and
   liabilities:
    Accounts receivable......      463,985,758   (3,442,159,299)   (1,469,752)
    Inventories..............      528,633,605      675,528,233       288,441
    Prepaid taxes............      310,202,783      252,630,955       107,870
    Prepaid expenses.........       18,422,334   (6,639,675,050)   (2,835,045)
    Advances.................              --    (8,508,746,039)   (3,633,111)
    Refundable deposits......              --      (509,665,259)     (217,620)
    Pledged cash and
     deposits................    1,084,193,204              --            --
    Accounts payable.........   (2,360,732,111)  (1,752,963,906)     (748,490)
    Taxes payable............      (87,126,063)     100,615,010        42,961
    Accrued expenses.........    4,424,994,458     (155,117,138)      (66,233)
                               ---------------  ---------------    ----------
Net Cash Provided by (Used
 in) Operating Activities....    4,899,833,799  (17,042,397,449)   (7,276,856)
                               ---------------  ---------------    ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Proceeds from disposals of
 property and equipment......      108,097,212       63,861,024        27,268
Acquisitions of property and
 equipment...................     (222,240,076)  (8,861,190,273)   (3,783,600)
Addition in preoperating
 expenses....................              --        (3,000,000)       (1,281)
Addition in deferred
 charges.....................      (54,393,821)             --            --
                               ---------------  ---------------    ----------
Net Cash Used in Investing
 Activities..................     (168,536,685)  (8,800,329,249)   (3,757,613)
                               ---------------  ---------------    ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Increase (decrease) in long-
 term debts..................  (18,895,370,848)  54,657,258,789    23,337,856
Increase in due to
 stockholders................              --     5,040,343,624     2,152,154
Increase (decrease) in short-
 term loan...................   15,021,139,212         (366,558)         (157)
                               ---------------  ---------------    ----------
Net Cash Provided by (Used
 in) Financing Activities....   (3,874,231,636)  59,697,235,855    25,489,853
                               ---------------  ---------------    ----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS.................      857,065,478   33,854,509,157    14,455,384
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD.........      775,147,011    5,543,708,243     2,367,083
                               ---------------  ---------------    ----------
CASH AND CASH EQUIVALENTS AT
 END OF PERIOD...............    1,632,212,489   39,398,217,400    16,822,467
                               ===============  ===============    ==========

--------

* Statement of Cash Flows for the six months ended June 30, 1995 is not consolidated since Mobisel, a subsidiary, has no legal existence yet as of that date.



          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  PT Rajasa Hazanah Perkasa (the Company) was established on December 17, 1984 based on notarial deed No. 22 of Pariwondo Soekarno SH. The deed of establishment was approved by the Ministry of Justice (MOJ) in its decision letter No. C2-2666-HT.01.01.TH'85 dated May 8, 1985, registered at the South Jakarta Court of Justice under No. 503/Not/1985/PN.JKT.SEL on July 24, 1985 and was published in the State Gazette No. 82, Supplement No. 1199 dated October 14, 1986. The Company's articles of association have been amended from time to time, most recently by notarial deed No. 41 of Sinta Susikto SH dated November 9, 1995.

  According to Article No. 2 of the Company's articles of association, the Company is engaged in various business activities.

  The Company changed its status to foreign capital investment based on the approval of Investment Coordinating Board No. 22/V/PMA/1995 dated May 26, 1995 and No. 1226/A.6/1995 dated September 28, 1995.

  On November 30, 1995, as covered by notarial deed No. 210 dated November 30, 1995 of Sinta Susikto SH, the Company, PT Telekomunikasi Indonesia (Telkom) and Yayasan Dana Pensiun Pegawai Telkom (YDPP Telkom) established a joint venture company named PT Mobile Selular Indonesia (Mobisel). In accordance with the joint venture agreement, the Company transferred network assets to Mobisel as capital contribution.

  Under existing regulation, Mobisel can only operate upon the approval of its articles of associations by MOJ. As such, the following arrangements and conditions are adopted with respect to the transfer and assumption of the operations of, and recognition and sharing of revenues being generated from, the above-mentioned assets transferred to Mobisel:

  a. The operations of the network assets will be transferred to and assumed by Mobisel effective on the 20th day of the month of approval of its articles of association by MOJ, with the condition that if the approval is made exactly on the 20th day of the said month, then the transfer shall be effective on that date.

  b. Revenues generated from the operations of the transferred assets can only be recognized by Mobisel starting from the effectivity date of the transfer being referred to in point (a). Prior to the said date, all revenues generated are recognized by the Company.

  c. The revenue sharing agreement between Telkom and the Company covering the transferred assets is still valid as long as the condition in point
     (a) is not yet fulfilled.

  Mobisel's deed of establishment was approved by MOJ in its decision letter No. C2-1238.HT.01.01-TH'96 dated January 31, 1996. Accordingly, the Company is still entitled to the pulse sharing revenue until February 20, 1996.

  As of December 31, 1995, the Company recorded the network assets transferred as a capital contribution to Mobisel as "Advance for Investment in Shares of Stock".

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidated Financial Statements

  The consolidated financial statements have been prepared on the historical cost basis of accounting, except for inventory which are valued at the lower of cost or net realizable value (market).

 Principles of Consolidation

  The consolidated financial statements for June 30, 1996 include the accounts of the Company and its 70% owned subsidiary, PT Mobile Selular Indonesia (Mobisel). The December 31, 1995 and June 30, 1995 accounts do not include Mobisel's accounts since it was legally established on January 31, 1996.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

  All significant intercompany accounts and transactions have been eliminated.

 Cash Equivalents

  Time deposits and other short-term investments with maturities of three months or less at the time of placement or purchase are considered as "Cash Equivalents".

 Allowance for Doubtful Accounts

  The Company and its Subsidiary provide allowance for doubtful accounts based on a review of the status of the individual receivable accounts at the end of the period.

 Inventories

  Inventories are stated at the lower of cost or net realizable value (market). Cost is determined by the first-in, first-out method. The Company provides an allowance for obsolescence on inventories based on a periodic review of their conditions.

 Transactions with Related Parties

  The Company and its Subsidiary have transactions with entities which are regarded as having special relationship as defined under Statement of Financial Accounting Standards No. 7, "Related Party Disclosures".

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. The Company and its Subsidiary use double-declining balance method and straight-line method, respectively, for computing the depreciation, based on the estimated useful lives of the assets as follows:

                                    COMPANY                                YEARS
                                    -------                                -----
      Vehicles............................................................    2
      Furniture and fixtures..............................................  2-4
      Building improvements...............................................    2
      Computer equipment..................................................    2
      Cellular mobile telephones..........................................    4
      Machinery and equipment.............................................    4
                                   SUBSIDIARY                              YEARS
                                   ----------                              -----
      Vehicles............................................................    4
      Furniture and fixtures..............................................    4
      Telecommunication network:
        Radio base station equipment......................................    7
        Switching equipment...............................................    7
        Test and miscellaneous equipment..................................    7
        Real estate and civil works.......................................    7
        Network miscellaneous equipment...................................    7

  Telecommunication network represents capitalized system costs for the development of the Subsidiary's cellular mobile telephone systems. This includes the costs of the construction, direct labor cost spent on the construction, and interest on loans used to finance the construction. Capitalization of interest ceases when the construction is completed and ready for its intended use.

  Construction in progress is stated at cost. The accumulated costs will be reclassified to the appropriate property and equipment accounts when the construction is completed and ready for its intended use.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, their costs and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.

 Prepaid Expenses

  Prepaid expenses are amortized over the periods benefited using the straight-line method. Prepaid rent expenses which benefited more than one year is classified in "Other Assets".

 Deferred Charges

  Certain expenditures of which the benefits extend over one year are deferred and amortized over their estimated useful lives using the straight-line method.

 Preoperating Expenses

  Preoperating expenses are amortized over three years up to 1998, in accordance with the Statement of Financial Accounting Standards No. 6, "Accounting and Reporting for a Development Stage Company".

 Revenue and Expense Recognition

  Revenue is recorded as earned when products are delivered to the customers or when services are rendered. Expenses are recognized when these are incurred.

  Revenue is obtained from three primary sources:

  --connection charge for each new line sold

  --pulse-sharing

  --sales, repair, maintenance and rental of outstations and accessories

 Foreign Currency Transactions and Balances

  Transactions involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At the balance sheet date, assets and liabilities denominated in foreign currencies are adjusted to reflect the middle rate of Bank Indonesia prevailing at such date and the resulting gains or losses are credited or charged to operations of the current period.

 Provision for Income Tax

  Provision for income tax is determined on the basis of estimated taxable income for the year. No deferred tax is provided for the timing differences in the recognition of income and expenses in the financial statements for financial reporting and income tax purposes.

3. TRANSLATIONS OF INDONESIAN RUPIAH AMOUNTS INTO UNITED STATES DOLLAR AMOUNTS

  The financial statements are stated in Indonesian rupiah. The translations of the Indonesian rupiah amounts into United States dollars are included solely for the convenience of the readers, using the average buying and selling rates published by Bank Indonesia (Central Bank) on June 30, 1996 of Rp 2,342 to U.S.$ 1. The convenience translations should not be construed as representations that the Indonesian rupiah amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

4. CASH AND CASH EQUIVALENTS

   Cash and cash equivalents as of December 31, 1995 and June 30, 1996 consist of the following:

                                             DECEMBER 31, 1995  JUNE 30, 1996
                                             ----------------- ----------------
   Cash on hand............................   Rp   22,438,597  Rp    42,683,016
   Cash in banks...........................       830,916,549     4,149,437,337
   Cash equivalents Time deposits, with an-
    nual interest at 4.5%--6.06%...........     4,690,353,097    35,206,097,047
                                              ---------------  ----------------
   Total...................................   Rp5,543,708,243  Rp39,398,217,400
                                              ===============  ================

  A portion of cash and cash equivalents amounting to Rp 4,740,770,937 and Rp 4,818,873,911 as of December 31, 1995 and June 30, 1996, respectively, are used as collateral for the short-term loans and long-term debts (see Notes 8 and 12).

5. ACCOUNTS RECEIVABLE--TRADE

   The details of this account are as follows:

                                              DECEMBER 31, 1995  JUNE 30, 1996
                                              ----------------- ---------------
   Pulse revenue receivables.................  Rp2,579,752,929  Rp5,648,164,424
   Outstation receivables....................      606,278,414      601,285,241
                                               ---------------  ---------------
   Total.....................................    3,186,031,343    6,249,449,665
   Less allowance for doubtful accounts......      568,483,998    1,252,235,660
                                               ---------------  ---------------
   Net.......................................  Rp2,617,547,345  Rp4,997,214,005
                                               ===============  ===============

  Trade receivables are used as collateral for short-term loans and long-term debts (see Notes 8 and 12).

6. INVENTORIES

   Inventories consist of the following:

                                              DECEMBER 31, 1995  JUNE 30, 1996
                                              ----------------- ---------------
   Cellular mobile telephones................  Rp5,009,533,582  Rp4,322,999,657
   Optional equipment........................    2,286,941,570    2,298,947,262
   Mobile telephones in transit..............       25,211,819       25,211,819
                                               ---------------  ---------------
   Total.....................................    7,321,686,971    6,647,158,738
   Less allowance for obsolescence...........    3,858,732,612    3,858,732,612
                                               ---------------  ---------------
   Net.......................................  Rp3,462,954,359  Rp2,788,426,126
                                               ===============  ===============

  Certain inventories are used as collateral for certain short-term loans (see
Note 8).

  Allowance for inventory obsolescence is made for non-moving inventory of old and out-modelled mobile telephone equipment.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

7. PROPERTY AND EQUIPMENT

  Property and equipment as of June 30, 1996 consist of the following:

                                   BEGINNING
                                    BALANCE
                          ----------------------------
                                                                                     ENDING
                             COMPANY       MOBISEL       ADDITIONS    DISPOSALS     BALANCE
                          ------------- -------------- ------------- ----------- --------------
                               RP             RP            RP           RP            RP
COST
Vehicles................  2,174,917,480    306,500,000   755,200,000 272,600,000  2,964,017,480
Furniture and fixtures..    400,832,057    251,235,224   175,334,106         --     827,401,387
Building improvements...    474,708,473            --            --          --     474,708,473
Computer equipment......    480,101,200            --    115,653,950         --     595,755,150
Cellular mobile
 telephones.............    179,637,111            --            --    1,950,000    177,687,111
Machinery and
 equipment..............    204,986,126            --            --          --     204,986,126
RBS equipment...........            --  25,081,160,980           --          --  25,081,160,980
Switching equipment.....            --   9,306,319,059           --          --   9,306,319,059
Microwave equipment.....            --   3,807,752,324           --          --   3,807,752,324
Test and miscellaneous
 equipment..............            --   3,571,581,875           --          --   3,571,581,875
Network miscellaneous
 equipment..............            --   2,442,286,271           --          --   2,442,286,271
Real estate and civil
 works..................            --   2,035,473,416    14,037,181         --   2,049,510,597
Construction in
 progress...............            --     390,284,947 7,800,965,036         --   8,191,249,983
                          ------------- -------------- ------------- ----------- --------------
Total...................  3,915,182,447 47,192,594,096 8,861,190,273 274,550,000 59,694,416,816
                          ------------- -------------- ------------- ----------- --------------
ACCUMULATED DEPRECIATION
Vehicles................  1,477,499,663     19,156,251   230,642,379 230,361,199  1,496,937,094
Furniture and fixtures..    277,518,817     17,631,579    44,369,055         --     339,519,451
Building improvements...    314,682,123            --     20,003,294         --     334,685,417
Computer equipment......    227,617,819            --     65,534,561         --     293,152,380
Cellular mobile
 telephones.............     41,576,179            --      1,334,603     950,000     41,960,782
Machinery and
 equipment..............    115,909,065            --     11,134,638         --     127,043,703
RBS equipment...........            --             --  1,286,794,099         --   1,286,794,099
Switching equipment.....            --             --    477,462,605         --     477,462,605
Microwave equipment.....            --             --    195,357,513         --     195,357,513
Test and miscellaneous
 equipment..............            --             --    183,240,738         --     183,240,738
Network miscellaneous
 equipment..............            --             --    125,301,997         --     125,301,997
Real estate and civil
 works..................            --             --    105,150,561         --     105,150,561
                          ------------- -------------- ------------- ----------- --------------
Total...................  2,454,803,666     36,787,830 2,746,326,043 231,311,199  5,006,606,340
                          ------------- -------------- ------------- ----------- --------------
Net Book Value..........  1,460,378,781 47,155,806,266                           54,687,810,476
                          ============= ==============                           ==============

  Depreciation charged to operations amounted to Rp 510,744,403 for the six months period ended June 30, 1995 and Rp 2,746,326,043 for the six months period ended June 30, 1996. The Company's property and equipment are used as collateral to the short-term loans and long-term debts (see Notes 8 and 12).

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

8. SHORT-TERM LOANS

  This account represents loans obtained from the following:

                                               DECEMBER 31, 1995  JUNE 30, 1996
                                               ----------------- ---------------
   PT Bank Utama..............................  Rp9,475,000,000  Rp9,475,000,000
   PT Lippobank...............................          366,558              --
                                                ---------------  ---------------
   Total......................................  Rp9,475,366,558  Rp9,475.000.000
                                                ===============  ===============

  The credit facility obtained from PT Bank Utama bears annual interest ranging from 20% to 24%. The loan is collateralized with certain cash, receivables, inventories, property and equipment, and corporate guarantee from PT Bina Reksa Perdana, a stockholder, and certain property and equipment of affiliates.

9. ACCOUNTS PAYABLE--TRADE

  This account represents liabilities to:

                                               DECEMBER 31, 1995  JUNE 30, 1996
                                               ----------------- ---------------
   Nokia Telecommunications Oy................   Rp        --    Rp2,265,628,902
   Ericsson Radio System AB...................             --      2,093,452,328
   PT Indosat (Persero).......................             --        806,964,837
   SEMA Group Consulting Ltd..................             --        702,600,000
   PT Alvarid Mas.............................             --        376,668,544
   EDS Management Consulting..................             --        141,875,000
   Others (below Rp 100 million each).........     564,424,841       482,756,618
                                                 -------------   ---------------
   Total......................................   Rp564,424,841   Rp6,869,946,229
                                                 =============   ===============

10. ACCOUNTS PAYABLE--OTHERS

  As of December 31, 1995, this account mainly represents due to former stockholder and PT Telekomunikasi Indonesia (Telkom) amounting to Rp 6,145 million and Rp 6,610 million, respectively. The amount due to Telkom represents the difference between the agreed price of the network assets transferred to Mobisel and Telkom's share of the capital contribution in Mobisel. As of June 30, 1996, a portion of the above liabilities have been settled.

11. TAXES PAYABLE

                                              DECEMBER 31, 1995  JUNE 30, 1996
                                              ----------------- ---------------
   Estimated income tax payable (less tax
    prepayment of
    Rp 97,784,316 in 1995)...................  Rp4,075,702,684  Rp          --
   Income tax Article 21.....................      268,692,322      300,101,040
   Article 23................................      357,878,479      434,554,786
   Article 25................................       43,107,840    4,072,473,731
   Article 26................................      174,618,857      213,485,635
                                               ---------------  ---------------
   Total.....................................  Rp4,920,000,182  Rp5,020,615,192
                                               ===============  ===============

  No provision for income tax for the six months period ended June 30, 1996 since the Company and its Subsidiary are in a fiscal loss position.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

  The provision for income tax and computation of the estimated corporate income tax payable for the year ended December 31,1995 are as follows:

   Estimated taxable income (rounded-off)..................... Rp13,940,790,000
                                                               ----------------
   Provision for income tax...................................    4,173,487,000
                                                               ----------------
   Prepayments of income tax Article 22.......................       52,898,433
     Article 23...............................................        1,350,000
     Article 25...............................................       43,535,883
                                                               ----------------
                                                                     97,784,316
                                                               ----------------
   Estimated corporate income tax payable.....................    4,075,702,684
                                                               ================

12. LONG-TERM DEBTS

  This account represents long-term debts with details as follows:

                                            DECEMBER 31, 1995  JUNE 30, 1996
                                            ----------------- ----------------
   Rupiah PT Bank Indonesia Raya             Rp1,718,555,179  Rp 1,718,555,179
   PT Bank Tamara..........................      676,853,686               --
   PT Lippobank............................      243,565,458               --
   Others (below Rp 100 million each)......      211,173,942       165,853,351
   U.S. Dollar Nissho Iwai International
    Pte. Ltd., Singapore...................              --     58,550,000,000
   Svenska Handelsbanken, Singapore........              --      5,152,170,528
                                             ---------------  ----------------
                                               2,850,148,265    65,586,579,058
   Less current maturities.................    2,714,491,758     4,747,385,517
                                             ---------------  ----------------
   Long-term portion.......................  Rp  135,656,507  Rp60,839,193,541
                                             ===============  ================

  On March 12, 1996, Mobisel obtained a loan from Nissho Iwai International (Singapore) Pte. Ltd. (Nissho Iwai) with a maximum facility amounting to U.S.$ 60,000,000 to finance the construction and implementation of the NMT-450 Network in Bandar Lampung in Sumatra, Java, Bali and Lombok. The loan, which term is five years and inclusive of a two years grace period on principal payment, is repayable in six equal semi-annual installments. Proceeds from collections of Mobisel's receivables are deposited directly into escrow accounts maintain with certain banks as chosen and agreed-upon by both parties.

  The above loans are collateralized with 3,000 lines cellular telephone network, cash and cash equivalents, receivables, and property and equipment of the Company and Subsidiary and property and equipment of an affiliate, corporate guarantee from the Company and shares of Mobisel. The Rupiah loans bear interest at rates ranging from 20% to 23% per annum. The loan from Svenska Handelsbanken, Singapore bears interest at 0.55% above one month SIBOR, while the loan from Nissho Iwai bears interest at an annual rate of 2.5% above LIBOR.

  Certain loan agreements contain terms and conditions restricting the Company and Subsidiary from, such as, without prior consent from the lenders, taking additional loans, entering into any investment, merger, consolidation, reorganization and changing ownership. In addition, the Company has to maintain certain financial ratios.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

13. CAPITAL STOCK

  The stockholders and their respective stockholdings as of June 30, 1996 and December 31, 1995 are as follows:

        STOCKHOLDERS           NUMBER OF SHARES % OF OWNERSHIP      AMOUNT
        ------------           ---------------- -------------- ----------------
PT Bina Reksa Perdana........       12,500            50%      Rp12,500,000,000
International Wireless Commu-
 nications, Inc..............        6,250            25          6,250,000,000
PT Deltona Satya Dinamika....        6,250            25          6,250,000,000
                                    ------           ---       ----------------
Total........................       25,000           100%      Rp25,000,000,000
                                    ======           ===       ================

14. REVENUES

  The details of revenues are as follows:

                                                 JUNE 30, 1995   JUNE 30, 1996
                                                --------------- ----------------
      Pulse sharing                             Rp4,520,566,279 Rp10,605,884,008
      Sales of outstations.....................   2,761,705,440      378,801,952
      Connecting charges.......................     126,500,000      367,200,000
      Repair, maintenance and others...........     305,514,655      106,445,102
                                                --------------- ----------------
      Total.................................... Rp7,714,286,374 Rp11,458,331,062
                                                =============== ================

15. COST OF REVENUES

  The details of cost of revenues are as follows:

                                                  JUNE 30, 1995   JUNE 30, 1996
                                                 --------------- ---------------
      Pulse sharing                                Rp360,773,061 Rp3,725,588,682
      Cost of outstations.......................   1,368,873,578     700,137,165
      Repair, maintenance and others............     159,271,729      10,137,463
                                                 --------------- ---------------
      Total..................................... Rp1,888,918,368 Rp4,435,863,310
                                                 =============== ===============

16. CONTINGENT LIABILITY

  The Company is in a dispute with PT Larikerindo relating to the settlement of loan. On August 9, 1994, the court dismissed the claims against the Company. However, PT Larikerindo filed an appeal concerning the court decision. On December 29, 1995, the higher court again dismissed the claims.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

17. CONSULTANCY AGREEMENTS

  Mobisel had agreements with several parties in connection with the installation and development of infrastructure of the STKB-C (Cellular mobile telephone network) project. The agreements, made prior to the approval of Mobisel's articles of association by MOJ, were entered into by the Company on behalf of Mobisel. These agreements are as follows:

    a. Consultancy service agreements with Telecon Ltd. (Telecon), Finland, whereby Telecon agreed to provide a technical expert to work in Jakarta as a technical manager for a period of 24 months starting from May 1995. The expert shall work as a member management and shall, as an advisor, be responsible for the further network build-up and for the operative technical functions. The expert may also, on request, advise management on business related issues.

    b. Another consultancy agreement service with Telecon whereby Telecon agreed to provide an expert to work in Jakarta as an installation supervisor and testing and commissioning consultant for the RS 4000 Radio Base Station equipment in the Final Fix project. The work started in October 1995 and has a duration of three months.

    c. Consultancy agreement with Broadcast Communications Limited (BCL), New Zealand, whereby BCL agreed to send one expert to work in Jakarta as a project manager for the Final Fix project. The work started in October 1995 and has a duration of three months.

    d. Supply contract and service contract with Nokia Telecommunications Oy, Finland, amounted U.S.$ 19.3 million and Nokia Telecommunications Pte. Ltd., Singapore, amounted U.S.$ 4.37 million, respectively, in connection with NMT-470 Network Expansion and Transmission System in order to provide new network coverage for NMT mobile telephone system. These contracts were made on January 19, 1996 and an advance payment amounted to U.S.$ 3.34 million has been made and recorded under "Advances" in the consolidated balance sheet.

    e. Billing process service agreement with Telkom whereby Telkom will provide billing process, interconnection data, claim and detail of billing process. As compensation, Mobisel is charged Rp 3,720 per station per month (excluding 10% VAT). The agreement will mature on February 19, 1997.

    f. Service agreement with Telkom whereby Telkom will provide billing collection service to Mobisel. As compensation, Mobisel will pay 1% of its revenue to Telkom. The agreement will mature on March 31, 1997.

  All consultancy fees related to the installation and development of infrastructure of STKB-C are capitalized and recorded under "Property and Equipment" in the consolidated balance sheet.

18. OTHER

  All transactions and agreements made prior to the approval of Mobisel's articles of association by MOJ were entered into by the Company on behalf of the Mobisel.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

19. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The financial statements have been prepared in accordance with Indonesian GAAP which differ in certain aspects from U.S. GAAP.

  The differences are reflected in the approximations provided in Note 20 and arise due to the items discussed in the following paragraphs:

  a. INCOME TAXES

    Under Indonesian GAAP, it is acceptable to recognize Income Tax expense based upon the estimated current Income Tax liability on the current year's earnings. When income and expense recognition for Income Tax purposes does not occur in the same year as income and expense recognition for financial reporting purposes, the resulting temporary differences are not considered in the computation of Income Tax expense for the year.

    Under U.S. GAAP, the liability method is used to calculate the Income Tax provision. Under the liability method, deferred tax assets or liabilities are recognized for differences between the financial reporting and tax bases of assets and liabilities at each reporting date.

  b. REGULATION

    The Company provides telephone service in Indonesia and therefore is subject to the regulatory control of the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia. Rates for services are tariff-regulated. Although changes in rates for services are authorized and computed based on a decree issued by the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia, these are not based on a fixed rate of return and are not designed to provide for the recovery of the Company's cost of services. Accordingly, the requirements of U.S. GAAP related to a business whose rates are regulated on the basis of its actual costs are not applicable to the Companies' financial statements.

  c. PRESENTATION OF THE STATEMENTS OF STOCKHOLDERS' EQUITY

    Under Indonesian GAAP, except for public companies, it is not required to present statements of retained earnings. Under U.S. GAAP, the Companies are required to present statements of stockholders' equity.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

20. RECONCILIATION BETWEEN NET INCOME AND STOCKHOLDERS' EQUITY DETERMINED UNDER INDONESIAN AND U.S. GAAP

  The following is a summary of the significant adjustments to net income for the six months period ended June 30, 1996 and 1995 and to stockholders' equity as of June 30, 1996 and 1995 which would be required if U.S. GAAP had been applied instead of Indonesian GAAP in the financial statements:

                                 JUNE 30, 1995           JUNE 30, 1996
                                ---------------  ------------------------------
                                      RP               RP        U.S.$ (NOTE 3)
                                ---------------  --------------  --------------
Net income (loss) according to
 the consolidated financial
 statements prepared under
 Indonesian GAAP..............       62,378,688  (1,016,003,170)     (433,819)
U.S. GAAP adjustment due to
 Income Tax (A)...............     (128,272,721)   (233,642,918)      (99,762)
Valuation allowance...........      128,272,721     147,618,925        63,031
                                ---------------  --------------    ----------
Approximate net loss in accor-
 dance with U.S. GAAP.........       62,378,688  (1,102,027,163)     (470,550)
                                ---------------  --------------    ----------
Stockholders' equity (deficit)
 according to the financial
 statements prepared under
 Indonesian GAAP..............  (13,871,185,815)  5,675,136,797     2,423,201
U.S. GAAP adjustment due to
 Income Tax...................      753,711,334   4,795,615,137     2,047,658
Valuation Allowance...........     (753,711,334) (4,881,639,129)   (2,084,389)
                                ---------------  --------------    ----------
Approximate stockholders' eq-
 uity (deficit) in accordance
 with U.S. GAAP...............  (13,871,185,815)  5,589,112,805     2,386,470
                                ===============  ==============    ==========

  With regard to the consolidated balance sheet and statement of income, the following significant captions determined under U.S. GAAP would have been:

                                DECEMBER 31, 1995         JUNE 30, 1996
                                ----------------- ------------------------------
                                       RP               RP        U.S.$ (NOTE 3)
                                ----------------- --------------- --------------
Balance sheet:
  Current assets...............  12,270,504,214    59,646,533,193   25,468,204
  Total assets.................  61,512,948,397   118,791,253,375   50,722,141
  Current liabilities..........  40,380,349,030    32,647,918,320   13,940,187
  Total liabilities............  54,821,808,430   113,202,140,570   48,335,671
                                  JUNE 30, 1995           JUNE 30, 1996
                                ----------------- ------------------------------
                                       RP               RP        U.S.$ (NOTE 3)
                                ----------------- --------------- --------------
Statement of income:
  Operating income.............   3,145,836,109     2,561,444,972    1,093,700

--------

(A) Reflects the tax effect solely due to the difference in accounting for taxes under U.S. and Indonesian GAAP.

                   PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

21. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP

  The following information is presented on the basis of U.S. GAAP:

 Income Tax

  The tax effect on significant temporary differences is as follows:

                                  JUNE 30, 1995          JUNE 30, 1996
                                  -------------  ------------------------------
                                       RP              RP        U.S.$ (NOTE 3)
                                  -------------  --------------  --------------
   Deferred tax assets--cur-
    rent........................   416,775,275    1,533,290,482       654,693
   Allowance for deferred tax
    assets--current.............  (416,775,275)  (1,533,290,482)     (654,693)
   Deferred tax assets--non-cur-
    rent........................   336,936,059    3,348,348,647     1,429,696
   Allowance for deferred tax
    asset-noncurrent............  (336,936,059)  (3,348,348,647)   (1,429,696)
   Deferred tax liabilities--
    non-current.................           --       (86,023,992)      (36,731)
                                  ------------   --------------    ----------
   Total deferred tax--net......           --       (86,023,992)      (36,731)
                                  ============   ==============    ==========

  The temporary differences, on which deferred tax assets have been computed are not deductible for income tax purposes until the provision for inventory obsolescence and provision for uncollectible trade receivable are written-off. The differences between the book and tax bases of gain on disposal of network assets, property and equipment, and network assets are due to the differing recognition methods for Income Tax and financial reporting purposes.

  The Income Tax provision reported under U.S. GAAP differs from the expected provision due to certain permanent differences which are detailed below:

                                   JUNE 30, 1995          JUNE 30, 1996
                                   -------------  ------------------------------
                                        RP              RP        U.S.$ (NOTE 3)
                                   -------------  --------------  --------------
   Approximate income (loss)
    before Income Tax in
    accordance with U.S. GAAP.....   62,378,688   (1,016,003,170)    (433,819)
   Effect of permanent
    differences:
   Entertainment and donation.....                    17,418,873        7,439
   Interest expense...............                    72,825,199       31,095
   Interest income which was
    already subjected to final
    tax...........................                  (210,978,524)     (90,085)
   Others.........................  (54,795,359)             --           --
                                   ------------   --------------     --------
   Approximate income (loss)
    before Income Tax in
    accordance with U.S. GAAP.....    7,583,329   (1,136,737,622)    (485,370)
                                   ------------   --------------     --------
   Expected provision for income
    tax on taxable income in
    accordance with U.S. GAAP.....    2,274,999     (349,771,100)    (149,347)
   Adjustment for enacted changes
    in tax rates..................  125,997,722              --           --
   Decreases in valuation
    allowance..................... (128,272,721)    (147,618,925)     (63,031)
                                   ------------   --------------     --------
   Provision for income tax on
    taxable income in accordance
    with U.S. GAAP................          --      (497,390,025)    (212,378)
                                   ============   ==============     ========

22. RECLASSIFICATIONS OF ACCOUNTS

  Certain accounts in June 30, 1995 financial statements have been reclassified to conform with the presentation of accounts in the June 30, 1996 financial statements.

                                                                    ATTACHMENT I

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

           STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
       (WITH COMPARATIVE FIGURES FOR THE SIX MONTHS ENDED JUNE 30, 1995)

                               CAPITAL STOCK      RECEIVABLES FROM                   STOCKHOLDERS'
                          (ISSUED AND FULLY PAID)   STOCKHOLDERS       DEFICIT          EQUITY
                          ----------------------- ---------------- ---------------  ---------------
DESCRIPTION                         RP                   RP              RP               RP
-----------               ----------------------- ---------------- ---------------  ---------------
Balance as of January 1,
 1996...................      25,000,000,000                  --   (18,308,860,033)   6,691,139,967
Net loss for the peri-
 od.....................                  --                  --    (1,016,003,170)  (1,016,003,170)
                              --------------       --------------  ---------------  ---------------
Balance as of June 30,
 1996...................      25,000,000,000                  --   (19,324,863,203)   5,675,136,797
                              --------------       --------------  ---------------  ---------------
Balance as of January 1,
 1995...................       1,000,000,000       (4,041,764,800) (10,062,739,203) (13,104,504,003)
Addition in receivables
 from stockholders......                 --          (829,060,500)             --      (829,060,500)
Net income for the peri-
 od.....................                 --                   --        62,378,688       62,378,688
                              --------------       --------------  ---------------  ---------------
Balance as of June 30,
 1995...................       1,000,000,000       (4,870,825,300) (10,000,360,515) (13,871,185,815)
                              ==============       ==============  ===============  ===============

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                               AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                              FINANCIAL STATEMENTS
                                FOR US REPORTING
                       THREE YEARS ENDED 31 DECEMBER 1995

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Syarikat Telefon Wireless (M) Sdn Bhd

  We have audited the consolidated balance sheets of Syarikat Telefon Wireless
(M) Sdn Bhd ("STW") as at 31 December 1994 and 1995 and the related consolidated profit and loss accounts, statements of shareholders equity and cashflow statements for the three years ended 31 December 1995 together with the notes, set out on pages F-78 to F-88. These Consolidated Financial Statements are the responsibility of STW's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Malaysia which are essentially the same as United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects the financial position of STW and subsidiary as of 31 December 1994 and 1995, and of the results of their operations and cash flows for each of the years in the three year-period ended 31 December 1995, in conformity with generally accepted accounting principles in Malaysia.

  Generally accepted accounting principles in Malaysia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected stockholders' equity as of 31 December 1993, 1994 and 1995 and results of operations for each of the years in the three year period ended 31 December 1995 to the extent summarized in Note 16 to the Consolidated Financial Statements.

KPMG Peat Marwick
Public Accountants
Kuala Lumpur

Date: 17 July 1996

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                          CONSOLIDATED BALANCE SHEETS

                    AT 31 DECEMBER 1994 AND 31 DECEMBER 1995

                                               1994        1995
                                            ----------  -----------    U.S.$
                                                RM          RM       (NOTE 2.8)
                  ASSETS                    ----------  -----------  ----------
Current assets
  Cash and cash equivalent (Note 3).......   2,819,563    3,067,969   1,223,273
  Trade debtors...........................      30,143      334,409     133,337
  Other debtors (Note 4)..................     586,013    2,673,274   1,065,899
  Deposits & prepayments..................     125,246      471,918     188,165
                                            ----------  -----------  ----------
    Total current assets..................   3,560,965    6,547,570   2,610,674
Fixed assets, net of accumulated deprecia-
 tion of RM666,631 (1994) and RM5,993,049
 (1995) (Note 6) .........................  29,046,193   80,383,813  32,050,962
License fee, net of accumulated
 amortisation of RM15,000 (1994) and
 RM30,000 (1995)..........................     285,000      270,000     107,656
Fixed deposit (Note 3)....................         --     1,000,000     398,724
                                            ----------  -----------  ----------
    Total assets..........................  32,892,158   88,201,383  35,168,016
   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable........................     333,977      531,499     211,921
  Customers deposits......................      34,800      233,471      93,091
  Other creditors and accruals............     495,417      257,381     102,624
  Equipment supplier creditor.............         --     3,926,233   1,565,484
  Consultancy fees payable................     639,626      392,573     156,528
  Provision for compensation to former
   shareholder............................         --     2,000,000     797,448
  Term loan (secured) (Note 7)............     679,292          --          --
  Hire purchase creditors (Note 8)........      30,810      108,398      43,221
  Taxes payable...........................      27,000       43,550      17,364
                                            ----------  -----------  ----------
    Total current liabilities.............   2,240,922    7,493,105   2,987,681
Term loan (secured) (Note 7)..............   5,566,206   54,639,164  21,785,951
Hire purchase creditors (Note 8)..........      81,171      349,477     139,345
Loans from shareholders...................  13,670,700          --          --
Shareholders' equity:
  Common stock--RM1.00 par value, autho-
   rized 50,000,000 shares; issued and
   fully paid-up 16,280,000 (1994) and
   46,418,000 (1995) shares (Note 9)......  16,280,000   46,418,000  18,507,974
  Revaluation reserve (Note 10)...........         --     2,971,432   1,184,782
  Accumulated deficit.....................  (4,946,841) (23,669,795) (9,437,717)
                                            ----------  -----------  ----------
    Total shareholders' equity............  11,333,159   25,719,637  10,255,039
                                            ----------  -----------  ----------
    Total liabilities and shareholders'
     equity...............................  32,892,158   88,201,383  35,168,016
                                            ==========  ===========  ==========

       The notes set out on pages F-82 to F-88 form an integral part of, and should be read in conjunction with, these accounts.

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD. AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                   FOR THE THREE YEARS ENDED 31 DECEMBER 1995

                                    1993      1994        1995
                                   ------  ----------  -----------    U.S.$
                                     RM        RM          RM       (NOTE 2.8)
                                   ------  ----------  -----------  ----------
Revenue
  Telecommunication revenues......    --       43,240      934,808     372,730
  Income from property rentals....    --      191,258      944,485     376,589
                                   ------  ----------  -----------  ----------
    Total revenue.................    --      234,498    1,879,293     749,319
Operating Expenses
  Cost of telecommunication reve-
   nues...........................    --      288,959    1,045,086     416,701
  Depreciation....................  4,592     662,039    5,669,938   2,260,741
  General and administrative ex-
   penses.........................  5,334   3,787,420   10,235,999   4,081,339
  Preliminary & preoperating ex-
   penses.........................    --      406,500          --          --
                                   ------  ----------  -----------  ----------
    Total Operating Expenses......  9,926   5,144,918   16,951,023   6,758,781
Operating loss.................... (9,926) (4,910,420) (15,071,730) (6,009,462)
Other income/(expense)
  Provision for compensation to
   former shareholder (Note 2)....    --          --    (2,000,000)   (797,448)
  Interest income.................  3,452     102,923       27,466      10,952
  Interest expense................    --     (105,117)  (1,661,690)   (662,556)
                                   ------  ----------  -----------  ----------
Net loss before income taxes...... (6,474) (4,912,614) (18,705,954) (7,458,514)
Income taxes (Note 14)............ (1,000)    (26,753)     (17,000)     (6,778)
                                   ------  ----------  -----------  ----------
Net loss.......................... (7,474) (4,939,367) (18,722,954)  7,465,292
                                   ======  ==========  ===========  ==========


       The notes set out on pages F-82 to F-88 form an integral part of, and should be read in conjunction with, these accounts.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED 31 DECEMBER 1995

                          ORDINARY SHARES              REVALUATION
                            OF RM1 EACH     DEFICIT      RESERVE      TOTAL
                                RM            RM           RM          RM
                          --------------- -----------  ----------- -----------
1993
Balance at 11 February
 1993 (date of
 incorporation).........             3            --          --             3
Ordinary shares issued..     2,499,997            --          --     2,499,997
Net loss for the period
 ended 31 December
 1993...................                       (7,474)        --        (7,474)
                            ----------    -----------   ---------  -----------
Balance at 31 December
 1993...................     2,500,000         (7,474)        --     2,492,526
1994
Ordinary shares issued..    13,780,000            --          --    13,780,000
Net loss for the year
 ended 31 December
 1994...................           --      (4,939,367)        --    (4,939,367)
                            ----------    -----------   ---------  -----------
Balance at 31 December
 1994...................    16,280,000     (4,946,841)        --    11,331,159
1995
Ordinary shares issued..    30,138,000            --          --    30,138,000
Revaluation reserve.....           --             --    2,971,432    2,971,432
Net loss for the year
 ended 31 December
 1995...................           --     (18,722,954)        --   (18,722,954)
                            ----------    -----------   ---------  -----------
Balance at 31 December
 1995...................    46,418,000    (23,669,795)  2,971,432   25,719,637
                            ==========    ===========   =========  ===========


       The notes set out on pages F-82 to F-88 form an integral part of, and should be read in conjunction with, these accounts.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                        CONSOLIDATED CASH FLOW STATEMENT

                   FOR THE THREE YEARS ENDED 31 DECEMBER 1995

                                 1993        1994         1995
                               ---------  -----------  -----------     U.S.$
                                  RM          RM           RM       (NOTE 2.8)
                               ---------  -----------  -----------  -----------
CASH FLOW FROM OPERATING
 ACTIVITIES
  Net loss...................     (7,474)  (4,939,367) (18,722,954)  (7,465,292)
  Adjustments to reconcile
   net loss to cash used in
   operating activities
  Depreciation...............      4,592      662,039    5,669,938    2,260,741
  Loss on disposal of fixed
   assets....................        --           --        36,700       14,633
  Provision for compensation
   to former shareholder.....        --           --     2,000,000      797,448
  Amortisation of license
   fee.......................        --        15,000       15,000        5,981
  Increase in trade and other
   debtors...................    (11,757)    (604,399)  (2,391,527)    (953,560)
  Increase in deposits and
   prepayments...............        --      (125,246)    (346,672)    (138,227)
  Increase in license fee....        --      (300,000)         --           --
  Increase in equipment
   supplier creditor.........        --           --     3,926,233    1,565,484
  (Decrease)/increase in
   other current
   liabilities...............     76,439    1,454,381      (72,346)     (28,846)
  Increase in fixed
   deposits..................        --           --    (1,000,000)    (398,724)
  Decrease/(increase) in
   deferred expenses.........   (404,000)     404,000          --           --
                               ---------  -----------  -----------  -----------
Net cash used in operating
 activities..................   (342,200)  (3,433,592) (10,885,628)  (4,340,362)
                               ---------  -----------  -----------  -----------
CASHFLOWS FROM INVESTING
 ACTIVITIES
  Purchase of fixed assets...    (30,615) (29,690,572) (54,169,326) (21,598,615)
  Proceeds from disposal of
   fixed assets..............        --         8,363       96,500       38,477
                               ---------  -----------  -----------  -----------
  Net cash used in investing
   activities................    (30,615) (29,682,209) (54,072,826) (21,560,138)
                               ---------  -----------  -----------  -----------
CASHFLOWS FROM FINANCING
ACTIVITIES
  Proceeds from term loan....        --     6,245,498   54,639,164   21,785,950
  Repayment of term loan.....        --           --    (6,245,498)  (2,490,230)
  Loan (to)/from
   shareholders..............        --    13,670,700  (13,670,700)  (5,450,837)
  Proceeds from issue of
   shares....................  2,500,000   13,780,000   30,138,000   12,016,746
  Increase in hire purchase..                 111,981      345,894      137,916
                               ---------  -----------  -----------  -----------
  Net cash from financing
   activities................  2,500,000   33,808,179   65,206,860   25,999,545
                               ---------  -----------  -----------  -----------
Net increase in cash and cash
 equivalents.................  2,127,185      692,378      248,406       99,045
Cash and cash equivalents at
 beginning of year...........        --     2,127,185    2,819,563    1,124,228
                               ---------  -----------  -----------  -----------
Cash and cash equivalents at
end of year..................  2,127,185    2,819,563    3,067,969    1,223,273
                               =========  ===========  ===========  ===========
Supplemental information:
(i) Cash paid for:
    Interest.................        --       106,048    1,661,690      662,556
  Income taxes...............        --           753          450          179
                               =========  ===========  ===========  ===========
(ii) Supplemental schedules
     on non-cash investing
     activities:
  Revaluation of fixed
   assets....................        --           --     2,971,432    1,184,781
                               =========  ===========  ===========  ===========

       The notes set out on pages F-82 to F-88 form an integral part of, and should be read in conjunction with, these accounts.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                             NOTES TO THE ACCOUNTS

1. PRINCIPAL ACTIVITIES

  The principal activity of the Company is provision of telecommunication services. The principal activities of the subsidiary is disclosed in Note 5.

  These activities have remained unchanged during the period.

2. SIGNIFICANT ACCOUNTING POLICIES

 2.1 Basis of Preparation

  The accounts of the Company and its subsidiary have been prepared under the historical cost convention modified to include the revaluation of certain properties and in compliance with approved accounting standards.

 2.2 Basis of Consolidation

  The consolidated accounts incorporate the audited accounts of the Company and its subsidiary made up to 31 December 1994 and 1995. The 1993 accounts reflect the Company level only as the subsidiary was acquired in 1994.

  Inter-company transactions are eliminated on consolidation and the consolidated accounts reflect external transactions only.

 2.3 Fixed Assets and Depreciation

  Leasehold land and building will be amortised over the period of the lease. Other fixed assets are stated at cost less accumulated depreciation.

  Depreciation of fixed assets is calculated on the straight lines basis to write off the cost of the assets over their expected useful lives.

  The principal annual rates used are as follows:

      Leasehold land and building     Over the period of the lease of 80 years
      ---------------------------     ----------------------------------------
      Furniture and fittings.........                   15%
      Office equipment...............                   15%
      Telecommunication network
      equipment......................                  5%-15%
      Plant and machinery............                   20%
      Motor vehicles.................                   20%
      Renovation.....................                   15%

 2.4 Deferred Taxation

  Provision for deferred taxation is made on the liability method for all timing differences except where no liability is expected to arise in the foreseeable future. Deferred tax benefits are only recognised when there is a reasonable expectation of realisation in the near future.

 2.5 Foreign Currency

  Assets and liabilities in foreign currencies are translated into Ringgit Malaysia at rates of exchange ruling at the balance sheet date and items in the profit and loss account are converted at rates ruling on the transaction dates. Exchange differences are dealt within the profit and loss account. There were no significant exchange differences during the three years ended 31 December 1995.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                      NOTES TO THE ACCOUNTS--(CONTINUED)

 2.6 Leases

  Fixed assets acquired under finance leases are capitalized in the accounts and the corresponding obligation treated as a liability. Finance charges are allocated to the profit and loss account over the lease periods to give a constant periodic rate of interest on the remaining lease liabilities.

 2.7 Compensation to Former Shareholder

  The provision for compensation to a former shareholder resulted from a claim by a former shareholder for RM 2.093 million which the Company settled. The provision has been included in other expense on the accompanying consolidated profit and loss accounts as the amount was derived from an event that was distinct from the ordinary activities of the Company.

 2.8 Translations of Ringgit Malaysia Amounts Into United States Dollar
Amounts

  The financial statements are stated in Ringgit Malaysia (RM). The translations of the Ringgit Malaysia amounts into United States dollars are included solely for the convenience of the readers, using the average exchange rate for the twelve months ended December 31, 1995 of RM 2.5080 to U.S.$1. The convenience translations should not be construed as representations that the Ringgit Malaysia amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

3. CASH AND CASH EQUIVALENTS AND DEPOSITS

                                                             1994       1995
                                                           --------- ----------
                                                              RM         RM
                                                           --------- ----------
      Cash and bank balances.............................. 2,819,563    267,969
      Deposits with licensed banks........................       --   3,800,000
                                                           --------- ----------
                                                           2,819,563  4,067,969
      Non-current deposits................................       --  (1,000,000)
                                                           --------- ----------
      Cash and cash equivalents........................... 2,819,563  3,067,969
                                                           ========= ==========

  Non-current deposits with licensed banks comprise RM 1,000,000 (1994--RM
Nil) pledged as security for a syndicated term loan granted to the Company.

4. OTHER DEBTORS

  Included in other debtors is RM2,564,000 (1994-RM Nil) due from a director of the Company.

5. SUBSIDIARY COMPANY

  The subsidiary company, incorporated in Malaysia, is as follows:

                                                               PERCENTAGE OF
                                                                EQUITY HELD
                                                               ---------------
       NAME OF COMPANY                   PRINCIPAL ACTIVITIES  1993 1994  1995
       ---------------                   --------------------  ---- ----  ----
      Segar Kasturi Sdn Bhd............ Investment in property --   100%  100%

  The investment in the subsidiary was acquired in 1994.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                      NOTES TO THE ACCOUNTS--(CONTINUED)

6. FIXED ASSETS

                                                                  DEPRECIATION
                                 COST/    ACCUMULATED   NET BOOK   CHARGE FOR
                               VALUATION  DEPRECIATION   VALUE      THE YEAR
       1994                        RM          RM          RM          RM
       ----                    ---------- ------------ ---------- ------------
Freehold land--at cost........    104,755       --        104,755       --
Leasehold land and building--
at cost....................... 12,408,788   155,110    12,253,678   155,110
Telecommunication network
equipment..................... 16,522,855   390,548    16,132,307   390,548
Renovation....................     86,705    13,970        72,735    13,006
Furniture and fittings........     70,851    11,503        59,348    10,388
Office equipment..............    195,444    30,815       164,629    28,302
Motor vehicles................    323,426    64,685       258,741    64,685
                               ----------   -------    ----------   -------
                               29,712,824   666,631    29,046,193   662,039
                               ==========   =======    ==========   =======

                                                                  DEPRECIATION
                                 COST/    ACCUMULATED   NET BOOK   CHARGE FOR
                               VALUATION  DEPRECIATION   VALUE      THE YEAR
       1995                        RM          RM          RM          RM
       ----                    ---------- ------------ ---------- ------------
Freehold land--at cost........    104,755        --       104,755        --
Leasehold land and building--
at valuation.................. 15,070,000        --    15,070,000    155,110
Telecommunication network
equipment..................... 67,358,973  5,273,497   62,085,476  4,882,949
Renovation....................  1,582,727    251,379    1,331,348    237,409
Furniture and fittings........    380,322     68,552      311,770     57,049
Office equipment..............    771,929    146,605      625,324    115,790
Plant and machinery...........    302,270     60,454      241,816     60,454
Motor vehicles................    805,886    192,562      613,324    161,177
                               ----------  ---------   ----------  ---------
                               86,376,862  5,993,049   80,383,813  5,669,938
                               ==========  =========   ==========  =========

  During the year ended 31 December 1995, the leasehold land and building of a subsidiary company was revalued by a firm of professional valuers on a fair market value basis (refer note 10).

  The leasehold land and building are charged to a financial institution as security for a syndicated term loan granted to the Company (refer note 7).

  Included under fixed assets are motor vehicles amounting to RM667,977 (1994--RM156,926) at cost which are acquired under hire purchase agreements.

7. TERM LOAN (SECURED)

                                                           1994        1995
                                                         ---------  ----------
                                                            RM          RM
                                                         ---------  ----------
      Amount outstanding................................ 6,245,498  54,639,164
      Less: Amount due and repayable and due within
       twelve months....................................  (679,292)        --
                                                         ---------  ----------
                                                         5,566,206  54,639,164
                                                         =========  ==========

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                      NOTES TO THE ACCOUNTS--(CONTINUED)

  The term loan is secured by way of fixed and floating amounts of certain assets of the Group including leasehold land and building and fixed deposits with licensed bank and are jointly and severally guaranteed by certain directors of the Company and a corporate guarantee from the holding company. The loans are subject to interest at 2.5% above the base lending rates of the participating financial institutions. The loans are repayable in eleven installments, the first installment of which is due on 8 October 1997 and subsequent installments due on six monthly intervals thereafter.

8. HIRE PURCHASE CREDITORS

                                                                  1994    1995
                                                                 ------- -------
                                                                   RM      RM
                                                                 ------- -------
      Amount outstanding........................................ 147,450 603,361
      Less: Unearned interest...................................  35,469 145,486
                                                                 ------- -------
                                                                 111,981 457,875
                                                                 ======= =======
      Amount due within twelve months...........................  30,810 108,398
      Amount due after twelve months............................  81,171 349,477
                                                                 ------- -------
                                                                 111,981 457,875
                                                                 ======= =======

9. SHARE CAPITAL

                                                              1994       1995
                                                           ---------- ----------
                                                               RM         RM
                                                           ---------- ----------
      Authorized--Ordinary shares of RM1 each
        At 1 January.....................................   5,000,000 50,000,000
        Increase during the year.........................  45,000,000        --
                                                           ---------- ----------
        At 31 December...................................  50,000,000 50,000,000
                                                           ========== ==========
      Issued and fully paid--Ordinary shares of RM1 each
        At 1 January.....................................   2,500,000 16,280,000
        Add: Issue of ordinary shares at par.............  13,780,000 30,138,000
                                                           ---------- ----------
        At 31 December...................................  16,280,000 46,418,000
                                                           ========== ==========

10. REVALUATION RESERVE

  In 1995, leasehold land and building were re-appraised to give a valuation of RM15,070,000 based on open market value by an independent firm of professional valuers. This revaluation was incorporated in the accounts at 31 December 1995.

11. LOANS FROM SHAREHOLDERS

                                                              1994       1995
                                                           ---------- ----------
                                                               RM         RM
                                                           ---------- ----------
      Loan from holding company...........................  1,900,000        --
      Loan from other shareholders........................ 11,770,000        --
                                                           ---------- ----------
                                                           13,670,000        --
                                                           ========== ==========

  The loans from shareholders are unsecured, interest free with no fixed term for repayment.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                      NOTES TO THE ACCOUNTS--(CONTINUED)

12. HOLDING COMPANY

  The holding company is Shubila Holdings Sdn. Bhd., a company incorporated in Malaysia.

13. TURNOVER

  Turnover comprises gross billings in the provision of telecommunication services and rental of office block.

14. TAXATION

                                                           1993   1994    1995
                                                           ----- ------  ------
                                                            RM     RM      RM
                                                           ----- ------  ------
      Current income tax provision........................ 1,000 27,000  17,000
      Overprovision of income taxes in the prior years....   --    (247)    --
                                                           ----- ------  ------
                                                           1,000 26,753  17,000
                                                           ===== ======  ======

  The income taxes of the Group mainly relates to rental income of the subsidiary.


15. DEFERRED TAXATION

  Subject to agreement by the Inland Revenue Department, the Group has potential deferred tax benefit at 30% amounting to RM6,089,000,000 (1994-- RM1,250,000) not taken up in the accounts as calculated under the liability method in respect of the following items:--

                                                          1994        1995
                                                       ----------  -----------
                                                           RM          RM
                                                       ----------  -----------
      Unabsorbed capital allowances..................   5,128,000   22,524,000
      Excess of net book value on book basis over tax
       basis of fixed assets.........................  (4,652,000) (16,834,000)
                                                       ----------  -----------
                                                          476,000    5,690,000
      Unabsorbed tax losses..........................   3,691,000   14,606,000
                                                       ----------  -----------
                                                        4,167,000   20,296,000
                                                       ==========  ===========

16. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
(GAAP)

  The accompanying financial statements are prepared in accordance with GAAP in Malaysia, which differ in certain significant respects to the GAAP in the United States (US). The significant differences are described below. Other differences do not have a significant effect on the consolidated net loss after tax or shareholders' equity.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                      NOTES TO THE ACCOUNTS--(CONTINUED)

  The estimated effects of the significant adjustments to the consolidated net loss after tax and shareholders' equity which would be required if US GAAP were applied instead of Malaysian GAAP are summarized as follows:--

                                     1993        1994              1995
                                   ---------  ----------  -----------------------
                                                                         U.S.$
                             NOTE     RM          RM          RM       (NOTE 2.8)
                             ----  ---------  ----------  -----------  ----------
   Net loss after tax--Ma-
    laysian GAAP...........           (7,474) (4,939,367) (18,722,954) (7,465,292)
   Adjustments:
     Preliminary expendi-
      ture.................    (i)    (6,591)      6,591          --          --
     Pre-operating expendi-
      ture.................    (i)  (397,409)    397,409          --          --
     Consultants fees......              --    1,110,705    2,124,087     846,924
     Amortisation of con-
      sultants fees........  (iii)       --      (55,535)    (106,205)    (42,347)
     Debt issuance costs...              --          --     2,413,712     962,405
     Amortisation of debt
      issuance costs.......   (iv)       --          --      (344,816)   (137,486)
     Depreciation of lease-
      hold land & build-
      ing..................    (v)       --     (155,110)    (155,110)    (61,846)
                                   ---------  ----------  -----------  ----------
     Net loss after tax--US
      GAAP.................         (411,474) (3,635,307) (14,791,286) (5,897,642)
                                   =========  ==========  ===========  ==========
   Total shareholders equi-
    ty--Malaysian GAAP.....        2,492,526  11,333,159   25,719,637  10,255,039
   Adjustments:
     Preliminary expendi-
      ture.................    (i)    (6,591)      6,591          --          --
     Pre-operating expendi-
      ture.................    (i)  (397,409)    397,409          --          --
     Revaluation reserve...   (ii)       --          --    (2,971,432) (1,184,782)
     Consultants fees--(cu-
      mulative)............  (iii)       --    1,110,705    3,234,792   1,289,789
     Amortization of con-
      sultants fees--(cumu-
      lative)..............  (iii)       --      (55,535)    (161,740)    (64,490)
     Debt issuance costs...   (iv)       --          --     2,413,712     962,405
     Amortisation of debt
      issuance costs.......   (iv)       --          --      (344,816)   (137,486)
     Depreciation of lease-
      hold land & build-
      ing--(cumulative)....    (v)       --     (155,110)    (310,220)   (123,692)
                                   ---------  ----------  -----------  ----------
   Total shareholders equi-
    ty--US GAAP............        2,088,526  12,637,219   27,579,933  10,996,783
                                   =========  ==========  ===========  ==========

--------
(i)   Preliminary and pre-operating expenditure
      Preliminary and pre-operating expenditure are deferred for Malaysian GAAP and written off in the year the company commences operations. However, these costs are normally expensed as incurred under US GAAP.

(ii)  Revaluation reserve
      Revaluation performed by professional valuers of fixed assets are taken up in the accounts for Malaysian GAAP. However, this is not incorporated in the accounts under US GAAP.

(iii) Consultants fees
      Consultants fees in relation to the installation of telecommunication has been written-off as incurred as allowed under Malaysian GAAP. However, these costs are normally capitalised and amortised under US GAAP.
      The amortisation rate used is 20 years consistent with the life of telecommunication equipment.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                          (INCORPORATED IN MALAYSIA)

                      NOTES TO THE ACCOUNTS--(CONTINUED)

(iv) Debt issuance costs

  Debt issuance costs in relation to the term loan has been written-off as incurred as allowed under Malaysian GAAP. However, these amounts are normally capitalised and amortised under US GAAP.

  The amortisation rate used in 7 years, consistent with the tenure of the loan.

(v) Depreciation of leasehold land and buildings

  Leasehold land and building have been depreciated over the lease period of 80 years as allowed under Malaysian GAAP. However, under US GAAP, assets may be depreciated up to 40 years only.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                               AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                              FINANCIAL STATEMENTS
                                  30 JUNE 1996
                                  (UNAUDITED)

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD. AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

        CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1995 AND JUNE 30, 1996

                                           1995         1996         1996
                                            RM           RM           USD
                                        -----------  -----------  -----------
                                                     (UNAUDITED)   (NOTE 4)
ASSETS
Current assets
  Cash and cash equivalent.............   3,067,969    1,415,803      568,596
  Trade debtors........................     334,409    1,020,278      409,750
  Other debtors........................   2,673,274    1,429,620      574,145
  Deposits & prepayment................     471,918       24,557        9,862
                                        -----------  -----------  -----------
Total current asset....................   6,547,570    3,890,258    1,562,353
Fixed assets, net......................  80,383,813  103,329,331   41,497,723
License fee, net.......................     270,000      270,000      108,434
Fixed deposit..........................   1,000,000    1,000,000      401,606
                                        -----------  -----------  -----------
    Total assets.......................  88,201,383  108,489,589   43,570,116
                                        ===========  ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts Payable.....................     531,499    3,502,531    1,406,639
  Customers deposits...................     233,471      386,570      155,249
  Other creditors and accruals.........     257,381          --           --
  Equipment supplier creditors.........   3,926,233          --           --
  Consultancy fees payables............     392,573          --           --
  Provision for compensation to former
   shareholders........................   2,000,000          --           --
  Hire purchase creditors..............     108,398      108,398       43,533
  Taxes payables.......................      43,550       44,000       17,671
                                        -----------  -----------  -----------
    Total current liabilities..........   7,493,105    4,041,499    1,623,092
Term loan (secured)....................  54,639,164   90,946,722   36,524,788
Hire purchase creditors................     349,477      473,048      189,979
Shareholders' equity:
Common stock--RM1.00 par value,
 authorized 50,000,000 shares; issued
 and fully paid-up 46,418,000..........  46,418,000   46,418,000   18,641,767
  Revaluation reserves.................   2,971,432    2,971,432    1,193,346
  Accumulated deficit.................. (23,669,795) (36,361,112) (14,602,856)
                                        -----------  -----------  -----------
    Total shareholders' equity.........  25,719,637   13,028,320    5,232,257
                                        -----------  -----------  -----------
    Total liabilities and shareholders'
     equity............................  88,201,383  108,489,589   43,570,116
                                        ===========  ===========  ===========

           SYARIKAT TELEFON WIRELESS (M) SDN.BHD. AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                 FOR THE SIX MONTHS ENDED 30 JUNE 1995 AND 1996

                                               1995        1996         1996
                                                RM          RM          USD
                                            ----------  -----------  ----------
                                                        (UNAUDITED)   (NOTE 4)
REVENUE
  Telecommunication revenues...............    374,355    1,056,743     424,395
  Income from property rentals.............    553,124      498,185     200,074
                                            ----------  -----------  ----------
    Total revenue..........................    927,479    1,554,928     624,469
Operating Expenses
  Cost of telecommunication revenue........     61,020    1,287,973     517,258
  Depreciation.............................    263,570    3,968,373   1,593,724
  General and administrative expenses......  2,978,798    4,988,156   2,003,275
                                            ----------  -----------  ----------
    Total Operating Expenses...............  3,303,388   10,244,502   4,114,257
Operating loss............................. (2,375,909)  (8,689,574) (3,489,788)
Other income /(expense)
  Interest income..........................     13,185       97,101      38,996
  Interest expense.........................        --    (4,098,844) (1,646,122)
                                            ----------  -----------  ----------
Net loss before income taxes............... (2,362,724) (12,691,317) (5,096,914)
Income taxes...............................        --           --          --
                                            ----------  -----------  ----------
Net loss................................... (2,362,724) (12,691,317) (5,096,914)
                                            ==========  ===========  ==========

                     SYARIKAT TELEFON WIRELESS (M) SDN.BHD.
                           (INCORPORATED IN MALAYSIA)

                       CONSOLIDATED CASH FLOW STATEMENTS
                 FOR THE SIX MONTHS ENDED 30 JUNE 1995 AND 1996

                                             1995         1996         1996
                                               RM           RM          USD
                                          -----------  -----------  -----------
                                                       (UNAUDITED)   (NOTE 4)
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss..............................   (2,362,724) (12,691,317)  (5,096,914)
  Adjustments to reconcile net loss to
   cash used in operating activities:
  Depreciation..........................      263,570    3,968,373    1,593,724
  Decrease/(Increase) in trade and other
   debtors..............................   (1,803,311)     557,785      224,010
  Decrease/(Increase) in deposits and
   prepayments..........................      (55,339)     447,361      179,663
  (Decrease)/Increase in other current
   liabilities..........................      611,934   (5,071,783)  (2,036,861)
  (Increase) in stocks..................      (93,707)         --           --
                                          -----------  -----------  -----------
  Net cash used in operating
   activities...........................   (3,439,577) (12,789,581)  (5,136,378)
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets..............     (563,066) (26,913,891) (10,808,792)
                                          -----------  -----------  -----------
  Net cash used in investing
   activities...........................     (563,066) (26,913,891) (10,808,792)
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from term loan...............    6,626,746   37,927,735   15,232,022
  Loan (to) shareholders................  (13,670,700)         --           --
  Proceeds from issue of shares.........   22,750,000          --           --
  Increase in hire purchase.............      (19,780)     123,571       49,627
                                          -----------  -----------  -----------
  Net cash from financing activities....   15,686,266   38,051,306   15,281,649
                                          -----------  -----------  -----------
Net (decrease)/increase in cash and cash
 equivalents............................   11,683,623   (1,652,166)    (663,521)
Cash and cash equivalents at beginning
 of period..............................    2,819,563    3,067,969    1,232,116
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................   14,503,186    1,415,803      568,595
                                          ===========  ===========  ===========
Supplemental information:
(i) Cash paid for:
    Interest............................          --     4,089,844    1,646,122
                                          ===========  ===========  ===========

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD
                          (INCORPORATED IN MALAYSIA)

                             NOTES TO THE ACCOUNTS

1. PRINCIPAL ACTIVITIES

  The principal activity of the Company is provision of telecommunication services. These activities have remained unchanged during the period.

2. SIGNIFICANT ACCOUNTING POLICIES

  2.1 Basis of Preparation

  The accounts of the Company and its subsidiary have been prepared under the historical cost convention modified to include the revaluation of certain properties and in compliance with approved accounting standards.

  In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the Company's audited financial statements as at December 31, 1995, including the notes thereto. The results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

  2.2 Basis of Consolidation

  The consolidated accounts incorporate the accounts of the Company and its subsidiary made up to 31 December 1995 and June 30, 1996. All intercompany transactions have been eliminated.

  Inter-company transactions are eliminated on consolidation and the consolidated accounts reflect external transactions only.

  2.3 Fixed Assets and Depreciation

  Leasehold land and building is amortised over the period of the lease. Other fixed assets are stated at cost less accumulated depreciation.

  Depreciation of fixed assets is calculated on the straight line basis to write off the cost of the assets over their expected useful lives.

  The principal annual rates used are as follows:

                                       OVER THE PERIOD OF THE LEASE OF 80 YEARS
                                       ----------------------------------------
     Furniture and fittings..........                    15%
     Office equipment................                    15%
     Telecommunication network equip-
      ment...........................                   5%-15%
     Plant and machinery.............                    20%
     Motor vehicles..................                    20%
     Renovation......................                    15%

  2.4 Deferred Taxation

  Provision for deferred taxation is made on the liability method for all timing differences except where no liability is expected to arise in the foreseeable future. Deferred tax benefits are only recognised when there is a reasonable expectation of realisation in the near future.

  2.5 Foreign Currency

  Assets and liabilities in foreign currencies are translated into Ringgit Malaysia at rates of exchange ruling at the balance sheet date and items in the profit and loss account are converted at rates ruling on the transaction dates. Exchange differences are dealt within the profit and loss account.

3. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
   (GAAP)

  The accompanying financial statements are prepared in accordance with GAAP in Malaysia, which differ in certain significant respects to the GAAP in the United States (US). The significant differences are described below. Other differences do not have a significant effect on the consolidated net loss after tax or shareholders' equity.

  The estimated effects of the significant adjustments to the consolidated net loss after tax and shareholders' equity which would be required if US GAAP were applied instead of Malaysian GAAP are summarized as follows:--

                                                 NOTE   1995 RM      1996 RM
                                                 ----  ----------  -----------
Net loss after tax--Malaysian GAAP..............       (2,362,724) (12,691,317)
Adjustments:--
  Consultants fees..............................  (ii)  1,225,379    1,096,216
  Amortization of consultants fees..............  (ii)    (59,152)    (101,878)
  Debt issuance costs...........................
  Amortization of debt issuance costs........... (iii)        --      (172,408)
  Depreciation of leasehold land & building.....  (iv)    (38,777)     (77,554)
  Depreciation relating to surplus on revalued
   leasehold land & building....................   (v)        --        16,632
                                                       ----------  -----------
Net loss after tax--US GAAP.....................       (1,235,274) (11,930,309)
                                                       ==========  ===========
                                                 NOTE   1995 RM      1996 RM
                                                 ----  ----------  -----------
  Total shareholders equity--Malaysian GAAP.....       25,719,637   13,028,320
Adjustments:--
  Revaluation reserve...........................   (i) (2,971,432)  (2,971,432)
  Consultants fees--(cumulative)................  (ii)  3,234,792    4,331,008
  Amortization of consultants fees--
   (cumulative).................................  (ii)   (161,740)    (263,618)
  Debt issuance costs........................... (iii)  2,413,712    2,413,712
  Amortization of debt issuance costs........... (iii)   (344,816)    (517,224)
  Depreciation of leasehold land & building--
   (cumulative).................................  (iv)   (310,220)    (387,774)
  Depreciation relating to surplus on revalued
   leasehold land & building....................   (v)        --        16,632
                                                       ----------  -----------
    Total shareholders equity--US GAAP..........       27,579,933   15,649,624
                                                       ==========  ===========

(i)  Revaluation reserve

     Revaluation performed by professional valuers of fixed assets are taken up in the accounts for Malaysian GAAP. However, this is not incorporated in the accounts under US GAAP.

(ii) Consultants fees

     Consultants fees in relation to the installation of telecommunication has been written-off as incurred as allowed under Malaysian GAAP. However, these costs are normally capitalized and amortized under US GAAP.

     The amortization rate used is 20 years consistent with the life of telecommunication equipment.

(iii) Debt issuance costs

     Debt issuance costs in relation to the term loan has been written-off as incurred as allowed under Malaysian GAAP. However, these amounts are normally capitalized and amortized over the life of the loan under US GAAP.

(iv) Depreciation of leasehold land and buildings

     Leasehold land and building have been depreciated over the lease period of 80 years as allowed under Malaysian GAAP. However, under US GAAP, assets may be depreciated up to 40 years only.

(v)  Depreciation on the revalued amount of leasehold land and buildings

     Revalued leasehold land and building have been depreciated on the revalued amounts as allowed under Malaysian GAAP. However, under US GAAP, revaluation may not be incorporated into the accounts hence the depreciation effect are also correspondingly adjusted.

4.   TRANSLATIONS OF MALAYSIAN RINGGIT AMOUNT INTO UNITED STATES DOLLAR
     AMOUNTS.

   The financial statements are stated in Malaysian Ringgit (MR). The translations of the MR amounts into United States dollars (US$) are included solely for the convenience of the readers, using the standard average buying and selling rates used by the Group for 30 June 1996 of MR2.49 to US$1. The convenience translations should not be construed as representations that the MR amounts have been, could have been, or could in the future be, converted into US$ at this or any other rate of exchange.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                TEAMTALK LIMITED

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
            (WITH INDEPENDENT CHARTERED ACCOUNTANTS' REPORT THEREON)

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Directors
TeamTalk Limited
51 Vivian Street
Wellington
New Zealand

Dear Sirs

As auditor of TeamTalk Limited we report as follows:

AUDITED FINANCIAL STATEMENTS OF TEAMTALK LIMITED

We audited the financial statements of TeamTalk Limited (the "Company") set out on pages F-101 to F-110 of this Registration Statement. The financial statements provide information about the past financial performance of the Company and its financial position as at December 31, 1995. This information is stated in accordance with the accounting policies set out on pages F-105 to F-106.

Directors' responsibilities

The directors were responsible for the preparation of financial statements which gave a true and fair view of the financial position of the Company as at December 31, 1995, and of the results of its operations and cash flows for the period from January 1, 1995 to May 17, 1995 (Predecessor period) and from May 18, 1995 to December 31, 1995 (Successor period).

Auditors' responsibilities

It was our responsibility to express an independent opinion on the financial statements presented by the directors and report our opinion to the shareholders.

Basis of opinion

An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

  . The significant estimates and judgements made by the directors in the preparation of the financial statements; and

  . Whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We conducted our audit in accordance with generally accepted auditing standards in New Zealand which are essentially the same as United States generally accepted auditing standards. We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Unqualified opinion

We obtained all the information and explanations we required.

In our opinion:

  . Proper accounting records were kept by the Company as far as appeared from our examination of those records; and

  . The financial statements on pages F-101 to F-110:

     --Comply with generally accepted accounting practice in New Zealand;
      and

     --Give a true and fair view of the financial position of the Company as at December 31, 1995 and of the results of its operations and cash flows for the period from January 1, 1995 to May 17, 1995
      (Predecessor period) and from May 18, 1995 to December 31, 1995 (Successor period).

Generally accepted accounting practice in New Zealand varies in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would not have materially affected the results of operations or shareholders funds for the period ended December 31, 1995.

Our audit was completed on February 23, 1996 and our unqualified opinion was expressed as at that date.

                                          Yours faithfully,

                                          KPMG
                                          Wellington, New Zealand

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                                                                NZD      US$
                                                              -------  --------
                                                              (000'S)  (000'S)
                                                                       (NOTE 3)
                           ASSETS
Current assets:
  Cash and cash equivalent................................... $   34   $    22
  Accounts receivable (Note 5)...............................    212       139
  Prepayments and other assets...............................     80        52
                                                              ------   -------
    Total current assets.....................................    326       213
Fixed assets, net (Note 6)...................................  9,323     6,095
Intangible assets, net (Note 7)..............................    326       212
                                                              ------   -------
    Total assets............................................. $9,975   $ 6,520
                                                              ======   =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $  133   $    87
  Accrued expenses...........................................     22        14
  Due to related parties (Note 9)............................  5,862     3,832
                                                              ------   -------
    Total current liabilities................................  6,017     3,933
Long term debt (Note 9)......................................  2,283     1,492
                                                              ------   -------
    Total liabilities........................................  8,300     5,425
                                                              ------   -------
Shareholders' equity (Note 8):
  Share capital..............................................  3,400     2,223
  Accumulated deficit........................................ (1,725)   (1,128)
                                                              ------   -------
    Total shareholders' equity...............................  1,675     1,095
                                                              ------   -------
Total liabilities and shareholders' equity................... $9,975   $ 6,520
                                                              ======   =======


 The notes set out on pages F-105 to F-110 form an integral part of, and should be read in conjunction with these financial statements.

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                            STATEMENTS OF OPERATIONS

                                              PREDECESSOR      SUCCESSOR
                                              ------------ ------------------
                                              PERIOD FROM
                                               JANUARY 1,     PERIOD FROM
                                                1995 TO     MAY 18, 1995 TO
                                              MAY 17, 1995 DECEMBER 31, 1995
                                              ------------ ------------------
                                                  NZD        NZD       US$
                                                (000'S)    (000'S)   (000'S)
Revenue:
  Network....................................    $  76     $    457  $    298
Operating costs and expenses:
  Network....................................      181          887       580
                                                 -----     --------  --------
    Gross loss...............................     (105)        (430)     (282)
Selling, general and administration expenses
 (Note 4)....................................      394        1,174       767
Depreciation expense.........................       34           68        44
Amortization expense.........................       27           53        35
                                                 -----     --------  --------
    Net loss.................................    $(560)    $ (1,725)  $(1,128)
                                                 =====     ========  ========


 The notes set out on pages F-105 to F-110 form an integral part of, and should be read in conjunctionwith these financial statements.

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                       STATEMENTS OF MOVEMENTS IN EQUITY

                                               PREDECESSOR      SUCCESSOR
                                               ------------ -------------------
                                               PERIOD FROM
                                                JANUARY 1,     PERIOD FROM
                                                 1995 TO     MAY 18, 1995 TO
                                               MAY 17, 1995 DECEMBER 31, 1995
                                               ------------ -------------------
                                                   NZD        NZD        US$
                                                 (000'S)    (000'S)    (000'S)
                                                                      (NOTE 3)
Shareholders' equity at start of the period..     $1,239    $    --   $    --
Contributions from owners....................        564       3,400     2,223
Net loss for the period......................       (560)     (1,725)   (1,128)
                                                  ------    --------  --------
Shareholders' equity at end of the period....     $1,243    $  1,675  $  1,095
                                                  ======    ========  ========



 The notes set out on pages F-105 to F-110 form an integral part of, and should be read in conjunctionwith these financial statements.

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                            STATEMENTS OF CASH FLOWS

                                               PREDECESSOR      SUCCESSOR
                                               ------------ ------------------
                                               PERIOD FROM
                                                JANUARY 1,     PERIOD FROM
                                                 1995 TO     MAY 18, 1995 TO
                                               MAY 17, 1995 DECEMBER 31, 1995
                                               ------------ ------------------
                                                   NZD        NZD       US$
                                                 (000'S)    (000'S)   (000'S)
                                                                      (NOTE 3)
Cash flows from operating activities:
  Receipts from customers.....................    $  44     $    347  $    227
  Payments to suppliers.......................     (601)      (2,142)   (1,401)
                                                  -----     --------  --------
      Net cash flows used in operating activi-
       ties...................................     (557)      (1,795)   (1,174)
                                                  -----     --------  --------
Cash flows used in investing activities--pur-
 chase of fixed assets........................      --        (3,989)   (2,607)
                                                  -----     --------  --------
Cash flows from financing activities:
  Proceeds from related party advances........      --         1,410       922
  Issue of ordinary shares....................      564        2,157     1,410
  Proceeds from long-term debt................      --         2,283     1,492
                                                  -----     --------  --------
                                                    564        5,850     3,824
                                                  -----     --------  --------
Cash was applied to Incorporation expenses....      --           (32)      (21)
                                                  -----     --------  --------
      Net cash flows from financing activi-
       ties...................................      564        5,818     3,803
                                                  -----     --------  --------
Net increase in cash held.....................        7           34        22
Cash, beginning of period.....................       19          --        --
                                                  -----     --------  --------
Ending cash carried forward...................    $  26     $     34  $     22
                                                  =====     ========  ========
Reconciliation of net loss to:
  Net cash flows used in operating activities:
    Net loss..................................    $(560)    $ (1,725) $ (1,128)
    Amortisation expense......................       27           53        35
    Depreciation expense......................       34           68        44
  Decrease (increase) in operating assets:
    Accounts receivable.......................      (32)        (138)      (90)
    Prepayments and other assets..............      (36)         (42)      (27)
  Increase (decrease) in operating liabili-
   ties:
    Accounts payable..........................        4          (33)      (22)
    Accrued liabilities.......................        6           22        14
                                                  -----     --------  --------
      Net cash flows used in operating activi-
       ties...................................    $(557)    $ (1,795) $ (1,174)
                                                  =====     ========  ========
Noncash financing and investing activities:
  Fixed assets obtained in exchange for re-
   lated party advance........................      --         4,452     2,910
                                                  =====     ========  ========
  Issuance of ordinary shares in exchange for
   net assets of TeamTalk Joint Venture.......      --         1,243       813
                                                  =====     ========  ========

 The notes set out on pages F-105 to F-110 form an integral part of, and should be read in conjunction with these financial statements.

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                       NOTES TO THE FINANCIAL STATEMENTS

(1) STATEMENT OF ACCOUNTING POLICIES

 Organisation and Reporting Entity

  TeamTalk Joint Venture ("JV" or the "Predecessor")

  TeamTalk commenced operations as a joint venture on September 16, 1994. The JV partners were Broadcast Communications Limited ("BCL"), International Wireless Communications Inc. ("IWC") and Vanguard International
Telecommunications Inc. The JV ceased operations on May 18, 1995. The predecessor financial statements presented are for the period from January 1, 1995 through May 17, 1995.

  TeamTalk Limited ("the Successor")

  On May 18, 1995, the business and operations of the JV were bought by TeamTalk Limited (herein referred to as the Company or TeamTalk). TeamTalk Limited is a limited liability company incorporated in New Zealand under the Companies Act 1993. These financial statements presented herein are for TeamTalk Limited for the period from May 18, 1995 to December 31, 1995.

 Statutory Base

  The financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in New Zealand ("NZ GAAP") and in compliance with the Companies Act 1993 and the Financial Reporting Act 1993. These accounting principles differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). These differences and the approximate related effect on the financial statements are not material.

 Measurement Base

  The financial statements have been prepared on the basis of historical cost.

 Statement of Accounting Policies

  Revenue

  Network revenue includes primarily access and usage charges for subscriber units under service agreements with the company. The terms of these service agreements range from monthly to 36 month periods.

  Fixed Assets

  Fixed assets are recorded at historical cost less depreciation. Cost includes the price to acquire the asset and other directly attributable expenses incurred to bring the asset to the location and condition for its intended use.

  Depreciation

  Depreciation is provided on a straight-line basis on all tangible fixed assets, other than fixed asset work in progress, at rates calculated to allocate the cost over their estimated useful lives.

  The average depreciable lives for major categories of fixed assets are as follows:

      Transmitting equipment.................................... 5 to 25 years
      Leasehold improvements.................................... 8 years
      Office equipment.......................................... 10 years
      Furniture and fittings.................................... 10 years

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


  Intangible Assets

  Intangible assets are recorded at cost less amount amortised.

  Intellectual property was created on the commencement of the JV. The amount represents the contribution by BCL towards the setting up of the business and is being amortised using the straight-line method over five years.

  Incorporation expenses are set-up costs for the incorporation of the Company and are being amortised using the straight-line method over five years.

  Accounts Receivable

  Accounts receivable are valued at their estimated net realisable value after allowance for doubtful debts.

  Bad debts are written off to the Statement of Operations when considered irrecoverable.

  Taxation

  The taxation expense is chargeable to the Statement of Operations, including both the current year's provision and the income tax effects of timing differences calculated using the liability method.

  Tax effect accounting has been applied on a comprehensive basis to all timing differences. A debit balance in the deferred tax account is only recognised if there is virtual certainty of realisation.

  Statement of Cash Flows

  The following is the definition of the terms used in the statement of cash flows:

  . Cash means coins, notes, cash on deposit with banks and cash overdrafts.

  . Investing activities comprise the purchase and sale of fixed assets and investments.

  . Financing activities comprise the changes in the equity structure of the Company. These include the issuing and redemption of share capital and the payment of dividends. Cash flows in respect of the proceeds or repayment of loans are presented net where the movements are roll overs covered by an arranged finance facility.

  . Operating activities include all transactions and events that are not investing or financing activities.

  Changes in Accounting Policies

  All accounting policies have been applied on a consistent basis during the period.

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


(2) OWNERSHIP AND ACQUISITION

  The Company was incorporated to purchase the assets and liabilities of the JV. The partners of the JV effectively became shareholders in the Company. The purchase of the JV's assets and liabilities was accounted for using the purchase method of accounting. The purchase price paid was approximately $1,243,000. The purchase price was allocated as follows (in thousands):

                                                                           NZD
                                                                          ------
   Fixed assets, net..................................................... $  951
   Intangible assets, net................................................    347
   Current assets........................................................    111
                                                                          ------
     Total assets........................................................  1,409
   Current liabilities...................................................    166
                                                                          ------
   Net assets acquired................................................... $1,243
                                                                          ======

  The purchase price consisted of the issuance of 1,243,000 ordinary shares of the Company.

(3) TRANSLATIONS OF NEW ZEALAND DOLLAR AMOUNTS INTO UNITED STATES DOLLAR
AMOUNTS

  The financial statements are stated in New Zealand Dollars ("NZD"). The translations of the New Zealand dollars amounts into United States dollars are included solely for the convenience of the readers, using the noon buying rate in New York City for cable transfers in New Zealand Dollars as reported by the Federal Reserve Bank of New York on December 29, 1995 of NZD$1 to US$0.6537. The convenience translation should not be construed as representations that the New Zealand dollar amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

(4) SELLING, GENERAL AND ADMINISTRATION EXPENSES

  The following items are included in selling, general and administration expenses (in thousands):

                                                   PREDECESSOR      SUCCESSOR
                                                 --------------- ---------------
                                                   PERIOD FROM     PERIOD FROM
                                                 JANUARY 1, 1995  MAY 18, 1995
                                                   TO MAY 17,    TO DECEMBER 31,
                                                      1995            1995
                                                 --------------- ---------------
                                                       NZD             NZD
   Audit fee....................................       $ 5             $ 8
   Amortisation expense.........................        27              53
   Bad debts....................................         1               3
   Depreciation expense.........................        34              68
   Rental expense...............................        13              35

(5) ACCOUNTS RECEIVABLE

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
                                                                        NZD
                                                                      (000'S)
   Trade receivables...............................................     $212
   Allowance for doubtful debts....................................      --
                                                                        ----
                                                                        $212
                                                                        ====

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


(6) FIXED ASSETS

  Fixed assets are as follows (in thousands):

                                                         DECEMBER 31, 1995
                                                    ----------------------------
                                                           ACCUMULATED  NET BOOK
                                                     COST  DEPRECIATION  VALUE
                                                    ------ ------------ --------
                                                     NZD       NZD        NZD
   Transmission equipment.......................... $  951     $(68)     $  883
   Leasehold improvements..........................     51      --           51
   Office equipment................................     18      --           18
   Furniture and fittings..........................     31      --           31
                                                    ------     ----      ------
                                                     1,051      (68)        983
   Fixed Assets Work In Progress...................  8,340      --        8,340
                                                    ------     ----      ------
     Total Fixed Assets............................ $9,391     $(68)     $9,323
                                                    ======     ====      ======

(7) INTANGIBLE ASSETS

  Intangible assets are as follows (in thousands):

                                                         DECEMBER 31, 1995
                                                     --------------------------
                                                          ACCUMULATED  NET BOOK
                                                     COST DEPRECIATION  VALUE
                                                     ---- ------------ --------
                                                     NZD      NZD        NZD
   Intellectual property............................ $347     $(53)      $294
   Incorporation expenses...........................   32      --          32
                                                     ----     ----       ----
                                                     $379     $(53)      $326
                                                     ====     ====       ====

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


(8) SHARE CAPITAL AND ACCUMULATED DEFICIT

  The authorised share capital of the Company is 5,000,000 ordinary shares with a par value of NZD1 each. Issued and fully paid shares comprise of 3,400,000 ordinary shares. All shares carry equal shareholders entitlements.

  Movements in share capital and accumulated deficit (in thousands):

                                         ORDINARY SHARES
                                         ---------------- ACCUMULATED  TOTAL
                                         NUMBER AMOUNT(1)   DEFICIT   EQUITY
                                         ------ --------- ----------- -------
                                                   NZD        NZD       NZD
   PREDECESSOR
   Balance at January 1, 1995........... $  --   $1,860     $  (621)  $ 1,239
   Proceeds from joint venture part-
    ners................................    --      564         --        564
   Net loss for the period..............    --      --         (560)     (560)
                                         ------  ------     -------   -------
   Balance at May 17, 1995.............. $  --   $2,424     $(1,181)  $ 1,243
                                         ======  ======     =======   =======
   SUCCESSOR:
   Balance at May 18, 1995.............. $  --   $  --      $   --    $   --
   Ordinary shares issued, on acquisi-
    tion................................  1,243   1,243         --      1,243
   Ordinary shares issued, for cash.....  2,157   2,157         --      2,157
   Net loss for the period..............    --      --       (1,725)   (1,725)
                                         ------  ------     -------   -------
   Balance at December 31, 1995......... $3,400  $3,400     $(1,725)  $ 1,675
                                         ======  ======     =======   =======

--------
(1) For amounts contributed by the predecessor partners, this has been included in ordinary shares.

(9) TRANSACTIONS WITH RELATED PARTIES

 Due to related parties

  These are amounts due to BCL. All transactions with BCL are at an arm's length basis and in the normal course of business. These transactions comprised primarily of co-siting, linking, maintenance and administrative services. The recorded value of these transactions is $8,844,000 of which $504,000 has been expensed and $8,340,000 been included in fixed assets work-in-progress in relation to the construction of the network.

 Long term debt

  These are interest free current advances of no fixed maturity from the shareholders of the Company, in ratio to their respective shareholding. The shareholders of the Company have agreed not to request payment of this debt outstanding at December 31, 1995, and to provide such financial assistance in the foreseeable future to enable the company to continue operating. On this basis, the long-term debt has been classified as non-current liabilities.

  No debts with related parties were written off or forgiven during the period covered by these financial statements.

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


(10) EMPLOYEE REMUNERATION

            REMUNERATION RANGE FOR EMPLOYEES               NUMBER OF EMPLOYEES
            --------------------------------               -------------------
                   $110,000-$119,000                                 1

(11) FINANCIAL INSTRUMENTS

 Fair values

  The carrying amount of cash, accounts receivable, prepayments, accounts payables, accrued liabilities and due to related parties approximate fair values due to the short maturity of these instruments. The fair value of the long term debt has been estimated at $2,068,000 by discounting the debt one year at the market rate of interest applicable to the debt.

(12) TAXATION

  The Company has approximately $1,741,000 of tax losses to carry forward. No tax losses have been recognised in the current period.

(13) LEASE COMMITMENTS

  Commitments under non cancellable operating leases are (in thousands):

                                                                            NZD
                                                                            ----
   Within one year......................................................... $116
   One to two years........................................................   78
   Two to five years.......................................................   49
   Later than five years...................................................  --
                                                                            ----
                                                                            $243
                                                                            ====

(14) SEGMENTAL INFORMATION

  The company operates predominantly in one industry segment, the provision of mobile trunk radio services in New Zealand.

(15) DIRECTORS REMUNERATION

  No directors remuneration was paid by the Company during the period.

(16) EVENTS SUBSEQUENT TO BALANCE DATE (UNAUDITED)

  Effective 30 April 1996, BCL sold its ordinary shares to IWC for NZD $3,198,000 including BCL's shareholders debt of NZD $3,022,000. At the same date BCL and the Company entered in various agreements relating to the completion of the construction of the network, the maintenance of the network, co-siting agreement and the provision of other administrative services. IWC paid BCL what it was owed by TeamTalk and has assumed BCL's receivable.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                TEAMTALK LIMITED

                         CONDENSED FINANCIAL STATEMENTS

                      DECEMBER 31, 1995 AND JUNE 30, 1996
                                  (UNAUDITED)

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                                 BALANCE SHEETS

                                           DECEMBER 31,        JUNE 30,
                                               1995              1996
                                           ------------ -----------------------
                                               NZD          NZD         US$
                                             (000'S)      (000'S)     (000'S)
                                                                     (NOTE 2)
                                                        (UNAUDITED) (UNAUDITED)
                  ASSETS
Current assets............................    $  326      $  412      $  277
Fixed assets, net (Note 3)................     9,323       9,101       6,108
Intangible assets, net....................       326         311         208
                                              ------      ------      ------
  Total assets............................     9,975       9,824       6,593
                                              ======      ======      ======
   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities (Note 4)..............     6,017         730         490
Long-term debt (Note 4)...................     2,283       8,883       5,962
                                              ------      ------      ------
  Total liabilities.......................     8,300       9,613       6,452
Shareholders' equity......................     1,675         211         141
                                              ------      ------      ------
  Total liabilities and shareholders'
   equity.................................    $9,975      $9,824      $6,593
                                              ======      ======      ======


 The notes set out on pages F-116 to F-117 form an integral part of, and should be read in conjunctionwith these interim financial statements.

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                    PREDECESSOR          SUCCESSOR
                                                                                    ----------- -----------------------------
                                                                                    PERIOD FROM PERIOD FROM
                                                                                    JANUARY 1,    MAY 18,
                                                                                      1995 TO     1995 TO
                                                                                      MAY 17,    JUNE 30,   SIX MONTHS ENDED
                                                                                       1995        1995      JUNE 30, 1996
                                                                                    ----------- ----------- -----------------
                                                                                        NZD         NZD       NZD      US$
                                                                                      (000'S)     (000'S)   (000'S)  (000'S)
                                                                                                                     (NOTE 2)
Revenue:
  Network..........................................................................    $  76       $  70    $   697   $ 468
Operating costs and expenses:
  Network..........................................................................      181         147        777     522
                                                                                       -----       -----    -------   -----
Gross loss.........................................................................     (105)        (77)       (80)    (54)
  Selling, general and administration..............................................      394         200      1,025     687
  Depreciation and amortisation....................................................       61          30        359     241
                                                                                       -----       -----    -------   -----
Net loss...........................................................................    $(560)      $(307)   $(1,464)  $(982)
                                                                                       =====       =====    =======   =====


 The notes set out on pages F-116 to F-117 form an integral part of, and should be read in conjunctionwith these interim financial statements.

                                TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                              PREDECESSOR              SUCCESSOR
                                                                            --------------- ---------------------------------
                                                                              PERIOD FROM
                                                                              JANUARY 1,      PERIOD FROM
                                                                            1995 TO MAY 17, MAY 18, 1995 TO SIX MONTHS ENDED
                                                                                 1995        JUNE 30, 1995   JUNE 30, 1996
                                                                            --------------- --------------- -----------------
                                                                                  NZD             NZD         NZD      US$
                                                                                (000'S)         (000'S)     (000'S)  (000'S)
                                                                                                                     (NOTE 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Cash was provided from:
  Receipts from customers..................................................      $  44          $    62     $   667   $ 448
Cash was applied to:
  Payments to suppliers....................................................       (601)            (234)     (1,334)   (895)
                                                                                 -----          -------     -------   -----
Net Cash Flows used in Operating Activities................................       (557)            (172)       (667)   (447)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash was applied to:
  Purchase of fixed assets.................................................        --            (3,832)        (97)    (65)
                                                                                 -----          -------     -------   -----
Net cash flows used in investing activities................................        --            (3,832)        (97)    (65)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash was provided from:
  Proceeds from related party advances.....................................        --               632         847     568
  Issue of ordinary shares.................................................        564            2,157         --      --
  Proceeds from long-term debt.............................................        --             1,243         --      --
                                                                                 -----          -------     -------   -----
                                                                                   564            4,032         847     568
Cash was applied to:
  Incorporation expenses...................................................        --               --          (26)    (18)
                                                                                 -----          -------     -------   -----
Net cash flows from financing activities...................................        --             4,032         821     550
Net increase in cash held..................................................          7               28          57      38
Beginning cash.............................................................         19               26          34      23
                                                                                 -----          -------     -------   -----
Ending cash carried forward................................................      $  26          $    54     $    91   $  61
                                                                                 =====          =======     =======   =====
RECONCILIATION OF NET LOSS TO NET CASH FLOWS USED IN OPERATING ACTIVITIES:
Net Loss...................................................................      $(560)         $  (307)    $(1,464)  $(982)
Amortisation expense.......................................................         27               13          40      27
Depreciation expense.......................................................         34               17         319     214
Increase in operating assets...............................................        (68)              (8)        (29)    (19)
Increase in operating liabilities..........................................         10              113         467     313
                                                                                 -----          -------     -------   -----
Net Cash Flows used in operating activities................................      $(557)         $  (172)    $  (667)  $(447)
                                                                                 =====          =======     =======   =====

 The notes set out on pages F-116 to F-117 form an integral part of, and should be read in conjunction with these interim financial statements.

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

                   NOTES TO THE INTERIM FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 TeamTalk Joint Venture ("JV" or the "Predecessor")

  TeamTalk commenced operations as a joint venture on September 16, 1994. The JV partners were Broadcast Communications Limited ("BCL"), International Wireless Communications Inc. ("IWC") and Vanguard International
Telecommunications Inc. The JV ceased operations on May 18, 1995. The predecessor financial statements presented are for the period from January 1, 1995 through May 17, 1995.

 TeamTalk Limited ("the Successor")

  On May 18, 1995, the business and operations of the JV were bought by TeamTalk Limited (herein referred to as the Company or TeamTalk). TeamTalk Limited is a limited liability company incorporated in New Zealand under the Companies Act 1993. These financial statements presented herein are for TeamTalk Limited for the period from May 18, 1995 to December 31, 1995.

  These interim financial statements are for the two month period ended June 30, 1995 (being the period from inception) and for the six month period ended June 30, 1996.

  In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with TeamTalk's audited financial statements as at December 31, 1995, including the notes thereto. The results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

  The interim financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in New Zealand ("NZ GAAP") and these accounting principles differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). These differences and the approximate related effect on these financial statements are not material.

(2) TRANSLATIONS OF NEW ZEALAND DOLLAR AMOUNTS INTO UNITED STATES DOLLAR
AMOUNTS

  The financial statements are stated in New Zealand dollars. The translations of the New Zealand dollar amounts into United States dollars are included solely for the convenience of the readers, using the average exchange rate for the six month period ended June 30, 1996 of NZD $1.4899 to US $1. The convenience translation should not be constructed as representations that the New Zealand Dollar amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

                               TEAMTALK LIMITED
                         (INCORPORATED IN NEW ZEALAND)

            NOTES TO THE INTERIM FINANCIAL STATEMENTS--(CONTINUED)


(3) FIXED ASSETS

                                                         DECEMBER 31, 1995
                                                   -----------------------------
                                                           ACCUMULATED  NET BOOK
                                                    COST   DEPRECIATION  VALUE
                                                   ------- ------------ --------
                                                     NZD       NZD        NZD
                                                   (000'S)   (000'S)    (000'S)
   Fixed assets................................... $1,051     $ (68)     $  983
   Fixed assets work in progress..................  8,340       --        8,340
                                                   ------     -----      ------
     Total fixed assets........................... $9,391     $ (68)     $9,323
                                                   ======     =====      ======
                                                     JUNE 30, 1996 (UNAUDITED)
                                                   -----------------------------
                                                           ACCUMULATED  NET BOOK
                                                    COST   DEPRECIATION  VALUE
                                                   ------- ------------ --------
                                                     NZD       NZD        NZD
                                                   (000'S)   (000'S)    (000'S)
   Fixed assets................................... $6,563     $(387)     $6,176
   Fixed assets work in progress..................  2,925       --        2,925
                                                   ------     -----      ------
     Total fixed assets........................... $9,488     $(387)     $9,101
                                                   ======     =====      ======

  The increase in fixed assets relate to the construction of the radio network.

(4) TRANSACTIONS WITH RELATED PARTIES

 Current Liabilities

  Included in current liabilities are amounts due to BCL. All transactions with BCL are at an arm's length basis and in the normal course of business. These transactions comprised primarily of co-siting, linking, maintenance and administrative services. The recorded value of these transactions for the year ended December 31, 1995 total $8,844,000 of which $504,000 has been expensed and $8,340,000 been included in fixed assets work-in-progress in relation to the construction of the network. An amount totaling $5,862,000 has been included in current liabilities for the period ended December 31, 1995.

 Long term debt

  These are interest free current advances of no fixed maturity from the shareholders of the Company, in ratio to their respective shareholding. The shareholders of the company have agreed not to request payment of this debt outstanding at December 31, 1995, and to provide such financial assistance in the foreseeable future to enable the company to continue operating.

  No debts with related parties were written off or forgiven during the period covered by these interim financial statements.

(5) OTHER TRANSACTIONS

  Effective, 30 April 1996, BCL sold its ordinary shares to IWC for NZD$3,198,000 and agreed to assume BCL's shareholder debt of NZD$3,022,000. At the same date BCL and the Company entered in various agreements relating to the completion of the construction of the network, the maintenance of the network, co-siting agreement and the provision of other administrative services. IWC paid BCL what it was owed by TeamTalk and has assumed BCL's receivable.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                              STAR DIGITEL LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE THREE YEARS ENDED 31ST DECEMBER, 1995,

             AND FOR THE SIX MONTHS ENDED 30TH JUNE, 1995 AND 1996

                                  (UNAUDITED)

                              STAR DIGITEL LIMITED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          -----
Independent Auditors' Report............................................  F-121
Consolidated Balance Sheets at 31st December, 1994 and 1995 and at 30th
 June, 1996 (unaudited).................................................  F-122
Consolidated Profit and Loss Accounts for the years ended 31st December,
 1993, 1994 and 1995 and for the six months ended 30th June, 1995 and
 1996 (unaudited).......................................................  F-123
Consolidated Cash Flow Statements for the years ended 31st December,
 1993, 1994 and 1995 and for the six months ended 30th June, 1995 and
 1996 (unaudited)                                                         F-124
Notes to Consolidated Financial Statements..............................  F-125

                         INDEPENDENT AUDITORS' REPORT

To the Directors of
STAR DIGITEL LIMITED:
(incorporated in Hong Kong with limited liability)

  We have audited the accompanying consolidated balance sheets of Star Digitel Limited and its subsidiaries (the "Group") as of 31st December, 1994 and 1995 and the related consolidated profit and loss accounts and cash flow statements for each of the three years in the period ended 31st December, 1995, all expressed in Hong Kong dollars.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

  The directors are responsible for the preparation of financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently. Our responsibility is to express an opinion on these financial statements based on our audits.

BASIS OF OPINION

  We conducted our audits in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants, which do not differ in any material respect from auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the significant estimates and judgements made by the directors, evaluating the overall financial statement presentation and assessing whether the accounting policies are appropriate to the circumstances of the Group, consistently applied and adequately disclosed. We believe that our audits provide a reasonable basis for our opinion.

FUNDAMENTAL UNCERTAINTY RELATING TO THE GOING CONCERN BASIS

  In forming our opinion, we have considered the adequacy of the disclosures made in note 2 to the financial statements relating to a subscription agreement with an independent third party to raise additional capital for the Company and a loan agreement under which the immediate holding company will make a cash loan to the Company. The financial statements have been prepared on a going concern basis, the validity of which depends upon additional funding being available. The financial statements do not include any adjustments that would result from a failure to obtain additional funding. We consider that appropriate estimates and disclosures have been made and our opinion is not qualified in this respect.

OPINION

  In our opinion, such consolidated financial statements give a true and fair view of the financial position of the Group at 31st December, 1994 and 1995 and its results of operations and cash flows for each of the three years in the period ended 31st December, 1995 in conformity with accounting principles generally accepted in Hong Kong.

Deloitte Touche Tohmatsu
Hong Kong

1st November, 1996

                              STAR DIGITEL LIMITED

                          CONSOLIDATED BALANCE SHEETS
       AT 31ST DECEMBER, 1994 AND 1995 AND AT 30TH JUNE, 1996 (UNAUDITED)

                                                31ST DECEMBER,
                                            ------------------------ 30TH JUNE,
                                               1994         1995        1996
                                            -----------  ----------- -----------
                                                HK$          HK$         HK$
                                            -----------  ----------- -----------
                                                                     (UNAUDITED)
                  ASSETS
Current Assets:
  Cash and cash equivalents...............      175,723        4,463       4,313
  Amounts due from fellow subsidiaries....      425,010      400,225  47,844,561
  Non-current trade receivables--amount
   due within one year (Note 9)...........          --   113,414,891  11,584,560
  Debtors and prepayments.................   12,028,574   59,578,879  51,537,843
  Stocks..................................    7,571,854   17,389,481  34,821,845
                                            -----------  ----------- -----------
    Total current assets..................   20,201,161  190,787,939 145,793,122
Fixed assets, net (Note 7)................    2,085,191    1,653,508   1,360,851
Interest in mobile telephone projects, net
 (Note 8).................................  156,177,144  193,495,822 241,421,288
Non-current trade receivables--amount due
 after one year
 (Note 9).................................          --    86,295,529  86,295,529
                                            -----------  ----------- -----------
    Total.................................  178,463,496  472,232,798 474,870,790
                                            ===========  =========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEF-
                   ICIT)
Current Liabilities:
  Creditors...............................   10,430,709   38,992,388  14,702,229
  Accrued charges.........................    2,415,810    1,655,960   2,259,917
  Amount due to ultimate holding company..   11,970,381   19,373,153  19,373,153
  Amount due to intermediate holding
   company................................   29,612,238          --          --
  Amount due to immediate holding
   company................................   11,817,897   48,140,693  45,100,703
  Amount due to fellow subsidiaries.......  112,077,712  185,078,683 215,241,363
  Amount due to a related company.........          --       891,392         --
  Taxation................................    1,700,000    1,700,000   1,700,000
  Borrowings--amount due within one year
   (Note 10)..............................    2,010,199   26,870,238  43,175,599
                                            -----------  ----------- -----------
    Total current liabilities.............  182,034,946  322,702,507 341,552,964
Borrowings--amount due after one year
 (Note 10)................................   12,289,892   90,934,422  97,757,235
Commitments (Notes 12 and 13).............
Shareholders' (deficit) equity
 Share capital--ordinary shares of HK$1
  each; 5,000,000 shares authorised,
  issued and fully paid...................    5,000,000    5,000,000   5,000,000
 (Accumulated deficit) retained profits...  (20,861,342)  53,595,869  30,560,591
                                            -----------  ----------- -----------
    Total shareholders' (deficit) equity..  (15,861,342)  58,595,869  35,560,591
                                            -----------  ----------- -----------
    Total.................................  178,463,496  472,232,798 474,870,790
                                            ===========  =========== ===========

                See notes to consolidated financial statements.

                              STAR DIGITEL LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

           FOR THE YEARS ENDED 31ST DECEMBER, 1993, 1994 AND 1995 AND FOR THE SIX MONTHS ENDED 30TH JUNE 1995 AND 1996 (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        30TH JUNE
                               YEAR ENDED 31ST DECEMBER,               (UNAUDITED)
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                              HK$          HK$          HK$          HK$          HK$
                          -----------  -----------  -----------  -----------  -----------
Turnover (Note 4).......   12,265,121   26,096,132  254,880,983   42,980,312    8,774,353
                          -----------  -----------  -----------  -----------  -----------
Amortisation of interest
 in mobile telephone
 projects...............    4,708,172   11,834,919   26,892,004   13,610,687   16,610,603
Other cost of sales.....    6,954,600    8,543,022  113,193,362    2,874,921    2,472,236
                          -----------  -----------  -----------  -----------  -----------
    Total cost of
     sales..............   11,662,772   20,377,941  140,085,366   16,485,608   19,082,839
                          -----------  -----------  -----------  -----------  -----------
Gross profit (loss).....      602,349    5,718,191  114,795,617   26,494,704  (10,308,486)
Operating expenses......    8,912,791   13,769,890   39,875,968    9,171,596   12,664,928
                          -----------  -----------  -----------  -----------  -----------
    Operating (loss)
     profit.............   (8,310,442)  (8,051,699)  74,919,649   17,323,108  (22,973,414)
Other income............      598,551      167,156      241,164      189,861      227,088
                          -----------  -----------  -----------  -----------  -----------
(Loss) profit before
 taxation
 (Note 5)...............   (7,711,891)  (7,884,543)  75,160,813   17,512,969  (22,746,326)
Taxation (Note 6).......                (1,700,000)    (703,602)    (312,521)    (288,952)
                          -----------  -----------  -----------  -----------  -----------
    (Loss) profit for
     the period.........   (7,711,891)  (9,584,543)  74,457,211   17,200,448  (23,035,278)
Shareholders' (deficit)
 equity-- Beginning of
 period.................   (3,564,908) (11,276,799) (20,861,342) (20,861,342)  53,595,869
                          -----------  -----------  -----------  -----------  -----------
Shareholders' (deficit)
 equity--
 End of period..........  (11,276,799) (20,861,342)  53,595,869   (3,660,894)  30,560,591
                          ===========  ===========  ===========  ===========  ===========



                 See Notes to Consolidated Financial Statements

                              STAR DIGITEL LIMITED

                       CONSOLIDATED CASH FLOW STATEMENTS

           FOR THE YEARS ENDED 31ST DECEMBER, 1993, 1994 AND 1995 AND FOR THE SIX MONTHS ENDED 30TH JUNE, 1995 AND 1996 (UNAUDITED)

                                                                           SIX MONTHS
                               YEAR ENDED 31ST DECEMBER,                ENDED 30TH JUNE,
                          --------------------------------------  ------------------------------
                             1993         1994          1995         1995          1996
                          -----------  -----------  ------------  -----------  ------------
                              HK$          HK$          HK$           HK$          HK$
                          -----------  -----------  ------------  -----------  ------------
                                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
  Profit (loss) before
  taxation..............   (7,711,891)  (7,884,543)   75,160,813   17,512,969   (22,746,326)
 Adjustments to recon-
  cile profit (loss) be-
  fore taxation to net
  cash (used in) pro-
  vided by operating ac-
  tivities:
 Amortisation of
  investment in mobile
  telephone projects....    4,708,172   11,834,919    26,892,004   13,610,687    16,610,603
 Depreciation...........      389,321      702,049       647,486      318,252       334,696
 Loss on disposal of
  fixed assets..........          --         9,600           --           --            411
 Changes in operating
  assets and liabili-
  ties:
 Increase in stocks.....   (1,920,827)  (2,006,934)   (9,817,627) (10,962,512)  (17,432,364)
 (Increase) decrease in
  debtors and prepay-
  ments.................   (4,093,738)  (3,936,703)  (47,550,305) (36,982,989)    8,041,036
 (Increase) decrease in
  non-current trade re-
  ceivables.............          --           --   (199,710,420)         --    101,830,331
 Increase (decrease) in
  creditors.............    1,128,857    9,294,277    28,561,679   (4,035,251)  (24,290,159)
 Increase (decrease) in
  accrued charges.......      947,875    1,291,091      (759,850)  10,710,331       603,957
 Increase (decrease) in
  amount due to a
  related company.......          --           --        891,392          --       (891,392)
 Taxation paid..........          --           --       (703,602)    (312,521)     (288,952)
                          -----------  -----------  ------------  -----------  ------------
Net cash (used in) pro-
 vided by operating ac-
 tivities...............   (6,552,231)   9,303,756  (126,388,430) (10,141,034)   61,771,841
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Increase in interest in
  mobile telephone
  projects..............  (65,800,382) (90,518,136)  (26,740,955) (17,622,216)  (64,536,069)
 Purchase of fixed
  assets................   (3,061,004)    (383,905)     (215,803)    (156,829)      (42,450)
 Decrease (increase) in
  amounts due from
  fellow subsidiaries...          --      (425,010)       24,785        1,002   (47,444,336)
 Proceeds from disposal
  of fixed assets.......    2,065,162    1,268,611           --           --            --
 (Increase) decrease in
  amount due from
  intermediate holding
  company...............     (722,763)     722,763           --           --            --
                          -----------  -----------  ------------  -----------  ------------
Net cash used in invest-
 ing activities.........  (67,518,987) (89,335,677)  (26,931,973) (17,778,043) (112,022,855)
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Net cash inflow
  (outflow) from fellow
  subsidiaries..........   71,097,140   40,979,545    73,000,971   26,962,548    30,162,680
 New borrowings raised..          --           --     67,819,673          --     36,360,010
 Increase in bank
  overdraft.............          --           --        225,368          --        385,563
 Net cash inflow
  (outflow) from
  immediate holding
  company...............    1,476,700      (32,134)   36,322,796       38,514    (3,039,990)
 Net cash inflow from
  ultimate holding
  company...............      630,000   11,340,381     7,402,772      654,560           --
 Net cash inflow
  (outflow) from
  intermediate holding
  company...............          --    29,612,238   (29,612,238)   1,099,520           --
 Repayment of
  borrowings............          --    (2,101,626)   (2,010,199)    (982,495)  (13,617,399)
 Repayment of amount due
  to a shareholder......     (630,000)         --            --           --            --
                          -----------  -----------  ------------  -----------  ------------
 Net cash provided by
  financing activities..   72,573,840   79,798,404   153,149,143   27,772,647    50,250,864
                          -----------  -----------  ------------  -----------  ------------
Decrease in cash and
 cash equivalents.......   (1,497,378)    (233,517)     (171,260)    (146,430)         (150)
Cash and cash equiva-
 lents at the beginning
 of the period..........    1,906,618      409,240       175,723      175,723         4,463
                          -----------  -----------  ------------  -----------  ------------
Cash and cash equiva-
 lents at the end of the
 period.................      409,240      175,723         4,463       29,293         4,313
                          ===========  ===========  ============  ===========  ============

                See notes to consolidated financial statements.

                             STAR DIGITEL LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED 31ST DECEMBER 1995

1. GENERAL

  The Company is a private limited company incorporated in Hong Kong. Its ultimate holding company is Star Telecom International Holding Limited, a company which is incorporated in Bermuda.

  The Company's business is the provision of cellular networks and services in the People's Republic of China (the "PRC"). The activities of the wholly-owned subsidiaries, Sombie International Limited and Somdi International Limited, are the sales of telecommunications equipment in the PRC. Both subsidiaries are incorporated in the British Virgin Islands.

2. BASIS OF PREPARATION OF FINANCIAL STATEMENTS

  The financial statements have been prepared on a going concern basis on the assumption that the subscription agreement set out below will be successfully completed and that additional funding, including equity capital injection by an independent third party and a cash loan from the Company's immediate holding company, will be available as described below.

  The net current liabilities of the Company and its subsidiaries (hereinafter collectively referred to as the "Group") as at 31st December, 1995 amounted to approximately HK$131.9 million. The Group's net current liabilities have increased further to approximately HK$195.8 million as at 30th June, 1996 as shown in the unaudited interim financial statements as at that date. The aggregate amounts due to holding companies and fellow subsidiaries amounted to approximately HK$252.6 million as at 31st December, 1995 and approximately HK$279.7 million (unaudited) as at 30th June, 1996.

  The ultimate holding company has taken steps to refinance its investment in the Group. As more fully explained in note 15, the Company and Star Telecom Holding Limited ("STHL"), its immediate holding company, entered into a conditional subscription agreement with International Wireless Communications Inc. ("IWC") on 23rd September, 1996. Under the agreement, the Company will receive cash of up to US$30 million (approximately HK$231.9 million) as additional equity capital to be subscribed by IWC if certain conditions are met. STHL will also subscribe, at par, for up to an additional 342,850,000 shares of HK$1 each in the Company by means of capitalisation of intercompany loans and will provide a loan of US$4 million (approximately HK$30.9 million) to the Company for two years at an interest rate of 9% per annum. IWC will be granted a put option whereby IWC may require STHL to purchase all or a portion of the Company's shares held by IWC if the planned restructuring of a designated telecommunications project in the PRC could not be completed to the satisfaction of the Board of Directors of IWC in its sole discretion.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong.

 Basis of Consolidation

  The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries, Sombie International Limited and Somdi International Limited, made up to 31st December each year or, in the case of the unaudited interim financial statements, for six months to 30th June.

  All significant inter-company transactions and balances within the Group are eliminated on consolidation.

                             STAR DIGITEL LIMITED

 Revenue Recognition

  Sales of goods are recognised when the goods are delivered and the significant risks and rewards of ownership have been transferred to the buyers. The Group's share of operating profits from its interest in mobile telephone projects is recognised as the profits are earned by the projects.

 Interest in Mobile Telephone Projects

  Amortisation is provided to write off the Group's investment in mobile telephone projects, other than the consideration paid for the right to use radio frequencies in the PRC, using the straight line method over 7 years, the estimated useful life of the equipment supplied by the Group under the co-operative agreements, or the life of the agreement of the individual project, whichever is the shorter. The Group's investment comprises all direct costs incurred by the Group in fulfilling its obligations under the agreements, including the supply of equipment which on expiration of the agreement will not revert to the Group.

  In the event that facts and circumstances indicate the carrying value of interests in mobile telephone projects may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future cash flows (undiscounted and without interest charges) associated with individual projects would be compared to the individual carrying amount of interest in mobile telephone projects to determine if a write-down to market value or discounted cash flow value is required. Future cash flow is based upon managements' estimates of project participation rights to net profits or revenues.

  The cost of obtaining the right to use radio frequencies in designated areas in the PRC is amortised over the period for which the Group has obtained the use of the right, or the life of the related telecommunications projects, whichever is the shorter. Should a project become no longer commercially viable, the carrying value of the right will be written down to its net realisable value, if any.

 Fixed Assets and Depreciation

  Fixed assets are stated at cost less depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the profit and loss account in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed asset, the expenditure is capitalised as an additional cost of the fixed asset. When assets are sold or retired, their cost and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the profit and loss account.

  Depreciation is provided to write off the cost of fixed assets over their estimated useful lives, using the straight line method, at 20% per annum.

 Leases

  A lease is classified as a finance lease whenever the terms of the lease transfer substantially all the risks and rewards of ownership of the leased asset to the Group. An asset which is held under a finance lease is capitalised at its fair value at the date of inception of the lease. The outstanding principal portion of the resulting leasing commitment is shown as an obligation of the Group on the balance sheet. The finance costs, which represent the difference between the total leasing commitments and the original principal amount at the inception of the lease, are charged to the profit and loss account over the period of the lease so as to produce a constant periodic rate of charge on the remaining balance of the obligation for each accounting period.

  All other leases are classified as operating leases and the rentals are charged to the profit and loss account on a straight line basis over the duration of the leases.

                             STAR DIGITEL LIMITED

 Stocks

  Stocks consist primarily of mobile telephone hand sets for re-sale and are stated at the lower of cost and net realisable value. Cost is calculated using the first-in, first-out method. Net realisable value is determined by reference to actual or anticipated selling prices less estimated future costs for selling and distribution.

 Foreign Currencies

  Transactions in foreign currencies are translated at the approximate rates ruling on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the rates ruling on the balance sheet date. Gains and losses arising on exchange are dealt with in the profit and loss account.

 Taxation

  The charge for taxation is based on the results for the year after adjusting for items which are non-assessable or disallowed. Certain items of income and expense are recognised for tax purposes in a different accounting period from that in which they are recognised in the financial statements. The tax effect of the resulting timing differences, computed under the liability method, is recognised as deferred taxation in the financial statements to the extent that it is probable a liability or asset will crystallise in the foreseeable future.

4. TURNOVER

  Turnover represents the net amounts received and receivable in respect of the sales of goods and profit distributions received and receivable from the Group's interest in mobile telephone projects in the PRC during the period.

  An analysis of the turnover is as follows:

                                                              SIX MONTHS ENDED
                              YEAR ENDED 31ST DECEMBER,          30TH JUNE,
                          --------------------------------- ---------------------
                             1993       1994       1995        1995       1996
                          ---------- ---------- ----------- ----------- ---------
                             HK$        HK$         HK$         HK$        HK$
                          ---------- ---------- ----------- ----------- ---------
                                                            (UNAUDITED)
Sales of telecommunica-
 tions equipment........         --         --  203,446,620  3,736,200        --
Sales of mobile phones..   6,944,475  9,364,824  11,883,434  1,412,463  2,672,893
Other sales.............         --         --   29,776,786 29,776,786        --
Profit distributions
 from the Group's inter-
 est in mobile telephone
 projects...............   5,320,646 16,731,308   9,774,143  8,054,863  6,101,460
                          ---------- ---------- ----------- ----------  ---------
                          12,265,121 26,096,132 254,880,983 42,980,312  8,774,353
                          ========== ========== =========== ==========  =========

                             STAR DIGITEL LIMITED

5. (LOSS) PROFIT BEFORE TAXATION

  (Loss) profit before taxation has been arrived at after charging:

                                                           SIX MONTHS ENDED
                             YEAR ENDED 31ST DECEMBER,        30TH JUNE,
                             -------------------------- -----------------------
                              1993    1994      1995       1995        1996
                             ------- ------- ---------- ----------- -----------
                               HK$     HK$      HK$         HK$         HK$
                             ------- ------- ---------- ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Depreciation...............  389,321 702,049    647,486   318,252      334,696
Finance lease charge.......      --  162,618  1,482,652   265,066    1,030,809
Interest on bank and other
 borrowings................   34,506  45,778     55,214       --     1,499,765
Management fee paid to fel-
 low subsidiaries..........      --      --  18,500,000       --           --
Management fee paid to ul-
 timate holding company....      --      --   3,000,000       --           --
Operating lease rentals
 paid for land and build-
 ings......................  926,532     --   1,291,542   653,905      633,614
                             ======= ======= ==========   =======    =========

6. TAXATION

  The change represents taxation calculated at the rates prevailing in the PRC.

  No provision for Hong Kong Profits Tax has been made in the financial statements as the Group had no assessable profits in Hong Kong during the period. In the opinion of the Company's directors, the majority of the Group's profits does not arise in nor is derived from Hong Kong.

  There are no significant deferred tax balances for PRC tax. A net deferred tax asset has not been recognised for timing differences related to Hong Kong Profits Tax as it is uncertain whether the asset will be realized in the foreseeable future.

                              STAR DIGITEL LIMITED

7. FIXED ASSETS

                                               COMPUTER
                                                 AND      FURNITURE
                                              ELECTRONIC     AND
                                              EQUIPMENT   FIXTURES     TOTAL
                                              ----------  ---------  ----------
                                                 HK$         HK$        HK$
                                              ----------  ---------  ----------
   COST
   At 1st January, 1994......................  2,939,950  1,234,047   4,173,997
   Additions.................................    307,406     76,499     383,905
   Disposals................................. (1,385,895)   (68,560) (1,454,455)
                                              ----------  ---------  ----------
   At 31st December, 1994....................  1,861,461  1,241,986   3,103,447
   Additions.................................    131,905     83,898     215,803
                                              ----------  ---------  ----------
   At 31st December, 1995....................  1,993,366  1,325,884   3,319,250
   Additions (unaudited).....................     42,450        --       42,450
   Disposals (unaudited).....................        --      (1,450)     (1,450)
                                              ----------  ---------  ----------
   At 30th June, 1996 (unaudited)............  2,035,816  1,324,434   3,360,250
                                              ----------  ---------  ----------
   DEPRECIATION
   At 1st January, 1994......................    164,053    328,398     492,451
   Provided for the year.....................    456,431    245,618     702,049
   Eliminated on disposals...................   (160,818)   (15,426)   (176,244)
                                              ----------  ---------  ----------
   At 31st December, 1994....................    459,666    558,590   1,018,256
   Provided for the year.....................    389,019    258,467     647,486
                                              ----------  ---------  ----------
   At 31st December, 1995....................    848,685    817,057   1,665,742
   Provided for the period (unaudited).......    201,981    132,715     334,696
   Eliminated on disposals (unaudited).......        --      (1,039)     (1,039)
                                              ----------  ---------  ----------
   At 30th June, 1996 (unaudited)............  1,050,666    948,733   1,999,399
                                              ==========  =========  ==========
   NET BOOK VALUES
   At 30th June, 1996 (unaudited)............    985,150    375,701   1,360,851
                                              ==========  =========  ==========
   At 31st December, 1995....................  1,144,681    508,827   1,653,508
                                              ==========  =========  ==========
   At 31st December, 1994....................  1,401,795    683,396   2,085,191
                                              ==========  =========  ==========

8. INTEREST IN MOBILE TELEPHONE PROJECTS

  The Company has entered into co-operative agreements with outside parties to set up mobile telephone communication networks in various cities in the PRC. Pursuant to the co-operative agreements, the Company's contributions are in the form of equipment supply or the provision of working capital or both. In return, the Company is entitled to a share of the operating profits under the co-operative agreements which have lives of 6 to 15 years. The Company has no control over the operations under the co-operative agreements and on expiration of the co-operative agreements, the Company will not be entitled to any of its contributions.

  The Company had also paid for the right to use a radio frequency in a certain area in the PRC. The cost will be amortised over the period for which the Group has obtained the right, or the life of the related telecommunications project, whichever is the shorter. Whilst there is no established or available market value for such radio frequency rights, the directors of the Company are of the opinion that the amount paid is fair and reasonable.

                             STAR DIGITEL LIMITED

  Interest in mobile telephone projects comprise equipment supplied and the provision of working capital to the PRC projects, and the payment for the right to use a radio frequency.

                                                                        TOTAL
                                                                     -----------
                                                                         HK$
                                                                     -----------
      COST
      At 1st January, 1994..........................................  65,800,382
      Additions for the year........................................ 106,919,853
                                                                     -----------
      At 31st December, 1994........................................ 172,720,235
      Additions for the year........................................  64,210,682
                                                                     -----------
      At 31st December, 1995........................................ 236,930,917
      Additions for the period (unaudited)..........................  64,536,069
                                                                     -----------
      At 30th June, 1996 (unaudited)................................ 301,466,986
                                                                     ===========
      AMORTIZATION
      At 1st January, 1994..........................................   4,708,172
      Provided for the year.........................................  11,834,919
                                                                     -----------
      At 31st December, 1994........................................  16,543,091
      Provided for the year.........................................  26,892,004
                                                                     -----------
      At 31st December, 1995........................................  43,435,095
      Provided for the period (unaudited)...........................  16,610,603
                                                                     -----------
      At 30th June, 1996 (unaudited)................................  60,045,698
                                                                     ===========
      NET BOOK VALUE
      At 30th June, 1996 (unaudited)................................ 241,421,288
                                                                     ===========
      At 31st December, 1995........................................ 193,495,822
                                                                     ===========
      At 31st December, 1994........................................ 156,177,144
                                                                     ===========

9. NON CURRENT TRADE RECEIVABLES

                                              31ST DECEMBER,
                                          ----------------------  30TH JUNE,
                                            1994        1995         1996
                                          --------- ------------  -----------
                                             HK$        HK$           HK$
                                          --------- ------------  -----------
                                                                  (UNAUDITED)
      Non current trade receivables......       --   199,710,420   97,880,089
      Less: Amount due within one year
       shown under current assets........       --  (113,414,891) (11,584,560)
                                          --------- ------------  -----------
      Amount due after one year..........       --    86,295,529   86,295,529
                                          ========= ============  ===========

  The non current trade receivables represent the present value of future receipts arising from sales of telephone switching equipment (purchased from a third party manufacturer) to two customers. The amounts are non-interest bearing and are secured by a legal charge over the equipment sold, a 37.5% equity interest in an unlisted company and certain land in the PRC.

  Under the terms of the original sales agreements, total receipts of US$40,300,000 would be receivable by the Group in annual instalments of varying amounts over fifteen years. The initial instalments were due in 1996 and the final instalments in 2010. Subsequent to 31st December, 1995 the Group entered into supplementary agreements with one of the two customers to effect earlier payments and assigned certain instalments receivable after 1999 from the second customer to a third party for an immediate cash consideration.

                             STAR DIGITEL LIMITED

  As a result of the above arrangements, the gross amount receivable has been reduced from US$40,300,000 to US$28,058,900. However, the present value of the receipts, which forms the basis of recording the sales in the financial statements, remains unchanged at HK$199,710,420 as under the arrangements referred to above, much larger payments become due in the first year and the overall payment period has been shortened from fifteen to four years. The amended payment schedule is as follows:

                               AT 31ST DECEMBER, 1995     AT 30TH JUNE, 1996
                              ------------------------ -------------------------
                                GROSS    PRESENT VALUE    GROSS    PRESENT VALUE
                              ---------- ------------- ----------- -------------
                                 US$          HK$          US$          HK$
                              ---------- ------------- ----------- -------------
                                                       (UNAUDITED)  (UNAUDITED)
   Due in:
     1996.................... 14,658,900  113,414,891   1,600,000   11,584,560
     1997....................  6,400,000   43,255,256   6,400,000   43,255,256
     1998....................  6,000,000   37,514,556   6,000,000   37,514,556
     1999....................  1,000,000    5,525,717   1,000,000    5,525,717
                              ----------  -----------  ----------   ----------
                              28,058,900  199,710,420  15,000,000   97,880,089
                              ==========  ===========  ==========   ==========

  In arriving at the present value of the future cash receipts, discount rates which approximate the cost of funds to the Group have been used.

  Up to the date of this report, payments of approximately HK$101,800,000 were received in respect of the instalments due in 1996.

10. BORROWINGS

                                                  31ST DECEMBER,
                                              ---------------------- 30TH JUNE,
                                                 1994       1995        1996
                                              ---------- ----------- -----------
                                                 HK$         HK$         HK$
                                              ---------- ----------- -----------
                                                                     (UNAUDITED)
   Secured bank loan.........................        --   14,645,904  12,204,920
   Unsecured bank loan.......................        --   21,185,942  18,041,970
   Other loans...............................  8,284,692  77,742,246 107,149,911
   Obligations under finance leases..........  6,015,399   4,005,200   2,925,102
   Bank overdraft............................        --      225,368     610,931
                                              ---------- ----------- -----------
                                              14,300,091 117,804,660 140,932,834
                                              ========== =========== ===========

                             STAR DIGITEL LIMITED

  The borrowings bear interest at market rates (5% to 9.5% at 31st December, 1995) and are repayable as follows:

                                               31ST DECEMBER,
                                           ---------------------- 30TH JUNE,
                                              1994       1995        1996
                                           ---------- ----------- -----------
                                              HK$         HK$         HK$
                                           ---------- ----------- -----------
                                                                  (UNAUDITED)
   Amount due within one year shown under
    current liabilities...................  2,010,199  26,870,238  43,175,599
                                           ---------- ----------- -----------
   Between 1-2 years......................  2,207,197  26,855,567  28,747,028
   Between 2-5 years...................... 10,082,695  64,078,855  69,010,207
                                           ---------- ----------- -----------
   Amount due after one year.............. 12,289,892  90,934,422  97,757,235
                                           ---------- ----------- -----------
   Total.................................. 14,300,091 117,804,660 140,932,834
                                           ========== =========== ===========

11. SUPPLEMENTARY CASH FLOW INFORMATION

  (a) Movements on Financing Activities--Group Companies

                                AMOUNT      AMOUNT       AMOUNT
                                DUE TO      DUE TO       DUE TO       AMOUNT
                               ULTIMATE  INTERMEDIATE  IMMEDIATE      DUE TO
                               HOLDING     HOLDING      HOLDING       FELLOW
                               COMPANY     COMPANY      COMPANY    SUBSIDIARIES
                              ---------- ------------  ----------  ------------
                                 HK$         HK$          HK$          HK$
                              ---------- ------------  ----------  ------------
   Balance at 1st January,
    1995....................  11,970,381  29,612,238   11,817,897  112,077,712
    Net cash inflow
     (outflow)..............   7,402,772 (29,612,238)  36,322,796   73,000,971
                              ---------- -----------   ----------  -----------
   Balance at 31st December,
    1995....................  19,373,153         --    48,140,693  185,078,683
    Net cash inflow
     (outflow) (unaudited)..         --          --    (3,039,990)  30,162,680
                              ---------- -----------   ----------  -----------
   Balance at 30th June,
    1996 (unaudited)........  19,373,153         --    45,100,703  215,241,363
                              ========== ===========   ==========  ===========

  (b) Movements on Financing Activities--Borrowings

                                                                    BORROWINGS
                                                                    -----------
                                                                        UK$
     BALANCE AT 1ST JANUARY, 1995..................................  14,300,091
     New borrowings raised.........................................  67,819,673
     New equipment loans and obligations under finance leases......  37,469,727
     Increase in bank overdraft....................................     225,368
     Repayment.....................................................  (2,010,199)
                                                                    -----------
     BALANCE AT 31ST DECEMBER, 1995................................ 117,804,660
     New borrowings raised (unaudited).............................  36,360,010
     Increase in bank overdraft (unaudited)........................     385,563
     Repayment (unaudited)......................................... (13,617,399)
                                                                    -----------
     Balance at 30th June, 1996 (unaudited)........................ 140,932,834
                                                                    -----------

                             STAR DIGITEL LIMITED

  (c) Major non-cash transactions

  During each of the years ended 31st December, 1993, 1994 and 1995, the Company raised borrowings of HK$Nil, HK$16,401,717 and HK$37,469,727 to finance the acquisition of equipment which the Company used as its contributions to the mobile telephone projects. For the six months ended 30th June, 1995 and 1996, such non-cash transactions amounted to HK$16,555,819 and HK$Nil respectively (unaudited).

12. CAPITAL COMMITMENTS

                                                 31ST DECEMBER,
                                              --------------------- 30TH JUNE,
                                                 1994       1995     1996 (A)
                                              ---------- ---------- -----------
                                                 HK$        HK$         HK$
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
   Capital commitments in respect of invest-
    ment in mobile telephone projects in the
    PRC, contracted for but not provided in
    the financial statements................  20,148,808 17,666,835 71,004,800
                                              ---------- ---------- ----------

--------

(a) The outstanding capital commitments as at 30th June, 1996 comprised commitments in respect of two mobile telephone projects in the PRC amounting to approximately HK$65 million (Hainan project) and HK$6 million (Qingdao project) (both figures being unaudited) respectively, payable within 12 months from 30th June, 1996.

13. OPERATING LEASE COMMITMENT

  At 31st December, 1995 and 30th June, 1996, the Group was committed to pay approximately HK$5,100,000 and HK$2,800,000 (unaudited) respectively in the following year for certain telecommunications equipment under a non-cancellable operating lease which will expire within five years.

14. PLEDGE OF ASSETS

  The Company pledged certain of its equipment for mobile telephone projects with an aggregate net book value of approximately HK$14,646,000 and HK$12,205,000 (unaudited) at 31st December, 1995 and 30th June, 1996, respectively to a bank to secure the loan facility to the Company.

15. POST BALANCE SHEET EVENTS

  (a) In July 1996, the Company issued a guarantee of US$6 million (equivalent to approximately HK$46 million) given to a bank to secure credit facilities granted to its ultimate holding company.

  (b) During the period from May 1996 to August 1996, the Company entered into four agreements with a PRC company, which is the assignee of the long-term receivables under one of the two supplementary agreements referred to in note 9, in connection with investments in telecommunications projects in the PRC for a total consideration of approximately RMB251 million (equivalent to approximately HK$235 million), of which approximately RMB176 million (equivalent to approximately HK$165 million) was used for obtaining the right to use certain radio frequencies in two provinces in the PRC for a period of 20 years. Up to the date of this report, the Company has paid a total amount of approximately HK$159 million. The Company is committed to a further payment of approximately HK$76 million.

  On 29th August, 1996, the PRC company referred to in the preceding paragraph signed an agreement with the Company whereby it agreed to waive its rights as assignee of the long-term receivables if the Company could properly fulfill its obligations under two of the four new agreements referred to in the preceding paragraph.

  (c) On 23rd September, 1996, the Company entered into a conditional subscription agreement with International Wireless Communications Inc. ("IWC"), an independent third party. Under the terms of the agreement, the Company would issue and allot shares to IWC at two stages or closing dates. At the first

                             STAR DIGITEL LIMITED
  closing date, IWC would subscribe US$11 million for shares of HK$1 each in the Company at par plus a US$9 million premium to STHL. At the second closing date, IWC would further subscribe US$19 million for shares in the Company of HK$1 each at par plus a further US$9 million premium to STHL. STHL would also subscribe for additional 122,545,000 and 220,305,000 shares of HK$1 each in the Company at par on the two closing dates respectively by means of capitalisation of intercompany balances so that STHL will hold 60% of the enlarged issued share capital of the Company and IWC will hold the remaining 40%. In addition, IWC will be granted a put option so that IWC would have the right, exercisable for a period of six months, commencing nine months after the date of the first closing, to require STHL to purchase all or a portion of the Company's shares then held by IWC, in exchange for shares in the Company's ultimate holding company, if the planned restructuring of a designated PRC telecommunications project could not be completed to the satisfaction of the Board of Directors of IWC in its sole discretion.

16. INTERIM FINANCIAL STATEMENTS (UNAUDITED)

  In the Company's opinion, all adjustments necessary for a fair presentation of the unaudited results for the six months ended 30th June, 1995 and 1996, respectively, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the six months ended 30th June, 1996 are not necessarily indicative of the results of operations to be expected for the full year.

17. DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  The Company's consolidated financial statements are prepared in accordance with Hong Kong GAAP. Financial statements prepared under US GAAP would not differ significantly from these statements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CON-TAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITA-TION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPEC-TUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IM-PLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Prospectus Summary.......................................................   5
Risk Factors.............................................................  22
Use of Proceeds..........................................................  36
The Exchange Offer.......................................................  37
Capitalization...........................................................  45
Unaudited Pro Forma Consolidated Condensed Financial Statements..........  46
Consolidated Selected Financial Data.....................................  53
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  54
Business.................................................................  59
Management...............................................................  88
Certain Transactions.....................................................  98
Principal Stockholders................................................... 105
Description of Exchange Notes............................................ 108
Description of Capital Stock............................................. 132
Certain Income Tax Considerations........................................ 137
Old Notes Registration Rights............................................ 141
Old Notes Transfer Restrictions.......................................... 143
Plan of Distribution..................................................... 145
Book-Entry; Delivery and Form............................................ 146
Experts.................................................................. 148
Legal Matters............................................................ 148
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         ----------------------------

                                  PROSPECTUS
                         ----------------------------



             INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

                           OFFER TO EXCHANGE $1,000
                            PRINCIPAL AMOUNT OF ITS
                              14% SENIOR SECURED
                           DISCOUNT NOTES  DUE 2001
                          WHICH HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT
                           FOR EACH $1,000 PRINCIPAL
     AMOUNT OF ITS OUTSTANDING 14% SENIOR SECURED DISCOUNT NOTES DUE 2001

                 The Exchange Agent for the Exchange Offer is:

                             BANKERS TRUST COMPANY

                         By Facsimile: (615) 835-3572

                   Confirmation by Telephone: (615) 835-3701

                               By Hand Delivery:
                             Bankers Trust Company
                           Receipt & Delivery Window
                         123 Washington St., 1st Floor
                           New York, New York 10006
                    Attn: Corporate Trust and Agency Group

                                   By Mail:
                          BT Services Tennessee, Inc.
                                P.O. Box 292737
                           Nashville, TN 37229-2737
                           Attn: Reorganization Unit

                            By Overnight Delivery:
                          BT Services Tennessee, Inc.
                            648 Grassmere Park Road
                              Nashville, TN 37211
                           Attn: Reorganization Unit

                                       , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC filing fee, are estimated.

      SEC filing fee.................................................. $ 22,612
      Legal fees and expenses.........................................   75,000
      Accounting fees and expenses....................................   75,000
      Printing and engraving..........................................   45,000
      Trustee and exchange agent fees and expenses....................    7,000
      Blue Sky fees and expenses......................................    5,000
      Miscellaneous...................................................    5,388
                                                                       --------
        Total......................................................... $235,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of the Registrant may be indemnified by the respective Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of that Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of that Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the respective Registrant, the director or officer may not be indemnified in respect to any claim, issue or matters as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to that Registrant unless a court determines otherwise.

  Article IX of the Certificate of Incorporation of the Company, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director to the fullest extent permitted by Delaware Law. In addition, Article VII of the By-Laws of the Company, a copy of which is filed as Exhibit 3.2 hereto, provides for the indemnification of the Registrant's officers and directors.

  In addition, the Registrant has entered into an Indemnification Agreement with each of its directors and officers which provides for indemnification to the fullest extent available under Delaware Corporation Law.

  Section 7 of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 hereto, provides for indemnification by the Initial Purchasers of directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On August 15, 1996, the Company sold 196,720 Units (the "Units"), each consisting of a $1,000 principal amount 14% Senior Secured Discount Note due 2001 (collectively, the "Old Notes") and one Warrant (collectively, the Warrants) to purchase 11.638 shares of Common Stock to BT Securities Corporation, Toronto Dominion Securities (USA) Inc. and Salomon Brothers Inc (the "Initial Purchasers") at 35.43% of the principal amount thereof. Each Warrant provides that if the Company does not complete a Threshold Initial Public Offering (as defined) or a Qualified Reorganization (as defined) on or prior to May 15, 1997, each unexercised Warrant will entitle the holder thereof to purchase an additional 2.645 shares of Common Stock. Such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act on the basis that such transaction did not involve a public offering. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Units, the Initial Purchasers agreed to offer and sell the Units only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or outside the United States in compliance with Regulation S under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits:

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
  1.1*   Purchase Agreement dated August 9, 1996, among Registrant, BT
         Securities Corporation, Toronto Dominion Securities (USA) Inc. and
         Salomon Brothers Inc
  2.1*   Agreement and Plan of Merger dated as of August 8, 1996 by and among
         Registrant, International Wireless Communications Acquisition
         Corporation and International Wireless Communications, Inc.
  2.2*   Subscription Agreement among Star Digitel Limited ("SDL"), Star
         Telecom Holding Limited ("STHL"), Star Telecom International Holding
         Limited and International Wireless Communications, Inc., dated
         September 23, 1996
  2.3*   Letter Agreement between International Wireless Communications, Inc.
         and STHL regarding loan agreement, dated November 7, 1996
  2.4*   Letter Agreements between International Wireless Communications, Inc.
         and STHL regarding indemnification, dated November 5, 1996 and
         November 7, 1996
  3.1*   Amended and Restated Certificate of Incorporation of Registrant, as
         currently in effect
  3.2*   Bylaws of Registrant
  4.1*   Indenture dated as of August 15, 1996 between Registrant, as issuer, and Marine Midland Bank, as Trustee
  4.2*   Pledge Agreement dated as of August 15, 1996 by Registrant and
         International Wireless Communications, Inc. in favor of Bankers Trust
         Company, as Collateral Agent
  4.3*   Unit Agreement dated as of August 15, 1996 among Registrant and
         Bankers Trust Company, as Unit Agent and Warrant Agent and Marine
         Midland Bank, as Trustee
  4.4*   Registration Rights Agreement dated as of August 15, 1996 among
         Registrant, BT Securities Corporation, Toronto Dominion Securities
         (USA) Inc. and Salomon Brothers Inc
  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP
 10.1*   Warrant Agreement dated August 15, 1996 between Registrant and Bankers
         Trust Company, as Warrant Agent
 10.2*   Securities Purchase Agreement dated as of December 6, 1995 among
         Registrant and the Investors named therein
 10.3*   Fifth Amended and Restated Investor Rights Agreement dated as of
         December 18, 1995 among Registrant and the Investors named therein
 10.4*   Registration Rights Agreement dated as of December 18, 1995 among
         Registrant and the Investors named therein
 10.5*   Stock Purchase Agreement dated as of December 18, 1995 among
         Registrant, John D. Lockton and Hugh B.L. McClung
 10.6*   Assignment and Assumption Agreement dated as of August 7, 1996 between
         Registrant and International Wireless Communications, Inc.
 10.7*   Consent, Waiver, Amendment, Assignment and Assumption Agreement
         effective as of August 7, 1996 among Registrant and the other parties named therein
 10.8*   Consent, Waiver, Amendment, Assignment and Assumption Agreement
         effective as of August 7, 1996 among International Wireless
         Communications, Inc. and the parties named therein

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
 10.9*    1996 Stock Option/Stock Issuance Plan
 10.10*   Form of Indemnification Agreement
 10.11*   Real Property Lease between International Wireless Communications,
          Inc. and PM Realty Group, dated May 5, 1994
 10.11A*  First Amendment to Lease between The Prudential Insurance Company of
          America and International Wireless Communications, Inc., dated
          September 1, 1996
 10.12A+* Shareholders Agreement by and among Shubila Holding Sdn Bhd,
          International Wireless Communications, Inc. and Laranda Sdn Bhd,
          dated March 26, 1996
 10.12B*  License granted to Syarikat Telefon Wireless (Malaysia) Sdn Bhd
          ("STW"), dated November 16, 1994
 10.12C+* Access and Interconnect Agreement between Telekom Malaysia Berhad and
          STW, dated August 16, 1994
 10.12D+* Loan Agreement among STW, Permata Merchant Bank Berhad ("Permata")
          and certain financial institutions listed therein, dated August 18,
          1995; Option Agreement between Permata and International Wireless
          Communications, Inc., dated October 2, 1995; Collateral Agreement among International Wireless Communications, Inc., Shubila Holding
          Sdn. Bhd., Laranda Sdn. Bhd, STW and Permata, dated October 2, 1995;
          Agreement to Allocate Responsibility among International Wireless
          Communications, Inc., Shubila Holding Sdn. Bhd. and Laranda Sdn. Bhd,
          dated November 1995
 10.13A+* Cooperation Agreement on Network Interconnection of Mobisel STBS with
          Telkom PSTN between PT. (Persero) Telekomunikasi Indonesia ("Telekom
          Indonesia") and PT Mobile Selular Indonesia, dated August 21, 1996
 10.13B*  Sale and Termination Agreement among PT Rajasa Hazanah Perkasa
          ("RHP"), PT Deltona Satya Dinamika ("DSD"), PT Bina Reksa Perdana
          ("BRP"), International Wireless Communications, Inc. and Bell
          Atlantic Indonesia, Inc. ("BA"), dated October 11, 1995; Promissory
          Note executed by RHP, DSD, BRP and International Wireless
          Communications, Inc. in favor of BA, dated October 11, 1995
 10.13C*  Shareholders' Agreement among BRP, International Wireless
          Communications, Inc., DSD and RHP, dated November 9, 1995
 10.13D*  Cooperative Agreement among Telekom Indonesia, Yayasan Dana Pensiun
          Pegawai PT Telkom and RHP, dated November 30, 1995
 10.13E*  License granted to RHP, dated April 28, 1995
 10.13F*  Facility Agreement between PT Mobile Selular Indonesia ("Mobisel")
          and Nissho Iwai International (Singapore) Pte., Ltd. ("Nissho Iwai"),
          dated March 12, 1996; Share Pledge Agreement between RHP and Nissho
          Iwai, dated March 12, 1996
 10.14*   Stockholder Agreement between Teleparbs Participacoes Ltda. (RBS) and
          International Wireless Communications, Inc., dated August 31, 1995
 10.15*   Shareholders' Agreement among Mainstream Limited, International
          Wireless Communications, Inc. and STHL, dated August 30, 1996
 10.16*   Form of Shareholders' Agreement among SDL, STHL and International
          Wireless Communications, Inc. (Included as exhibit B to Exhibit No.
          2.2)
 10.16A*  Shareholders' Agreement among SDL, STHL and International Wireless
          Communications, Inc., dated November 7, 1996
 23.1*    Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP (included in Exhibit 5.1)
 23.3*    Consent of KPMG Peat Marwick LLP regarding the Registrant
 23.4*    Consent of KPMG Peat Marwick regarding STW
 23.5*    Consent of Prasetio Utomo & Co. regarding RHP
 23.6*    Consent of Siddharta Siddharta & Harsono regarding RHP [Form]
 23.7*    Consent of KPMG regarding TeamTalk Limited [Form]
 23.7A*   Consent of KPMG regarding TeamTalk Limited

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
 23.8*   Consent of Deloitte Touche Tohmatsu regarding SDL
 24.1*   Power of Attorney (page II-5)
 25.1*   Form T-1 for Marine Midland Bank, as Trustee
 27.1*   Financial Data Schedule
 99.1*   Form of Letter of Transmittal
 99.2*   Form of Notice of Guaranteed Delivery
 99.3*   Form of Letter to Securities Dealers, Commercial Banks, Trust
         Companies and Other Nominees
 99.4*   Form of Letters to Clients
 99.5*   Guidelines for Certification of Taxpayer Identification Number on Form
         W-9

 * Previously filed.
** To be filed by Amendment.
 + Confidential treatment has been requested as to certain portions of these exhibits.

  (b) Financial Statement Schedule

[Included in accompanying Financial Statements]

ITEM 17. UNDERTAKINGS

  1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  2. The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. The undersigned Registrant hereby further undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN MATEO, STATE OF CALIFORNIA, ON NOVEMBER 18, 1996.

                                          INTERNATIONAL WIRELESS
                                           COMMUNICATIONS HOLDINGS, INC.


                                          By:       /s/ John D. Lockton
                                             --------------------------------
                                             JOHN D. LOCKTON PRESIDENT, CHIEF
                                              EXECUTIVE OFFICER AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
         /s/ John D. Lockton           President, Chief       November 18, 1996
-------------------------------------   Executive Officer
            JOHN D. LOCKTON             and Director


        Douglas S. Sinclair*           Chief Financial        November 18, 1996
-------------------------------------   Officer (Principal
         DOUGLAS S. SINCLAIR            Financial Officer)



          Keith D. Taylor*             Controller             November 18, 1996
-------------------------------------   (Principal
           KEITH D. TAYLOR              Accounting Officer)



         Haynes G. Griffin*            Chairman of the        November 18, 1996
-------------------------------------   Board
          HAYNES G. GRIFFIN



         Stephen R. Leeolou*           Director               November 18, 1996
-------------------------------------
         STEPHEN R. LEEOLOU

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

           Piers Playfair*              Director               November 18, 1996
-------------------------------------
           PIERS PLAYFAIR

          John S. McCarthy*             Director               November 18, 1996
-------------------------------------
          JOHN S. MCCARTHY

          Carl C. Cordova*              Director               November 18, 1996
-------------------------------------
           CARL C. CORDOVA

             Brian Rich*                Director               November 18, 1996
-------------------------------------
             BRIAN RICH

            Van Snowdon*                Director               November 18, 1996
-------------------------------------
             VAN SNOWDON

         Carl F. Pascarella*            Director               November 18, 1996
-------------------------------------
         CARL F. PASCARELLA

            Stanley Wen*                Director               November 18, 1996
-------------------------------------
             STANLEY WEN

         Hugh B. L. McClung*            Director               November 18, 1996
-------------------------------------
         HUGH B. L. MCCLUNG

*By:   /s/ John D. Lockton
  ----------------------------------
           JOHN D. LOCKTON
          ATTORNEY-IN-FACT

                                      II-7